As filed with the U.S. Securities and Exchange Commission on September 1, 2020

Registration No. 333-248092

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Analog Devices, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	3674	04-2348234
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

One Technology Way

Norwood, Massachusetts 02062-9106

Telephone: (781) 329-4700

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Margaret K. Seif, Esq.

Chief People Officer and Chief Legal Officer

Analog Devices, Inc.

One Technology Way

Norwood, Massachusetts 02062-9106

Telephone: (781) 329-4700

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Mark Gordon, Esq. Jenna E. Levine, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Mark Casper, Esq. Vice President & General Counsel Maxim Integrated Products, Inc. 160 Rio Robles San Jose, California 95134 (408) 601-1000	Craig W. Adas, Esq. Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood City, California 94065 (650) 802-3000	Michael J. Aiello, Esq. Weil, Gotshal & Manges LLP 757 Fifth Avenue New York, New York 10153 (212) 310-8000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer  Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued or sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 2020

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Analog Devices Shareholders and Maxim Stockholders:

On July 12, 2020, Analog Devices, Inc., which is referred to as “Analog Devices,” Magneto Corp., a wholly owned subsidiary of Analog Devices, which is referred to as “Acquisition Sub,” and Maxim Integrated Products, Inc., which is referred to as “Maxim,” entered into an Agreement and Plan of Merger, as it may be amended from time to time, which is referred to as the “merger agreement,” that provides for the acquisition of Maxim by Analog Devices. Upon the terms and subject to the conditions of the merger agreement, Analog Devices will acquire Maxim through a merger of Acquisition Sub with and into Maxim, with Maxim continuing as the surviving corporation and becoming a wholly owned subsidiary of Analog Devices. The combined company will be named Analog Devices.

Upon the successful completion of the merger, each issued and outstanding share of Maxim common stock (other than treasury shares and shares held by Analog Devices or Acquisition Sub) will be converted into the right to receive 0.6300 of a share of Analog Devices common stock, which number is referred to as the “exchange ratio,” with cash (without interest and less any applicable withholding taxes) being paid in lieu of any fractional shares of Analog Devices common stock that Maxim stockholders would otherwise be entitled to receive. Analog Devices shareholders will continue to own their existing Analog Devices shares.

The exchange ratio is fixed and will not be adjusted for changes in the market price of either Analog Devices common stock or Maxim common stock between the date of signing of the merger agreement and the completion date of the merger. Based on the number of shares of Analog Devices common stock and Maxim common stock outstanding on August 31, 2020, upon completion of the merger, we expect that former Maxim stockholders would own approximately 31% of the outstanding shares of Analog Devices common stock and Analog Devices shareholders immediately prior to the merger would own approximately 69% of the outstanding shares of Analog Devices common stock. Analog Devices common stock is traded on the Nasdaq Global Select Market, which is referred to as “Nasdaq,” under the symbol “ADI.” Maxim common stock is traded on Nasdaq under the symbol “MXIM.” We encourage you to obtain current quotes for the common stock of both Analog Devices and Maxim.

Because the exchange ratio is fixed, the market value of the merger consideration to Maxim stockholders will fluctuate with the market price of the Analog Devices common stock and will not be known at the time that Maxim stockholders vote on the merger. Based on the $124.50 per share closing price of Analog Devices common stock on the Nasdaq on July 10, 2020, the last full trading day before the public announcement of the merger agreement, the implied value of the merger consideration to Maxim stockholders was approximately $78.44 per share of Maxim common stock. On August 31, 2020, the latest practicable trading day before the date of the filing of the accompanying joint proxy statement/prospectus, the closing price of Analog Devices common stock on the Nasdaq was $116.88 per share, resulting in an implied value of the merger consideration to Maxim stockholders of $73.63 per share of Maxim common stock.

Analog Devices and Maxim will each hold special meetings of their respective shareholders to vote on the proposals necessary to complete the proposed merger. Such special meetings are referred to as the “Analog Devices special meeting” and the “Maxim special meeting,” respectively.

At the Analog Devices special meeting, Analog Devices shareholders will be asked to consider and vote on (1) a proposal to approve the issuance of shares of Analog Devices common stock to Maxim stockholders in connection with the merger, which proposal is referred to as the “Analog Devices share issuance proposal,” and (2) a proposal to adjourn the Analog Devices special meeting to solicit additional proxies if there are insufficient votes to approve the Analog Devices share issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Analog Devices shareholders. The board of directors of Analog Devices unanimously recommends that Analog Devices shareholders vote “FOR” each of the proposals to be considered at the Analog Devices special meeting.

At the Maxim special meeting, Maxim stockholders will be asked to consider and vote on (1) a proposal to adopt the merger agreement, which proposal is referred to as the “Maxim merger proposal,” (2) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Maxim’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement and (3) a proposal to adjourn the Maxim special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes to approve the Maxim merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Maxim stockholders. The board of directors of Maxim unanimously recommends that Maxim stockholders vote “FOR” each of the proposals to be considered at the Maxim special meeting.

We cannot complete the merger unless the Analog Devices share issuance proposal is approved by Analog Devices shareholders and the Maxim merger proposal is approved by Maxim stockholders. Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to attend your company’s respective special meeting, please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card in order to authorize the individuals named on your proxy card to vote your shares at the applicable special meeting.

The accompanying joint proxy statement/prospectus provides you with important information about the special meetings, the merger, and each of the proposals. We encourage you to read the entire document carefully, in particular the “Risk Factors” section beginning on page 35 for a discussion of risks relevant to the merger.

We look forward to the successful completion of the merger.

Sincerely,

Vincent Roche President and Chief Executive Officer Analog Devices, Inc.	Tunç Doluca President and Chief Executive Officer Maxim Integrated Products, Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the adoption of the merger agreement, the Analog Devices common stock to be issued in the merger or any of the other transactions described in this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [●], 2020 and is first being mailed to the shareholders of Analog Devices and stockholders of Maxim on or about [●], 2020.

Analog Devices, Inc.

One Technology Way

Norwood, Massachusetts 02062-9106

(781) 329-4700

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 8, 2020

To the Shareholders of Analog Devices, Inc.:

Notice is hereby given that Analog Devices, Inc., which is referred to as “Analog Devices,” will hold a special meeting of its shareholders, which is referred to as the “Analog Devices special meeting,” at Analog Devices’ offices located at One Technology Way, Norwood, Massachusetts 02062, on October 8, 2020 beginning at 11:00 a.m., Eastern Time, for the purpose of considering and voting on the following proposals:

1.

to approve the issuance of shares of Analog Devices common stock to the stockholders of Maxim Integrated Products, Inc., which is referred to as “Maxim,” in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of July 12, 2020, as it may be amended from time to time, which is referred to as the “merger agreement,” by and among Analog Devices, Magneto Corp., a Delaware corporation and wholly owned subsidiary of Analog Devices, and Maxim, which issuance is referred to as the “share issuance” and which proposal is referred to as the “Analog Devices share issuance proposal”; and

2.

to approve the adjournment of the Analog Devices special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Analog Devices special meeting to approve the Analog Devices share issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Analog Devices shareholders, which proposal is referred to as the “Analog Devices adjournment proposal.”

Analog Devices will transact no other business at the Analog Devices special meeting except such business as may properly be brought before the Analog Devices special meeting or any adjournment or postponement thereof. The accompanying joint proxy statement/prospectus, including the merger agreement attached thereto as Annex A, contains further information with respect to these matters.

Only holders of record of Analog Devices common stock at the close of business on August 31, 2020, the record date for voting at the Analog Devices special meeting, which is referred to as the “Analog Devices record date,” are entitled to notice of and to vote at the Analog Devices special meeting and any adjournments or postponements thereof.

The board of directors of Analog Devices, which is referred to as the “Analog Devices board of directors,” unanimously determined that the merger and the share issuance are fair to and in the best interests of Analog Devices and its shareholders, and approved and declared advisable the merger agreement. Accordingly, the Analog Devices board of directors unanimously recommends that Analog Devices shareholders vote:

•	“FOR” the Analog Devices share issuance proposal; and

•	“FOR” the Analog Devices adjournment proposal.

Your vote is very important, regardless of the number of shares of Analog Devices common stock you own. The parties cannot complete the merger unless the Analog Devices share issuance proposal is approved by Analog Devices shareholders. Assuming a quorum is present, the approval of the Analog Devices share issuance proposal requires the affirmative vote of a majority of votes cast on the proposal.

Whether or not you plan to attend the Analog Devices special meeting in person, Analog Devices urges you to please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope, call the toll-free telephone number or use the Internet as described in the instructions included with the proxy card, so that your shares may be represented and voted at the Analog Devices special meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) and you wish to vote in person at the Analog Devices special meeting, you must obtain a legal proxy from your bank, broker or other nominee and bring the legal proxy to the meeting in order to vote in person at the Analog Devices special meeting.

We currently plan to hold the Analog Devices special meeting as presented in this notice. However, due to concerns about the COVID-19 pandemic and limitations on the size of public gatherings, we may hold the Analog Devices special meeting solely by means of remote communication. In that event, we will announce any change as promptly as practicable, and details on how to participate will be issued by press release, posted on our website and filed with the U.S. Securities and Exchange Commission as supplemental proxy material.

Due to the COVID-19 pandemic, social distancing guidelines and limitations on the size of public gatherings, shareholders who wish to attend the Analog Devices special meeting in person must register in advance by contacting Analog Devices by phone at (781) 461-3282 no later than the close of business on October 1, 2020, or by delivering notice (which must be received no later than the close of business on October 1, 2020) to the following address: Analog Devices, Inc., Attn: Investor Relations, 1 Analog Way, Wilmington, Massachusetts 01887. Due to space constraints and social distancing guidelines, only shareholders as of the record date (or their legal proxies) who have registered in advance and have a valid confirmation of registration will be admitted to the Analog Devices special meeting. If you are a shareholder of record as of the record date, your name will be verified against the list of shareholders of record as of the record date prior to your admission to the Analog Devices special meeting. If you are a proxyholder, you will be required to present a validly executed written legal proxy of a shareholder as of the record date in order to be admitted to the meeting. In addition, anyone who attends the Analog Devices special meeting in person will be subject to heightened screening procedures, including health screening procedures. These procedures are designed to comply with applicable legal restrictions and to promote the health and safety of attendees at the meeting.

If you have any questions about the merger, please contact Analog Devices at (781) 461-3282 or write to Analog Devices, Inc., Attn: Investor Relations, 1 Analog Way, Wilmington, Massachusetts 01887.

If you have any questions about how to vote or direct a vote in respect of your shares of Analog Devices common stock, you may contact our proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834.

By Order of the Board of Directors,

Margaret K. Seif

Chief People Officer and Chief Legal Officer

Norwood, Massachusetts

Dated: [●], 2020

Maxim Integrated Products, Inc.

160 Rio Robles

San Jose, California 95134

(408) 601-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 8, 2020

To the Stockholders of Maxim Integrated Products, Inc.:

Notice is hereby given that Maxim Integrated Products, Inc., which is referred to as “Maxim,” will hold a special meeting of its stockholders, which is referred to as the “Maxim special meeting,” virtually via the Internet, on October 8, 2020, beginning at 8:00 a.m., Pacific Time.

In light of the ongoing COVID-19 (coronavirus) pandemic, the Maxim special meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location. You will be able to attend the Maxim special meeting online and to vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/MXIM2020EGM, which is referred to as the “Maxim special meeting website.”

The Maxim special meeting will be held for the purpose of Maxim stockholders considering and voting on the following proposals:

1.

to adopt the Agreement and Plan of Merger, dated as of July 12, 2020 (as it may be amended from time to time), which is referred to as the “merger agreement,” by and among Analog Devices, Inc., which is referred to as “Analog Devices,” Magneto Corp., a Delaware corporation and wholly-owned subsidiary of Analog Devices, which is referred to as “Acquisition Sub,” and Maxim, which proposal is referred to as the “Maxim merger proposal”;

2.

to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Maxim’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement, which proposal is referred to as the “Maxim compensation proposal”; and

3.

to approve the adjournment of the Maxim special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Maxim special meeting to approve the Maxim merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Maxim stockholders, which proposal is referred to as the “Maxim adjournment proposal”.

Maxim will transact no other business at the Maxim special meeting except such business as may properly be brought before the Maxim special meeting or any adjournment or postponement thereof. The accompanying joint proxy statement/prospectus, including the merger agreement attached thereto as Annex A, contains further information with respect to these matters.

Only holders of record of Maxim common stock at the close of business on August 31, 2020, the record date for determining stockholders entitled to notice of, and to vote at, the Maxim special meeting, which is referred to as the “Maxim record date,” are entitled to notice of and to vote at the Maxim special meeting and any adjournments or postponements thereof.

The board of directors of Maxim, which is referred to as the “Maxim board of directors,” has unanimously approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger of Acquisition Sub with and into Maxim, which is referred to as the “merger,” on the terms and subject to the conditions set forth in the merger agreement. The Maxim board of directors unanimously recommends that Maxim stockholders vote “FOR” the Maxim merger proposal, “FOR” the Maxim compensation proposal and “FOR” the Maxim adjournment proposal.

Your vote is very important, regardless of the number of shares of Maxim common stock you own. The parties cannot complete the transactions contemplated by the merger agreement, including the merger, without approval of the Maxim merger proposal. Assuming a quorum is present, the approval of the Maxim merger proposal requires the affirmative vote of a majority of the outstanding shares of Maxim common stock entitled to vote on the Maxim merger proposal.

Your vote is important. Whether or not you plan to attend the Maxim special meeting via the Maxim special meeting website, Maxim urges you to please promptly mark, sign and date the accompanying proxy and return it in the enclosed postage-paid envelope, which requires no postage if mailed in the United States, or to submit your votes electronically by calling the toll-free telephone number or using the Internet as described in the instructions included with the accompanying proxy card, so that your shares may be represented and voted at the Maxim special meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares. The list of Maxim stockholders entitled to vote at the Maxim special meeting will be available at our headquarters for examination by any Maxim stockholder for any purpose germane to the meeting for a period of at least ten days prior to the Maxim special meeting. If you would like to examine the list of Maxim stockholders of record, please contact Maxim’s Corporate Secretary at (408) 601-1000 to schedule an appointment or request access. If our headquarters are closed for health and safety reasons related to the coronavirus (COVID-19) pandemic during such period, the list of stockholders will be made available for examination electronically upon request to our Corporate Secretary, subject to our satisfactory verification of stockholder status. The list of Maxim stockholders entitled to vote at the Maxim special meeting will also be available for examination by any Maxim stockholder during the Maxim special meeting via the Maxim special meeting website at www.virtualshareholdermeeting.com/MXIM2020EGM.

If you have any questions about the merger, please contact Maxim at (408) 601-1000 or write to Maxim Integrated Products, Inc., Attn: Corporate Secretary, 160 Rio Robles, San Jose, California 95134.

If you have any questions about how to vote or direct a vote in respect of your shares of Maxim common stock, you may contact Maxim’s proxy solicitor, D.F. King & Co, Inc., toll-free at (800) 331-7543 or by e-mail at MXIM@dfking.com. Banks and brokers may call (212) 269-5550.

By Order of the Board of Directors,

Mark Casper

Vice President, General Counsel and

Corporate Secretary

San Jose, California

Dated: [●], 2020

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Analog Devices and Maxim from other documents that Analog Devices and Maxim have filed with the U.S. Securities and Exchange Commission, which is referred to as the “SEC,” and that are not contained in and are instead incorporated by reference into this joint proxy statement/prospectus. For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 195. This information is available for you free of charge to review through the SEC’s website at www.sec.gov.

You may request a copy of this joint proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus or other information filed with the SEC by Analog Devices or Maxim, without charge, by written or telephonic request directed to the appropriate company or its proxy solicitor at the following contacts:

For Analog Devices shareholders: Analog Devices, Inc. 1 Analog Way Wilmington, Massachusetts 01887 (781) 461-3282 Attention: Investor Relations	For Maxim stockholders: Maxim Integrated Products, Inc. 160 Rio Robles San Jose, California 95134 (408) 601-1000 Attention: Corporate Secretary

In order for you to receive timely delivery of the documents in advance of the special meeting of Analog Devices shareholders to be held on October 8, 2020, which is referred to as the “Analog Devices special meeting,” or the special meeting of Maxim stockholders to be held on October 8, 2020, which is referred to as the “Maxim special meeting,” as applicable, you must request the information no later than October 1, 2020.

If you have any questions about the Analog Devices special meeting or the Maxim special meeting, or need to obtain proxy cards or other information, please contact the applicable company’s proxy solicitor set forth below:

For Analog Devices shareholders: Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Call Toll-Free: (888) 750-5834 Banks and Brokers Call: (212) 750-5833	For Maxim stockholders: D.F. King & Co, Inc. 48 Wall Street, 22nd Floor New York, NY 10005 Call Toll-Free: (800) 331-7543 Banks and Brokers Call: (212) 269-5550 MXIM@dfking.com

The contents of the websites of the SEC, Analog Devices, Maxim or any other entity are not being incorporated into this joint proxy statement/prospectus. The information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites is being provided only for your convenience.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Analog Devices (Registration No. 333-248092), constitutes a prospectus of Analog Devices under Section 5 of the Securities Act of 1933, as amended, which is referred to as the “Securities Act,” with respect to the shares of common stock of Analog Devices to be issued to Maxim stockholders pursuant to the Agreement and Plan of Merger, dated as of July 12, 2020, as it may be amended from time to time, by and among Analog Devices, Acquisition Sub and Maxim, which is referred to as the “merger agreement.” This document also constitutes a proxy statement of each of Analog Devices and Maxim under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the “Exchange Act.” It also constitutes a notice of meeting with respect to the Analog Devices special meeting and a notice of meeting with respect to the Maxim special meeting.

Analog Devices has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Analog Devices and Acquisition Sub, and Maxim has supplied all such information relating to Maxim. Analog Devices and Maxim have both contributed to the information related to the merger contained in this joint proxy statement/prospectus.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Analog Devices and Maxim have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [●], 2020, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.

Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Analog Devices shareholders or Maxim stockholders nor the issuance by Analog Devices of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Unless otherwise indicated or the context otherwise requires, all references in this joint proxy statement/prospectus to:

•

“Acquisition Sub” refer to Magneto Corp., a Delaware corporation and wholly owned subsidiary of Analog Devices formed for the purpose of effecting the merger as described in this joint proxy statement/prospectus;

•	“Analog Devices” refer to Analog Devices, Inc., a Massachusetts corporation;

•

“Analog Devices adjournment proposal” refer to the proposal to adjourn the Analog Devices special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Analog Devices share issuance proposal, or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Analog Devices shareholders;

•	“Analog Devices board of directors” refer to the board of directors of Analog Devices;

•	“Analog Devices common stock” refer to the common stock of Analog Devices, par value $0.16 2/3 per share;

•	“Analog Devices record date” refer to August 31, 2020;

•

“Analog Devices share issuance proposal” refer to the proposal that Analog Devices shareholders approve the issuance of shares of Analog Devices common stock to Maxim stockholders in connection with the merger;

•	“Analog Devices special meeting” refer to the special meeting of Analog Devices shareholders to consider and vote upon the Analog Devices share issuance proposal and related matters;

•	“BofA Securities” refer to BofA Securities, Inc., financial advisor to Analog Devices in connection with the proposed merger;

•	“Code” refer to Internal Revenue Code of 1986, as amended;

•	“combined company” refer to Analog Devices immediately following completion of the merger and the other transactions contemplated by the merger agreement;

•	“DGCL” refer to the General Corporation Law of the State of Delaware;

•	“DOJ” refer to the Department of Justice Antitrust Division;

•

“effective time” refer to the date and time when the merger becomes effective under the DGCL, which will be the date and time at which the certificate of merger with respect to the merger is filed with the Secretary of State of the State of Delaware, or such later date and time as may be mutually agreed to in writing by Analog Devices and Maxim and specific in the certificate of merger;

•

“end date” refer to July 12, 2021, the date on which, subject to certain limitations in the merger agreement, the merger agreement may be terminated and the merger abandoned by either Maxim or Analog Devices (which date will be automatically extended in certain circumstances related to the receipt of required regulatory approvals or the absence of restraints under certain competition laws to October 12, 2021, and, subsequently, to January 12, 2022, pursuant to the terms of the merger agreement);

•	“Exchange Act” refer to the Securities Exchange Act of 1934, as amended;

•

“exchange ratio” refer to 0.6300, which figure reflects the number of shares of Analog Devices common stock that Maxim stockholders will be entitled to receive in the merger for each share of Maxim common stock held immediately prior to the effective time;

•	“FTC” refer to the Federal Trade Commission;

•	“GAAP” refer to U.S. generally accepted accounting principles;

•	“HSR Act” refer to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“J.P. Morgan” refer to J.P. Morgan Securities LLC, financial advisor to Maxim in connection with the proposed merger;

•	“Maxim” refer to Maxim Integrated Products, Inc., a Delaware corporation;

•

“Maxim adjournment proposal” refer to the proposal to adjourn the Maxim special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Maxim merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Maxim stockholders;

•	“Maxim board of directors” refer to the board of directors of Maxim;

•	“Maxim common stock” refer to the common stock of Maxim, par value $0.001 per share;

•

“Maxim compensation proposal” refer to the proposal that Maxim stockholders approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Maxim’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement;

•	“Maxim merger proposal” refer to the proposal that Maxim stockholders adopt the merger agreement;

•	“Maxim record date” refer to August 31, 2020;

•	“Maxim special meeting” refer to the special meeting of Maxim stockholders to consider and vote upon the Maxim merger proposal and related matters;

•	“merger” refer to the merger of Acquisition Sub with and into Maxim;

•	“merger agreement” refer to the Agreement and Plan of Merger, dated as of July 12, 2020, as it may be amended from time to time, by and among Analog Devices, Acquisition Sub and Maxim;

•	“Morgan Stanley” refer to Morgan Stanley & Co. LLC, financial advisor to Analog Devices in connection with the proposed merger;

•	“Nasdaq” refer to the Nasdaq Global Select Market;

•	“Securities Act” refer to the Securities Act of 1933, as amended; and

•	“share issuance” refer to the issuance of shares of Analog Devices common stock to Maxim stockholders in connection with the merger.

i

ii

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QUESTIONS AND ANSWERS

The following are brief answers to certain questions that you, as a shareholder of Analog Devices or a stockholder of Maxim, may have regarding the merger, and the other matters being considered at the Analog Devices special meeting and the Maxim special meeting, as applicable. You are urged to carefully read this joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. Please refer to the section entitled “Summary” beginning on page 14 for a summary of important information regarding the merger agreement, the merger and the related transactions. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 195.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because Maxim has agreed to be acquired by Analog Devices through a merger of Acquisition Sub with and into Maxim, with Maxim continuing as the surviving corporation in the merger and becoming a wholly owned subsidiary of Analog Devices. The merger agreement, which governs the terms and conditions of the merger, is attached to this joint proxy statement/prospectus as Annex A.

Your vote is required in connection with the merger. Analog Devices and Maxim are sending these materials to their respective shareholders to help them decide how to vote their shares with respect to the share issuance, in the case of Analog Devices, the adoption of the merger agreement, in the case of Maxim, and other important matters.

Q:	What matters am I being asked to vote on?

In order to complete the merger, among other things:

•

Analog Devices shareholders must approve the issuance of Analog Devices common stock to Maxim stockholders in connection with the merger in accordance with the rules of the Nasdaq, which proposal is referred to as the “Analog Devices share issuance proposal”; and

•	Maxim stockholders must adopt the merger agreement in accordance with the DGCL, which proposal is referred to as the “Maxim merger proposal”.

Analog Devices: Analog Devices is holding the Analog Devices special meeting to obtain approval of the Analog Devices share issuance proposal. At the Analog Devices special meeting, Analog Devices shareholders will also be asked to approve a proposal to adjourn the Analog Devices special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Analog Devices special meeting to approve the Analog Devices share issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Analog Devices shareholders, which proposal is referred to as the “Analog Devices adjournment proposal.”

Maxim: Maxim is holding the Maxim special meeting to obtain approval of the Maxim merger proposal. At the Maxim special meeting, Maxim stockholders will also be asked to consider and vote on:

•

a proposal to approve on a non-binding, advisory basis, the compensation that may be paid or become payable to Maxim’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement, which proposal is referred to as the “Maxim compensation proposal”; and

•

a proposal to approve the adjournment of the Maxim special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Maxim special meeting to approve the Maxim merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Maxim stockholders, which proposal is referred to as the “Maxim adjournment proposal.”

Your vote is very important, regardless of the number of shares that you own. The approval of the Analog Devices share issuance proposal and the approval of the Maxim merger proposal are conditions to the obligations of Analog Devices and Maxim to complete the merger. Neither the approval of the Analog Devices adjournment proposal nor the approval of the Maxim compensation proposal or the Maxim adjournment proposal are conditions to the obligations of Analog Devices or Maxim to complete the merger.

Q:	When and where will each of the special meetings take place?

A:

Analog Devices: The Analog Devices special meeting will be held at Analog Devices’ offices located at One Technology Way, Norwood, Massachusetts 02062, on October 8, 2020 at 11:00 a.m., Eastern Time. If you choose to vote your shares in person at the Analog Devices special meeting, please register in advance and bring required documentation as described below and in the section entitled “The Analog Devices Special Meeting—Attending the Analog Devices Special Meeting” beginning on page 57.

Due to concerns about the COVID-19 pandemic and limitations on the size of public gatherings, we may hold the Analog Devices special meeting solely by means of remote communication. In that event, we will announce any change as promptly as practicable, and details on how to participate will be issued by press release, posted on our website and filed with the U.S. Securities and Exchange Commission as supplemental proxy material.

Due to the COVID-19 pandemic, social distancing guidelines and limitations on the size of public gatherings, shareholders who wish to attend the Analog Devices special meeting in person must register in advance by contacting Analog Devices by phone at (781) 461-3282 no later than the close of business on October 1, 2020, or by delivering notice (which must be received no later than the close of business on October 1, 2020) to the following address: Analog Devices, Inc., Attn: Investor Relations, 1 Analog Way, Wilmington, Massachusetts 01887. Due to space constraints and social distancing guidelines, only shareholders as of the record date (or their legal proxies) who have registered in advance and have a valid confirmation of registration will be admitted to the Analog Devices special meeting. If you are a shareholder of record as of the record date, your name will be verified against the list of shareholders of record as of the record date prior to your admission to the Analog Devices special meeting. If you are a proxyholder, you will be required to present a validly executed written legal proxy of a shareholder as of the record date in order to be admitted to the meeting. In addition, anyone who attends the Analog Devices special meeting in person will be subject to heightened screening procedures, including health screening procedures. These procedures are designed to comply with applicable legal restrictions and to promote the health and safety of attendees at the meeting.

Maxim: The Maxim special meeting will be held virtually via the Internet on October 8, 2020, beginning at 8:00 a.m., Pacific Time. The Maxim special meeting will be held solely via live webcast and there will not be a physical meeting location. Maxim stockholders will be able to attend the Maxim special meeting online and vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/MXIM2020EGM, which is referred to as the “Maxim special meeting website.” If you choose to attend the Maxim special meeting and vote your shares in person, you will need the 16-digit control number located on your proxy card as described in the section entitled “The Maxim Special Meeting—Attending the Maxim Special Meeting” beginning on page 66.

Even if you plan to attend your respective company’s special meeting in person or virtually, Analog Devices and Maxim recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting.

If you hold your shares in “street name” you may only vote them in person if you obtain a signed legal proxy (in the case of the Analog Devices special meeting) or a specific control number (in the case of the Maxim special meeting) from your bank, broker or other nominee giving you the right to vote the shares.

Q:	Does my vote matter?

A:

Yes, your vote is very important, regardless of the number of shares that you own. The merger cannot be completed unless the Analog Devices share issuance proposal is approved by Analog Devices shareholders and the Maxim merger proposal is approved by Maxim stockholders.

For Analog Devices shareholders, a failure to return or submit your proxy or to vote in person at the Analog Devices special meeting as provided in this joint proxy statement/prospectus will have no effect on the Analog Devices share issuance proposal (assuming a quorum is present) or the Analog Devices adjournment proposal. The Analog Devices board of directors unanimously recommends that you vote “FOR” the Analog Devices share issuance proposal and “FOR” the Analog Devices adjournment proposal.

For Maxim stockholders, a failure to return or submit your proxy or to vote at the Maxim special meeting as provided in this joint proxy statement/prospectus will have the same effect as a vote “AGAINST” the Maxim merger proposal. The failure to return or submit your proxy and to attend the special meeting will have no effect on the Maxim compensation proposal (assuming a quorum is present) or the Maxim adjournment proposal, but the failure of any shares present or represented at the Maxim special meeting to vote on the proposal will have the same effect as a vote “AGAINST” the Maxim compensation proposal and “AGAINST” the Maxim adjournment proposal, as applicable. The Maxim board of directors unanimously recommends that you vote “FOR” the Maxim merger proposal, “FOR” the Maxim compensation proposal and “FOR” the Maxim adjournment proposal.

Q:	What will Maxim stockholders receive for their shares if the merger is completed?

A:

If the merger is completed, each share of Maxim common stock outstanding as of immediately prior to the effective time will be converted into the right to receive 0.6300 of a share of Analog Devices common stock, which number is referred to as the “exchange ratio.” Each Maxim stockholder will receive cash (without interest and less any applicable withholding taxes) in lieu of any fractional shares of Analog Devices common stock that such stockholder would otherwise receive in the merger. Any cash amounts to be received by a Maxim stockholder in lieu of any fraction of a share of Analog Devices common stock will be rounded to the nearest whole cent.

Because Analog Devices will issue a fixed number of shares of Analog Devices common stock in exchange for each share of Maxim common stock, the value of the merger consideration that Maxim stockholders will receive in the merger will depend on the market price of shares of Analog Devices common stock at the time the merger is completed. The market price of shares of Analog Devices common stock that Maxim stockholders receive at the time the merger is completed could be greater than, less than or the same as the market price of shares of Analog Devices common stock on the date of this joint proxy statement/prospectus or at the time of the Analog Devices special meeting or the Maxim special meeting. Accordingly, you should obtain current market quotations for Analog Devices common stock and Maxim common stock before deciding how to vote with respect to the Analog Devices share issuance proposal or the Maxim merger proposal, as applicable. Analog Devices common stock and Maxim common stock are traded on Nasdaq, under the symbols “ADI” and “MXIM,” respectively. Shares of common stock of the combined company will trade on Nasdaq under the symbol “ADI” after completion of the merger. For more information regarding the merger consideration to be received by Maxim stockholders if the merger is completed, see the section entitled “The Merger Agreement—Merger Consideration” beginning on page 125.

Q:	How does the Analog Devices board of directors recommend that I vote at the Analog Devices special meeting?

A:	The Analog Devices board of directors unanimously recommends that you vote “FOR” the Analog Devices share issuance proposal and “FOR” the Analog Devices adjournment proposal.

In considering the recommendations of the Analog Devices board of directors, Analog Devices shareholders should be aware that Analog Devices directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Analog Devices shareholders. These interests may include, among others, the continued service of directors of Analog Devices as directors of the combined company and the continued employment of executive officers of Analog Devices by the combined company. For a more complete description of these interests, see the information provided in the section entitled “Interests of Analog Devices’ Directors and Executive Officers in the Merger” beginning on page 163.

Q:	How does the Maxim board of directors recommend that I vote at the Maxim special meeting?

A:	The Maxim board of directors unanimously recommends that you vote “FOR” the Maxim merger proposal, “FOR” the Maxim compensation proposal and “FOR” the Maxim adjournment proposal.

In considering the recommendations of the Maxim board of directors, Maxim stockholders should be aware that Maxim directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Maxim stockholders. These interests may include, among others, the payment of severance benefits and acceleration of outstanding Maxim equity awards upon certain terminations of employment or service, and the combined company’s agreement to indemnify Maxim directors and executive officers against certain claims and liabilities. For a more complete description of these interests, see the information provided in the section entitled “Interests of Maxim’s Directors and Executive Officers in the Merger” beginning on page 164.

Q:	Who is entitled to vote at the Analog Devices special meeting?

A:

All holders of record of shares of Analog Devices common stock who held shares at the close of business on August 31, 2020, the Analog Devices record date, are entitled to receive notice of, and to vote at, the Analog Devices special meeting. Each such holder of Analog Devices common stock is entitled to cast one vote on each matter properly brought before the Analog Devices special meeting for each share of Analog Devices common stock that such holder owned of record as of the Analog Devices record date. Physical attendance at the Analog Devices special meeting is not required to vote. See below and the section entitled “The Analog Devices Special Meeting—Methods of Voting” beginning on page 55 for instructions on how to vote your shares without attending the Analog Devices special meeting.

Q:	Who is entitled to vote at the Maxim special meeting?

A:

All holders of record of shares of Maxim common stock who held shares at the close of business on August 31, 2020, the Maxim record date, are entitled to receive notice of, and to vote at, the Maxim special meeting. Each such holder of Maxim common stock is entitled to cast one vote on each matter properly brought before the Maxim special meeting for each share of Maxim common stock that such holder owned of record as of the Maxim record date. Attendance at the Maxim special meeting via the Maxim special meeting website is not required to vote. See below and the section entitled “The Maxim Special Meeting—Methods of Voting” beginning on page 64 for instructions on how to vote your shares without attending the Maxim special meeting.

Q:	What is a proxy?

A:

A proxy is a shareholder’s legal designation of another person to vote shares owned by such shareholder on their behalf. The document used to designate a proxy to vote your shares of Analog Devices common stock or Maxim common stock, as applicable, is referred to as a “proxy card.”

Q:	How many votes do I have for the Analog Devices special meeting?

A:

Each Analog Devices shareholder is entitled to one vote for each share of Analog Devices common stock held of record as of the close of business on the Analog Devices record date. As of the close of business on the Analog Devices record date, there were 369,559,767 outstanding shares of Analog Devices common stock.

Q:	How many votes do I have for the Maxim special meeting?

A:

Each Maxim stockholder is entitled to one vote for each share of Maxim common stock held of record as of the close of business on the Maxim record date. As of the close of business on the Maxim record date, there were 266,976,582 outstanding shares of Maxim common stock.

Q:	What constitutes a quorum for the Analog Devices special meeting?

A:	A quorum is the minimum number of shares required to be represented, either by the appearance of the shareholder in person or through representation by proxy, to hold a valid meeting.

The holders of a majority of the issued and outstanding shares of Analog Devices common stock entitled to vote at the Analog Devices special meeting must be present in person or represented by proxy at the Analog Devices special meeting in order to constitute a quorum.

Q:	What constitutes a quorum for the Maxim special meeting?

A:	A quorum is the minimum number of shares required to be represented, either by the appearance of the stockholder in person or through representation by proxy, to hold a valid meeting.

The holders of a majority of the outstanding shares of Maxim common stock entitled to vote at the Maxim special meeting must be present in person via the Maxim special meeting website or represented by proxy in order to constitute a quorum.

Q:	Where will the Analog Devices common stock that I receive in the merger be publicly traded?

A:	The shares of Analog Devices common stock to be issued to Maxim stockholders in the merger will be listed for trading on Nasdaq under the symbol “ADI.”

Q:	What happens if the merger is not completed?

A:

If the Analog Devices share issuance proposal is not approved by Analog Devices shareholders, if the Maxim merger proposal is not approved by Maxim stockholders, or if the merger is not completed for any other reason, Maxim stockholders will not receive the merger consideration or any other consideration in connection with the merger, and their shares of Maxim common stock will remain outstanding.

If the merger is not completed, Maxim will remain an independent public company and the Maxim common stock will continue to be listed and traded on the Nasdaq under the symbol “MXIM” and Analog Devices will not complete the share issuance contemplated by the merger agreement, regardless of whether the Analog Devices share issuance proposal is approved by Analog Devices shareholders.

.

If the merger agreement is terminated under specified circumstances, Maxim or Analog Devices, as applicable, may be required to pay the other party a termination fee of $725 million. If the merger agreement is terminated under other specified circumstances, including the failure to receive certain required regulatory approvals, Analog Devices may be required to pay Maxim a termination fee of $830 million. See the section entitled “The Merger Agreement—Termination Fees” beginning on page 147 for a more detailed discussion of the termination fees.

Q:	What is a “broker non-vote”?

A:

Under NYSE and Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently expected to be brought before the Analog Devices special meeting and the Maxim special meeting are “non-routine” matters under the NYSE and Nasdaq rules.

A “broker non-vote” occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (b) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because all of the proposals currently expected to be voted on at the Analog Devices special meeting and the Maxim special meeting are non-routine matters under the NYSE and Nasdaq rules for which brokers do not have discretionary authority to vote, Analog Devices and Maxim do not expect there to be any broker non-votes at the Analog Devices special meeting or the Maxim special meeting.

Q:

What shareholder vote is required for the approval of each proposal at the Analog Devices special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Analog Devices special meeting?

A:

Analog Devices Proposal 1: Analog Devices Share Issuance Proposal. Assuming a quorum is present at the Analog Devices special meeting, approval of the share issuance requires the affirmative vote of a majority of votes cast on the proposal. Accordingly, an Analog Devices shareholder’s abstention from voting, a broker non-vote or an Analog Devices shareholder’s other failure to vote (including the failure of an Analog Devices shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the outcome of the Analog Devices share issuance proposal, assuming a quorum is present.

Analog Devices Proposal 2: Analog Devices Adjournment Proposal. Whether or not a quorum is present at the Analog Devices special meeting, approval of the Analog Devices adjournment proposal requires the affirmative vote of a majority of votes cast on the proposal. Accordingly, an Analog Devices shareholder’s abstention from voting, a broker non-vote or an Analog Devices shareholder’s other failure to vote (including the failure of an Analog Devices shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the Analog Devices adjournment proposal.

Q:

What stockholder vote is required for the approval of each proposal at the Maxim special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Maxim special meeting?

A:

Maxim Proposal 1: Maxim Merger Proposal. Assuming a quorum is present at the Maxim special meeting, approval of the Maxim merger proposal requires the affirmative vote of a majority of the outstanding shares of Maxim common stock entitled to vote on the proposal. Accordingly, a Maxim stockholder’s abstention from voting or the failure of any Maxim stockholder to vote (including the failure of a Maxim stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Maxim merger proposal), will have the same effect as a vote “AGAINST” the Maxim merger proposal.

Maxim Proposal 2: Maxim Compensation Proposal. Assuming a quorum is present at the Maxim special meeting, approval of the Maxim compensation proposal requires the affirmative vote of a majority of the shares of Maxim common stock present in person via the Maxim special meeting website or represented by proxy at the Maxim special meeting. Accordingly, any shares not present in person via the Maxim special meeting website or represented by proxy at the Maxim special meeting, including due to the failure of any stockholder holding their shares in “street name” to provide any voting instructions to their broker with respect to the Maxim special meeting, will have no effect on the outcome of the Maxim compensation proposal, assuming a quorum is present. However, assuming a quorum is present, an abstention or other failure of any represented shares to vote on the Maxim compensation proposal will have the same effect as a vote “AGAINST” the Maxim compensation proposal. In addition, if any Maxim stockholder who holds their shares in “street name” through a bank, broker or other nominee gives voting instructions to such bank, broker or other nominee with respect to one or more proposals at the Maxim special meeting but not with respect to the Maxim compensation proposal such shares will have the same effect as a vote “AGAINST” the Maxim compensation proposal.

Maxim Proposal 3: Maxim Adjournment Proposal. Whether or not a quorum is present, the approval of the Maxim adjournment proposal requires the affirmative vote of a majority of the shares that are present in person via the Maxim special meeting website or represented by proxy at the Maxim special meeting. Accordingly, any shares not present in person via the Maxim special meeting website or represented by proxy at the Maxim special meeting, including due to the failure of any stockholder holding their shares in “street name” to provide any voting instructions to their broker with respect to the Maxim special meeting, will have no effect on the outcome of the Maxim compensation proposal. However, an abstention or other failure of any represented shares to vote on the proposal will have the same effect as a vote “AGAINST” the Maxim adjournment proposal. In addition, if any Maxim stockholder who holds their shares in “street name” through a bank, broker or other nominee provides voting instructions with respect to one or more other proposals before the Maxim special meeting, but not the Maxim adjournment proposal, it will have the same effect as a vote “AGAINST” the Maxim adjournment proposal.

Q:

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, the merger-related compensation for Maxim’s named executive officers (i.e., the Maxim compensation proposal)?

A:

Under SEC rules, Maxim is required to seek a non-binding, advisory vote of its stockholders with respect to the compensation that may be paid or become payable to Maxim’s named executive officers that is based on or otherwise relates to the merger, also known as “golden parachute” compensation.

Q:	What happens if Maxim stockholders do not approve, by non-binding, advisory vote, the merger-related compensation for Maxim’s named executive officers (i.e., the Maxim compensation proposal)?

A:

Because the vote on the proposal to approve the Maxim compensation proposal is advisory in nature, the outcome of the vote will not be binding upon Maxim or the combined company. Accordingly, the merger-related compensation, which is described in the section entitled “Interests of Maxim’s Directors and Executive Officers in the Merger” beginning on page 164 of the accompanying joint proxy statement/prospectus, may be paid to Maxim’s named executive officers even if Maxim’s stockholders do not approve the Maxim compensation proposal.

Q:	What if I hold shares in both Analog Devices and Maxim?

A:

If you are both an Analog Devices shareholder and a Maxim stockholder, you will receive two separate packages of proxy materials. A vote cast as an Analog Devices shareholder will not count as a vote cast as a Maxim stockholder, and a vote cast as a Maxim stockholder will not count as a vote cast as an Analog Devices shareholder. Therefore, please follow the instructions received with each set of materials in order to submit separate proxies for your shares of Analog Devices common stock and your shares of Maxim common stock.

Q:	How can I vote my shares in person at my respective special meeting?

A:	Analog Devices:

Shares held directly in your name as the shareholder of record of Analog Devices may be voted in person at the Analog Devices special meeting. If you choose to vote your shares in person at the Analog Devices special meeting, please register in advance and bring required documentation as described in the section entitled “The Analog Devices Special Meeting—Attending the Analog Devices Special Meeting” beginning on page 57.

Shares held in “street name” may be voted in person only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares. If you choose to vote your shares in person at the Analog Devices special meeting, please register in advance and bring required documentation. See the section entitled “The Analog Devices Special Meeting—Attending the Analog Devices Special Meeting” beginning on page 57.

Maxim:

Shares held directly in your name as the stockholder of record of Maxim may be voted in person during the Maxim special meeting via the Maxim special meeting website. If you choose to vote your shares in person during the virtual meeting, you will need the 16-digit control number included on your proxy card in order to access the Maxim special meeting website and to vote in person as described in the section entitled “The Maxim Special Meeting—Attending the Maxim Special Meeting” beginning on page 66.

Shares held in “street name” may be voted in person via the Maxim special meeting website only if you obtain a specific control number and follow the instructions provided by your, broker or other nominee. See the section entitled “The Maxim Special Meeting—Attending the Maxim Special Meeting” beginning on page 66.

Even if you plan to attend the Analog Devices special meeting or the Maxim special meeting, as applicable, Analog Devices and Maxim recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting.

Additional information on attending the special meetings can be found under the section entitled “The Analog Devices Special Meeting” on page 53 and under the section entitled “The Maxim Special Meeting” on page 61.

Q:	How can I vote my shares without attending my special meeting?

A:

Whether you hold your shares directly as the shareholder of record of Analog Devices or Maxim or beneficially in “street name,” you may direct your vote by proxy without attending the Analog Devices special meeting or the Maxim special meeting, as applicable. If you are a shareholder or stockholder of record, you can vote by proxy over the Internet, or by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Additional information on voting procedures can be found under the section entitled “The Analog Devices Special Meeting” on page 53 and under the section entitled “The Maxim Special Meeting” on page 61.

Q:	How can I vote my shares held in trust in the Analog Ireland Success Sharing Share Plan?

A:

If you participate in the Analog Ireland Success Sharing Share Plan, you may instruct (in writing) Irish Pensions Trust Limited, which serves as the share plan’s trustee, to vote the amount of shares of common stock that they hold on your behalf as of the record date.

Additional information on voting procedures can be found under the section entitled “The Analog Devices Special Meeting” on page 53.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in “street name?”

A:

If your shares of common stock in Analog Devices or Maxim are registered directly in your name with Computershare Trust Company, N.A., which is referred to as “Computershare,” the transfer agent for each of Analog Devices and Maxim, you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote your shares directly at the applicable special meeting. You may also grant a proxy for your vote directly to Analog Devices or Maxim, as applicable, or to a third party to vote your shares at the applicable special meeting.

If your shares of common stock in Analog Devices or Maxim are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name”. Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares. You should follow the instructions provided by them to vote your shares. If you are an Analog Devices shareholder, you are invited to attend the Analog Devices special meeting; however, you may not vote these shares in person at the applicable special meeting unless you obtain a signed legal proxy, executed in your favor, from your bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the Analog Devices special meeting. If you are a Maxim stockholder, in order to attend the special meeting via the Maxim special meeting website and to vote via the website at the special meeting, you will need to obtain a specific control number and follow the other procedures provided by your bank, broker or other nominee in order to vote your shares.

Q:

If my shares of Analog Devices common stock or Maxim common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

A:

No. Your bank, broker or other nominee will only be permitted to vote your shares of Analog Devices common stock or Maxim common stock, as applicable, if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Under NYSE and Nasdaq rules, banks, brokers and other nominees who hold shares of Analog Devices common stock or Maxim common stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which include all the proposals currently scheduled to be considered and voted on at each of the Analog Devices special meeting and the Maxim special meeting. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

For Analog Devices shareholders, the effect of not instructing your bank, broker or other nominee how you wish to vote your shares will not be counted as “FOR” or “AGAINST,” and, assuming a quorum is present at the Analog Devices special meeting, will have no effect on, the Analog Devices share issuance proposal or the Analog Devices adjournment proposal.

For Maxim stockholders, the effect of not instructing your bank, broker or other nominee how you wish to vote your shares will be the same as a vote “AGAINST” the Maxim merger proposal. If you fail to provide any voting instructions to your bank, broker or other nominee with respect to the Maxim special meeting, assuming a quorum is present at the Maxim special meeting, such failure will have no effect on the Maxim compensation proposal or the Maxim adjournment proposal. However, if you provide voting instructions with respect to one or more proposals, your failure to instruct your bank, broker or nominee how to vote your shares with respect to any other proposal will have the same effect as a vote “AGAINST” such other proposal, as your shares will be represented at the meeting.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?

A:

If you hold shares of Analog Devices common stock or Maxim common stock in “street name” and also directly in your name as a shareholder of record or otherwise, or if you hold shares of Analog Devices common stock or Maxim common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Analog Devices common stock or Maxim common stock are voted.

Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to vote your shares.

Q:	If a shareholder gives a proxy, how are the shares of Analog Devices or Maxim common stock voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Analog Devices common stock or Maxim common stock, as applicable, in the way that you indicate. For each item before the Analog Devices special meeting or Maxim special meeting, as applicable, you may specify whether your shares of Analog Devices common stock or Maxim common stock, as applicable, should be voted for or against, or abstain from voting.

Q:	How will my shares of Analog Devices common stock be voted if I return a blank proxy?

A:

If you sign, date and return your proxy and do not indicate how you want your shares of Analog Devices common stock to be voted, then your shares of Analog Devices common stock will be voted in accordance with the recommendation of the Analog Devices board of directors: “FOR” the Analog Devices share issuance proposal and “FOR” the Analog Devices adjournment proposal.

Q:	How will my shares of Maxim common stock be voted if I return a blank proxy?

A:

If you sign, date and return your proxy and do not indicate how you want your shares of Maxim common stock to be voted, then your shares of Maxim common stock will be voted in accordance with the recommendation of the Maxim board of directors: “FOR” the Maxim merger proposal, “FOR” the Maxim compensation proposal and “FOR” the Maxim adjournment proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:

Any Analog Devices shareholder or Maxim stockholder giving a proxy has the right to revoke the proxy and change their vote before the proxy is voted at the applicable special meeting by doing any of the following:

•

subsequently submitting a new proxy (including by submitting a proxy via the Internet or telephone) for the applicable special meeting that is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to Analog Devices’ Secretary or Maxim’s Corporate Secretary, as applicable; or

•	revoking your proxy and voting in person at the applicable special meeting.

Execution or revocation of a proxy will not in any way affect your right to attend the applicable special meeting and vote in person. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed:

if you are an Analog Devices shareholder, to: Analog Devices, Inc. Attn: Secretary 1 Analog Way Wilmington, Massachusetts 01887	if you are a Maxim stockholder, to: Maxim Integrated Products, Inc. Attn: Corporate Secretary 160 Rio Robles San Jose, California 95134

For more information, see the section entitled “The Analog Devices Special Meeting—Revocability of Proxies” beginning on page 56 and the section entitled “The Maxim Special Meeting—Revocability of Proxies” beginning on page 65, as applicable.

Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

A:

If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the special meetings?

A:

The preliminary voting results for each special meeting are expected to be announced at that special meeting. In addition, within four business days following certification of the final voting results, each of Analog Devices and Maxim will file the final voting results of its respective special meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q:	Do Maxim stockholders have dissenters’ or appraisal rights?

A:

Maxim stockholders are not entitled to appraisal or dissenters’ rights under the DGCL. If Maxim stockholders are not in favor of the merger, Maxim stockholders may vote against or choose to abstain from voting on the Maxim merger proposal. For more information, see the section entitled “No Appraisal Rights” beginning on page 185. Information about how Maxim stockholders may vote on the proposals being considered in connection with the merger can be found under the section entitled “The Maxim Special Meeting” beginning on page 61.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the Analog Devices share issuance proposal or the approval of the Maxim merger proposal?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 35. You also should read and carefully consider the risk factors with respect to Analog Devices and Maxim that are contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What happens if I sell my shares of Analog Devices common stock or Maxim common stock after the respective record date but before the respective special meeting?

A:

The Analog Devices record date is earlier than the date of the Analog Devices special meeting, and the Maxim record date is earlier than the date of the Maxim special meeting. If you sell or otherwise transfer your shares of Analog Devices common stock or Maxim common stock after the applicable record date but before the applicable special meeting, you will, unless special arrangements are made, retain your right to vote at the applicable special meeting.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Analog Devices has engaged Innisfree M&A Incorporated, which is referred to as “Innisfree,” to assist in the solicitation of proxies for the Analog Devices special meeting. Analog Devices estimates that it will pay Innisfree a fee of approximately $30,000, plus additional fees to be determined at the conclusion of the solicitation and reimbursement of reasonable expenses. Analog Devices has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Maxim has engaged D.F. King & Co., Inc., which is referred to as “D.F. King,” to assist in the solicitation of proxies for the Maxim special meeting. Maxim estimates that it will pay D.F. King a fee of approximately $20,000, plus reimbursement for certain out-of-pocket fees and expenses. Maxim has agreed to indemnify D.F. King against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Analog Devices and Maxim also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Analog Devices common stock and Maxim common stock, respectively. Analog Devices’ directors, officers and employees and Maxim’s directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	When is the merger expected to be completed?

A:

Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 144, including approval of the Analog Devices share issuance proposal by Analog Devices shareholders and approval of the Maxim merger proposal by Maxim stockholders, the merger is expected to be completed in the summer of 2021. However, neither Analog Devices nor Maxim can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions and factors outside the control of both companies, including the receipt of certain required regulatory approvals. Analog Devices and Maxim hope to complete the merger as soon as reasonably practicable. See also the section entitled “The Merger—Regulatory Approvals” beginning on page 118.

Q:	What respective equity stakes will Analog Devices shareholders and Maxim stockholders hold in the combined company immediately following the merger?

A:

Based on the number of shares of Analog Devices common stock and Maxim common stock outstanding on August 31, 2020, upon completion of the merger, former Maxim stockholders are expected to own approximately 31% of the outstanding shares of Analog Devices common stock and Analog Devices shareholders immediately prior to the merger are expected to own approximately 69% of the outstanding shares of Analog Devices common stock. The relative ownership interests of Analog Devices shareholders and former Maxim stockholders in the combined company immediately following the merger will depend on the number of shares of Analog Devices common stock and Maxim common stock issued and outstanding immediately prior to the merger.

Q:	If I am a Maxim stockholder, how will I receive the merger consideration to which I am entitled?

A:

If you hold your shares of Maxim common stock in book-entry form, whether through The Depository Trust Company, which is referred to as “DTC,” or otherwise, you will not be required to take any specific actions to exchange your shares for shares of Analog Devices common stock. Such shares will, following the effective time, be automatically exchanged for shares of Analog Devices common stock (in book-entry form) and cash in lieu of any fractional shares of Analog Devices common stock to which you are entitled. If you instead hold your shares of Maxim common stock in certificated form, then, after receiving the proper documentation from you following the effective time, the exchange agent will deliver to you the Analog Devices common stock (in book-entry form) and cash in lieu of any fractional shares to which you are entitled. More information may be found in the sections entitled “The Merger Agreement—Exchange of Shares” beginning on page 126.

Q:	What should I do now?

A:

You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	How can I find more information about Analog Devices and Maxim?

A:

You can find more information about Analog Devices and Maxim from various sources described in the section entitled “Where You Can Find More Information” beginning on page 195 of the accompanying joint proxy statement/prospectus.

Q:	Whom do I call if I have questions about the Analog Devices special meeting, the Maxim special meeting or the merger?

A:

If you have questions about the Analog Devices special meeting, the Maxim special meeting or the merger, or desire additional copies of this joint proxy statement/prospectus or additional proxies, you may contact:

for Analog Devices shareholders: Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Call Toll-Free: (888) 750-5834 Banks and Brokers Call: (212) 750-5833	for Maxim stockholders: D.F. King & Co, Inc. 48 Wall Street, 22nd Floor New York, NY 10005 Call Toll-Free: (800) 331-7543 Banks and Brokers Call: (212) 269-5550 MXIM@dfking.com

SUMMARY

For your convenience, provided below is a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this joint proxy statement/ prospectus and does not contain all of the information that may be important to you as an Analog Devices shareholder or a Maxim stockholder. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire joint proxy statement/prospectus, its annexes and the other documents to which you are referred. Items in this summary include a page reference directing you to a more complete description of those items. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 195.

The Parties to the Merger (Page 51)

Analog Devices, Inc.

Analog Devices is a global leader in the design, manufacture and marketing of a broad portfolio of solutions that leverage high-performance analog, mixed-signal and digital signal processing technology, including integrated circuits, algorithms, software and subsystems. Since its inception in 1965, Analog Devices has focused on solving the engineering challenges associated with signal processing in virtually all types of electronic applications. Analog Devices’ signal processing products play a fundamental role in converting, conditioning and processing real-world phenomena such as temperature, pressure, sound, light, speed and motion into electrical signals to be used in a wide array of electronic applications. The principal executive offices of Analog Devices are located at One Technology Way, Norwood, Massachusetts 02062, and its telephone number is (781) 329-4700.

Maxim Integrated Products, Inc.

Maxim designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits, commonly referred to as “analog circuits,” for a large number of customers in diverse geographic locations. Maxim is a global company with a wafer manufacturing facility in the Philippines and Thailand, and sales and circuit design offices around the world. Maxim also utilizes third party foundries to manufacture its products. The major end markets in which Maxim’s products are sold are the Automotive, Communications and Data Center, Computing, Consumer and Industrial markets. Maxim’s principal executive offices are located at 160 Rio Robles, San Jose, California 95134 and its telephone number is (408) 601-1000.

Magneto Corp.

Acquisition Sub was formed by Analog Devices solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. By operation of the merger, Acquisition Sub will be merged with and into Maxim, with Maxim continuing as the surviving corporation and as a wholly owned subsidiary of Analog Devices. The principal executive offices of Magneto Corp. are located at One Technology Way, Norwood, Massachusetts 02062, and its telephone number is (781) 329-4700.

The Merger and the Merger Agreement (Pages 72 and 124)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. Analog Devices and Maxim encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

The merger agreement provides that, subject to the terms and conditions of the merger agreement, Acquisition Sub will be merged with and into Maxim, with Maxim continuing as the surviving corporation in the merger and as a wholly owned subsidiary of Analog Devices.

Merger Consideration (Page 72)

At the effective time, each share of Maxim common stock (other than shares held in treasury by Maxim or held directly by Analog Devices or Acquisition Sub (which shares will be cancelled)) that was issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.6300 of a share of Analog Devices common stock as well as cash (without interest and less any applicable withholding taxes) in lieu of any fraction of a share of Analog Devices common stock.

The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of Analog Devices common stock or Maxim common stock changes.

Treatment of Maxim Equity Awards (Page 128)

At the effective time, each outstanding Maxim stock option, whether vested or unvested, will be assumed by Analog Devices and converted into an Analog Devices option relating to a number of shares of Analog Devices common stock equal to (a) the number of shares of Maxim common stock subject to the Maxim stock option immediately prior to the effective time, multiplied by (b) the exchange ratio, rounded down to the nearest whole share number, with a per share exercise price equal to (i) the per share exercise price applicable to such Maxim stock option immediately prior to the effective time; divided by (ii) the exchange ratio, rounded up to the nearest whole cent.

At the effective time, each outstanding award with respect to Maxim restricted stock units, which is referred to as a “Maxim RSU,” and each outsanding Maxim restricted stock award, which is referred to as a “Maxim RSA,” will be assumed by Analog Devices and converted, (a) with respect to each Maxim RSU, into a restricted stock unit award with respect to shares of Analog Devices common stock and (b) with respect to each Maxim RSA, into restricted shares of Analog Devices common stock, with the number of shares of Analog Devices common stock subject to each such assumed Maxim RSU and Maxim RSA, equal to (i) the number of shares of Maxim common stock subject to such Maxim RSU or Maxim RSA immediately prior to the effective time; multiplied by (ii) the exchange ratio.

At the effective time, each outstanding award with respect to Maxim performance-based market stock units, which is referred to as a “Maxim MSU,” will be assumed by Analog Devices and converted into a time-based restricted stock unit award with respect to shares of Analog Devices common stock, with the number of shares of Analog Devices common stock equal to (a) the number of shares of Maxim common stock subject to such Maxim MSU after giving effect to the applicable provisions of the award agreement governing such Maxim MSU upon the consummation of a “change in control” multiplied by (b) the exchange ratio.

Recommendation of the Analog Devices Board of Directors; Analog Devices’ Reasons for the Merger (Page 78)

The Analog Devices board of directors unanimously recommends that you vote “FOR” the Analog Devices share issuance proposal and “FOR” the Analog Devices adjournment proposal. For a description of some of the factors considered by the Analog Devices board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger and the share issuance, and additional information on the recommendation of the Analog Devices board of directors, see the section entitled “The Merger—Recommendation of the Analog Devices Board of Directors; Analog Devices’ Reasons for the Merger” beginning on page 78.

Recommendation of the Maxim Board of Directors; Maxim’s Reasons for the Merger (Page 81)

The Maxim board of directors unanimously recommends that you vote “FOR” the Maxim merger proposal, “FOR” the Maxim compensation proposal and “FOR” the Maxim adjournment proposal. For a description of some of the factors considered by the Maxim board of directors in reaching its decision to approve the merger agreement and additional information on the recommendation of the Maxim board of directors that Maxim stockholders vote to adopt the merger agreement, see the section entitled “The Merger—Recommendation of the Maxim Board of Directors; Maxim’s Reasons for the Merger” beginning on page 81.

Opinions of Analog Devices’ Financial Advisors (Page 86 and Annex B and Annex C)

Opinion of Morgan Stanley

Analog Devices retained Morgan Stanley, to act as a financial advisor to the Analog Devices board of directors in connection with the proposed merger. The Analog Devices board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the industry, and its knowledge of Analog Devices’ business and affairs. At the meeting of the Analog Devices board of directors on July 11, 2020, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Analog Devices.

The full text of the written opinion of Morgan Stanley, dated as of July 11, 2020, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex B. You are encouraged to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Analog Devices board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Analog Devices as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the merger or related transactions, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the price at which shares of Analog Devices common stock would trade at any time in the future, or the fairness of the amount or nature of the compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the exchange ratio. The opinion was addressed to, and rendered for the benefit of, the Analog Devices board of directors and was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Analog Devices common stock or any holder of shares of Maxim common stock as to how to vote or act on any matter with respect to the merger or related transactions or any other action with respect to the transactions contemplated by the merger agreement, including the merger. For a further discussion of Morgan Stanley’s opinion, see “The Merger—Opinions of Analog Devices’ Financial Advisors—Opinion of Morgan Stanley” beginning on page 86.

Opinion of BofA Securities

In connection with the merger, BofA Securities, Analog Devices’ financial advisor, delivered to the Analog Devices board of directors a written opinion, dated July 11, 2020, as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger to Analog Devices.

The full text of the written opinion of BofA Securities, dated as of July 11, 2020, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by BofA Securities in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex C. You are encouraged to read the entire opinion carefully and in its entirety. BofA Securities provided its opinion to the Analog Devices board of directors (in its capacity as such) for the benefit and use of the Analog Devices board of directors in connection with and for purposes of its evaluation of the exchange ratio provided for in the merger from a financial point of view. BofA Securities’ opinion does not address any terms or other aspects or implications of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Analog Devices or any of its affiliates or in which Analog Devices or any of its affiliates might engage or as to the underlying business decision of Analog Devices to proceed with or effect the merger. BofA Securities’ opinion does not address any other aspect or implication of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter. For a further discussion of BofA Securities’ opinion, see “The Merger—Opinions of Analog Devices’ Financial Advisors—Opinion of BofA Securities” beginning on page 94.

Opinion of Maxim’s Financial Advisor (Page 102 and Annex D)

Pursuant to an engagement letter, Maxim retained J.P. Morgan Securities LLC, which is referred to as “J.P. Morgan,” as its financial advisor in connection with the proposed merger.

At the meeting of the Maxim board of directors on July 12, 2020, J.P. Morgan rendered its oral opinion to the Maxim board of directors that, as of such date and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in J.P. Morgan’s written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Maxim common stock. J.P. Morgan subsequently confirmed its oral opinion by delivering its written opinion, dated July 12, 2020, to the Maxim board of directors, that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Maxim common stock.

The full text of the written opinion of J.P. Morgan, which sets forth the assumptions made, matters considered, and limits on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Maxim stockholders are urged to read the opinion in its entirety.

J.P. Morgan’s written opinion was addressed to the Maxim board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the exchange ratio in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of Maxim or as to the underlying decision by Maxim to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion did not and does not constitute a recommendation to any Maxim stockholder as to how such stockholder should vote with respect to the proposed merger or any other matter.

For additional information, see “The Merger—Opinion of Maxim’s Financial Advisor” beginning on page 102 and Annex D to this joint proxy statement/prospectus.

The Analog Devices Special Meeting (Page 53)

The Analog Devices special meeting is scheduled to be held at Analog Devices’ offices located at One Technology Way, Norwood, Massachusetts 02062, on October 8, 2020, beginning at 11:00 a.m., Eastern Time, unless postponed to a later date.

The purposes of the Analog Devices special meeting are as follows:

•	Analog Devices Proposal 1: Approval of the Share Issuance. To consider and vote on the Analog Devices share issuance proposal; and

•	Analog Devices Proposal 2: Adjournments of the Analog Devices Special Meeting. To consider and vote on the Analog Devices adjournment proposal.

Completion of the merger is conditioned on the approval of the Analog Devices share issuance proposal by Analog Devices shareholders.

Only holders of record of shares of Analog Devices common stock outstanding as of the close of business on August 31, 2020, the record date for the Analog Devices special meeting, are entitled to notice of, and to vote at, the Analog Devices special meeting or any adjournment or postponement of the Analog Devices special meeting. Analog Devices shareholders may cast one vote for each share of Analog Devices common stock that Analog Devices shareholders own of record as of that record date.

A quorum of shareholders is necessary to conduct the Analog Devices special meeting. The holders of a majority of the shares of Analog Devices common stock issued and outstanding and entitled to vote at the meeting must be present in person or represented by proxy at the Analog Devices special meeting in order to constitute a quorum. Abstentions will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the Analog Devices special meeting will be postponed until the holders of the number of shares of Analog Devices common stock required to constitute a quorum attend. Brokers are not permitted to vote on any of the matters to be considered at the Analog Devices special meeting unless they have received instructions from the beneficial owners. As a result, no “broker non-votes” are expected at the meeting, and shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals brought before the Analog Devices special meeting.

Assuming a quorum is present at the Analog Devices special meeting, approval of the Analog Devices share issuance proposal requires the affirmative vote of a majority of the votes cast on the Analog Devices share issuance proposal by shares of Analog Devices common stock present in person at the Analog Devices special meeting website or represented by proxy at the Analog Devices special meeting. A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the Analog Devices share issuance proposal, assuming a quorum is present.

Whether or not there is a quorum, the approval of the Analog Devices adjournment proposal requires the affirmative vote of a majority of the votes cast on the Analog Devices adjournment proposal by shares of Analog Devices common stock present in person at the Analog Devices special meeting website or represented by proxy at the Analog Devices special meeting. A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the Analog Devices adjournment proposal.

The Maxim Special Meeting (Page 61)

The Maxim special meeting will be held virtually via the Internet on October 8, 2020, beginning at 8:00 a.m., Pacific Time. In light of ongoing developments related to the COVID-19 (coronavirus) pandemic, Maxim has elected to hold the Maxim special meeting solely by means of remote communication via the Internet. The Maxim special meeting will be held solely via live webcast and there will not be a physical meeting location. Maxim stockholders will be able to attend the Maxim special meeting online and vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/MXIM2020EGM, which is referred to as the “Maxim special meeting website.”

The purposes of the Maxim special meeting are as follows:

•	Maxim Proposal 1: Adoption of the Merger Agreement. To consider and vote on the Maxim merger proposal;

•

Maxim Proposal 2: Approval, on an Advisory (Non-Binding) Basis of Certain Merger-Related Compensatory Arrangements with Maxim’s Named Executive Officers. To consider and vote on the Maxim compensation proposal; and

•	Maxim Proposal 3: Adjournment of the Maxim Special Meeting. To consider and vote on the Maxim adjournment proposal.

Completion of the merger is conditioned on the approval of the Maxim merger proposal by Maxim stockholders. Approval of the advisory proposal concerning the merger-related compensation arrangements for Maxim’s named executive officers is not a condition to the obligation of either Maxim or Analog Devices to complete the merger.

Only holders of record of shares of Maxim common stock outstanding as of the close of business on August 31, 2020, the record date for the Maxim special meeting, are entitled to notice of, and to vote at, the Maxim special meeting or any adjournment or postponement of the Maxim special meeting. Maxim stockholders may cast one vote for each share of Maxim common stock that Maxim stockholders own of record as of that record date.

A quorum of Maxim stockholders is necessary to hold the Maxim special meeting. A quorum will exist at the Maxim special meeting if holders of record of shares of Maxim common stock representing a majority of the outstanding shares of Maxim common stock entitled to vote at the meeting are present in person via the Maxim special meeting website or represented by proxy. All shares of Maxim common stock represented by a valid proxy and all abstentions will be counted as present for purposes of establishing a quorum. All of the proposals for consideration at the Maxim special meeting are considered “non-routine” matters under the NYSE and Nasdaq rules, and, therefore, brokers are not permitted to vote on any of the matters to be considered at the Maxim special meeting unless they have received instructions from the beneficial owners. As a result, no “broker non-votes” are expected at the meeting, and shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals brought before the Maxim special meeting.

Assuming a quorum is present at the Maxim special meeting, approval of the Maxim merger proposal requires the affirmative vote of a majority of the outstanding shares of Maxim common stock entitled to vote on the proposal. Shares of Maxim common stock not present at the Maxim special meeting, shares that are present and not voted on the Maxim merger proposal, including due to the failure of any Maxim stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Maxim merger proposal, and abstentions will have the same effect as a vote “AGAINST” the Maxim merger proposal.

Assuming a quorum is present at the Maxim special meeting, approval of the Maxim compensation proposal requires the affirmative vote of a majority of the shares of Maxim common stock present in person via the Maxim special meeting website or represented by proxy at the Maxim special meeting. Accordingly, any shares not present in person via the Maxim special meeting website or represented by proxy at the Maxim special meeting, including due to the failure of any stockholder holding their shares in “street name” to provide any voting instructions to their broker with respect to the Maxim special meeting, will have no effect on the outcome of the Maxim compensation proposal, assuming a quorum is present. However, assuming a quorum is present, an abstention or other failure of any represented shares to vote on the Maxim compensation proposal will have the same effect as a vote “AGAINST” the Maxim compensation proposal. In addition, if any Maxim stockholder who holds their shares in “street name” through a bank, broker or other nominee gives voting instructions to such bank, broker or other nominee with respect to one or more proposals at the Maxim special meeting but not with respect to the Maxim compensation proposal such shares will have the same effect as a vote “AGAINST” the Maxim compensation proposal.

Whether or not there is a quorum, the approval of the Maxim adjournment proposal requires the affirmative vote of a majority of the shares that are present in person via the Maxim special meeting website or represented by proxy at the Maxim special meeting. Accordingly, any shares not present in person via the Maxim special meeting website or represented by proxy at the Maxim special meeting, including due to the failure of any stockholder holding their shares in “street name” to provide any voting instructions to their broker with respect to the Maxim special meeting, will have no effect on the outcome of the Maxim compensation proposal. However, an abstention or other failure of any represented shares to vote on the proposal will have the same effect as a vote “AGAINST” the Maxim adjournment proposal. In addition, if any Maxim stockholder who holds their shares in “street name” through a bank, broker or other nominee provides voting instructions with respect to one or more other proposals before the Maxim special meeting, but not the Maxim adjournment proposal, it will count as a vote “AGAINST” the Maxim adjournment proposal.

Interests of Analog Devices’ Directors and Executive Officers in the Merger (Page 163)

In considering the recommendations of the Analog Devices board of directors, Analog Devices shareholders should be aware that Analog Devices’ directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other Analog Devices shareholders generally. The Analog Devices board of directors was aware of and considered these interests, among other matters, when it determined that the merger and the share issuance were fair to and in the best interests of Analog Devices and its shareholders, approved and declared advisable the merger agreement, and recommended that Analog Devices shareholders approve the share issuance.

These interests are discussed in more detail in the section entitled “Interests of Analog Devices’ Directors and Executive Officers in the Merger” beginning on page 163.

Interests of Maxim’s Directors and Executive Officers in the Merger (Page 164)

In considering the recommendations of the Maxim board of directors, Maxim stockholders should be aware that Maxim’s directors and executive officers have interests in the merger, including financial interests, which may be different from, or in addition to, the interests of the other Maxim stockholders generally. The Maxim board of directors was aware of and considered these interests, among other matters, in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, and to recommend that Maxim stockholders vote to adopt of the merger agreement.

These interests include:

•

Maxim stock options, Maxim RSUs, Maxim RSAs and Maxim MSUs, including those held by directors and executive officers will be converted into a number of corresponding equity awards with respect to Analog Devices common stock based on the exchange ratio, which will vest in full upon certain terminations of employment following the effective time;

•

Maxim’s executive officers are entitled to double-trigger severance payments and benefits under Maxim’s amended and restated change in control employee severance plan for U.S. based employees in the event of a qualifying termination of employment following the effective time;

•

the merger agreement provides that the directors and officers of Maxim and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies following the merger; and

•	two members of the Maxim board of directors, including Tunç Doluca, President and Chief Executive Officer of Maxim, will be added to the Analog Devices board of directors at the effective time.

These interests are discussed in more detail in the section entitled “Interests of Maxim’s Directors and Executive Officers in the Merger” beginning on page 164.

Governance of the Combined Company (Page 129)

Analog Devices has agreed to add two members of the Maxim board of directors to the Analog Devices board of directors at the effective time, with such two directors to hold office until the earliest to occur of the appointment or election of his or her respective successor or his or her resignation or proper removal. One of the directors will be Tunç Doluca, President and Chief Executive Officer of Maxim, and the other director will be selected by mutual agreement of Analog Devices and Maxim. Analog Devices has agreed to nominate both directors for election at the first annual meeting of Analog Devices shareholders that occurs after the closing.

Organizational Documents and Directors and Officers of the Surviving Corporation (Page 129)

At the effective time, Maxim’s certificate of incorporation will be amended and restated in its entirety to read as the certificate of incorporation of Acquisition Sub. The parties to the merger agreement will also take all requisite actions to amend the bylaws of Maxim to conform to the bylaws of Acquisition Sub and to incorporate Maxim’s director and officer indemnification and advancement of expenses provisions, as such provisions were included in Maxim’s bylaws as of the date of the merger agreement. The name of the surviving corporation will be “Maxim Integrated Products, Inc.” Acquisition Sub’s directors and officers immediately prior to the effective time will become the initial directors and officers of Maxim as the surviving corporation.

Certain Beneficial Owners of Analog Devices Common Stock (Page 188)

At the close of business on August 26, 2020, the latest practicable date prior to the date of this joint proxy statement/prospectus, Analog Devices’ directors and executive officers and their affiliates, as a group, owned and were entitled to vote less than 1% of the shares of Analog Devices common stock outstanding on August 26, 2020. Although none of them has entered into any agreement obligating them to do so, Analog Devices currently expects that all of its directors and executive officers will vote their shares “FOR” the Analog Devices share issuance proposal and “FOR” the Analog Devices adjournment proposal. For more information regarding the security ownership of Analog Devices directors and executive officers, see the information provided in the section entitled “Certain Beneficial Owners of Analog Devices Common Stock—Security Ownership of Analog Devices Directors and Executive Officers” beginning on page 188.

Certain Beneficial Owners of Maxim Common Stock (Page 190)

At the close of business on August 26, 2020, the latest practicable date prior to the date of this joint proxy statement/prospectus, Maxim’s directors and executive officers and their affiliates, as a group, owned and were entitled to vote less than 1% of the shares of Maxim common stock outstanding on August 26, 2020. Although none of them has entered into any agreement obligating them to do so, Maxim currently expects that all of its directors and executive officers will vote their shares “FOR” the Maxim merger proposal, “FOR” the Maxim compensation proposal, and “FOR” the Maxim adjournment proposal. For more information regarding the security ownership of Maxim directors and executive officers, see the information provided in the section entitled

“Certain Beneficial Owners of Maxim Common Stock—Security Ownership of Maxim Directors and Executive Officers” beginning on page 190.

Regulatory Approvals (Page 118)

Analog Devices, Acquisition Sub and Maxim have each agreed to cooperate with each other and to use (and to cause their subsidiaries to cooperate and use) reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary to cause the conditions to the closing to be satisfied as promptly as reasonably practicable and to consummate the merger, including to obtain (and to cooperate with each other in obtaining) all required regulatory approvals as promptly as practicable (and in any event no later than the end date), subject to certain limits described in the section entitled “The Merger—Regulatory Approvals” beginning on page 118.

The obligations of Analog Devices and Maxim to consummate the merger are subject to, among other conditions, the termination or expiration of any waiting period (or any extension thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act, and the receipt of any approvals and clearances required in connection with the transactions contemplated by the merger agreement under the competition laws of the European Union, China, Japan, Korea, Philippines, Taiwan, Israel (to the extent reasonably determined by the parties to be required), and Singapore (to the extent reasonably determined by the parties to be required).

On July 24, 2020, Analog Devices and Maxim filed Notification and Report Forms, which are referred to as HSR notifications, with the DOJ and the FTC. On August 24, 2020, Analog Devices voluntarily withdrew its HSR notification and re-filed its HSR notification on August 26, 2020, commencing a new 30-day waiting period under the HSR Act. Analog Devices and Maxim are in the process of filing notices and applications to satisfy the filing requirements and to seek to obtain the necessary regulatory clearances in the other relevant jurisdictions.

Ownership of the Combined Company (Page 121)

Based on the number of shares of Analog Devices common stock and Maxim common stock outstanding on August 31, 2020 and the exchange ratio, upon completion of the merger, former Maxim stockholders are expected to own approximately 31% of the outstanding shares of Analog Devices common stock and Analog Devices shareholders immediately prior to the merger are expected to own approximately 69% of the outstanding shares of Analog Devices common stock. The relative ownership interests of Analog Devices shareholders and former Maxim stockholders in the combined company immediately following the merger will depend on the number of shares of Analog Devices common stock and Maxim common stock issued and outstanding immediately prior to the merger.

Litigation Relating to the Merger (Page 121)

As of September 1, 2020, three complaints, including one putative securities class action complaint, have been filed in federal court in connection with the merger. On August 18, 2020, a purported Maxim stockholder filed a complaint in the United States District Court for the Northern District of California, naming Maxim and the members of the Maxim board of directors as defendants. On August 24, 2020, a purported Maxim stockholder filed a putative securities class action in the United States District Court for the District of Delaware, naming Maxim and the members of the Maxim board of directors as defendants, along with Analog Devices and Acquisition Sub. On August 26, 2020, a purported Maxim stockholder filed a complaint in the United States District Court for the Eastern District of New York, naming Maxim and the members of the Maxim board of directors as defendants.

The complaints allege, among other things, that the registration statement on Form S-4 filed by Analog Devices relating to the merger omits material information concerning the transactions contemplated by the merger agreement in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. For additional information see the section entitled “The Merger—Litigation Relating to the Merger” beginning on page  121.

No Appraisal Rights (Page 185)

Neither Analog Devices shareholders nor Maxim stockholders are entitled to appraisal of their shares or dissenters’ rights with respect to the merger.

Conditions to the Completion of the Merger (Page 144)

The obligations of each of Analog Devices and Maxim to complete the merger are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable law), at or prior to the closing, of each of the following conditions:

•

the SEC having declared effective the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and the absence of any stop order or pending (or threatened) proceedings by the SEC with respect thereto;

•	approval by Maxim stockholders of the Maxim merger proposal;

•	approval by Analog Devices shareholders of the Analog Devices share issuance proposal;

•	the termination or expiration of any applicable waiting period (or extension thereof) under the HSR Act and the receipt of the other specified regulatory clearances and approvals;

•

the approval for listing by Nasdaq of the shares of Analog Devices common stock to be issued to Maxim stockholders in the merger, including shares of Analog Devices common stock to be issued in connection with assumed Maxim equity awards; and

•	the absence of any law or order by any governmental entity of competent jurisdiction preventing, enjoining or making illegal the consummation of the merger.

In addition, each party’s obligation to complete the merger is subject to, among other things, the accuracy of certain representations and warranties of the other party and the compliance by such other party with certain of its covenants, in each case, subject to the materiality standards set forth in the merger agreement.

Neither Analog Devices nor Maxim can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation of Acquisition Proposals (Page 135)

As more fully described in the section of this joint proxy statement/prospectus entitled “The Merger Agreement—No Solicitation of Acquisition Proposals,” subject to the exceptions summarized below, Maxim and Analog Devices have each agreed that they will not (a) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any person of, any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 135), (b) furnish any information regarding such party or its subsidiaries in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, an acquisition proposal, (c) engage in or otherwise participate in any discussions or negotiations with any person with respect to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal, or (d) approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any acquisition proposal.

Notwithstanding the restrictions described above, if at any time prior to obtaining approval of the Maxim merger proposal, in the case of Maxim, or the Analog Devices share issuance proposal, in the case of Analog Devices, Maxim or Analog Devices, as applicable, receives a bona fide, written acquisition proposal that did not result from a breach of the non-solicitation provisions in the merger agreement and that the Maxim board of directors or the Analog Devices board of directors, as applicable, determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or could reasonably be expected to lead to a superior proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 135), Maxim or Analog Devices, as applicable, may (a) engage in discussions or negotiations with the party making the acquisition proposal and (b) furnish information with respect to Maxim or Analog Devices, as applicable, to the party making the acquisition proposal, in either case, subject to certain conditions and obligations in the merger agreement.

Maxim and Analog Devices have also agreed to notify the other (a) promptly following (and in any event, within 48 hours of the receipt of) any acquisition proposal or any request for information that is reasonably likely to lead to an acquisition proposal and (b) to keep the other party reasonably informed on a current basis (and in any event, within 24 hours) as to the status of any acquisition proposal, including informing the other party of any material change to such acquisition proposal’s terms, the status of any negotiations, and any change in its intentions.

No Change of Recommendation (Page 137)

The merger agreement provides that, among other restrictions and subject to certain exceptions, neither the Maxim board of directors nor the Analog Devices board of directors will (a) withdraw, modify, amend or qualify (or publicly propose to do so), in a manner adverse the other party, the Maxim board of directors’ recommendation to Maxim stockholders to adopt the merger agreement or the Analog Devices board of directors’ recommendation to Analog Devices shareholders to approve the share issuance, as applicable, or (b) approve, recommend or declare advisable (or publicly propose to do so) any acquisition proposal.

Notwithstanding the restrictions described above, at any time prior to obtaining the approval by Maxim stockholders of the Maxim merger proposal or by Analog Devices shareholders of the Analog Devices share issuance proposal, as the case may be, the Maxim board of directors or the Analog Devices board of directors, as applicable, may, if it determines in good faith (after consultation with its outside legal counsel and financial advisor) that an acquisition proposal is a superior proposal (and subject to compliance with certain obligations set forth in the merger agreement, including providing the other party with prior notice and the opportunity to negotiate for a period to match the terms of the superior proposal), make a change of recommendation.

In addition, the Maxim board of directors or the Analog Devices board of directors, as the case may be, are permitted under certain circumstances, prior to obtaining shareholder approval of the Maxim merger proposal, in the case of Maxim, or the Analog Devices share issuance proposal, in the case of Analog Devices, and subject to compliance with certain obligations set forth in the merger agreement (including providing the other party with prior notice and the opportunity to negotiate during such notice period to amend the terms of the merger agreement) to make a change of recommendation in response to an intervening event (unrelated to an acquisition proposal) if the Maxim board of directors or the Analog Devices board of directors, as applicable, determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties.

Termination of the Merger Agreement (Page 146)

The merger agreement may be terminated and the merger abandoned:

•	by mutual written consent of Maxim and Analog Devices at any time prior to the effective time;

•

by either Maxim or Analog Devices, if the merger has not been consummated on or prior to the end date, including any automatic extensions thereof (however, a party may not terminate the merger agreement if such party’s material breach of any of its obligations under the merger agreement was the primary cause of, or primarily resulted in, the failure of the closing to have occurred by the end date);

•

by either Maxim or Analog Devices, if a governmental authority of competent jurisdiction issues a final and non-appealable order or adopts or enacts a law that is final and non-appealable that permanently prevents, enjoins or makes illegal the consummation of the merger (however, a party may not terminate the merger agreement if such party’s material breach of any of its obligations under the merger agreement was the primary cause of, or primarily resulted in, such order or law);

•	by either party, if the other party has made a change of recommendation, prior to the other party obtaining its required shareholder approval;

•

by either party, if either the Maxim merger proposal or the Analog Devices share issuance proposal is not approved at the Maxim special meeting or the Analog Devices special meeting, as applicable, including any postponement or adjournment thereof; or

•

by either Maxim or Analog Devices, if any representation or warranty of the other party becomes inaccurate or the other party breaches any covenant in the merger agreement and such inaccuracy or breach (a) would result in the failure of certain conditions to closing and (b) is not curable by the end date or, if curable and the other party is using reasonable best efforts to cure, is not cured by the date that is 30 days following written notice describing such breach (however, the terminating party may not exercise this termination right if it is then in material breach of any representation, warranty or agreement contained in the merger agreement).

Termination Fees (Page 147)

Maxim and Analog Devices have each agreed to pay a termination fee of $725 million in cash to the other party if the merger agreement is terminated in certain circumstances involving a change of recommendation by the party obligated to pay the fee (including the failure of such party to obtain the required stockholder approval following its change of recommendation). Maxim and Analog Devices are also required to pay a termination fee of $725 million if the party obligated to pay the fee enters into or consummates a superior proposal following certain terminations of the merger agreement, including a termination due to such party’s failure to obtain the required stockholder approval, after an alternative proposal has been made or due to a breach of such party’s non-solicitation obligations under the merger agreement.

Analog Devices must pay Maxim a regulatory termination fee of $830 million in cash if the merger agreement is terminated in certain circumstances involving the failure to obtain required regulatory approvals.

Neither Analog Devices nor Maxim will be required to pay a termination fee on more than one occasion. Furthermore, except in the case of fraud or intentional and material breach of the merger agreement, if a party receives a termination fee, then the termination fee will be the recipient’s sole and exclusive remedy against the other party, its affiliates and its and their respective representatives in connection with the merger agreement.

Accounting Treatment (Page 122)

Analog Devices prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification

(“ASC”) 805, “Business Combinations” (“ASC 805”), with Analog Devices representing the accounting acquirer under this guidance. Analog Devices will record assets acquired, including identifiable intangible assets, and liabilities assumed from Maxim at their respective fair values at the date of completion of the merger. Any excess of the purchase price (as described under Note 2 —“Basis of Pro Forma Presentation” under “Unaudited Pro Forma Condensed Combined Financial Statements—Notes to Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 155 over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Analog Devices after completion of the merger will reflect Maxim after completion of the merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of Maxim. The earnings of Analog Devices following completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense and amortization expense. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, Analog Devices determines that tangible or intangible assets (including goodwill) are impaired, Analog Devices would record an impairment charge at that time.

Material U.S. Federal Income Tax Consequences of the Merger (Page 169)

Analog Devices and Maxim intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and currently expect to report the merger as qualifying as a reorganization for U.S. federal income tax purposes.

Assuming the merger qualifies as a reorganization, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 169) of shares of Maxim common stock will generally not be subject to U.S. federal income tax as a result of the exchange of their shares of Maxim common stock for shares of Analog Devices common stock in the merger (except in connection with any cash received in lieu of a fractional share of Analog Devices common stock). The material U.S. federal income tax consequences of the merger are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 169. The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state, or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.

All Maxim stockholders should consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of any U.S. federal, state, local, foreign and other tax laws.

Comparison of Shareholders’ Rights (Page 172)

Upon completion of the merger, Maxim stockholders receiving shares of Analog Devices common stock will become Analog Devices shareholders. The rights of Analog Devices shareholders will be governed by the Massachusetts General Laws and Analog Devices’ governing documents in effect at the effective time. Differences between the rights of Maxim stockholders and the rights of Analog Devices shareholders are described in more detail under the section entitled “Comparison of Shareholders’ Rights” beginning on page 172.

Listing of Analog Devices Common Stock; Delisting and Deregistration of Maxim Common Stock (Page 123)

It is a condition to the merger that the shares of Analog Devices common stock to be issued to Maxim stockholders in the merger be approved for listing on Nasdaq, subject to official notice of issuance. If the merger is completed, Maxim common stock will be delisted from Nasdaq and deregistered under the Exchange Act, following which Maxim will no longer be required to file periodic reports with the SEC with respect to Maxim common stock.

Maxim has agreed to cooperate with Analog Devices prior to the closing to cause the Maxim common stock to be delisted from Nasdaq and be deregistered under the Exchange Act as soon as practicable after the effective time.

Risk Factors (Page 35)

In evaluating the merger agreement, the merger or the share issuance, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 35.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ANALOG DEVICES

The following selected historical consolidated financial data of Analog Devices for each of the fiscal years during the three-year period ended November 2, 2019 and the selected historical consolidated balance sheet data as of November 2, 2019 and November 3, 2018 have been derived from Analog Devices’ audited consolidated financial statements as of and for the fiscal year ended November 2, 2019 contained in Analog Devices’ Annual Report on Form 10-K for the fiscal year ended November 2, 2019, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data for each of the fiscal years ended October 29, 2016 and October 31, 2015 and the selected balance sheet data as of October 28, 2017, October 26, 2016 and October 31, 2015 have been derived from Analog Devices’ audited consolidated financial statements as of and for such years contained in Analog Devices’ other reports filed with the SEC, which are not incorporated by reference into this joint proxy statement/prospectus.

The unaudited selected financial data for Analog Devices as of August 1, 2020, and for the nine months ended August 1, 2020 and August 3, 2019, are derived from Analog Devices’ unaudited condensed consolidated financial statements and accompanying notes, which are contained in Analog Devices’ Quarterly Report on Form 10-Q for the quarter ended August 1, 2020, which is incorporated by reference into this joint proxy statement/prospectus. The selected financial data as of August 3, 2019 is derived from Analog Devices’ unaudited condensed consolidated financial statements for the quarter ended August 3, 2019, which have previously been filed with the SEC but which are not incorporated by reference into this joint proxy statement/prospectus. The unaudited financial data presented have been prepared on a basis consistent with Analog Devices’ audited consolidated financial statements. In the opinion of Analog Devices’ management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Analog Devices, including following completion of the merger, and you should read the following information together with Analog Devices’ consolidated financial statements, the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Analog Devices’ Annual Report on Form 10-K for the fiscal year ended November 2, 2019 and in its Quarterly Report on Form 10-Q for the quarter ended August 1, 2020, which are incorporated by reference into this joint proxy statement/prospectus, and in Analog Devices’ other reports filed with the SEC. For more information, see the section entitled “Where You Can Find More Information” beginning on page 195.

	Nine Months Ended		Fiscal Year Ended
	(thousands, except per share amounts)
	August 1, 2020	August 3, 2019	Nov. 2, 2019	Nov. 3, 2018 (1)	October 28, 2017 (1)	October 29, 2016	October 31, 2015
Statement of Income data:
Revenue	$4,076,761	$4,547,846	$5,991,065	$6,224,689	$5,246,354	$3,421,409	$3,435,092
Net income	$834,235	$1,085,317	$1,363,011	$1,506,980	$805,379	$861,664	$696,878
Net income per common share
Basic	$2.26	$2.93	$3.68	$4.05	$2.32	$2.79	$2.23
Diluted	$2.24	$2.90	$3.65	$4.00	$2.29	$2.76	$2.20
Dividends declared per common share	$1.78	$1.56	$2.10	$1.89	$1.77	$1.66	$1.57
Balance Sheet data:
Total assets	$21,599,568	$21,392,641	$21,392,641	$20,438,366	$21,118,283	$7,970,278	$7,058,777
Debt	$5,592,977	$5,690,077	$5,491,919	$6,332,674	$7,851,084	$1,732,177	$869,935

(1)	Balances for fiscal 2018 and fiscal 2017 have been restated to reflect the adoption of Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (ASU 2014-09).

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MAXIM

The following table presents selected historical consolidated financial data of Maxim for the fiscal years ended June 27, 2020, June 29, 2019 and June 30, 2018 and selected historical consolidated balance sheet data as of June 27, 2020 and June 29, 2019, which have been derived from Maxim audited consolidated financial statements as of and for the fiscal year ended June 27, 2020 and related notes contained in Maxim’s Annual Report on Form 10-K for the fiscal year ended June 27, 2020, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data for each of the fiscal years ended June 24, 2017 and June 25, 2016 and the selected historical consolidated balance sheet data as of June 30, 2018, June 24, 2017 and June 25, 2016 have been derived from Maxim’s audited consolidated financial statements and related notes as of and for such years contained in Maxim’s other reports filed with the SEC, which are not incorporated by reference into this joint proxy statement/prospectus.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Maxim, including following completion of the merger, and you should read the following information together with Maxim’s consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Maxim’s Annual Report on Form 10-K for the fiscal year ended June 27, 2020, which is incorporated by reference into this joint proxy statement/prospectus, and in Maxim’s other reports filed with the SEC. For more information, see the section entitled “Where You Can Find More Information” beginning on page 195.

	Fiscal Year Ended
	June 27, 2020	June 29, 2019	June 30, 2018	June 24, 2017	June 25, 2016
	(In thousands, except per share data)
Consolidated Statement of Income Data:
Net revenues	$2,191,395	$2,314,329	$2,480,066	$2,295,615	$2,194,719
Cost of goods sold	758,743	813,823	853,945	849,135	950,331
Operating income	686,394	747,098	833,448	694,777	313,849
Net Income	654,694	827,486	467,318	571,613	227,475
Earnings Per Share Data:
Earnings per share:
Basic	$2.43	$3.01	$1.66	$2.02	$0.80
Diluted	$2.41	$2.97	$1.64	$1.98	$0.79
Weighted-average shares used in the calculation of earnings per share:
Basic	269,341	274,966	280,979	283,147	285,081
Diluted	272,028	278,777	285,674	287,974	289,479
Dividends declared and paid per share	$1.92	$1.84	$1.56	$1.32	$1.20
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	1,614,206	1,898,332	2,626,399	2,744,839	2,230,668
Working capital	1,864,495	2,168,333	2,413,014	3,026,597	2,197,645
Total assets	3,629,303	3,743,982	4,451,561	4,570,233	4,234,616
Long-term debt, excluding current portion	994,022	992,584	991,147	1,487,678	990,090
Total stockholders’ equity	1,657,457	1,845,276	1,930,940	2,202,694	2,107,814

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables present unaudited pro forma condensed combined financial information about Analog Devices’ consolidated balance sheet and statements of income after giving effect to the merger. The information under “Unaudited Pro Forma Condensed Combined Statement of Income” in the table below gives effect to the merger as if it had taken place on November 4, 2018, the beginning of the earliest period presented. The information under “Unaudited Pro Forma Condensed Combined Balance Sheet Data” in the table below assumes the merger had taken place on August 1, 2020. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting where Analog Devices is considered the acquirer of Maxim for accounting purposes. See the section titled “Accounting Treatment” beginning on page 122.

In addition, the unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Analog Devices after the merger. Future results may vary significantly from the results reflected due to various factors, including those discussed in the section titled “Risk Factors” beginning on page 35.

The information presented below should be read in conjunction with the historical consolidated financial statements of Analog Devices and Maxim, including the related notes filed by each of them with the SEC in addition to the pro forma condensed combined financial information of Analog Devices and Maxim, including the related notes appearing elsewhere in this joint proxy statement/prospectus. See the sections titled “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on pages 195 and 150, respectively.

ANALOG DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF AUGUST 1, 2020

(In thousands)

	Historical
	Analog Devices as of 8/1/20	Maxim Integrated as of 6/27/20	Pro Forma Adjustments for Reclassifications	Pro Forma Adjustments for Acquisition	Pro Forma Condensed Combined
Total assets	$21,599,568	$3,629,303	$—	$19,923,816	$45,152,687
Total debt	5,592,977	994,022	—	—	6,586,999
Total liabilities	9,822,008	1,971,846	—	1,358,717	13,152,571
Total shareholders’ equity	$11,777,560	$1,657,457	$—	$18,565,099	$32,000,116

ANALOG DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED NOVEMBER 2, 2019

(In thousands)

	Historical
	Analog Devices 12 Months Ended 11/2/19	Maxim Integrated 12 Months Ended 9/28/19 (Note 3)	Pro Forma Adjustments for Reclassifications	Pro Forma Adjustments for Acquisition	Pro Forma Condensed Combined
Revenue	$5,991,065	$2,208,874	$—	$—	$8,199,939
Operating income	$1,710,608	$669,672	$—	$(716,444)	$1,663,836
Net income (loss)	$1,363,011	$770,219	$—	$(624,267)	$1,508,963
Basic earnings per share	$3.68	$2.82	$—	$—	$2.80
Diluted earnings per share	$3.65	$2.78	$—	$—	$2.78

ANALOG DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED AUGUST 1, 2020

(In thousands)

	Historical
	Analog Devices 9 Months Ended 8/1/20	Maxim Integrated 9 Months Ended 6/27/20 (Note 3)	Pro Forma Adjustments for Reclassifications	Pro Forma Adjustments for Acquisition	Pro Forma Condensed Combined
Revenue	$4,076,761	$1,658,355	$—	$—	$5,735,116
Operating income	$1,036,572	$530,390	$—	$(508,241)	$1,058,721
Net income (loss)	$834,235	$514,538	$—	$(446,303)	$902,470
Basic earnings per share	$2.26	$1.91	$—	$—	$1.68
Diluted earnings per share	$2.24	$1.90	$—	$—	$1.67

COMPARATIVE HISTORICAL UNAUDITED PRO FORMA PER SHARE DATA

The following tables summarize unaudited per share data for (a) Analog Devices on a historical basis for the fiscal year ended November 2, 2019 and the nine months ended August 1, 2020; (b) Analog Devices on a pro forma condensed combined basis, assuming that the merger occurred on the dates indicated; (c) Maxim on a historical basis for the twelve months ended September 28, 2019 and the nine months ended June 27, 2020 and (d) Maxim on a pro forma equivalent basis, which was calculated by multiplying the corresponding pro forma condensed combined data by the exchange ratio of 0.6300 in the merger. It has been assumed for purposes of the pro forma condensed combined financial information provided below that the pro forma events occurred on November 4, 2018 for earnings per share purposes and on August 1, 2020 for book value per share purposes.

The historical earnings per share information should be read in conjunction with the historical consolidated financial statements and notes thereto of Analog Devices and Maxim incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 195. The unaudited pro forma condensed combined earnings per share information is derived from, and should be read in conjunction with, the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included in this joint proxy statement/prospectus beginning on page 150. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position of Analog Devices following the merger.

	Analog Devices 12 Months Ended 11/2/2019		Maxim Integrated 12 Months Ended 9/28/2019
	Historical	Pro Forma Condensed Combined	Historical	Pro Forma Equivalent(1)
Basic earnings per share	$3.68	$2.80	$2.82	$1.76
Diluted earnings per share	3.65	2.78	2.78	1.75
Cash dividends per share(2)	2.10	2.10	1.86	1.32
Book value per share(3)	31.79	N/A	6.58	N/A

	Analog Devices 9 Months Ended 8/1/2020		Maxim Integrated 9 Months Ended 6/27/2020
	Historical	Pro Forma Condensed Combined	Historical	Pro Forma Equivalent(1)
Basic earnings per share	$2.26	$1.68	$1.91	$1.06
Diluted earnings per share	2.24	1.67	1.90	1.05
Cash dividends per share(2)	1.78	1.78	1.44	0.73
Book value per share(3)	31.90	59.41	6.21	37.43

1)

The pro forma equivalent share amounts were calculated by multiplying the pro forma condensed combined per share amounts by the exchange ratio of 0.6300 shares of Analog Devices common stock per share of Maxim Integrated common stock. This information shows how each share of Maxim Integrated common stock would have participated in the combined company’s net income and book value if the pro forma events had occurred on the relevant dates.

2)

For the twelve months ended November 2, 2019 and the nine months ended August 1, 2020, Analog Devices paid cash dividends of $2.10 and $1.78 per share, respectively, to its stockholders. The pro forma dividends per share are based solely on Analog’s historical dividends.

3)	Amount is calculated by dividing shareholders’ equity by common shares outstanding at the end of the period.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and the documents that Analog Devices and Maxim refer you to in this registration statement, as well as oral statements made or to be made by Analog Devices and Maxim, include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, which are referred to as the “safe harbor provisions.” Statements included in or incorporated by reference into the registration statement, of which this joint proxy statement/prospectus forms a part, that are not historical facts are forward-looking statements, including statements about the beliefs and expectations of the management of each of Analog Devices and Maxim, their expectations relating to the merger and their future financial condition and performance. Words such as “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements that are intended to be covered by the safe harbor provisions. Analog Devices and Maxim caution investors that any forward-looking statements are subject to known and unknown risks and uncertainties, many of which are outside Analog Devices’ and Maxim’s control, and which may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Although these forward-looking statements are based on assumptions that Analog Devices and Maxim management, as applicable, believe to be reasonable, they can give no assurance that these expectations will prove to be correct. Investors are cautioned not to place undue reliance on these forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:

•

the occurrence of any change, event, series of events or circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Analog Devices to pay a termination fee to Maxim or require Maxim to pay a termination fee to Analog Devices;

•

uncertainties related to the timing of the receipt of required regulatory approvals for the merger and the possibility that Analog Devices and Maxim may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all;

•

the stock price for Analog Devices common stock and Maxim common stock could change before the completion of the merger, including as a result of uncertainty as to the long-term value of the common stock of the combined company or as a result of broader stock market movements;

•

the possibility that the parties are unable to complete the merger due to the failure of the Analog Devices shareholders to approve the share issuance or of Maxim stockholders to adopt the merger agreement, or the failure to satisfy any of the other conditions to the completion of the merger, or unexpected delays in satisfying any conditions;

•	delays in closing, or the failure to close, the merger for any reason, could negatively impact Analog Devices, Maxim or the combined company;

•

risks that the pendency or completion of the merger and the other transactions contemplated by the merger agreement disrupt current plans and operations, which may adversely impact Analog Devices’ or Maxim’s respective businesses;

•

difficulties or delays in integrating the businesses of Analog Devices and Maxim following completion of the merger or fully realizing the anticipated synergies or other benefits expected from the merger;

•	certain restrictions during the pendency of the proposed merger that may impact the ability of Analog Devices or Maxim to pursue certain business opportunities or strategic transactions;

•	the risk of legal proceedings that have been or may be instituted against Analog Devices, Maxim, their directors and/or others relating to the merger;

•	risks related to the diversion of the attention and time of Analog Devices’ or Maxim’s respective management teams from ongoing business concerns;

•

the risk that the proposed merger or any announcement relating to the proposed merger could have an adverse effect on the ability of Analog Devices or Maxim to retain and hire key personnel or maintain relationships with customers, suppliers, distributors, vendors, strategic partners or other third parties, including regulators and other governmental authorities or agencies, or on Analog Devices’ or Maxim’s respective operating results and businesses generally;

•	the potentially significant amount of any costs, fees, expenses, impairments or charges related to the merger;

•

the potential dilution of Analog Devices shareholders’ and Maxim stockholders’ ownership percentage of the combined company as compared to their ownership percentage of Analog Devices or Maxim, as applicable, prior to the merger;

•	the business, economic, political and other conditions in the countries in which Analog Devices or Maxim operate;

•

events beyond Analog Devices’ and Maxim’s control, such as acts of terrorism or the continuation or worsening of the COVID-19 pandemic and changes in applicable law, including changes in Analog Devices’ or Maxim’s estimates of their expected tax rate based on current tax law;

•	the potential dilution of the combined company’s earnings per share as a result of the merger;

•

Analog Devices’ and Maxim’s directors and executive officers having interests in the merger that are different from, or in addition to, the interests of Analog Devices shareholders and Maxim stockholders more generally; and

•

the possibility that the combined company’s results of operations, cash flows and financial position after the merger may differ materially from the unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus.

For further discussion of these and other risks, contingencies and uncertainties applicable to Analog Devices and Maxim, their respective businesses and the proposed merger, see the section entitled “Risk Factors” beginning on page 35 and in Analog Devices’ and Maxim’s other filings with the SEC that are incorporated by reference into this joint proxy statement/prospectus. See also the section entitled “Where You Can Find More Information” beginning on page 195 for more information about the SEC filings that are incorporated by reference into this joint proxy statement/prospectus.

All subsequent written or oral forward-looking statements attributable to Analog Devices or Maxim or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Analog Devices nor Maxim is under any obligation to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, and each expressly disclaims any obligation to do so, except as may be required by law.

RISK FACTORS

In considering how to vote with respect to the proposals to be considered and voted on at the Maxim special meeting, in the case of Maxim stockholders, or the Analog Devices special meeting, in the case of Analog Devices shareholders, you are urged to carefully consider all of the information included or incorporated by reference in this joint proxy statement/prospectus, which is listed in the section entitled “Where You Can Find More Information” beginning on page 195. You should also read and consider the risks associated with each of the businesses of Analog Devices and Maxim because these risks will also affect the combined company. The risks associated with the business of Analog Devices can be found in Analog Devices’ Annual Report on Form 10-K for the fiscal year ended November 2, 2019 and the risks associated with the business of Maxim can be found in Maxim’s Annual Report on Form 10-K for the fiscal year ended June 27, 2020, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof), each of which are incorporated by reference into this joint proxy statement/prospectus. In addition, you are urged to carefully consider the following material risks relating to the merger, the business of Analog Devices, the business of Maxim and the business of the combined company.

Risks Relating to the Merger

Because the exchange ratio is fixed and will not be adjusted in the event of any change in either Analog Devices’ or Maxim’s stock price, the value of the consideration that Maxim stockholders will receive in the merger is uncertain.

Upon completion of the merger, each share of Maxim common stock outstanding immediately prior to the merger, other than shares held in treasury by Maxim or held directly by Analog Devices or Acquisition Sub, will be converted into the right to receive 0.6300 of a share of Analog Devices common stock (with cash (without interest and less any applicable withholding taxes) in lieu of any fraction of a share of Analog Devices common stock). This exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either Analog Devices common stock or Maxim common stock prior to the completion of the merger. The market prices of Analog Devices common stock and Maxim common stock have fluctuated prior to and after the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Analog Devices special meeting and the Maxim special meeting, respectively, and through the date the merger is consummated.

Because the value of the merger consideration will depend on the market price of Analog Devices common stock at the time the merger is completed, Maxim stockholders will not know or be able to determine at the time of the Maxim special meeting the market value of the merger consideration they would receive upon completion of the merger. Similarly, Analog Devices shareholders will not know or be able to determine at the time of the Analog Devices special meeting the market value of the shares of Analog Devices common stock to be issued pursuant to the merger agreement compared to the market value of the shares of Maxim common stock that are being exchanged in the merger.

Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Analog Devices’ or Maxim’s respective businesses, operations and prospects, the uncertainty as to the extent of the duration, scope and impact of the COVID-19 pandemic, market assessments of the likelihood that the merger will be completed, interest rates, general market, industry and economic conditions and other factors generally affecting the respective prices of Analog Devices’ or Maxim’s common stock, federal, state and local legislation, governmental regulation and legal developments in the industry segments in which Analog Devices or Maxim operate, and the timing of the merger and receipt of required regulatory approvals.

Many of these factors are beyond Analog Devices’ and Maxim’s control, and neither Analog Devices nor Maxim is permitted to terminate the merger agreement solely due to a decline in the market price of the common stock of the other party. You are urged to obtain current market quotations for Analog Devices common stock and Maxim common stock in determining whether to vote in favor of the Analog Devices share issuance proposal, in the case of Analog Devices shareholders, or the Maxim merger proposal, in the case of Maxim stockholders.

The market price of Analog Devices common stock will continue to fluctuate after the merger.

Upon completion of the merger, Maxim stockholders will become holders of Analog Devices common stock. The market price of the common stock of the combined company will continue to fluctuate, potentially significantly, following completion of the merger, including for the reasons described above. As a result, former Maxim stockholders could lose some or all of the value of their investment in Analog Devices common stock. In addition, any significant price or volume fluctuations in the stock market generally could have a material adverse effect on the market for, or liquidity of, the Analog Devices common stock received in the merger, regardless of the combined company’s actual operating performance.

The merger may not be completed and the merger agreement may be terminated in accordance with its terms.

The merger is subject to a number of conditions that must be satisfied, including the approval by Analog Devices shareholders of the Analog Devices share issuance proposal and approval by Maxim stockholders of the Maxim merger proposal, or waived (to the extent permitted), in each case prior to the completion of the merger. These conditions are described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 144. These conditions to the completion of the merger, some of which are beyond the control of Analog Devices and Maxim, may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or not completed.

Additionally, either Analog Devices or Maxim may terminate the merger agreement under certain circumstances, including, among other reasons, if the merger is not completed by July 12, 2021 (which date may be extended to October 12, 2021 under certain circumstances if certain regulatory approvals have not been obtained by July 12, 2021 and then again to January 12, 2022 under such circumstances if such regulatory approvals have still not been obtained by October 12, 2021). In addition, if the merger agreement is terminated under certain circumstances specified in the merger agreement, Analog Devices or Maxim, as applicable, may be required to pay the other party a termination fee of $725 million, including certain circumstances in which the Analog Devices board of directors or the Maxim board of directors, as applicable, effects a change of recommendation (as defined in the section entitled “The Merger Agreement—No Change of Recommendation” beginning on page 137) or under certain circumstances where Analog Devices or Maxim, as applicable, enters into an agreement with respect to (or consummates) a superior proposal following the termination of the merger agreement. In addition, if the merger agreement is terminated under certain other circumstances specified in the merger agreement, Analog Devices may be required to pay Maxim a termination fee of $830 million, including if Analog Devices or Maxim terminates the merger agreement because the merger has not been completed by January 12, 2022 and the only other conditions yet to be satisfied are those relating to certain required regulatory approvals and the absence of restraints under applicable competition laws. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 146 and the section entitled “The Merger Agreement—Termination Fees” beginning on page 147 for a more complete discussion of the circumstances under which the merger agreement could be terminated and when a termination fee may be payable by Analog Devices or Maxim.

The termination of the merger agreement could negatively impact Analog Devices or Maxim and the trading prices of Analog Devices or Maxim common stock.

If the merger is not completed for any reason, including because Analog Devices shareholders fail to approve the Analog Devices share issuance proposal or because Maxim stockholders fail to approve the Maxim merger proposal, the ongoing businesses of Analog Devices and Maxim may be adversely affected and, without realizing any of the expected benefits of having completed the merger, Analog Devices and Maxim would be subject to a number of risks, including the following:

•	each company may experience negative reactions from the financial markets, including negative impacts on its stock price;

•	each company may experience negative reactions from its customers, suppliers, distributors and employees;

•

each company will be required to pay its respective costs relating to the merger, such as financial advisory, legal, financing and accounting costs and associated fees and expenses, whether or not the merger is completed;

•

the merger agreement places certain restrictions on the conduct of each company’s business prior to completion of the merger and such restrictions, the waiver of which is subject to the consent of the other company (not to be unreasonably withheld, conditioned or delayed), which may have prevented Analog Devices and Maxim from making certain acquisitions or Analog Devices and Maxim from taking certain other specified actions during the pendency of the merger that would have been beneficial (see the section entitled “The Merger Agreement—Conduct of Business Prior to the Merger’s Completion” beginning on page 132 for a description of the restrictive covenants applicable to Analog Devices and Maxim); and

•

matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Analog Devices management and Maxim management, which could otherwise have been devoted to day-to-day operations or to other opportunities that may have been beneficial to Analog Devices or Maxim, as applicable, as an independent company.

The market price for shares of common stock of Analog Devices may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of Analog Devices common stock or Maxim common stock.

Upon consummation of the merger, Analog Devices shareholders and Maxim stockholders will both hold shares of common stock in the combined company. Analog Devices’ businesses differ from those of Maxim, and Maxim’s businesses differ from those of Analog Devices, and, accordingly, the results of operations of the combined company will be affected by some factors that are different from those currently or historically affecting the results of operations of Analog Devices and those currently or historically affecting the results of operations of Maxim. The results of operations of the combined company may also be affected by factors different from those that currently affect or have historically affected either Analog Devices or Maxim. For a discussion of the businesses of each of Analog Devices and Maxim and some important factors to consider in connection with those businesses, see the section entitled “The Parties to the Merger” beginning on page 51 and the documents and information included elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus and listed under the section entitled “Where You Can Find More Information” beginning on page 195.

In addition, based on the number of shares of Maxim common stock outstanding as of August 31, 2020, it is expected that Analog Devices will issue approximately 168 million shares of Analog Devices common stock in the merger. Former Maxim stockholders may decide not to hold the shares of Analog Devices common stock that they will receive in the merger, and Analog Devices shareholders may decide to reduce their investment in Analog Devices as a result of the changes to Analog Devices’ investment profile as a result of the merger. Other Maxim stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of Analog Devices common stock that they receive in the merger. Such sales of Analog Devices common stock could have the effect of depressing the market price for Analog Devices common stock.

The shares of common stock of the combined company to be received by Maxim stockholders as a result of the merger will have rights different from the shares of Maxim common stock.

Upon completion of the merger, Maxim stockholders will no longer be stockholders of Maxim but will instead become Analog Devices shareholders, and their rights as shareholders will be governed by the terms of the Massachusetts General Laws, Analog Devices’ amended and restated articles of organization, which is referred to as the “Analog Devices charter,” and Analog Devices’ amended and restated bylaws, which are referred to as the “Analog Devices bylaws.” See the section entitled “Comparison of Shareholders’ Rights” beginning on page 172 for a discussion of these rights.

After the merger, Maxim stockholders will have a significantly lower ownership and voting interest in Analog Devices than they currently have in Maxim and will exercise less influence over management and policies of the combined company.

Based on the number of shares of Analog Devices common stock and Maxim common stock outstanding on August 31, 2020 and the exchange ratio, upon completion of the merger, former Maxim stockholders are expected to own approximately 31% of the outstanding shares of Analog Devices common stock and Analog Devices shareholders immediately prior to the merger are expected to own approximately 69% of the outstanding shares of Analog Devices common stock. Consequently, former Maxim stockholders will have less influence over the management and policies of the combined company than they currently have over the management and policies of Maxim.

Until the completion of the merger or the termination of the merger agreement in accordance with its terms, Analog Devices and Maxim are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Analog Devices or Maxim and their respective shareholders.

From and after the date of the merger agreement and prior to completion of the merger, the merger agreement restricts Analog Devices and Maxim from taking specified actions without the consent of the other party and requires that the business of each company and its respective subsidiaries be conducted in the ordinary course in all material respects. These restrictions may prevent Analog Devices or Maxim, as applicable, from making appropriate changes to their respective businesses or organizational structures or from pursuing attractive business opportunities that may arise prior to the completion of the merger, and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from these restrictions during the pendency of the merger could be exacerbated by any delays in consummation of the merger or termination of the merger agreement. See the section entitled “The Merger Agreement—Conduct of Business Prior to the Merger’s Completion” beginning on page 132.

Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the merger.

The merger is subject to a number of conditions to closing as specified in the merger agreement. These closing conditions include, among others, the effectiveness of the registration statement on Form S-4 (of which this joint proxy statement/prospectus forms a part) registering the Analog Devices common stock issuable pursuant to the merger agreement and the absence of any stop order or proceedings by the SEC with respect thereto, the expiration or earlier termination of any applicable waiting period (or any extension thereof), and the receipt of required approvals, under U.S. and certain foreign competition laws, approval for listing on Nasdaq of the shares of Analog Devices common stock to be issued pursuant to the merger agreement, and the absence of governmental restraints or prohibitions preventing the consummation of the merger. The obligation of each of Maxim and Analog Devices to consummate the merger is also conditioned on, among other things, the truth and accuracy of the representations and warranties made by the other party on the date of the merger agreement and on the closing date (subject to certain materiality and material adverse effect qualifiers), and the performance by the other party in all material respects of its obligations under the merger agreement. No assurance can be given that the required shareholder, governmental and regulatory consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the required conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that Analog Devices and Maxim expect to achieve if the merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 144.

Analog Devices and Maxim must obtain certain regulatory approvals and clearances to consummate the merger, which, if delayed, not granted or granted with burdensome or unacceptable conditions, could prevent, substantially delay or impair consummation of the merger, result in additional expenditures of money and resources or reduce the anticipated benefits of the merger.

The completion of the merger is subject to the receipt of regulatory clearance in the United States and in certain foreign jurisdictions.

With respect to the United States, under the HSR Act, the merger may not be completed until Notification and Report Forms have been filed with the FTC and the DOJ and the applicable waiting period (or any extension thereof) has expired or been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR notifications or the early termination of that waiting period, at the earliest. If the FTC or the DOJ issues a Request for Additional Information and Documentary Material (known as a Second Request) prior to the expiration of the waiting period, the parties must observe an additional 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period (or commit not to consummate the transaction for a specified period of time). Analog Devices and Maxim each filed an HSR notification with the FTC and the DOJ on July 24, 2020. On August 24, 2020, Analog Devices voluntarily withdrew its HSR notification and re-filed its HSR notification on August 26, 2020, commencing a new 30-day waiting period under the HSR Act.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the DOJ or the FTC, or any state, could take such action under competition laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, any state could take such action under competition laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Under certain circumstances, private parties may also seek to take legal action against the transaction under competition laws.

The merger is also subject to clearance or approval by competition authorities in certain other jurisdictions. The merger cannot be completed until Analog Devices and Maxim obtain clearance to consummate the merger or applicable waiting periods (or any extension thereof) have expired or been terminated in each applicable jurisdiction. Analog Devices and Maxim, in consultation and cooperation with each other, will file notifications, as required by competition authorities in certain other jurisdictions, as promptly as practicable after the date of the merger agreement. The relevant competition authorities could take such actions under the applicable competition laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Any one of these requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of or reduce the anticipated benefits of the merger. There is no assurance that Analog Devices and Maxim will obtain all required regulatory clearances or approvals on a timely basis, or at all. Failure to obtain the necessary clearance in any of these jurisdictions could substantially delay or prevent the consummation of the merger, which could negatively impact both Analog Devices and Maxim.

Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the merger.

The success of the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Competition for qualified personnel can be intense.

Current and prospective employees of Analog Devices and Maxim may experience uncertainty about their future role with Analog Devices and Maxim until strategies with regard to these employees are announced or executed, which may impair Analog Devices’ and Maxim’s ability to attract, retain and motivate key management, sales, marketing, technical and other personnel prior to and following the merger. Employee retention may be particularly challenging during the pendency of the merger, as employees of Analog Devices and Maxim may experience uncertainty about their future roles with the combined company. If Analog Devices and Maxim are unable to retain personnel that are critical to the successful integration and future operations of the companies, Analog Devices and Maxim could face disruptions in their operations, loss of existing customers or loss of sales to existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.

If key employees of Analog Devices or Maxim depart, the integration of the companies may be more difficult and the combined company’s business following the merger may be harmed. Furthermore, the combined company may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of each of Analog Devices or Maxim, and the combined company’s ability to realize the anticipated benefits of the merger may be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management, including disruptions associated with integrating employees into the combined company. No assurance can be given that the combined company will be able to attract or retain key employees of Analog Devices and Maxim to the same extent that those companies have been able to attract or retain their own employees in the past.

The merger, and uncertainty regarding the merger, may cause customers, suppliers, distributors or strategic partners to delay or defer decisions concerning Analog Devices or Maxim and adversely affect each company’s ability to effectively manage its respective business.

The merger will happen only if the stated conditions are met, including the approval of the Analog Devices share issuance proposal, the approval of the Maxim merger proposal and the receipt of required regulatory approvals, among other conditions. Many of the conditions are outside the control of Analog Devices and Maxim, and both parties also have certain rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause customers, suppliers, distributors, vendors, strategic partners or others that deal with Analog Devices or Maxim to delay or defer entering into contracts with Analog Devices or Maxim or making other decisions concerning Analog Devices or Maxim or seek to change or cancel existing business relationships with Analog Devices or Maxim, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have an adverse impact on the respective businesses of Analog Devices and Maxim, regardless of whether the merger is ultimately completed.

In addition, the merger agreement restricts Analog Devices, Maxim and their respective subsidiaries from making certain acquisitions and Analog Devices and Maxim and their respective subsidiaries from taking other specified actions during the pendency of the merger without the consent of the other parties. These restrictions may prevent Analog Devices and Maxim from pursuing attractive business opportunities or strategic transactions that may arise prior to the completion of the merger. See the section entitled “The Merger Agreement—Conduct of Business Prior to the Merger’s Completion” beginning on page 132 for a description of the restrictive covenants to which each of Analog Devices and Maxim is subject.

The opinions rendered to Analog Devices and Maxim from their respective financial advisors will not reflect changes in circumstances between the dates of such opinions and the completion of the merger.

Morgan Stanley and BofA Securities delivered their oral opinions to the Analog Devices board of directors on July 11, 2020, which opinions were subsequently confirmed in a written opinion from each of Morgan Stanley and BofA Securities dated as of the same date, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in the written opinions, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Analog Devices. At the meeting of the Maxim board of directors on July 12, 2020, J.P. Morgan rendered an oral opinion to the Maxim board of directors, subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion dated July 12, 2020, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in its written opinion, the exchange ratio in the merger was fair, from a financial point of view, to Maxim stockholders.

Neither Analog Devices nor Maxim has obtained, nor will either of them obtain, an updated opinion from Morgan Stanley, BofA Securities or J.P. Morgan, as applicable, regarding the fairness, from a financial point of view, of the exchange ratio, including as of the date of this joint proxy statement/prospectus or of the special meetings, or prior to the completion of the merger. Each of Morgan Stanley’s opinion, BofA Securities’ opinion, and J.P. Morgan’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Morgan Stanley, BofA Securities and J.P. Morgan, as applicable, only as of the dates of the respective opinions of Morgan Stanley, BofA Securities and J.P. Morgan and such opinions do not address the fairness of the exchange ratio, from a financial point of view, at the time the merger is completed. Changes in the operations and prospects of Analog Devices or Maxim, general economic, monetary, market and other conditions and other factors that may be beyond the control of Analog Devices and Maxim, and on which the opinion of Morgan Stanley, the opinion of BofA Securities, and the opinion of J.P. Morgan was based, may alter the value of Analog Devices or Maxim or the prices of shares of Analog Devices common stock or Maxim common stock by the time the merger is completed. The opinions of Morgan Stanley, BofA Securities and J.P. Morgan do not speak as of any date other than the respective dates of such opinions. The recommendation of the Analog Devices board of directors that Analog Devices shareholders vote “FOR” the Analog Devices share issuance proposal and “FOR” the Analog Devices adjournment proposal and the recommendation of the Maxim board of directors that Maxim stockholders vote “FOR” the Maxim merger proposal, “FOR” the Maxim compensation proposal and “FOR” the Maxim adjournment proposal are each made as of the date of this joint proxy statement/prospectus. For a description of the opinions that Analog Devices and Maxim received from their respective financial advisors, see the sections entitled “The Merger—Opinions of Analog Devices’ Financial Advisors” beginning on page 86 and “The Merger—Opinion of Maxim’s Financial Advisor” beginning on page 102.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Analog Devices and Maxim, which could have an adverse effect on their respective businesses and financial results.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Analog Devices and Maxim. Specifically:

•

current and prospective employees of Analog Devices and Maxim will experience uncertainty about their future roles with the combined company, which might adversely affect Analog Devices’ or Maxim’s abilities to retain key managers and other employees; and

•	the attention of management of each of Analog Devices and Maxim may be directed toward the completion of the merger.

In addition, Analog Devices and Maxim have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of their respective businesses. If the merger is not completed, Analog Devices and Maxim will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.

The directors and executive officers of Analog Devices and Maxim have interests and arrangements that may be different from, or in addition to, those of Analog Devices shareholders and Maxim stockholders.

When considering the recommendations of the Analog Devices boards of directors or the Maxim board of directors, as applicable, with respect to the proposals described in this joint proxy statement/prospectus, shareholders should be aware that the directors and executive officers of each of Analog Devices and Maxim have interests in the merger that are different from, or in addition to, those of Analog Devices shareholders and Maxim stockholders generally. These interests include the continued employment of certain executive officers of Analog Devices by the combined company, the continued service of certain directors of Analog Devices and Maxim as directors of the combined company, the treatment in the merger of outstanding equity, equity-based and incentive awards, severance arrangements, other compensation and benefit arrangements, and the right to continued indemnification of former Analog Devices and Maxim directors and officers by the combined company.

Analog Devices shareholders and Maxim stockholders should be aware of these interests when they consider the recommendations of the Analog Devices board of directors or the Maxim boards of directors, as applicable, that they vote to approve the Analog Devices share issuance proposal, in the case of Analog Devices shareholders, or that they vote to approve the Maxim merger proposal, in the case of Maxim stockholders. The Analog Devices board of directors was aware of and considered these interests when it determined that the merger and the share issuance were fair to and in the best interests of Analog Devices and its shareholders, approved and declared advisable the merger agreement, and recommended that Analog Devices shareholders approve the share issuance. The interests of Analog Devices directors and executive officers are described in more detail in the section entitled “Interests of Analog Devices’ Directors and Executive Officers in the Merger” beginning on page 163. Likewise, the Maxim board of directors was aware of and considered these interests when it determined that the merger was fair to and in the best interests of Maxim and its stockholders, approved and declared advisable the merger agreement, and recommended that Maxim stockholders adopt the merger agreement. The interests of Maxim directors and executive officers are described in more detail in the section entitled “Interests of Maxim’s Directors and Executive Officers in the Merger” beginning on page 164.

Analog Devices or Maxim may waive one or more of the closing conditions without re-soliciting shareholder approval.

To the extent permitted by law, Analog Devices or Maxim may determine to waive, in whole or part, one or more of the conditions to their respective obligations to consummate the merger. Analog Devices and Maxim currently expect to evaluate the materiality of any waiver and its effect on Analog Devices shareholders or Maxim stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies or voting cards is required in light of such waiver. Any determination as to whether to waive any condition to the merger or as to re-soliciting shareholder approval or amending this joint proxy statement/prospectus as a result of a waiver will be made by Analog Devices or Maxim, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

The merger agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with either Analog Devices or Maxim.

The merger agreement contains “no shop” provisions that restrict each of Analog Devices’ and Maxim’s ability to, among other things (each as described under the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 135):

•

solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any person of, any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•

furnish any information regarding Analog Devices or Maxim or their respective subsidiaries in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, an acquisition proposal;

•

engage in or otherwise participate in any discussions or negotiations with any person with respect to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal; or

•

approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any acquisition proposal.

Furthermore, there are only limited exceptions to the requirement under the merger agreement that neither the Analog Devices board of directors nor the Maxim board of directors withdraw, modify, amend or qualify the Analog Devices recommendation or the Maxim recommendation, as applicable (each as defined in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 129). Although the Analog Devices board of directors or Maxim board of directors is permitted to effect a change of recommendation, after complying with certain procedures set forth in the merger agreement, in response to a superior proposal or to an intervening event (if the applicable board of directors determines in good faith that a failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law), such change of recommendation would entitle the other party to terminate the merger agreement and collect a termination fee from the party making a change of recommendation in the amount of $725 million. For more information, see the sections entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 146 and “The Merger Agreement—Termination Fees” beginning on page 147.

These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that implied by the exchange ratio in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

The merger will involve substantial costs.

Analog Devices and Maxim have incurred and expect to incur a number of non-recurring costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the merger. These costs and expenses include fees paid to financial, legal and accounting advisors, facilities and systems consolidation costs, severance and other potential employment-related costs, including severance payments that may be made to certain Maxim employees, filing fees, printing expenses and other related charges. Some of these costs are payable by Analog Devices or Maxim regardless of whether the merger is completed.

The combined company will also incur restructuring and integration costs in connection with the merger. The costs related to restructuring will be expensed as a cost of the ongoing results of operations of either Analog Devices or the combined company. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the merger and the integration of Maxim’s business. Although Analog Devices expects that the elimination of duplicative costs, strategic benefits, and additional income, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and restructuring costs over time, any net benefit may not be achieved in the near term or at all. Many of these costs will be borne by Analog Devices even if the merger is not completed. While Analog Devices has assumed that certain expenses would be incurred in connection with the merger and the other transactions contemplated by the merger agreement, there are many factors beyond Analog Devices’ control that could affect the total amount or the timing of the integration and implementation expenses.

Analog Devices shareholders and Maxim stockholders will not be entitled to appraisal rights in the merger.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from an extraordinary transaction, such as a merger, and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because the merger is of Acquisition Sub with and into Maxim and holders of Analog Devices common stock will continue to hold their shares following completion of the merger, holders of Analog Devices common stock are not entitled to appraisal rights.

Because shares of Analog Devices common stock are listed on Nasdaq, a national securities exchange, and are expected to continue to be so listed, and because Maxim stockholders are not required by the terms of the merger agreement to accept for their shares anything other than shares of Analog Devices common stock and cash in lieu of fractional shares, holders of Maxim common stock will not be entitled to appraisal rights in the merger. See the section entitled “No Appraisal Rights” beginning on page 185.

Lawsuits have been filed against Maxim, Analog Devices, Acquisition Sub and the members of the Maxim board of directors in connection with the merger and additional lawsuits may be filed in the future. An adverse ruling in any such lawsuit may prevent the merger from becoming effective or from becoming effective within the expected time frame.

Transactions like the proposed merger are frequently subject to litigation or other legal proceedings, including actions alleging that the Analog Devices board of directors or the Maxim board of directors breached their respective fiduciary duties to their shareholders by entering into the merger agreement, by failing to obtain a greater value in the transaction for their shareholders or otherwise. As of September 1, 2020, purported Maxim stockholders have filed three complaints in federal court in connection with the merger, including one putative securities class action. The complaints name Maxim, its directors and, in one instance, Analog Devices and Acquisition Sub as defendants and seek, among other remedies, to enjoin the merger. For additional information see the section entitled “The Merger—Litigation Relating to the Merger” beginning on page 121. Additional lawsuits related to the merger may be filed in the future. Although Analog Devices and Maxim will defend against such lawsuits, there can be no assurance that they will be successful in doing so. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on the business, results of operation or financial position of Analog Devices, Maxim or the combined company, including through the possible diversion of either company’s resources or distraction of key personnel. See the section entitled “The Merger—Litigation Relating to the Merger” beginning on page 121 for more information about the lawsuits that have been filed related to the merger.

Furthermore, one of the conditions to the completion of the merger is that no injunction by any court or other governmental entity of competent jurisdiction will be in effect that prevents, enjoins or makes illegal the consummation of the merger. As such, if any of the plaintiffs are successful in obtaining an injunction preventing the consummation of the merger, that injunction may prevent the merger from becoming effective or from becoming effective within the expected time frame.

Risks Relating to the Combined Company

Combining the businesses of Analog Devices and Maxim may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the merger, which may adversely affect the combined company’s business results and negatively affect the value of the combined company’s common stock.

The success of the merger will depend on, among other things, the ability of Analog Devices and Maxim to combine their businesses in a manner that facilitates growth opportunities and realizes expected cost savings. Analog Devices and Maxim have entered into the merger agreement because each believes that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of their respective shareholders and that combining the businesses of Analog Devices and Maxim will produce benefits and cost savings. See also the section entitled “The Merger—Recommendation of the Analog Devices Board of Directors; Analog Devices’ Reasons for the Merger” beginning on page 78 and “ The Merger—Recommendation of the Maxim Board of Directors; Maxim’s Reasons for the Merger” beginning on page 81.

However, Analog Devices and Maxim must successfully combine their respective businesses in a manner that permits these benefits to be realized. In addition, the combined company must achieve the anticipated growth and cost savings without adversely affecting current revenues and investments in future growth. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the common stock of the combined company.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what Analog Devices and Maxim expect and may take longer to achieve than anticipated. If Analog Devices and Maxim are not able to adequately address integration challenges, they may be unable to successfully integrate their operations or realize the anticipated benefits of the integration of the two companies.

The failure to successfully integrate the businesses and operations of Analog Devices and Maxim in the expected time frame may adversely affect the combined company’s future results.

Analog Devices and Maxim have operated and, until the completion of the merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Analog Devices employees or key Maxim employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of Analog Devices and Maxim in order to realize the anticipated benefits of the merger so the combined company performs as expected:

•	combining the companies’ operations and corporate functions;

•

combining the businesses of Analog Devices and Maxim and meeting the capital requirements of the combined company, in a manner that permits the combined company to achieve any cost savings or other synergies anticipated to result from the merger, the failure of which would result in the anticipated benefits of the merger not being realized in the time frame currently anticipated or at all;

•	integrating personnel from the two companies, especially in the COVID-19 environment which has required employees to work remotely in some locations;

•	integrating the companies’ technologies;

•	integrating and unifying the offerings and services available to customers;

•	identifying and eliminating redundant and underperforming functions and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	maintaining existing agreements with customers, suppliers, distributors and vendors and avoiding delays in entering into new agreements with prospective customers, suppliers, distributors and vendors;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ administrative and information technology infrastructure;

•	coordinating distribution and marketing efforts;

•	managing the movement of certain positions to different locations;

•	coordinating geographically dispersed organizations; and

•	effecting actions that may be required in connection with obtaining regulatory approvals.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the combined company.

The combined company may not be able to retain customers, suppliers or distributors, or customers, suppliers or distributors may seek to modify contractual relationships with the combined company, which could have an adverse effect on the combined company’s business and operations. Third parties may terminate or alter existing contracts or relationships with Analog Devices or Maxim.

As a result of the merger, the combined company may experience impacts on relationships with customers, suppliers and distributors that may harm the combined company’s business and results of operations. Certain customers, suppliers or distributors may seek to terminate or modify contractual obligations following the merger whether or not contractual rights are triggered as a result of the merger. There can be no guarantee that customers, suppliers and distributors will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the merger. If any customers, suppliers or distributors seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business and results of operations may be harmed. Furthermore, the combined company will not have long-term arrangements with many of its significant suppliers. If the combined company’s suppliers were to seek to terminate or modify an arrangement with the combined company, then the combined company may be unable to procure necessary supplies from other suppliers in a timely and efficient manner and on acceptable terms, or at all.

Analog Devices and Maxim also have contracts with vendors, landlords, licensors and other business partners which may require Analog Devices or Maxim, as applicable, to obtain consent from these other parties in connection with the merger. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue, incur costs and lose rights that may be material to the combined company’s business. In addition, third parties with whom Analog Devices or Maxim currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the merger. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the merger. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the merger or by a termination of the merger agreement.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

The combined company may be exposed to increased litigation from shareholders, customers, suppliers, distributors, consumers and other third parties due to the combination of Analog Devices’ business and Maxim’s business following the merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

The Analog Devices and Maxim unaudited prospective financial information is inherently subject to uncertainties, the unaudited pro forma condensed combined financial information included in this document is preliminary and the combined company’s actual financial position and results of operations after the merger may differ materially from these estimates and the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not reflect the effect of any divestitures that may be required in connection with the merger.

The unaudited pro forma condensed combined financial information and unaudited pro forma per share data included in this joint proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and are not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The combined company’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not reflect the effect of any divestitures that may be required in connection with the merger. For more information, see the sections entitled “Comparative Historical Unaudited Pro Forma Per Share Data” beginning on page 32 and “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 150.

While presented with numeric specificity, the Analog Devices and Maxim unaudited pro forma condensed combined financial information provided in this joint proxy statement/prospectus is based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition, general business, the semiconductor and related industries, and economic, market and financial conditions and additional matters specific to Analog Devices’ or Maxim’s business, as applicable) that are inherently subjective and uncertain and are beyond the control of the respective management teams of Analog Devices and Maxim. As a result, actual results may differ materially from the unaudited pro forma condensed combined financial information. Important factors that may affect actual results and cause these unaudited projected financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Analog Devices’ or Maxim’s business, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions. For more information see the sections entitled “The Merger—Analog Devices Unaudited Financial Projections” beginning on page 111, “The Merger—Maxim Unaudited Financial Projections” beginning on page 114 and “The Merger—Certain Estimated Synergies” beginning on page 117.

The combined company may be unable to retain Analog Devices and Maxim personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of the professionals currently employed by Analog Devices and Maxim. It is possible that these employees may decide not to remain with Analog Devices or Maxim, as applicable, while the merger is pending, or with the combined company. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Analog Devices and Maxim to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Analog Devices and Maxim may not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms.

The combined company’s debt may limit its financial flexibility.

Analog Devices and Maxim continue to review the treatment of their existing indebtedness. Analog Devices and Maxim may seek to repay, refinance, repurchase, redeem, exchange or otherwise terminate their existing indebtedness prior to, in connection with or following the completion of the merger. If either Analog Devices or Maxim seeks to refinance its existing indebtedness, there can be no guarantee that it will be able to execute the refinancing on favorable terms or at all. Alternatively, Analog Devices and Maxim may seek to leave all or a portion of their existing indebtedness outstanding as the primary obligation of the combined company or to incur additional indebtedness or refinancing indebtedness prior to, in connection with or following the completion of the merger.

Analog Devices’ or Maxim’s substantial indebtedness could have adverse effects on such company’s and/or the combined company’s financial condition and results of operations, including:

•	increasing its vulnerability to changing economic, regulatory and industry conditions;

•	limiting its ability to compete and its flexibility in planning for, or reacting to, changes in its business and the industry;

•	limiting its ability to pay dividends to its shareholders;

•	limiting its ability to borrow additional funds; and

•

increasing its interest expense and requiring it to dedicate a substantial portion of its cash flow from operations to payments on its debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, and share repurchases, dividends and other purposes.

The companies’ ability to arrange any additional financing for the purposes described above or otherwise will depend on, among other factors, the companies’ respective financial positions and performance, as well as prevailing market conditions and other factors beyond their control. The level and quality of the combined company’s earnings, operations, business and management, among other things, will impact the determination of the combined company’s credit ratings. A decrease in the ratings assigned to the combined company by the ratings agencies may negatively impact the combined company’s access to the debt capital markets and increase the combined company’s cost of borrowing. There can be no assurance that the combined company will be able to obtain financing on acceptable terms or at all. In addition, there can be no assurance that the combined company will be able to maintain the current creditworthiness or prospective credit ratings of Analog Devices or Maxim, and any actual or anticipated changes or downgrades in such credit ratings may have a negative impact on the liquidity, capital position or access to capital markets of the combined company.

If the existing indebtedness of Analog Devices and/or Maxim remains outstanding, or if either company refinances its existing indebtedness, covenants contained in the agreements governing such indebtedness will impose restrictions on the combined company and certain of its subsidiaries that may affect their ability to operate their businesses.

The agreements that govern the indebtedness of Analog Devices and Maxim, in addition to any refinanced indebtedness, may contain various affirmative and negative covenants. Such covenants may, subject to certain significant exceptions, restrict the ability of the combined company and certain of its subsidiaries to, among other things, incur liens, incur debt, engage in mergers, consolidations and acquisitions, transfer assets outside the ordinary course of business, make loans or other investments, pay dividends, repurchase equity interests, make other payments with respect to equity interests, repay or repurchase subordinated debt and engage in affiliate transactions. In addition, the agreements governing the existing indebtedness of Analog Devices and Maxim contain financial covenants that would require the combined company to maintain certain financial ratios under certain circumstances. The ability of the combined company and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate the combined company’s repayment obligations.

Declaration, payment and amounts of dividends, if any, distributed to shareholders of the combined company will be uncertain.

Whether any dividends are declared or paid to shareholders of the combined company, and the amounts of any such dividends that are declared or paid, are uncertain and depend on a number of factors. If dividends are paid to shareholders of the combined company, they may not be of the same amount as paid by Analog Devices or Maxim to their respective shareholders prior to the merger. The Analog Devices board of directors will have the discretion to determine the dividend policy of the combined company, including the amount and timing of dividends, if any, that the combined company may declare from time to time, which may be impacted by any of the following factors:

•	the combined company may not have enough cash to pay such dividends or to repurchase shares due to its cash requirements, capital spending plans, cash flow or financial position;

•

decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Analog Devices board of directors, which could change its dividend practices at any time and for any reason;

•	the combined company’s desire to maintain or improve the credit ratings on its debt;

•

the amount of dividends that the combined company may distribute to its shareholders is subject to restrictions under Massachusetts law and is limited by restricted payment and leverage covenants in the combined company’s credit facilities and indentures and, potentially, the terms of any future indebtedness that the combined company may incur; and

•	certain limitations on the amount of dividends subsidiaries of the combined company can distribute to the combined company, as imposed by state law, regulators or agreements.

Shareholders should be aware that they have no contractual or other legal right to dividends that have not been declared.

The combined company is subject to risks arising from the ongoing COVID-19 pandemic.

The outbreak of COVID-19, which the World Health Organization declared a pandemic in March 2020, has spread across the globe and disrupted the global economy. Governmental actions to reduce the spread of COVID-19 have negatively impacted the macroeconomic environment in many ways, while the pandemic itself has significantly increased economic uncertainty and abruptly reduced economic activity.

The extent to which the COVID-19 pandemic will impact the combined company is highly uncertain and is difficult to predict. The pandemic’s effects and their extent will depend on various factors, including, but not limited to, the duration, scope and impact of the pandemic, restrictions on business and social distancing guidelines that may be requested or mandated by governmental authorities and how quickly and to what extent normal economic and operating conditions can resume. Relevant adverse consequences of the pandemic could include reduced liquidity, increased volatility of the combined company’s stock price, operational disruption or failure due to spread of disease within the combined company or due to restrictions on business and social distancing guidelines imposed or requested by governmental authorities, unavailability of raw materials, disruption in the supply chain and increased cybersecurity and fraud risks due to increased online and remote activity, as well as the adverse consequences of a macroeconomic slowdown, recession or depression.

Even after the COVID-19 pandemic has subsided, the combined company may continue to experience adverse impacts to its business as a result of the COVID-19’s global economic impact, including reduced availability of credit, adverse impacts on liquidity and the negative financial effects from any recession or depression that may occur.

Other Risk Factors of Analog Devices and Maxim

Analog Devices’ and Maxim’s businesses are and will be subject to the risks described above. In addition, Analog Devices and Maxim are, and will continue to be, subject to the risks described in, as applicable, the Analog Devices Annual Report on Form 10-K for the year ended November 2, 2019, and the Maxim Annual Report on Form 10-K for the year ended June 27, 2020, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 195 for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE PARTIES TO THE MERGER

Analog Devices, Inc.

One Technology Way

Norwood, Massachusetts 02062-9106

(781) 329-4700

Analog Devices is a global leader in the design, manufacture and marketing of a broad portfolio of solutions that leverage high-performance analog, mixed-signal and digital signal processing technology, including integrated circuits, algorithms, software and subsystems. Since its inception in 1965, Analog Devices has focused on solving the engineering challenges associated with signal processing in virtually all types of electronic applications. Analog Devices’ signal processing products play a fundamental role in converting, conditioning and processing real-world phenomena such as temperature, pressure, sound, light, speed and motion into electrical signals to be used in a wide array of electronic applications.

Analog Devices common stock is listed on Nasdaq under the ticker symbol “ADI.”

For more information about Analog Devices, please visit Analog Devices’ website at http://www.analog.com. The information contained on Analog Devices’ website or accessible through it (other than the documents incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about Analog Devices is included in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 195.

Maxim Integrated Products, Inc.

160 Rio Robles

San Jose, California 95134

(408) 601-1000

Maxim designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits, commonly referred to as analog circuits, for a large number of customers in diverse geographic locations. Maxim is a global company with a wafer manufacturing facility in the United States, testing facilities in the Philippines and Thailand, and sales and circuit design offices around the world. Maxim also utilizes third party foundries to manufacture its products. The major end markets in which Maxim’s products are sold are the Automotive, Communications and Data Center, Computing, Consumer and Industrial markets.

Maxim is a Delaware corporation that was originally incorporated in California in 1983. Maxim common stock is listed on the Nasdaq under the ticker symbol “MXIM.”

For more information about Maxim, please visit Maxim’s website at http://www.maximintegrated.com. The information contained on Maxim’s website or accessible through it (other than the documents incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about Maxim is included in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 195.

Magneto Corp.

One Technology Way

Norwood, Massachusetts 02062-9106

(781) 329-4700

Acquisition Sub was formed by Analog Devices solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. By operation of the merger, Acquisition Sub will be merged with and into Maxim, with Maxim continuing as the surviving corporation and as a wholly owned subsidiary of Analog Devices.

THE ANALOG DEVICES SPECIAL MEETING

This joint proxy statement/prospectus is being mailed to holders of record of Analog Devices common stock as of the close of business on August 31, 2020 and constitutes notice of the Analog Devices special meeting in conformity with the requirements of the Massachusetts General Laws and the Analog Devices bylaws.

This joint proxy statement/prospectus is being provided to Analog Devices shareholders as part of a solicitation of proxies by the Analog Devices board of directors for use at the Analog Devices special meeting and at any adjournments or postponements of the Analog Devices special meeting. Analog Devices shareholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement.

Date, Time and Place of the Analog Devices Special Meeting

The Analog Devices special meeting is scheduled to be held at Analog Devices’ offices located at One Technology Way, Norwood, Massachusetts 02062, on October 8, 2020, beginning at 11:00 a.m., Eastern Time, unless postponed to a later date.

Due to concerns about the COVID-19 pandemic and limitations on the size of public gatherings, we may hold the Analog Devices special meeting solely by means of remote communication. In that event, we will announce any change as promptly as practicable, and details on how to participate will be issued by press release, posted on our website and filed with the U.S. Securities and Exchange Commission as supplemental proxy material.

Due to the COVID-19 pandemic, social distancing guidelines and limitations on the size of public gatherings, shareholders who wish to attend the Analog Devices special meeting in person must register in advance by contacting Analog Devices by phone at (781) 461-3282 no later than the close of business on October 1, 2020, or by delivering notice (which must be received no later than the close of business on October 1, 2020) to the following address: Analog Devices, Inc., Attn: Investor Relations, 1 Analog Way, Wilmington, Massachusetts 01887. Due to space constraints and social distancing guidelines, only shareholders as of the record date (or their legal proxies) who have registered in advance and have a valid confirmation of registration will be admitted to the Analog Devices special meeting. If you are a shareholder of record as of the record date, your name will be verified against the list of shareholders of record as of the record date prior to your admission to the Analog Devices special meeting. If you are a proxyholder, you will be required to present a validly executed written legal proxy of a shareholder as of the record date in order to be admitted to the meeting. In addition, anyone who attends the Analog Devices special meeting in person will be subject to heightened screening procedures, including health screening procedures. These procedures are designed to comply with applicable legal restrictions and to promote the health and safety of attendees at the meeting.

Matters to Be Considered at the Analog Devices Special Meeting

The purposes of the Analog Devices special meeting are as follows, each as further described in this joint proxy statement/prospectus:

•	Analog Devices Proposal 1: Approval of the Share Issuance. To consider and vote on the Analog Devices share issuance proposal; and

•	Analog Devices Proposal 2: Adjournments of the Analog Devices Special Meeting. To consider and vote on the Analog Devices adjournment proposal.

Recommendation of the Analog Devices Board of Directors

The Analog Devices board of directors unanimously recommends that Analog Devices shareholders vote:

•	Analog Devices Proposal 1: “FOR” the Analog Devices share issuance proposal; and

•	Analog Devices Proposal 2: “FOR” the Analog Devices adjournment proposal.

After careful consideration, the Analog Devices board of directors unanimously: (1) determined that the merger and the transactions contemplated by the merger agreement are fair to and in the best interests of Analog Devices and its shareholders; (2) approved and declared advisable the merger and the transactions contemplated by the merger agreement; (3) subject to the terms and conditions set forth in the merger agreement, approved the share issuance; (4) directed that the Analog Devices share issuance proposal be submitted to a vote of Analog Devices shareholders; (5) recommended the approval of the Analog Devices share issuance proposal for the purposes of the rules and regulations of Nasdaq by Analog Devices shareholders; and (6) resolved to include such recommendation in this joint proxy statement/prospectus.

See also the section entitled “The Merger—Recommendation of the Analog Devices Board of Directors; Analog Devices’ Reasons for the Merger” beginning on page 78.

Record Date for the Analog Devices Special Meeting and Voting Rights

The record date to determine who is entitled to receive notice of and to vote at the Analog Devices special meeting or any adjournments or postponements thereof is August 31, 2020. As of the close of business on the Analog Devices record date, there were 369,559,767 shares of Analog Devices common stock issued and outstanding and entitled to vote at the Analog Devices special meeting. Each Analog Devices shareholder will have one vote for any matter properly brought before the Analog Devices special meeting for each share of Analog Devices common stock such holder owned at the close of business on the Analog Devices record date. Only Analog Devices shareholders of record at the close of business on the Analog Devices record date are entitled to receive notice of and to vote at the Analog Devices special meeting and any and all adjournments or postponements thereof.

Quorum; Abstentions and Broker Non-Votes

A quorum of shareholders is necessary to conduct the Analog Devices special meeting. The holders of a majority of the shares of Analog Devices common stock issued and outstanding and entitled to vote at the meeting must be present in person or represented by proxy at the Analog Devices special meeting in order to constitute a quorum. Abstentions will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the Analog Devices special meeting will be postponed until the holders of the number of shares of Analog Devices common stock required to constitute a quorum attend.

Banks, brokers or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine.” Generally, a broker non-vote occurs on an item when a bank, broker or other nominee returns a proxy but does not provide instructions as to how shares should be voted on a particular matter. Because none of the proposals to be voted on at the Analog Devices special meeting are “routine” matters for which brokers may have discretionary authority to vote, Analog Devices does not expect any broker non-votes at the Analog Devices special meeting. As a result, if you hold your shares of Analog Devices common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in one of the ways indicated by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote.

If you submit a properly executed proxy card, even if you abstain from voting or vote against the Analog Devices share issuance proposal or Analog Devices adjournment proposal, your shares of Analog Devices common stock will be counted for purposes of calculating whether a quorum is present at the Analog Devices special meeting. Executed but unvoted proxies will be voted in accordance with the recommendations of the Analog Devices board of directors. If additional votes must be solicited to approve the Analog Devices share issuance proposal, it is expected that the meeting will be adjourned to solicit additional proxies.

Required Votes; Vote of Analog Devices’ Directors and Executive Officers

The vote required to approve the Analog Devices share issuance proposal assumes the presence of a quorum.

Proposal		Votes Necessary
Analog Devices Proposal 1	Analog Devices share issuance proposal

Approval requires the affirmative vote of a majority of votes cast on the Analog Devices share issuance proposal (meaning the number of votes cast “FOR” this proposal must exceed the votes cast “AGAINST”).

A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the Analog Devices share issuance proposal, assuming a quorum is present.

Analog Devices Proposal 2	Analog Devices adjournment proposal

Approval requires the affirmative vote of a majority of votes cast on the Analog Devices adjournment proposal (meaning the number of votes cast “FOR” this proposal must exceed the votes cast “AGAINST”).

A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the Analog Devices adjournment proposal.

As of the Analog Devices record date, Analog Devices directors and executive officers, and their affiliates, as a group, owned and were entitled to vote less than 1% of the total outstanding shares of Analog Devices common stock. Although none of them has entered into any agreement obligating them to do so, Analog Devices currently expects that all of its directors and executive officers will vote their shares “FOR” the Analog Devices share issuance proposal and “FOR” the Analog Devices adjournment proposal. See also the section entitled “Interests of Analog Devices’ Directors and Executive Officers in the Merger” beginning on page 163 and the arrangements described in Part III of Analog Devices’ Annual Report on Form 10-K for the fiscal year ended on November 2, 2019, and Analog Devices’ Definitive Proxy Statement on Schedule 14A for Analog Devices’ annual meeting filed with the SEC on January 24, 2020, both of which are incorporated into this joint proxy statement/prospectus by reference.

Methods of Voting

If you are a shareholder of record, you may vote by proxy through the Internet, by telephone or by mail, or by voting in person at the Analog Devices special meeting. For shares held through a bank, broker or other nominee in “street name” instead of as a registered holder, you may vote by submitting your voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail as indicated below. Please refer to the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee, your shares of Analog Devices common stock will not be voted on any proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Analog Devices special meeting; see the section entitled “The Analog Devices Special Meeting—Quorum; Abstentions and Broker Non-Votes” beginning on page 54.

•	By Internet: If you are a shareholder of record, you can vote by visiting the Internet address provided on the proxy card and following the instructions provided on your proxy card.

•	By Telephone: If you are a shareholder of record, you can vote by calling the number located on the proxy card and following the recorded instructions.

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By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return by mail the paper proxy card or voting instruction form sent to you in the envelope provided to you with your proxy materials or voting instruction form.

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In Person: All shareholders of record may vote in person at the Analog Devices special meeting. If you hold your shares through a bank, broker or other nominee in “street name” (instead of as a registered holder), you must obtain a legal proxy from your bank, broker or other nominee and bring the legal proxy to the meeting in order to vote in person at the Analog Devices special meeting. For more information on how to attend in person, see the section entitled “The Analog Devices Special Meeting—Attending the Analog Devices Special Meeting” beginning on page 57.

If you are a shareholder of record, proxies submitted over the Internet, by telephone or by mail as described above must be received by 11:59 p.m., Eastern Time, on October 7, 2020.

Notwithstanding the above, if the shares you own are held in “street name” and you submit voting instructions to your bank, broker or other nominee, your instructions must be received by the bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions.

If you deliver a proxy pursuant to this joint proxy statement/prospectus, but do not specify a choice with respect to any proposal set forth in this joint proxy statement/prospectus, your underlying shares of Analog Devices common stock will be voted on such uninstructed proposal in accordance with the recommendation of the Analog Devices board of directors. Analog Devices does not expect that any matter other than the proposals listed above will be brought before the Analog Devices special meeting, and the Analog Devices bylaws provide that the only business that may be conducted at the Analog Devices special meeting are those proposals brought before the meeting pursuant to this joint proxy statement/prospectus.

Revocability of Proxies

If you are a shareholder of record of Analog Devices, you can revoke your proxy or change your vote at any time before the proxy is voted at the Analog Devices special meeting by taking any one of the following actions:

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by sending a signed written notice that you revoke your proxy to Analog Devices’ Secretary, bearing a later date than your original proxy and mailing it so that it is received prior to the Analog Devices special meeting;

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by subsequently submitting a new proxy (including by submitting a proxy via the Internet or telephone) at a later date than your original proxy so that the new proxy is received by the deadline specified on the accompanying proxy card; or

•	by revoking your proxy and/or voting in person.

Your attendance at the Analog Devices special meeting alone will not revoke your proxy. Execution or revocation of a proxy will not in any way affect your right to attend the special meeting and vote in person.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Yoon Ah Oh, Secretary

Analog Devices, Inc.

1 Analog Way

Wilmington, Massachusetts 01887

If your shares are held in “street name,” you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee. You may also vote in person at the Analog Devices special meeting if you obtain a legal proxy from your bank, broker or other nominee, issued in your name giving you the right to vote your shares.

Proxy Solicitation Costs

Analog Devices is soliciting proxies to provide an opportunity to all Analog Devices shareholders to vote on agenda items, whether or not the shareholders are able to attend the Analog Devices special meeting or an adjournment or postponement thereof. Analog Devices will bear the entire cost of soliciting proxies from its shareholders. In addition to the solicitation of proxies by mail, Analog Devices will ask banks, brokers and other custodians, nominees and fiduciaries to forward the proxy solicitation materials to the beneficial owners of shares of Analog Devices common stock held of record by such nominee holders. Analog Devices will reimburse these nominee holders for their reasonable out-of-pocket expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Analog Devices has retained Innisfree to assist in the solicitation process. Analog Devices estimates that it will pay Innisfree a fee of approximately $30,000, plus additional fees to be determined at the conclusion of the solicitation and reimbursement of reasonable expenses. Analog Devices also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of Analog Devices or by Analog Devices directors, officers and other employees in person, by mail, by telephone, by facsimile, by messenger, via the Internet or by other means of communication, including electronic communication. Directors, officers and employees of Analog Devices will not be paid any additional amounts for their services or solicitation in this regard.

Attending the Analog Devices Special Meeting

You are entitled to attend the Analog Devices special meeting only if you are a shareholder of record of Analog Devices at the close of business on August 31, 2020 (the record date for the Analog Devices special meeting) or you hold your shares of Analog Devices beneficially in the name of a broker, bank or other nominee as of the Analog Devices record date, or you hold a valid proxy for the Analog Devices special meeting.

You will need to register in advance and bring identification along with either your notice of special meeting or proof of stock ownership to enter the Analog Devices special meeting. If a broker, bank or other nominee is the record owner of your shares of Analog Devices common stock, you will need to have proof that you were the beneficial owner as of the Analog Devices record date to be admitted to the Analog Devices special meeting. To be able to vote your shares held in “street name” at the Analog Devices special meeting, you will need to obtain a legal proxy from your bank, broker or other nominee, issued in your name giving you the right to vote your shares.

If you do not provide photo identification or comply with the other procedures outlined above upon request, you might not be admitted to the Analog Devices special meeting.

Householding

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of this joint proxy statement/prospectus by writing to Investor Relations Department, Analog Devices, Inc., 1 Analog Way, Wilmington, Massachusetts 01887, sending an email to investor.relations@analog.com or by calling (781) 461-3282.

Tabulation of Votes

The Analog Devices board of directors will appoint an independent inspector of election for the Analog Devices special meeting. The inspector of election will, among other matters, determine the number of shares of Analog Devices common stock present in person or represented by proxy at the Analog Devices special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to Analog Devices shareholders.

Adjournments

If a quorum is present at the Analog Devices special meeting but there are insufficient votes at the time of the Analog Devices special meeting to approve the Analog Devices share issuance proposal, then Analog Devices shareholders may be asked to vote on the Analog Devices adjournment proposal.

At any subsequent reconvening of the Analog Devices special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the Analog Devices special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or completing your proxy card or have questions regarding the Analog Devices special meeting, please contact Innisfree, the proxy solicitation agent for Analog Devices:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders may call toll-free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833

ANALOG DEVICES SHAREHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, ANALOG DEVICES SHAREHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

ANALOG DEVICES PROPOSAL 1: APPROVAL OF THE SHARE ISSUANCE

This joint proxy statement/prospectus is being furnished to you as an Analog Devices shareholder as part of the solicitation of proxies by the Analog Devices board of directors for use at the Analog Devices special meeting to consider and vote upon a proposal to approve the issuance of shares of Analog Devices common stock to Maxim stockholders in connection with the merger, which issuance is referred to as the “share issuance” and which proposal is referred to as the “Analog Devices share issuance proposal.” Based on the number of shares of Maxim common stock outstanding as of August 31, 2020 Analog Devices expects to issue, in the aggregate, approximately 168,195,247 shares of Analog Devices common stock to Maxim stockholders in connection with the merger. The actual number of shares of Analog Devices common stock to be issued in connection with the merger will be determined at the effective time based on the exchange ratio and the number of shares of Maxim common stock outstanding at such time. Based on the number of shares of Analog Devices common stock and Maxim common stock outstanding on August 31, 2020, upon completion of the merger, former Maxim stockholders are expected to own approximately 31% of the outstanding shares of Analog Devices common stock and Analog Devices shareholders immediately prior to the merger are expected to own approximately 69% of the outstanding shares of Analog Devices common stock.

The Analog Devices board of directors unanimously determined that the merger and the share issuance are fair to and in the best interests of Analog Devices and its shareholders, and approved and declared advisable the merger agreement. Accordingly, the Analog Devices board of directors unanimously recommends that Analog Devices shareholders vote “FOR” the Analog Devices share issuance proposal, and “FOR” the Analog Devices adjournment proposal.

The merger cannot be completed unless the Analog Devices share issuance proposal is approved by Analog Devices shareholders. Assuming a quorum is present at the Analog Devices special meeting, approval of the Analog Devices share issuance proposal requires the affirmative vote of a majority of votes cast on the proposal. A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the Analog Devices share issuance proposal, assuming a quorum is present.

IF YOU ARE AN ANALOG DEVICES SHAREHOLDER, THE ANALOG DEVICES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ANALOG DEVICES SHARE ISSUANCE PROPOSAL (ANALOG DEVICES PROPOSAL 1)

ANALOG DEVICES PROPOSAL 2: ADJOURNMENT OF THE ANALOG DEVICES SPECIAL MEETING

The Analog Devices special meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are insufficient votes to approve the Analog Devices share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Analog Devices shareholders.

Analog Devices is asking its shareholders to authorize the holder of any proxy solicited by the Analog Devices board of directors to vote in favor of any adjournment of the Analog Devices special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Analog Devices share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Analog Devices shareholders.

The Analog Devices board of directors unanimously recommends that Analog Devices shareholders approve the proposal to adjourn the Analog Devices special meeting, if necessary.

Whether or not there is a quorum, approval of the Analog Devices adjournment proposal requires the affirmative vote of a majority of votes cast on the proposal. A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the Analog Devices adjournment proposal.

IF YOU ARE AN ANALOG DEVICES SHAREHOLDER, THE ANALOG DEVICES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ANALOG DEVICES ADJOURNMENT PROPOSAL (ANALOG DEVICES PROPOSAL 2)

THE MAXIM SPECIAL MEETING

This joint proxy statement/prospectus is being provided to Maxim stockholders in connection with the solicitation of proxies by the Maxim board of directors for use at the Maxim special meeting and at any adjournments or postponements of the Maxim special meeting. Maxim stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement.

Date, Time and Place of the Maxim Special Meeting

The Maxim special meeting is scheduled to be held virtually via the Internet on October 8, 2020, beginning at 8:00 a.m., Pacific Time, unless postponed to a later date.

In light of ongoing developments with respect to the COVID-19 (coronavirus) pandemic, Maxim has elected to hold the Maxim special meeting solely by means of remote communication (via the Internet). The Maxim special meeting will be held solely via live webcast and there will not be a physical meeting location. Maxim stockholders will be able to attend the Maxim special meeting online and vote their shares electronically by visiting www.virtualshareholdermeeting.com/MXIM2020EGM, which is referred to as the “Maxim special meeting website.” Maxim stockholders will need the 16-digit control number found on their proxy card in order to access the Maxim special meeting website.

Matters to Be Considered at the Maxim Special Meeting

The purpose of the Maxim special meeting is to consider and vote on each of the following proposals, each of which is further described in this joint proxy statement/prospectus:

•	Maxim Proposal 1: Adoption of the Merger Agreement. To consider and vote on the Maxim merger proposal;

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Maxim Proposal 2: Approval, on an Advisory (Non-Binding) Basis of Certain Merger-Related Compensatory Arrangements with Maxim’s Named Executive Officers. To consider and vote on the Maxim compensation proposal; and

•	Maxim Proposal 3: Adjournment of the Maxim Special Meeting. To consider and vote on the Maxim adjournment proposal.

Recommendation of the Maxim Board of Directors

The Maxim board of directors unanimously recommends that Maxim stockholders vote:

•	Maxim Proposal 1: “FOR” the Maxim merger proposal;

•	Maxim Proposal 2: “FOR” the Maxim compensation proposal; and

•	Maxim Proposal 3: “FOR” the Maxim adjournment proposal.

After careful consideration, the Maxim board of directors unanimously (1) determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, is fair to, and in the best interests of, Maxim and its stockholders; (2) approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger; (3) directed that the merger agreement be submitted to Maxim stockholders for their consideration and adoption at a meeting of Maxim stockholders; and (4) resolved to recommend that Maxim stockholders vote in favor of the adoption of the merger agreement.

See also the section entitled “The Merger—Recommendation of the Maxim Board of Directors; Maxim’s Reasons for the Merger” beginning on page 81.

Record Date for the Maxim Special Meeting and Voting Rights

The record date to determine stockholders who are entitled to receive notice of and to vote at the Maxim special meeting or any adjournments or postponements thereof is August 31, 2020. As of the close of business on the record date, there were 266,976,582 shares of Maxim common stock issued and outstanding and entitled to vote at the Maxim special meeting.

Each Maxim stockholder is entitled to one vote for each share of Maxim common stock such holder owned of record at the close of business on the Maxim record date with respect to each matter properly brought before the Maxim special meeting. Only Maxim stockholders of record at the close of business on the Maxim record date are entitled to receive notice of and to vote at the Maxim special meeting and any and all adjournments or postponements thereof.

Quorum; Abstentions and Broker Non-Votes

A quorum of Maxim stockholders is necessary to conduct the Maxim special meeting. The presence, in person via the Maxim special meeting website or by proxy, of the holders of a majority of the shares of Maxim common stock entitled to vote at the Maxim special meeting will constitute a quorum. Shares of Maxim common stock represented at the Maxim special meeting by attendance via the Maxim special meeting website or by proxy and entitled to vote, but not voted, including shares for which a stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the proposals for consideration at the Maxim special meeting are considered “non-routine” matters under Nasdaq and NYSE rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the Maxim special meeting. If a quorum is not present, the Maxim special meeting will be adjourned or postponed until the holders of the number of shares of Maxim common stock required to constitute a quorum attend.

Under the NYSE and Nasdaq rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under the NYSE or Nasdaq rules, as applicable, are “non-routine.” This can result in a “broker non-vote,” which occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals before the Maxim special meeting are considered “non-routine” matters under NYSE and Nasdaq rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the meeting. As a result, Maxim does not expect any broker non-votes at the Maxim special meeting and if you hold your shares of Maxim common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the Maxim special meeting unless they have received voting instructions from the beneficial owners.

Required Votes

Except for the Maxim adjournment proposal, the vote required to approve each of the proposals listed below assumes the presence of a quorum at the Maxim special meeting. As described above, Maxim does not expect there to be any broker non-votes at the Maxim special meeting.

Proposal	Required Vote	Effects of Certain Actions
Maxim Proposal 1: Maxim Merger Proposal	Approval requires the affirmative vote of a majority of the outstanding shares of Maxim common stock entitled to vote on the Maxim merger proposal.	Shares of Maxim common stock not present at the Maxim special meeting, shares that are present and not voted on the Maxim merger proposal, including due to the failure of any Maxim stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Maxim merger proposal, and abstentions will have the same effect as a vote “AGAINST” the Maxim merger proposal

Maxim Proposal 2: Maxim Compensation Proposal	Approval requires the affirmative vote of a majority of the shares of Maxim common stock present in person via the Maxim special meeting website or represented by proxy at the Maxim special meeting.

Any shares not present at the Maxim special meeting, including due to the failure of any stockholder holding their shares in “street name” to provide any voting instructions to their broker with respect to the Maxim special meeting, will have no effect on the outcome of the Maxim compensation proposal. However, an abstention will have the same effect as a vote “AGAINST” the proposal.

If any Maxim stockholder who holds their shares in “street name” through a bank, broker or other nominee gives voting instructions to such bank, broker or other nominee with respect to one or more proposals at the Maxim special meeting but not with respect to the Maxim compensation proposal such shares will have the same effect as a vote “AGAINST” the Maxim compensation proposal.

Proposal	Required Vote	Effects of Certain Actions

Maxim Proposal 3: Maxim Adjournment Proposal	Approval requires the affirmative vote of a majority of the Maxim shares, the holders of which are present either in person via the Maxim special meeting website or represented by proxy at the Maxim special meeting.

Any shares not present at the Maxim special meeting, including due to the failure of any stockholder holding their shares in “street name” to provide any voting instructions to their broker with respect to the Maxim special meeting, will have no effect on the outcome of the Maxim compensation proposal. However, an abstention will have the same effect as a vote “AGAINST” this proposal.

If any Maxim stockholder who holds their shares in “street name” through a bank, broker or other nominee provides voting instructions with respect to one or more proposals before the Maxim special meeting but not the Maxim adjournment proposal, it will have the same effect as a vote “AGAINST” the Maxim adjournment proposal.

Vote of Maxim’s Directors and Executive Officers

As of August 26, 2020, the latest practicable date prior to the date of this joint proxy statement/prospectus, Maxim directors and executive officers, and their affiliates, as a group, owned and were entitled to vote less than 1% of the total outstanding shares of Maxim common stock. Although no Maxim director or executive officer has entered into any agreement obligating them to do so, Maxim currently expects that all of its directors and executive officers will vote their shares “FOR” the Maxim merger proposal, “FOR” the Maxim compensation proposal and “FOR” the Maxim adjournment proposal. See the section entitled “Interests of Maxim’s Directors and Executive Officers In The Merger” beginning on page 164 and the arrangements described in Part III of Maxim’s Annual Report on Form 10-K for the fiscal year ended June 27, 2020 and Maxim’s Definitive Proxy Statement on Schedule 14A for Maxim’s 2019 annual meeting of stockholders filed with the SEC on September 27, 2019, both of which are incorporated into this joint proxy statement/prospectus by reference.

Methods of Voting

Registered Stockholders

If you are a stockholder of record, you may vote at the Maxim special meeting by proxy through the Internet, by telephone or by mail, or by attending the Maxim special meeting and voting in person via the Maxim special meeting website, as described below.

•	By Internet: By visiting the Internet address provided on the proxy card and following the instructions provided on your proxy card.

•	By Telephone: By calling the number located on the proxy card and following the recorded instructions.

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By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return by mail the enclosed proxy card in the envelope provided to you with your proxy materials.

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In Person via the Maxim Special Meeting Website: All stockholders of record may vote in person at the Maxim special meeting by attending the meeting via the Maxim special meeting website. Stockholders who plan to attend the Maxim special meeting in person will need the 16-digit control number included on their proxy card in order to access the Maxim special meeting website and to attend and vote in person.

Unless revoked, all duly executed proxies representing shares of Maxim common stock entitled to vote will be voted at the Maxim special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions with respect to any proposal, then the Maxim officers identified on the proxy will vote your shares consistent with the recommendation of the Maxim board of directors on such proposal. If you are a stockholder of record, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Time, on October 7, 2020. To reduce administrative costs and help the environment by conserving natural resources, Maxim asks that you vote through the Internet or by telephone.

By executing and delivering a proxy in connection with the Maxim special meeting, you designate certain Maxim officers identified therein as your proxies at the Maxim special meeting. If you deliver an executed proxy, but do not specify a choice with respect to any proposal properly brought before the Maxim special meeting, such proxies will vote your underlying shares of Maxim common stock on such uninstructed proposal in accordance with the recommendation of the Maxim board of directors. Maxim does not expect that any matter other than the proposals listed above will be brought before the Maxim special meeting and the Maxim bylaws provide that the only business that may be conducted at the Maxim special meeting are those proposals brought before the meeting by or at the direction of the Maxim board of directors.

Beneficial (Street Name) Stockholders

If you hold your shares through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee with respect to a proposal, your shares of Maxim common stock will not be voted on that proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Maxim special meeting; see the section entitled “The Maxim Special Meeting—Quorum; Abstentions and Broker Non-Votes” beginning on page 62.

If you hold your shares through a bank, broker or other nominee in “street name” (instead of as a registered holder), you must obtain a specific control number from your bank, broker or other nominee in order to attend and vote in person at the Maxim special meeting via the Maxim special meeting website. For more information on how to attend in person, see the section entitled “The Maxim Special Meeting—Attending the Maxim Special Meeting” beginning on page 66.

Revocability of Proxies

Any stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Maxim special meeting. If you are a Maxim stockholder of record, you may revoke your proxy by any of the following actions:

•	by sending a signed written notice of revocation to Maxim’s Corporate Secretary, provided such statement is received no later than October 7, 2020;

•	by voting again by Internet or telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m., Eastern Time, on October 7, 2020;

•	by submitting a properly signed and dated proxy card with a later date that is received by Maxim no later than the close of business on October 7, 2020; or

•	by attending the Maxim special meeting via the Maxim special meeting website and requesting that your proxy be revoked or voting in person via the website as described above.

Only your last submitted proxy card will be considered.

Execution or revocation of a proxy will not in any way affect a stockholder’s right to attend the Maxim special meeting and vote in person.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Maxim Integrated Products, Inc.

160 Rio Robles

San Jose, California 95134

(408) 601-1000

Attn: Corporate Secretary

If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining your specific control number and instructions from your bank, broker or other nominee and voting your shares at the Maxim special meeting via the Maxim special meeting website.

Proxy Solicitation Costs

Maxim is soliciting proxies to provide an opportunity to all Maxim stockholders to vote on agenda items, whether or not the stockholders are able to attend the Maxim special meeting or any adjournment or postponement thereof. Maxim will bear the entire cost of soliciting proxies from its stockholders. In addition to the solicitation of proxies by mail, Maxim will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Maxim common stock and secure their voting instructions, if necessary. Maxim may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.

Maxim has also retained D.F. King to assist in soliciting proxies and in communicating with Maxim stockholders and estimates that it will pay them a fee of approximately $20,000 plus reimbursement for certain out-of-pocket fees and expenses. Maxim also has agreed to indemnify D.F. King against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of Maxim or by Maxim directors, officers and other employees in person, by mail, by telephone, by facsimile, by messenger, via the Internet or by other means of communication, including electronic communication. Directors, officers and employees of Maxim will not be paid any additional amounts for their services or solicitation in this regard.

Attending the Maxim Special Meeting

If you wish to attend the Maxim special meeting via the Maxim special meeting website, you must (i) be a stockholder of record of Maxim at the close of business on August 31, 2020 (the record date for the Maxim special meeting), (ii) hold your shares of Maxim beneficially in the name of a broker, bank or other nominee as of the Maxim record date or (iii) hold a valid proxy for the Maxim special meeting.

To enter the Maxim special meeting website and attend the Maxim special meeting, you will need the 16-digit control number located on your proxy card. If you hold your Maxim shares in street name beneficially through a broker, bank or other nominee and you wish to attend the Maxim special meeting via the Maxim special meeting website, you will need to obtain your specific control number and further instructions from your bank, broker or other nominee.

If you plan to attend the Maxim special meeting and vote in person via the Maxim special meeting website, Maxim still encourages you to vote in advance by the Internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to attend the Maxim special meeting via the Maxim special meeting website. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Maxim special meeting via the Maxim special meeting website if you later decide to attend in person.

Householding

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Maxim has previously adopted householding for stockholders of record. As a result, stockholders with the same address and last name may receive only one copy of this joint proxy statement /prospectus. Registered Maxim stockholders (those who hold shares directly in their name with Maxim’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to Maxim at the address below.

Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Maxim will promptly deliver a copy of this joint proxy statement/prospectus to any Maxim stockholder who received only one copy of these materials due to householding upon request in writing to: Maxim Integrated Products, Inc., Attn: Corporate Secretary, 160 Rio Robles, San Jose, California 95134 or by calling (408) 601-1000.

Tabulation of Votes

The Maxim board of directors will appoint an independent inspector of election for the Maxim special meeting. The inspector of election will, among other matters, determine the number of shares of Maxim common stock represented at the Maxim special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to Maxim stockholders at the Maxim special meeting.

Adjournments

If a quorum is present at the Maxim special meeting but there are not sufficient votes at the time of the Maxim special meeting to approve the Maxim merger proposal, then Maxim stockholders may be asked to vote on the Maxim adjournment proposal.

At any subsequent reconvening of the Maxim special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Maxim special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the Maxim special meeting, please contact D.F. King, Maxim’s proxy solicitor for the Maxim special meeting:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Stockholders may call toll-free: (800) 331-7543

Banks and brokers may call collect: (212) 269-5550

MXIM@dfking.com

MAXIM STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, MAXIM STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

MAXIM PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

This joint proxy statement/prospectus is being furnished to you as a stockholder of Maxim in connection with the solicitation of proxies by the Maxim board of directors for use at the Maxim special meeting. At the Maxim special meeting, Maxim is asking stockholders to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Acquisition Sub will merge with and into Maxim, with Maxim being the surviving corporation in the merger and becoming a wholly owned subsidiary of Analog Devices. Upon completion of the merger, Maxim stockholders will be entitled to receive 0.6300 of a share of Analog Devices common stock for each share of Maxim common stock held immediately prior to the effective time of the merger (together with cash in lieu of any fractional shares of Analog Devices common stock).

The Maxim board of directors, after careful consideration, unanimously approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Maxim and its stockholders.

The Maxim board of directors accordingly unanimously recommends that Maxim stockholders vote to adopt the merger agreement. The merger and a summary of the terms of the merger agreement are described in more detail in the sections of this joint proxy statement/prospectus entitled “The Merger” beginning on page 72 and “The Merger Agreement” beginning on page 124 and Maxim stockholders are encouraged to read the full text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Approval of the Maxim merger proposal requires the affirmative vote of a majority of the outstanding shares of Maxim common stock entitled to vote on the proposal.

It is a condition to the completion of the merger that Maxim stockholders approve the Maxim merger proposal. Shares of Maxim common stock not present in person at the Maxim special meeting via the Maxim special meeting website or represented by proxy, shares that are present and not voted on the Maxim merger proposal, including due to the failure of any Maxim stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Maxim merger proposal, and abstentions will have the same effect as a vote “AGAINST” the Maxim merger proposal.

IF YOU ARE A MAXIM STOCKHOLDER, THE MAXIM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MAXIM MERGER PROPOSAL (MAXIM PROPOSAL 1)

MAXIM PROPOSAL 2: ADVISORY (NON-BINDING) VOTE ON MERGER-RELATED COMPENSATION FOR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Maxim is required to submit to a non-binding, advisory stockholder vote certain compensation that may be paid or become payable to Maxim’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “Interests of Maxim’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Maxim’s Named Executive Officers—Golden Parachute Compensation” beginning on page 166. The Maxim compensation proposal gives Maxim stockholders the opportunity to express their views on the merger-related compensation of Maxim’s named executive officers.

Accordingly, Maxim is asking Maxim stockholders to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Maxim’s named executive officers that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “Interests of Maxim’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Maxim’s Named Executive Officers—Golden Parachute Compensation,” including the associated narrative discussion and the agreements, plans, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on the Maxim compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, if you are a Maxim stockholder, you may vote to approve the Maxim merger proposal, and vote not to approve the Maxim compensation proposal, and vice versa. The vote on the Maxim compensation proposal is advisory and non-binding. As a result, if the merger is completed, the merger-related compensation may be paid to Maxim’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Maxim stockholders do not approve the Maxim compensation proposal.

The Maxim board of directors unanimously recommends a vote “FOR” the Maxim compensation proposal.

The affirmative vote of a majority of the shares of Maxim common stock present in person via the Maxim special meeting website or represented by proxy at the Maxim special meeting is required to approve the Maxim compensation proposal, assuming a quorum is present. Accordingly, any shares not present at the Maxim special meeting (either in person via the Maxim special meeting website or represented by proxy), including due to the failure of any stockholder holding their shares in “street name” to provide any voting instructions to their broker with respect to the Maxim special meeting, will have no effect on the outcome of the Maxim compensation proposal. However, abstentions will have the same effect as a vote “AGAINST” the proposal. In addition, if any Maxim stockholder who holds their shares in “street name” through a bank, broker or other nominee gives voting instructions to such bank, broker or other nominee with respect to one or more proposals at the Maxim special meeting but not with respect to the Maxim compensation proposal such shares will have the same effect as a vote “AGAINST” the Maxim compensation proposal.

IF YOU ARE A MAXIM STOCKHOLDER, THE MAXIM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MAXIM COMPENSATION PROPOSAL (MAXIM PROPOSAL 2)

MAXIM PROPOSAL 3: ADJOURNMENT OF THE MAXIM SPECIAL MEETING

The Maxim special meeting may be adjourned to another time and place if necessary or appropriate in order to permit the solicitation of additional proxies if there are not sufficient votes to approve the Maxim merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Maxim stockholders.

Maxim is asking its stockholders to authorize the holder of any proxy solicited by the Maxim board of directors to vote in favor of any adjournment of the Maxim special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Maxim merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Maxim stockholders.

The Maxim board of directors unanimously recommends that Maxim stockholders approve the proposal to adjourn the Maxim special meeting, if necessary or appropriate.

Whether or not a quorum is present, the affirmative vote of a majority of the shares of Maxim common stock, the holders of which who are present in person via the Maxim special meeting website or represented by proxy at the Maxim special meeting is required to approve the Maxim adjournment proposal. Accordingly, any shares not present at the Maxim special meeting (either in person via the Maxim special meeting website or represented by proxy), including due to the failure of any stockholder holding their shares in “street name” to provide any voting instructions to their broker with respect to the Maxim special meeting, will have no effect on the outcome of the Maxim compensation proposal. However, abstentions will have the same effect as a vote “AGAINST” the proposal. In addition, if any Maxim stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions with respect to one or more other proposals before the Maxim special meeting but not the Maxim adjournment proposal, it will count as a vote “AGAINST” the Maxim adjournment proposal.

IF YOU ARE A MAXIM STOCKHOLDER, THE MAXIM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MAXIM ADJOURNMENT PROPOSAL (MAXIM PROPOSAL 3)

THE MERGER

The following is a description of material aspects of the merger. While Analog Devices and Maxim believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire joint proxy statement/prospectus, including the text of the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger. In addition, important business and financial information about each of Analog Devices and Maxim is included in or incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 195.

General

Analog Devices, Acquisition Sub and Maxim have entered into the merger agreement, which provides for the merger of Acquisition Sub with and into Maxim. As a result of the merger, the separate existence of Acquisition Sub will cease and Maxim will continue its existence under the DGCL as the surviving corporation and as a wholly owned subsidiary of Analog Devices. The surviving corporation will be named “Maxim Integrated Products, Inc.”

Merger Consideration

At the effective time, each share of Maxim common stock (other than shares held in treasury by Maxim or held directly by Analog Devices or Acquisition Sub (which shares will be cancelled)) that was issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.6300 of a share of Analog Devices common stock as well as cash (without interest and less any applicable withholding taxes) in lieu of any fraction of a share of Analog Devices common stock.

The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of Analog Devices common stock or Maxim common stock changes. Therefore, the value of the merger consideration will depend on the market price of Analog Devices common stock at the effective time. The market price of Analog Devices common stock has fluctuated since the date of the announcement of the merger agreement and is expected to continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the respective Analog Devices and Maxim special meeting, through the date the merger is completed and thereafter. The market price of Analog Devices common stock, when received by Maxim stockholders in connection with the merger, could be greater than, less than or the same as the market price of Analog Devices common stock on the date of this joint proxy statement/prospectus or at the time of the Maxim special meeting. Accordingly, you should obtain current market quotations for Analog Devices common stock and Maxim common stock before deciding how to vote with respect to any of the proposals described in this joint proxy statement/prospectus. Analog Devices common stock is traded on Nasdaq under the symbol “ADI” and Maxim common stock is traded on Nasdaq under the symbol “MXIM.”

Background of the Merger

Analog Devices’ management and board of directors regularly evaluate the strategic opportunities available to Analog Devices with a view towards strengthening Analog Devices’ business, performance, industry positioning and prospects and enhancing stockholder value. Since 2017, Morgan Stanley, as financial advisor, has assisted Analog Devices in evaluating opportunities. As part of its ongoing evaluation, Analog Devices has evaluated and considered from time to time various potential strategic transactions, including potential mergers with or acquisitions of other participants in Analog Devices’ industry or adjacent industries, including, on several occasions in the preceding five years, the possibility of acquiring Maxim.

Maxim’s senior management team and board of directors regularly review and discuss Maxim’s financial performance, near-term and long-term strategy, strategic options, competitive position and opportunities, and, from time to time, include Maxim’s legal and financial advisors in such review and discussions. Over the past several years, as a result of this ongoing evaluation, the Maxim board of directors and senior management team have pursued a strategy that has been focused on enhancing the company’s profitability and strengthening the company’s industry positioning and prospects through organic growth opportunities (in particular through innovation and Maxim’s flexible manufacturing strategy), as well as on undertaking cost reduction initiatives and improving the company’s free cash flow in order to create value for Maxim’s stockholders. However, the Maxim board of directors and senior management team has continued to regularly review and evaluate potential strategic alternatives as part of Maxim’s ongoing efforts to strengthen and grow its overall business and enhance value for its stockholders.

As a result of their respective regular evaluations, Analog Devices senior management and the Analog Devices board of directors were generally familiar with Maxim, its management and its businesses, and Maxim’s senior management and the Maxim board of directors were generally familiar with Analog Devices, its management and its businesses, and both companies believed that a potential combination could be a value-enhancing opportunity for the stockholders of both companies at the right time and on appropriate terms.

On February 17, 2020, the standing M&A subcommittee of the Analog Devices board of directors met with Analog Devices’ senior management to review and discuss the landscape for potential strategic acquisition opportunities and the potential actionability of, and the benefits and challenges associated with, various potential counterparties, including Maxim.

On March 3, 2020, Mr. Roche contacted Mr. Doluca to schedule a check-in call for later in the week.

On March 5, 2020, Messrs. Roche and Doluca spoke by telephone, as previously arranged. The discussion focused primarily on general conditions in the industry and the economy generally in light of the growing impact of the COVID-19 pandemic. In the course of the conversation, Mr. Roche inquired as to Maxim’s potential interest in re-visiting the possibility of a potential combination of Analog Devices and Maxim, and invited Mr. Doluca to meet in person to discuss the possibility in greater detail. No specific transaction or transaction terms were proposed or discussed. Mr. Doluca indicated he would discuss the matter with William P. Sullivan, Chairman of the Maxim board of directors. Following such discussion, Mr. Doluca agreed to meet in person with Mr. Roche, but the meeting was subsequently postponed in light of the worsening conditions and shelter-in-place restrictions related to the COVID-19 pandemic.

On March 9, 2020, the Chief Executive Officer of another semiconductor company, which is referred to as “Company B,” and Mr. Doluca, who periodically meet to discuss industry developments and other matters, met at the request of the Chief Executive Officer of Company B. During the meeting, the Chief Executive Officer inquired whether Maxim might be interested in evaluating a potential at-market “merger of equals” transaction with Company B. No specific transaction terms were proposed, but Mr. Doluca communicated that he would discuss the possibility of exploring a potential transaction between the two companies with Maxim’s board of directors.

On March 10, 2020, the Analog Devices board of directors met telephonically, together with members of Analog Devices’ senior management, for a regularly-scheduled meeting. During this meeting, among other things, Mr. Roche updated the Analog Devices board of directors on his conversation with Mr. Doluca, and the Analog Devices board of directors reviewed and discussed the actionability of, and the potential benefits and challenges associated with, a strategic transaction with various potential counterparties, including Maxim. Based on these factors, a transaction with Maxim was identified as the priority transaction for Analog Devices to pursue.

On April 7, 2020, Messrs. Roche and Doluca exchanged emails and agreed to meet by video conference on April 13, 2020.

On April 13, 2020, Messrs. Roche and Doluca met by video conference. During this meeting, Mr. Roche shared with Mr. Doluca his strategic vision for the combined company and belief regarding potential synergy opportunities and Analog Devices’ ability to achieve such synergies based on its experience executing on previous business combination transactions. The two executives also discussed generally the complementary nature of their business’ portfolios, the size of the two companies (including in relation to competitors in the broader semiconductor industry) and some of the potential benefits that could result from and challenges associated with a potential combination. No specific transaction terms were proposed at this meeting. Mr. Roche conveyed his view that consideration comprised entirely, or substantially entirely, of, Analog Devices stock would likely be the most appropriate form of consideration for any potential business combination, including in light of the business and market uncertainty arising from the COVID-19 pandemic and governmental and industry responses to it. Mr. Roche requested additional information regarding Maxim in order for Analog Devices to further evaluate a potential transaction. Mr. Doluca indicated that Maxim would need a proposal from Analog Devices as to the value of a potential transaction before Maxim would be in a position to exchange additional information. At the end of the meeting, Mr. Roche confirmed he would consider their discussion.

On April 22, 2020, the M&A subcommittee of the Analog Devices board of directors, which is referred to as the “M&A subcommittee,” met telephonically, together with members of Analog Devices senior management and representatives of Morgan Stanley, to review the potential benefits and challenges of a transaction with Maxim and to discuss potential transaction terms. The M&A subcommittee authorized Mr. Roche to deliver to Maxim a non-binding written proposal for the acquisition of Maxim by Analog Devices on specified terms, including an exchange ratio within a specified range, and to continue to engage with Maxim to determine if a transaction could be achieved on acceptable terms.

On April 29, 2020, Mr. Roche spoke to Mr. Doluca and conveyed Analog Devices’ non-binding proposal to acquire Maxim in a transaction that would be structured as an all-stock merger at an exchange ratio of 0.6131 (which was within the previously authorized range), meaning Maxim stockholders would receive 0.6131 of a share of Analog Devices common stock for each share of Maxim common stock held. Later that day, Mr. Roche delivered to Mr. Doluca a letter containing Analog Devices’ non-binding proposal in writing, which is referred to as the “April 29 proposal.” The April 29 proposal confirmed Analog Devices’ proposal to acquire Maxim in an all-stock merger at an exchange ratio of 0.6131, subject to satisfactory completion of due diligence and negotiation of a mutually acceptable definitive agreement. The proposal letter also indicated that Analog Devices would be willing to provide Maxim with representation on the board of directors of the combined company.

On April 30, 2020, Mr. Doluca shared the April 29 proposal with the Maxim board of directors. In addition, Maxim contacted Weil, Gotshal & Manges LLP, Maxim’s long-standing legal advisor, which is referred to as “Weil,” and J.P. Morgan Securities LLC, which Maxim engaged as its financial advisor in connection with a potential business combination involving the company, which is referred to as “J.P. Morgan,” to discuss the proposal and certain other recent developments, including the unsolicited proposal for a potential merger of equals transaction that had been received from Company B.

On May 7, 2020, the Maxim board of directors met by video conference, together with Maxim senior management and representatives from Weil and J.P. Morgan, to discuss the April 29 proposal from Analog Devices and the proposal for a potential merger of equals transaction that had been received from Company B. At the meeting, representatives of Weil reviewed with the Maxim board of directors its fiduciary duties in connection with its consideration of potential strategic alternatives. Representatives of J.P. Morgan also reviewed certain historical information with respect to Maxim’s financial performance as well as preliminary financial analyses with respect to a potential transaction involving Analog Devices or Company B. Members of Maxim senior management, representatives of J.P. Morgan and the Maxim board of directors also discussed perspectives regarding the potential strategic rationale for pursuing a potential transaction with either Analog Devices or Company B as well as Maxim’s standalone strategic plan, including certain execution risks related thereto, and other potential strategic counterparties for Maxim. Following these discussions, the Maxim board of directors was of the view that the April 29 proposal did not provide sufficient value for Maxim stockholders to engage in exclusive discussions with Analog Devices, but that a transaction with Analog Devices could be beneficial to Maxim and its stockholders. As a result, the Maxim board of directors authorized Mr. Doluca and the Maxim senior management team to meet with Analog Devices’ senior management team to exchange information and review the potential benefits that may be obtained in connection with a potential transaction, including the potential synergies, in order to support Analog Devices offering a higher exchange ratio. The Maxim board of directors also concluded that a potential combination with Company B would be unlikely to provide greater value for Maxim stockholders than the potential transaction with Analog Devices. In reaching this conclusion, the Maxim board of directors considered, among other factors, that Company B’s product lines would not be as complementary to Maxim’s product lines as Analog Devices’ products would be, that the proposed transaction would not result in synergies nearly as significant as those that were expected from a combination with Analog Devices and that any potential merger-of-equals transaction with Company B would likely involve an “at-market” exchange ratio that would provide little or no premium to Maxim stockholders for their shares. The Maxim board of directors authorized Mr. Doluca to inform the Chief Executive Officer of Company B that the Maxim board of directors was not interested in pursuing a possible transaction with Company B at that time.

On May 11, 2020, Mr. Doluca contacted Mr. Roche by telephone to convey Maxim’s response and to discuss next steps. Later that day, and on a few occasions during May 2020, Prashanth Mahendra-Rajah, Analog Devices’ Chief Financial Officer, and Brian C. White, Maxim’s Chief Financial Officer, spoke by telephone to discuss logistics and to arrange a meeting between the senior management teams.

On May 27, 2020, Maxim and Analog Devices entered into a mutual confidentiality agreement, which contained a customary mutual standstill and allowed for confidential discussions and the exchange of confidential information in connection with the parties’ respective due diligence investigations.

On May 29, 2020, Messrs. Roche and Mahendra-Rajah and other members of Analog Devices’ senior management met with Messrs. Doluca and White and other members of Maxim’s senior management by video conference to discuss and exchange information about their respective businesses, the potential synergies that might be achieved in the proposed combination and related matters, as well as the Analog Devices team’s vision for the combined company. During the meeting, Mr. Doluca reiterated that Maxim would require a higher exchange ratio in order to pursue a potential combination.

On June 3, 2020, Mr. Roche delivered to Mr. Doluca a letter containing Analog Devices’ updated non-binding proposal, subject to satisfactory completion of due diligence and negotiation of a mutually acceptable definitive agreement, to acquire Maxim, which is referred to as the “June 3 proposal,” in a transaction to be structured as an all-stock merger, at an exchange ratio of 0.6250 of a share of Analog Devices common stock for each share of Maxim common stock, which was within Analog Devices’ previously authorized range. The June 3 proposal also indicated that Analog Devices’ assumed that Maxim would designate one or more directors to the board of directors of the combined company and that Maxim would agree to enter into an exclusivity agreement with Analog Devices.

Later that day, Mr. Roche spoke to Mr. Doluca to discuss the letter and proposal. Mr. Doluca also shared the June 3 proposal with the Maxim board of directors and scheduled a Maxim board meeting for June 7, 2020 to discuss the proposal.

On June 7, 2020, the Maxim board of directors met by video conference, together with Maxim senior management and representatives from Weil and J.P. Morgan, to discuss the potential transaction with Analog Devices, including the June 3 proposal. At the meeting, Mr. Doluca and Maxim senior management provided the Maxim board of directors with an update on the management meeting that had taken place on May 29, 2020. Representatives of J.P. Morgan reviewed with the Maxim board of directors the financial terms of the June 3 proposal as well as financial considerations with respect to various potential responses to the June 3 proposal. During the meeting, the Maxim board of directors also discussed certain regulatory considerations, potential termination fees and business interruption risks related to the proposed transaction as well as the due diligence process and other potential strategic alternatives that may be available to Maxim. Following the discussion, the Maxim board of directors concluded that the proposed exchange ratio of 0.6250 would be acceptable, but that Maxim senior management should seek to negotiate a further increase in the exchange ratio, if possible, and that Maxim would require assurances from Analog Devices that a customary termination fee would be payable by Analog Devices to Maxim in the event of a failure of the parties to obtain required regulatory approvals.

On June 8, 2020, Mr. Doluca contacted Mr. Roche by telephone to discuss the proposed transaction and to negotiate an increase to the proposed exchange ratio. During this discussion, Mr. Doluca also reiterated the Maxim board of directors’ view that any potential transaction would need to provide appropriate regulatory certainty, including a regulatory termination fee.

On June 10, 2020, the Analog Devices board of directors met by video conference, together with members of Analog Devices’ senior management and representatives of Morgan Stanley, to, among other things, review and discuss the exchange ratio negotiations and to determine Analog Devices’ response. The directors authorized Mr. Roche to propose to Maxim, among other terms, an increased exchange ratio of 0.6300 and adding two current members of the Maxim board of directors, to be selected by mutual agreement of the parties before closing, to the Analog Devices board of directors upon closing of the transaction.

On June 11, 2020, Mr. Roche contacted Mr. Doluca and conveyed the terms of Analog Devices’ revised proposal. During this conversation, Mr. Roche reiterated Analog Devices’ requirement that Maxim agree to negotiate exclusively with Analog Devices for a period of three-to-four weeks in order for discussions to continue. Following this call, Mr. Roche delivered to Mr. Doluca a letter containing Analog Devices’ revised non-binding proposal for the acquisition of Maxim in an all-stock transaction at an exchange ratio of 0.6300, which is referred to as the “June 11 proposal,” along with a form of exclusivity agreement. The June 11 proposal, which indicated that it was Analog Devices’ best and final offer, also confirmed Analog Devices’ willingness to appoint two Maxim directors to the combined company’s board of directors as well as to discuss certain regulatory considerations that had been raised by Maxim in connection with the transaction.

On June 13, 2020, Messrs. Roche and Doluca spoke by telephone. Mr. Doluca confirmed Maxim’s willingness to engage in exclusive negotiations for a potential transaction on the terms contained in the June 11 proposal, subject to Mr. Roche’s confirmation that Analog Devices would agree to the principle that the definitive transaction agreement would include a customary provision pursuant to which Analog Devices would pay Maxim a customary termination fee in the event the transaction were to be terminated due to a failure to obtain required regulatory approvals. Mr. Roche agreed to the principle.

On June 14, 2020, Mr. Roche provided Mr. Doluca with a revised letter conveying Analog Devices’ revised proposal in writing along with a form of exclusivity agreement. Later on June 14, 2020, Analog Devices and Maxim entered into the exclusivity agreement, pursuant to which Maxim agreed to negotiate exclusively with Analog Devices through July 6, 2020, which period would automatically extend for successive one-week periods unless either party communicated that it desired to terminate negotiations. The parties determined to proceed expeditiously to negotiate definitive transaction agreements and to complete their respective due diligence reviews, subject to further review and approval by the Analog Devices board of directors and the Maxim board of directors, respectively.

During the week from June 14 to June 21, 2020, the parties prepared for and agreed to logistics for their reciprocal due diligence. On June 23, 2020, Wachtell, Lipton, Rosen & Katz, Analog Devices’ outside legal advisor, which is referred to as “Wachtell Lipton,” provided an initial draft of a merger agreement to Weil.

From June 23 through July 10, 2020, Analog Devices, Maxim and their respective legal advisors continued to conduct due diligence on each other, with the participation of their respective financial advisors, and the parties negotiated the terms of the merger agreement. During this period, Analog Devices engaged BofA Securities as an additional financial advisor.

On June 28, 2020, a special meeting of the Maxim board of directors was held by video conference, together with members of Maxim senior management and representatives from Weil and J.P. Morgan, for the purpose of providing an update to the Maxim board of directors on the status of the potential transaction with Analog Devices. Mr. Doluca provided the Maxim board of directors with an update on the status of the due diligence process and described the major substantive issues that had arisen during negotiations. Representatives of Weil then provided a summary of certain key proposed terms of the draft merger agreement and discussed the open issues and proposed responses with the Maxim board of directors. Messrs. Doluca and White described the next steps and the proposed timeline for the transaction.

On July 10, 2020, the Maxim board of directors met by video conference, together with the Maxim senior management team and representatives from Weil and J.P. Morgan, to receive an update on the proposed transaction with Analog Devices. During the meeting, representatives of Weil and Maxim management provided an update on the status of the negotiation of the merger agreement and reviewed certain key open items. Maxim management also reviewed with the Maxim board of directors the results of its due diligence review of Analog Devices and its business.

By the evening of July 10, 2020, the parties had substantially completed negotiations and due diligence. On July 11, 2020, the Analog Devices board of directors met by video conference, together with members of Analog Devices’ senior management and representatives of Morgan Stanley, BofA Securities and Wachtell Lipton, to discuss and deliberate on the proposed combination of Analog Devices and Maxim, and to receive presentations from Analog Devices’ senior management and advisors. Mr. Roche reviewed the history of the interactions and negotiations with Maxim and briefed the directors on the current status of negotiations. Messrs. Roche and Mahendra-Rajah and other members of Analog Devices senior management reviewed rationales for the transaction and the expected impacts of the transaction on Analog Devices, the potential synergies that might be achieved in the proposed combination and the results of the due diligence review of Maxim. A representative of Wachtell Lipton reviewed the directors’ fiduciary duties and presented a detailed summary of the terms of the draft merger agreement. Representatives of Morgan Stanley made a financial presentation and reviewed its financial analyses with respect to the potential transaction with Maxim. Morgan Stanley rendered for the benefit of the Analog Devices board of directors its oral opinion, subsequently confirmed in writing, on July 11, 2020 that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Analog Devices. See “—Opinion of Morgan Stanley” beginning on page 86 for more information. Also at this meeting, representatives of BofA Securities reviewed with the Analog Devices board of directors its financial analysis of the exchange ratio and delivered to the Analog Devices board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 11, 2020, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Analog Devices. See “—Opinion of BofA Securities” beginning on page 94 for more information. After discussions, including as to the matters discussed below in the section entitled “—Recommendation of the Analog Devices Board of Directors; Analog Devices’ Reasons for the Merger” beginning on page 78, the Analog Devices board of directors, by unanimous vote of all of its members, in each case subject to satisfactory finalization of the merger agreement, which was expected to be completed following Maxim board approval the next day, (1) determined that the merger agreement and the transactions contemplated thereby, including but not limited to the merger and the share issuance were fair to, and in the best interests of, Analog Devices and the holders of shares of Analog Devices common stock, (2) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the share issuance, (3) directed that the share issuance be submitted to the holders of shares of Analog Devices common stock for their approval and adoption and (4) resolved to recommend that the holders of shares of Analog Devices common stock vote in favor of the share issuance.

On July 12, 2020, the Maxim board of directors met by video conference, together with senior management and representatives from Weil and J.P. Morgan, for the purpose of considering the approval and adoption of the merger agreement and the proposed transaction with Analog Devices. At the beginning of the meeting, Mr. Doluca provided an overview of the negotiations and the rationale for the transaction. J.P. Morgan then presented its financial analyses with respect to the proposed transaction. Following such presentation, J.P. Morgan provided the Maxim board of directors with an oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 12, 2020, to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of Maxim common stock. For a discussion of J.P. Morgan’s opinion and its financial analyses, see the section entitled “—Opinion of Maxim’s Financial Advisor” beginning on page 102. Representatives of Weil next reviewed the fiduciary duties of the Maxim board of directors, followed by a summary of the key terms of the merger agreement, including the structure of the proposed transaction and the treatment of Maxim’s equity awards, certain restrictions on Maxim’s business and operations during the pendency of the transaction, Analog Devices’ antitrust undertaking, the non-solicitation provisions that would apply to both Maxim and Analog Devices and the ability of each party’s board of directors to change its recommendation. Members of Maxim’s management team also reviewed and discussed with the Maxim board of directors certain amendments to Maxim’s change in control employee severance plans that were proposed to be adopted in connection with the transaction. After discussions, including as to the matters discussed below in the section entitled “—Recommendation of the Maxim Board of Directors; Maxim’s Reasons for the Merger” beginning on page 81, the Maxim board of directors, by unanimous vote of all of its members, (1) determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, were fair to, and in the best interests of, Maxim and its stockholders, (2) approved and declared advisable the merger agreement and the consummation of the transactions contemplated thereby, including the merger, (3) directed that the merger agreement be submitted to Maxim stockholders for their consideration and adoption, (4) resolved to recommend that Maxim stockholders vote to adopt the merger agreement, and (5) approved and adopted the proposed amendments to Maxim’s change in control employee severance plans.

Later on July 12, 2020, following the approval of the merger agreement and the merger by the boards of directors of Analog Devices and Maxim, Analog Devices and Maxim finalized and entered into the merger agreement, and on the morning of July 13, 2020, prior to the opening of trading, issued a joint press release announcing that they had entered into the merger agreement.

Recommendation of the Analog Devices Board of Directors; Analog Devices’ Reasons for the Merger

At a special meeting held July 11, 2020, the Analog Devices board of directors unanimously: (1) determined that the merger agreement and the transactions contemplated thereby, including the merger and the share issuance, were fair to, and in the best interests of, Analog Devices and the holders of shares of Analog Devices common stock, (2) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the share issuance, (3) directed that the share issuance be submitted to the holders of shares of Analog Devices common stock for their approval and adoption and (4) resolved to recommend that the holders of shares of Analog Devices common stock vote in favor of the share issuance. Accordingly, the Analog Devices board of directors unanimously recommends that Analog Devices shareholders vote “FOR” the Analog Devices share issuance proposal, and “FOR” the Analog Devices adjournment proposal.

In reaching its determinations and recommendations, the Analog Devices board of directors consulted with Analog Devices’ senior management and its outside legal and financial advisors, and considered a number of factors, including the following factors that weighed in favor of the merger.

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Benefits of a Combined Company. The Analog Devices board of directors believe that the combination with Maxim strengthens Analog Devices’ leadership position in the analog semiconductor industry and increases Analog Devices’ global scale. Combining Analog Devices’ and Maxim’s best-in-class technologies is expected to enhance Analog Devices’ depth of domain expertise and engineering capabilities and enable Analog Devices to offer more complete solutions, serve more customers and capture a larger share of a $60 billion total addressable market. In this regard, the Analog Devices board of directors noted:

•	that Maxim’s strengths in the automotive and data center markets are highly complementary with Analog Devices’ strengths across the broad industrial, communications and digital healthcare markets;

•	that Maxim’s applications-focused product offerings with respect to power management are highly complementary with Analog Devices’ general purpose or catalog power offerings;

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that the combined company will have greater engineering expertise and field technical resources which will allow Analog Devices to better serve customers who have global design teams and an increasing need for application and analog design support;

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that the combined company’s complementary product offerings and engineering and field technical strengths will be aligned with important secular growth trends, such as the electrification of the vehicle, advanced automotive systems, cloud computing and industrial “4.0” applications and 5G communications;

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that the cultures of Analog Devices and Maxim are strongly aligned, including shared values and commitment to innovation and engineering excellence, and that this culture along with Analog Devices’ commitment to research and development and the combined company’s scale will enhance Analog Devices’ standing as a destination for the most talented engineers across multiple domains of expertise;

•	the expectation that the combined company will have increased financial strength and flexibility, with an estimated $8.2 billion in combined revenue and an estimated $2.7 billion in free cash flow;

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the expectation that the transaction will be accretive to adjusted earnings per share approximately 18 months subsequent to closing, with $275 million of cost synergies by the end of year two, driven primarily by lower operating expenses and cost of goods sold;

•	the expectation that additional cost synergies from manufacturing optimization will be realized within three years; and

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the expectation that the combined company will be well-capitalized with a stronger balance sheet and a pro forma net leverage ratio of 1.2x, which is the ratio of net debt to EBITDA, or earnings before interest, taxes, depreciation and amortization, including stock-based compensation expense and excluding one-time, non-recurring items, (based on fiscal year 2019 reported financial statements for Analog Devices and trailing twelve months ending September 28, 2019 for Maxim) and below 1.0x at closing.

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Exchange Ratio and Merger Consideration. The Analog Devices board of directors considered the relative favorability of the exchange ratio relative to the exchange ratios historically implied by the relative trading prices of Analog Devices and Maxim common stock over various periods and relative to the current assessment of the valuation of each company and of the synergies and other benefits of the merger, in addition to:

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the fact that, upon completion of the merger, Analog Devices shareholders will own approximately 69% and former Maxim stockholders will own approximately 31% of the combined company (based on fully diluted shares outstanding of the combined company including only exercisable options);

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the oral opinion of Morgan Stanley, subsequently confirmed in writing, rendered to the Analog Devices board of directors that, as of July 11, 2020 and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Analog

Devices (which opinion is more fully described below under “—Opinions of Analog Devices’ Financial Advisors—Opinion of Morgan Stanley” and is attached as Annex B to this joint proxy statement/prospectus); and

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the oral opinion of BofA Securities, subsequently confirmed in a written opinion dated July 11, 2020, to the Analog Devices board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger to Analog Devices (which opinion is more fully described below under “—Opinions of Analog Devices’ Financial Advisors—Opinion of BofA Securities” and is attached as Annex C to this joint proxy statement/prospectus).

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Other Factors Considered by the Analog Devices Board of Directors. In addition to considering the factors described above, the Analog Devices board of directors considered the following additional factors that weighed in favor of the merger:

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the past experience the Analog Devices management team has had in timely and effective corporate integration following significant combinations and acquisitions, including the $15 billion acquisition of Linear Technology in 2017;

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historical information concerning Analog Devices’ and Maxim’s respective businesses, financial condition, results of operations, earnings, trading prices, technology positions, managements, competitive positions and prospects on a stand-alone basis and forecasted combined basis; and

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the current and prospective business environment in which Analog Devices and Maxim operate, including international, national and local economic conditions and the competitive and regulatory environment, and the likely effect of these factors on Analog Devices and the combined company.

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Terms of the Merger Agreement. The Analog Devices board of directors considered that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the merger agreement may be terminated, in its belief, are reasonable. The Analog Devices board of directors also reviewed and considered the conditions to the completion of the merger, and concluded that while the completion of the merger is subject to various regulatory approvals, such approvals were likely to be satisfied on a timely basis.

The Analog Devices board of directors weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the merger agreement and the merger, including:

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the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of Analog Devices common stock or Maxim common stock, the then-current trading price of the shares of Analog Devices common stock to be issued to holders of shares of Maxim common stock upon the consummation of the merger could be significantly higher than the trading price prevailing at the time the merger agreement was entered into;

•	the risk that Maxim’s financial performance may not meet Analog Devices’ expectations;

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the potential challenges and difficulties in integrating the operations of Analog Devices and Maxim and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated cost benefits of the merger, might not be realized or might take longer to realize than expected;

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the difficulties and management challenges inherent in completing the merger and integrating the businesses, operations and workforce of Maxim with those of Analog Devices and the possibility of encountering difficulties in achieving expected revenue growth and other non-cost synergies;

•	the possible diversion of management attention for an extended period of time during the pendency of the merger and, following closing, the integration of the two companies;

•	the substantial costs to be incurred in connection with the merger, including those incurred regardless of whether the merger is consummated;

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that Analog Devices would be required to pay to Maxim a termination fee of $830 million in the event the merger agreement were to be terminated in certain circumstances involving the failure to obtain required regulatory approvals;

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the risk that Analog Devices shareholders may not approve the Analog Devices share issuance proposal at the Analog Devices special meeting or that Maxim stockholders may not approve the adoption of the merger agreement at the Maxim special meeting;

•	the ability of the Maxim board of directors, in certain circumstances, to change its recommendation that Maxim stockholders approve the Maxim merger proposal;

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that Analog Devices would be required to pay to Maxim a termination fee of $725 million in the event the merger agreement were to be terminated by Maxim in connection with a change in the recommendation by the Analog Devices board of directors to its shareholders with respect to approval of the share issuance; and

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the risks of the type and nature described in the section entitled “Risk Factors” beginning on page 35 and the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 33.

The Analog Devices board of directors considered all of these factors as a whole and, on balance, concluded that the potential benefits of the merger outweighed the risks and uncertainties of the merger.

In addition, the Analog Devices board of directors was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of Analog Devices shareholders generally described in the section entitled “Interests of Analog Devices’ Directors and Executive Officers in the Merger” beginning on page 163.

The foregoing discussion of the information and factors that the Analog Devices board of directors considered is not intended to be exhaustive, but rather is meant to include the material factors that the Analog Devices board of directors considered. The Analog Devices board of directors collectively reached the conclusion to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the Analog Devices board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the Analog Devices board of directors considered in connection with its evaluation of the merger, the Analog Devices board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Analog Devices board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing description of Analog Devices’ consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 33.

Recommendation of the Maxim Board of Directors; Maxim’s Reasons for the Merger

At a meeting held on July 12, 2020, the Maxim board of directors unanimously:

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determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, Maxim and its stockholders;

•	approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger;

•	directed that the merger agreement be submitted to Maxim stockholders for consideration and adoption at the Maxim special meeting; and

•	recommended that Maxim stockholders vote to adopt the merger agreement.

ACCORDINGLY, THE MAXIM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MAXIM STOCKHOLDERS VOTE “FOR” THE MAXIM MERGER PROPOSAL.

As described in the section entitled “—Background of the Merger” beginning on page 72, in evaluating the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Maxim board of directors held a number of meetings and consulted with Maxim’s senior management and its outside legal and financial advisors. In reaching its decision to approve the merger agreement and to recommend that Maxim stockholders vote to adopt the merger agreement, the Maxim board of directors considered a number of factors, including, but not limited to the following (which are not necessarily presented in order of their relative importance to the Maxim board of directors):

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the opportunity to combine two successful businesses with well-positioned and proven product and technology portfolios and complementary product offerings across a broad-array of end-markets, including the complementarity of Maxim’s strength in the automotive and data center markets and Analog Devices’ strength across broad industrial, communications and digital healthcare markets, positioning the combined company to better serve customers with more creative product solutions;

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the importance of scale in the competitive market environments in which Maxim and Analog Devices operate, and the potential for the merger to enhance the combined company’s ability to compete effectively in those environments and across multiple end markets, including the ability to capitalize on new growth opportunities and to compete for customers and key employee talent;

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the cultural alignment between Maxim and Analog Devices, including a shared focus on and commitment to integrity, operational excellence, customer satisfaction and innovation, and the expectation that the combined company would be able to build on each company’s history of engineering excellence to attract top engineering talent and invest in future research and development;

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the Maxim board of directors’ consideration, from time to time, with the assistance of Maxim management and Maxim’s financial and legal advisors, of the various strategic alternatives available to Maxim, including remaining an independent company and continuing to execute on Maxim’s strategic plan, and the Maxim board of directors’ belief that the merger presents a more favorable opportunity for Maxim stockholders than the potential value that may result from remaining a standalone company or pursuing other strategic alternatives;

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the Maxim board of directors’ knowledge of, and discussions with Maxim management regarding, Maxim’s business, operations, financial condition, earnings, strategy and future prospects, including Maxim’s opportunities to create stockholder value in the future on a standalone basis and the risks inherent in the execution of Maxim’s strategic plan;

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discussions with Maxim management and Maxim’s financial and legal advisors regarding Analog Devices’ business, operations, strategy and future prospects, and the Maxim board of directors’ view regarding the combined company’s financial condition and potential for stronger free cash flow generation as well as the diversification and growth expected to result from the merger;

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the expectation that the combined company could achieve at least $275 million of cost synergies and that Maxim stockholders will be able to participate in the benefits of such synergies as stockholders of the combined company;

•	the Maxim board of directors’ view that the combined company will be well-capitalized with a strong balance sheet and ability to generate free cash flow and thereby return capital to stockholders;

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the implied value of the consideration to be received by Maxim stockholders in the merger (which was $78.44 per share of Maxim common stock, calculated based on the exchange ratio of 0.6300 and the closing price of the Analog Devices common stock on the Nasdaq Global Market on July 10, 2020, the last trading day prior to the announcement of the merger agreement, representing an implied premium of approximately 22% to the closing price of the Maxim common stock on July 10, 2020);

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the exchange ratio of 0.6300 shares of Analog Devices common stock for each share of Maxim common stock is fixed, which affords Maxim stockholders the opportunity to benefit from any appreciation in the value of Analog Devices’ common stock after the announcement of the merger, and that the exchange ratio was the result of extensive negotiation between the parties, including that the proposed exchange ratio had been increased on two occasions and the Maxim board of directors’ belief that the final exchange ratio represented the highest and best price that Maxim could obtain from Analog Devices;

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Maxim stockholders will own approximately 31% of the combined company on a pro forma basis (based on the number of shares of Maxim common stock and Analog Devices common stock outstanding as of July 10, 2020 and July 9, 2020, respectively, on a fully diluted basis and the exchange ratio) and have the opportunity to participate in the future earnings and growth of the combined company;

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the fact that, at the effective time, two Maxim directors will be appointed to the Analog Devices board of directors and that Analog Devices agreed to nominate such individuals for election to the Analog Devices board of directors at Analog Devices’ first annual meeting of shareholders following the closing, which will allow for oversight of and input into the strategy of the combined company;

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that Analog Devices currently pays and historically has paid cash dividends to its shareholders and that Maxim stockholders will be able to participate in and receive any dividends or distributions paid on the Analog Devices common stock with a record date following the effective time;

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the financial analyses reviewed and discussed with the Maxim board of directors by representatives of J.P. Morgan, as well as the oral opinion of J.P. Morgan rendered on July 12, 2020, which was subsequently confirmed by delivery of a written opinion of J.P. Morgan, dated July 12, 2020, to the Maxim board of directors to the effect that, as of the date of J.P. Morgan’s written opinion, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Maxim common stock. See the section entitled “—Opinion of Maxim’s Financial Advisor” beginning on page 102. The full text of the written opinion of J.P. Morgan is attached as Annex D to this joint proxy statement/prospectus;

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the expected treatment of the merger as a tax-free reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 169;

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the Maxim board of directors’ view, based on discussions with Maxim management, of the ability for Analog Devices to integrate and combine the respective Analog Devices and Maxim businesses, including in light of the experience of the Analog Devices management team in successfully completing and integrating transactions similar to the proposed merger and Analog Devices’ achievement of synergies and growth following its previous transactions;

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the review by the Maxim board of directors with its legal and financial advisors of the structure of the proposed merger and the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations to complete the proposed merger and the termination provisions and related termination fees, as well as the Maxim board’s conclusion that, although the proposed merger was subject to various regulatory approvals and other conditions, such approvals were likely to be obtained and the proposed merger completed on a timely basis. In connection with such review, the Maxim board of directors also considered the following specific aspects of the merger agreement (which are not necessarily presented in order of relative importance):

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that Maxim and Analog Devices agreed to use their respective reasonable best efforts to complete the merger and obtain the necessary approvals and clearances required under applicable antitrust laws, including the obligation of Analog Devices to agree to make divestitures, hold assets separate and implement other changes or restrictions in its business if necessary to obtain antitrust approval for the merger, so long as the divestitures or restrictions would not limit Analog Devices with respect to assets, businesses, operations or product lines that, individually or in the aggregate, generate total collective revenues in excess of $175 million, and that Analog Devices will be required to pay a termination fee of $830 million if the merger agreement is terminated in certain circumstances related to the failure to obtain such antitrust approvals;

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the nature of the closing conditions included in the merger agreement, including the reciprocal exceptions to the events that would constitute a material adverse effect on either Maxim or Analog Devices for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to completion of the transactions;

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the fact that there are limited circumstances in which the Analog Devices board of directors may terminate the merger agreement or change its recommendation that Analog Devices shareholders approve the Analog Devices share issuance proposal, and the requirement that Analog Devices pay Maxim a $725 million termination fee if the merger agreement is terminated under certain circumstances, including if the merger agreement is terminated by Maxim as a result of a change in recommendation by the Analog Devices board of directors;

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Maxim’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited bona fide written proposal relating to an alternative transaction, if the Maxim board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, that such proposal constitutes or could reasonably be expected to lead to a transaction that is superior to the merger with Analog Devices;

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the right of the Maxim board of directors to change its recommendation that Maxim stockholders vote to adopt the merger agreement in response to a superior proposal or certain intervening events, subject to certain conditions, and the Maxim board of directors’ view that the termination fee of $725 million payable to Analog Devices under certain circumstances is customary and reasonable and would not preclude or deter a willing and financially capable third party from making an acquisition proposal for an alternative transaction;

•	the fact that there are no financing conditions or contingencies, and that Analog Devices does not require financing in order to complete the merger; and

•	the fact that Maxim has the right to specifically enforce Analog Devices’ obligations under the merger agreement.

In the course of its evaluation of the merger agreement and the merger, the Maxim board of directors also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):

•	that there is no assurance that, even if approved by Maxim stockholders, the merger will be completed on the anticipated timeline or at all;

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the risk that the combined company will not realize all of the anticipated strategic and other benefits of the merger, including the possibility that Analog Devices’ financial performance may not meet Maxim’s expectations, that the expected synergies may not be realized or will cost more to achieve than anticipated, and the risk that any accommodations required by antitrust regulatory authorities may decrease the anticipated strategic and other benefits of the merger to the combined company;

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the challenges inherent in completing the merger and integrating the business, operations and workforce of Maxim and Analog Devices and the risk that the anticipated benefits of the merger might not be realized;

•	the amount of time it could take to complete the merger, including that completion of the merger depends on factors outside of Maxim’s or Analog Devices’ control, and the risk that the pendency of the merger for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on Maxim or Analog Devices, including their respective customer, supplier and other business relationships and potentially impact the trading price of their respective stock;

•	the possible diversion of management attention for an extended period of time during the pendency of the merger;

•	the risk that, despite the retention efforts of Maxim and Analog Devices prior to the consummation of the merger, the combined company may not retain key personnel or there may be employee attrition;

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the provisions of the merger agreement that prohibit Maxim from soliciting or negotiating alternative transactions and that such provisions and the potential requirement to pay Analog Devices a termination fee of $725 million, as described in the section entitled “The Merger Agreement—Termination Fees” beginning on page 147, may deter a potential acquirer from proposing an alternative transaction for Maxim that would provide Maxim stockholders with greater value than the merger;

•	the potential for litigation relating to the proposed merger and the associated costs, burden and inconvenience involved in defending any such proceedings;

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the restrictions in the merger agreement on the conduct of Maxim’s business during the period between execution of the merger agreement and the consummation of the merger, including that Maxim is required to conduct its business in all material respects in the ordinary course, subject to specific limitations, which could delay or prevent Maxim from pursuing certain business opportunities or strategic transactions that may arise and could have a negative impact on Maxim’s ability to maintain its existing business and employee relationships;

•

the risk that Maxim stockholders may not approve the adoption of the merger agreement at the Maxim special meeting or that Analog Devices shareholders may not approve the Analog Devices share issuance proposal at the Analog Devices special meeting;

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the possibility that regulatory agencies may delay, object to or challenge the merger or may impose terms and conditions on their approvals that adversely affect the business or financial results of Maxim, Analog Devices or the combined company, as more fully described in the section entitled “—Regulatory Approvals” beginning on page 118, and the fact that Analog Devices is not required to undertake divestitures or agree to any restrictions in excess of a $175 million cap;

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the fact that the exchange ratio under the merger agreement is fixed, meaning that the Maxim stockholders could be adversely affected and the implied value of the merger consideration will decline if there is a decline in the trading price of the Analog Devices common stock;

•	the fact that Maxim stockholders will not be entitled to appraisal rights in connection with the merger;

•	the substantial transaction costs to be incurred in connection with the proposed merger; and

•

the risks of the type and nature described in the section entitled “Risk Factors” beginning on page 35 and the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 33.

The Maxim board of directors considered the factors described above as a whole, including through engaging in discussions with Maxim senior management and Maxim’s outside legal and financial advisors. Based on this review and consideration, the Maxim board of directors unanimously concluded that these factors, on balance, supported a determination that the merger agreement and the transactions contemplated by the merger agreement, including the merger, was advisable and in the best interests of Maxim stockholders, and to make its recommendation to Maxim stockholders that they vote to adopt the merger agreement.

In considering the recommendation of the Maxim board of directors that Maxim stockholders vote to adopt the merger agreement, Maxim stockholders should be aware that Maxim’s directors and executive officers may have certain interests in the merger that are different from, or in addition to, the interests of Maxim stockholders generally, including the treatment of equity awards held by such directors and executive officers in the merger, as described in the section entitled “Interests of Maxim’s Directors and Executive Officers in the Merger” beginning on page 164. The Maxim board of directors was aware of and took these interests into account when approving the merger agreement and determining that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, was advisable and in the best interests of Maxim stockholders.

The foregoing discussion of the information and factors that the Maxim board of directors considered is not, and is not intended to be, exhaustive. The Maxim board of directors collectively reached the conclusion to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, in light of the various factors described above and other factors that the members of the Maxim board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the Maxim board of directors considered in connection with its evaluation of the merger, the Maxim board of directors did not find it useful to, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Maxim board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the Maxim board of directors’ in approving the merger agreement is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 33.

Opinions of Analog Devices’ Financial Advisors

Opinion of Morgan Stanley

Analog Devices retained Morgan Stanley to act as financial advisor to the Analog Devices board of directors in connection with the proposed merger. The Analog Devices board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the industry, and its knowledge of Analog Devices’ business and affairs. At the meeting of the Analog Devices board of directors on July 11, 2020, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Analog Devices.

The full text of the written opinion of Morgan Stanley, dated as of July 11, 2020, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex B. You are encouraged to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Analog Devices board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Analog Devices as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the merger or related transactions, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the price at which shares of Analog Devices common stock would trade at any time in the future, or the fairness of the amount or nature of the compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the exchange ratio. The opinion was addressed to, and rendered for the benefit of, the Analog Devices board of directors and was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Analog Devices common stock or any holder of shares of Maxim common stock as to how to vote or act on any matter with respect to the merger or related transactions or any other action with respect to the transactions contemplated by the merger agreement, including the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Maxim and Analog Devices, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Maxim and Analog Devices, respectively;

•

reviewed certain financial projections for Maxim (which are referred to as the “Maxim Financial Projections”) and Analog Devices, respectively, prepared by the managements of Maxim or Analog Devices, and an alternative version of the Maxim Financial Projections incorporating certain adjustments thereto made by management of Analog Devices;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of Analog Devices;

•	discussed the past and current operations and financial condition and the prospects of Maxim with senior executives of Maxim;

•

discussed the past and current operations and financial condition and the prospects of Analog Devices, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Analog Devices;

•	reviewed the pro forma impact of the merger on Analog Devices’ earnings per share, cash flow, consolidated capitalization and certain financial ratios;

•	reviewed the reported prices and trading activity for Maxim common stock and Analog Devices common stock;

•

compared the financial performance of Maxim and Analog Devices and the prices and trading activity of Maxim common stock and Analog Devices common stock with that of certain other publicly traded companies comparable with Maxim and Analog Devices, respectively, and their securities;

•	participated in certain discussions and negotiations among representatives of Maxim and Analog Devices and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied, or otherwise made available to Morgan Stanley by Maxim and Analog Devices, and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Maxim and Analog Devices of the future financial performance of Maxim and Analog Devices. In connection with such financial projections, at the direction of Analog Devices management, Morgan Stanley did not take into account for its analyses any potential contingent liabilities of either Analog Devices or Maxim, other than those reflected in the financial statements or notes thereto of either Analog Devices or Maxim. Morgan Stanley expressed no view as to such financial projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with all applicable laws and regulations and in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization, pursuant to the Code, as amended, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Analog Devices and Maxim and their legal, tax or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the exchange ratio. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Maxim or Analog Devices, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, July 11, 2020. Events occurring after July 11, 2020 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated July 11, 2020. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Considering any portion of such analyses and factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon certain financial projections provided by Analog Devices’ and Maxim’s managements and referred to below. For further information regarding the financial projections, see the sections entitled “The Merger—Analog Devices Unaudited Financial Projections” and “The Merger—Maxim Unaudited Financial Projections” beginning on pages 111 and 114, respectively.

On July 12, 2020, Maxim and Analog Devices entered into the merger agreement pursuant to which each share of Maxim common stock, other than shares that are held in Maxim’s treasury or are held directly by Analog Devices or Acquisition Sub immediately prior to the effective time, would be exchanged for 0.6300 shares of Analog Devices common stock. Based on the exchange ratio, Morgan Stanley calculated that, as a result of the merger, Analog Devices’ shareholders would own approximately 68.6% of the fully diluted shares of Analog Devices common stock based on each of Maxim’s and Analog Devices’ fully diluted shares including equity awards (using the treasury method) (such share information provided by the managements of Analog Devices and Maxim), and Maxim’s stockholders would own the remaining approximately 31.4% of the fully diluted shares of Analog Devices common stock following completion of the merger pursuant to the merger agreement.

Relative Public Trading Multiples Analysis

Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for each of Analog Devices and Maxim with comparable publicly available consensus equity analyst research estimates for selected companies that share similar business characteristics and have certain comparable operating characteristics including, among other things, similar revenue growth rates, profitability, scale and/or other similar operating characteristics (we refer to these companies as the comparable companies). These companies were the following:

•	Texas Instruments Incorporated

•	Microchip Technology Inc.

•	NXP Semiconductors NV

In the case of applying the analysis to Analog Devices, Maxim was included in the group of comparable companies. In the case of applying the analysis to Maxim, Analog Devices was included in the group of comparable companies.

For purposes of this analysis, Morgan Stanley analyzed (a) the ratio of aggregate value, which Morgan Stanley defined as fully diluted market capitalization plus total debt, plus non-controlling interest, less cash and cash equivalents, to EBITDA (treating stock-based compensation as an expense), which Morgan Stanley defined as net income excluding net interest expense, income tax expense and certain other non-cash and non-recurring items, principally depreciation and amortization, and (b) the ratio of price to earnings, which Morgan Stanley defined as the ratio of price per share to estimated earnings per share, commonly referred to as “EPS,” of each of these comparable companies based on publicly available financial information compiled by Thomson Reuters for comparison purposes. For the purposes of this analysis and certain other analyses described below, Morgan Stanley utilized (a) publicly available financial information for each of Analog Devices and Maxim available as of July 10, 2020 (the last full trading day prior to the execution of the merger agreement), which is referred to below as the “Analog Devices Street Case” and the “Maxim Street Case,” as applicable, (b) financial projections for Analog Devices, prepared by Analog Devices, which are referred to below as the “Analog Devices Management Case,” and (c) an alternative version of Maxim Financial Projections incorporating certain adjustments thereto made by Analog Devices, which is referred to below as the “Maxim Management Judged Case.” For further information regarding the financial projections, see the sections entitled “The Merger—Analog Devices Unaudited Financial Projections” and “The Merger—Maxim Unaudited Financial Projections” beginning on pages 111 and 114, respectively.

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of aggregate value to EBITDA multiples, and price to earnings multiples and applied these ranges of multiples to the estimated relevant metric for each of Analog Devices and Maxim, as applicable.

Based on the outstanding shares on a fully diluted basis, including equity awards (using the treasury method), as provided by Analog Devices on July 9, 2020 and Maxim on July 7, 2020, as applicable, Morgan Stanley calculated the estimated implied exchange ratio range as set forth in the table below. Morgan Stanley calculated the high end of the exchange ratio range by dividing the highest per share price for Maxim resulting from the application of the relevant multiples described above by the lowest per share price for Analog Devices resulting from the application of the relevant multiples described above. Morgan Stanley calculated the low end of the exchange ratio range by dividing the lowest per share price for Maxim resulting from the application of the relevant multiples described above by the highest per share price for Analog Devices resulting from the application of the relevant multiples described above.

Relative Public Trading Multiples Analysis	Implied Transaction Exchange Ratio Range
CY2021E AV / EBITDA
Analog Devices Street Case to Maxim Street Case	0.4212x — 0.6635x
Analog Devices Management Case to Maxim Management Judged Case	0.4871x — 0.7698x
CY2019E Price / EPS
Analog Devices Street Case to Maxim Street Case	0.3244x — 0.6803x
Analog Devices Management Case to Maxim Management Judged Case	0.3793x — 0.7953x

No company utilized in the public trading comparables analysis is identical to either Analog Devices or Maxim. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of Analog Devices, Maxim or Morgan Stanley. These include, among other things, the impact of competition on Analog Devices’ or Maxim’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Analog Devices, or Maxim and the industry, and in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in and of itself a meaningful method of using comparable company data.

Relative Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of the company’s estimated future earnings. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value for such company’s potential future equity value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share on a stand-alone basis for each of Analog Devices and Maxim.

To calculate the discounted equity value, Morgan Stanley utilized estimated calendar year 2023 EPS which was extrapolated from the Analog Devices Management Case, in the case of Analog Devices, and the estimated calendar year 2023 EPS which was extrapolated from the Maxim Management Judged Case, in the case of Maxim (in each instance, such extrapolations were reviewed, and approved for use by Morgan Stanley, by Analog Devices management), as well as certain publicly available estimates of EPS prepared by equity research analysts. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of EPS multiples (based on the range of EPS multiples for comparable companies and the range of historical EPS multiples for each of Analog Devices and Maxim, as applicable) to these estimates and applied a discount rate of 6.9%, in the case of Analog Devices, and 6.2%, in the case of Maxim, which rates were selected based on each company’s estimated cost of equity.

Based on the implied present equity values per share determined as described above for Analog Devices relative to those determined for Maxim, Morgan Stanley calculated the following implied exchange ratio reference range:

Relative Discounted Equity Value Analysis	Implied Transaction Exchange Ratio Range
Analog Devices Street Case to Maxim Street Case	0.3844x — 0.7439x
Analog Devices Management Case to Maxim Management Judged Case	0.4403x — 0.8520x

Relative Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated the estimated present value of the stand-alone unlevered after-tax free cash flows that Analog Devices and Maxim were each forecasted to generate during calendar years 2020 through 2029. For purposes of this analysis, unlevered after-tax free cash flows were calculated as EBITDA (treating stock-based compensation as an expense), less taxes, less change in net working capital, less other cash items and less capital expenditures. Financial data used in this analysis was based on the Analog Devices Management Case for calendar years 2020 through 2029 on a standalone basis, with the estimates for calendar years 2023 through 2029 reviewed, and approved for use by Morgan Stanley, by the management of Analog Devices, in the case of Analog Devices, and the Maxim Management Judged Case for Maxim’s calendar years 2020 through 2029, with the estimates for Maxim’s calendar years 2023 through 2029 reviewed, and approved for use by Morgan Stanley, by the management of Analog Devices, in the case of Maxim.

Morgan Stanley then estimated the terminal values of both Analog Devices and Maxim at the end of the forecast period by using perpetual growth rates ranging from 1.5% to 2.5%, which perpetual growth rates were selected upon the application of Morgan Stanley’s professional judgment and experience. The cash flows and terminal values were then discounted to present value as of July 10, 2020 using discount rates ranging from 5.6% to 7.3%, in the case of Analog Devices, and 5.1% to 7.0%, in the case of Maxim, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect a weighted average cost of capital calculation for Analog Devices and Maxim, respectively. The resulting aggregate values were then adjusted for net debt and non-controlling interest. Morgan Stanley further applied its professional judgment and experience to select, for each of Analog Devices and Maxim, the range of such adjusted aggregate values for use in its analyses.

Based on the implied per share equity value reference range for Analog Devices relative to the per share reference range for Maxim described above, Morgan Stanley calculated the following implied exchange ratio reference range:

Relative Discounted Cash Flow Analysis	Implied Transaction Exchange Ratio Range
As of July 10, 2020	0.4625x — 0.8818x

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Analog Devices board of directors, including the following information described below under the sections entitled “—Relative Historical Exchange Ratio” and “—Relative Equity Research Analysts’ Future Price Targets.”

Relative Historical Exchange Ratio

Morgan Stanley reviewed the range of the ratio of closing prices of Maxim common stock divided by the corresponding closing prices of Analog Devices common stock over the 52-week period ended on July 10, 2020

(the last full trading day prior to the execution of the merger agreement). For the 52-week period reviewed, Morgan Stanley observed the relevant range of low and high exchange ratios.

Period Ending July 10, 2020	Implied Transaction Exchange Ratio Range
52-Week Trading Range	0.3410x — 0.7946x

Relative Equity Research Analysts’ Future Price Targets

Morgan Stanley reviewed future public market trading price targets for Analog Devices common stock and Maxim common stock prepared and published by equity research analysts prior to July 10, 2020 (the last full trading day prior to the execution of the merger agreement). These forward targets reflected each analyst’s estimate of the 12-month future public market trading price of Analog Devices common stock and Maxim common stock. Morgan Stanley also discounted such 12-month future market trading price estimates by the cost of equity for Analog Devices and Maxim, respectively.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Analog Devices common stock or Maxim common stock, as applicable, and these estimates are subject to uncertainties, including the future financial performance of Analog Devices and Maxim, and future financial market conditions.

12-Month Research Estimates	Implied Transaction Exchange Ratio Range
As of July 10, 2020	0.3332x — 0.7449x

General

In connection with the review of the merger by the Analog Devices board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Analog Devices or Maxim. In performing its analyses, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of Analog Devices or Maxim. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Analog Devices and in connection with the delivery of its opinion, dated July 11, 2020, to the Analog Devices board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Analog Devices common stock might actually trade.

The exchange ratio was determined by Analog Devices and Maxim through arm’s-length negotiations between Analog Devices and Maxim and approved by the Analog Devices board of directors. Morgan Stanley provided advice to the Analog Devices board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Analog Devices or the Analog Devices board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

Morgan Stanley’s opinion and its presentation to the Analog Devices board of directors was one of many factors taken into consideration by the Analog Devices board of directors in deciding to approve the merger agreement and approve the transactions contemplated thereby, including the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Analog Devices board of directors with respect to the exchange ratio pursuant to the merger agreement or of whether the Analog Devices board of directors would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Analog Devices common stock or Maxim common stock as to how to vote or act on any matter with respect to the merger or related transactions or any other action with respect to the transactions contemplated by the merger agreement. Morgan Stanley’s opinion did not address any other aspect of the merger or related transactions, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the prices at which shares of Analog Devices common stock or Maxim common stock would trade at any time in the future, or the fairness of the amount or nature of the compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the exchange ratio.

The Analog Devices board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, and prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of their customers, in debt or equity securities or loans of Analog Devices, Maxim and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the merger agreement, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided Analog Devices with financial advisory services and a financial opinion in connection with the merger, described in this section and attached to this joint proxy statement/prospectus as Annex B, and Analog Devices has agreed to pay Morgan Stanley a fee of $44 million for its services, $4 million of which was paid upon the public announcement of the merger and the remainder of which is contingent upon the closing of the merger and will be reduced by an amount that Morgan Stanley has agreed with Analog Devices is creditable to pay other third-party transaction fees. Analog Devices has also agreed to reimburse Morgan Stanley for its reasonable expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Analog Devices has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses relating to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financing services to Analog Devices and received aggregate fees of approximately $0.4 million from Analog Devices in connection with such services. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financing services to Maxim and received aggregate fees of less than $37,000 from Maxim in connection with such services. In addition, as of the date of its opinion, Morgan Stanley or an affiliate thereof is a lender to Analog Devices. Morgan Stanley may also seek to provide financial advisory and financing services to Analog Devices and Maxim and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Opinion of BofA Securities

Analog Devices has retained BofA Securities to act as its financial advisor in connection with the merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Analog Devices selected BofA Securities to act as Analog Devices’ financial advisor in connection with the merger on the basis of BofA Securities’ experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Analog Devices and its business.

On July 11, 2020, at a meeting of the Analog Devices board of directors held to evaluate the merger, BofA Securities delivered to the Analog Devices board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 11, 2020, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Analog Devices.

The full text of the written opinion of BofA Securities to the Analog Devices board of directors, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by BofA Securities in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to the Analog Devices board of directors for the benefit and use of the Analog Devices board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio provided for in the merger from a financial point of view. BofA Securities’ opinion does not address any terms or other aspects or implications of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Analog Devices or any of its affiliates or in which Analog Devices or any of its affiliates might engage or as to the underlying business decision of Analog Devices to proceed with or effect the merger. BofA Securities’ opinion does not address any other aspect or implication of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Securities, among other things:

(1)	reviewed certain publicly available business and financial information relating to Maxim and Analog Devices;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Maxim furnished to or discussed with BofA Securities by the management of Analog Devices;

(3)	reviewed certain financial forecasts relating to Maxim prepared by the management of Maxim, which are referred to as the “Maxim forecasts”;

(4)

reviewed an alternative version of the Maxim forecasts incorporating certain adjustments thereto made by the management of Analog Devices, which is referred to as the “adjusted Maxim forecasts,” and discussed with the management of Analog Devices its assessments as to the relative likelihood of achieving the future financial results reflected in the Maxim forecasts and the adjusted Maxim forecasts;

(5)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Analog Devices furnished to or discussed with BofA Securities by the management of Analog Devices, including certain financial forecasts relating to Analog Devices prepared by the management of Analog Devices, which are referred to as the “Analog Devices forecasts”;

(6)	reviewed certain estimates as to the amount and timing of cost savings anticipated by the management of Analog Devices to result from the merger, which are referred to as the “estimated synergies”;

(7)	discussed the past and current business, operations, financial condition and prospects of Maxim and Analog Devices with members of senior management of Analog Devices;

(8)

discussed with the management of Analog Devices its assessments as to (a) Maxim’s existing and future relationships, agreements and arrangements with, and Analog Devices’ ability to retain, key customers, clients, suppliers and employees of Maxim and (b) the products, product candidates and technology of Maxim, including the validity of, risks associated with, and the integration by Analog Devices of, such products, product candidates and technology;

(9)	reviewed the potential pro forma financial impact of the merger on the future financial performance of Analog Devices, including the potential effect on Analog Devices’ estimated earnings per share;

(10)

reviewed the trading histories for Maxim common stock and Analog Devices common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Securities deemed relevant;

(11)	compared certain financial and stock market information of Maxim and Analog Devices with similar information of other companies BofA Securities deemed relevant;

(12)	reviewed a draft, dated July 11, 2020, of the merger agreement, which is referred to as the “draft agreement”; and

(13)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Securities and relied upon the assurances of the management of Analog Devices that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Maxim forecasts, BofA Securities assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Maxim as to the future financial performance of Maxim. With respect to the adjusted Maxim forecasts, the Analog Devices forecasts and the estimated synergies, BofA Securities assumed, at the direction of Analog Devices, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Analog Devices as to the future financial performance of Maxim and Analog Devices and the other matters covered thereby and, based on the assessments of the management of Analog Devices as to the relative likelihood of achieving the future financial results reflected in the Maxim forecasts and the adjusted Maxim forecasts, BofA Securities relied, at the direction of Analog Devices, on the adjusted Maxim forecasts for purposes of its opinion. BofA Securities relied, at the direction of Analog Devices, on the assessments of the management of Analog Devices as to the ability of Analog Devices pro forma for consummation of the merger, which is referred to as “pro forma Analog Devices,” to achieve the estimated synergies and assumed, at the direction of Analog Devices, that the estimated synergies would be realized in the amounts and at the times projected. BofA Securities relied, at the direction of Analog Devices, upon the assessments of the management of Analog Devices as to Maxim’s existing and future relationships, agreements and arrangements with, and the ability of pro forma Analog Devices to retain, key customers, clients, suppliers and employees of Maxim and assumed, at the direction of Analog Devices, that the merger would not adversely impact Maxim’s relationships, agreements or arrangements with such customers, clients, suppliers and employees. BofA Securities also relied, at the direction of Analog Devices, on the assessments of the management of Analog Devices as to the products, product candidates and technology of Maxim, including the validity of, risks associated with, and the integration by pro forma Analog Devices of, such products, product candidates and technology. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Maxim, Analog

Devices or any other entity, nor did it make any physical inspection of the properties or assets of Maxim, Analog Devices or any other entity and assumed, with the consent of Analog Devices, that there are no material undisclosed liabilities of or relating to Maxim, Analog Devices or any other entity for which appropriate reserves, indemnification arrangements or other provisions have not been made. BofA Securities did not evaluate the solvency or fair value of Maxim, Analog Devices or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities also assumed, at the direction of Analog Devices, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Maxim, Analog Devices or any other entity or the contemplated benefits of the merger in any respect meaningful to BofA Securities’ analyses or opinion. BofA Securities also assumed, at the direction of Analog Devices, that the merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. BofA Securities also assumed, at the direction of Analog Devices, that the final executed merger agreement would not differ in any material respect from the draft agreement reviewed by BofA Securities.

BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger, or any terms or other aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Securities’ opinion was limited to the fairness, from a financial point of view, to Analog Devices of the exchange ratio provided for in the merger and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Analog Devices or any of its affiliates or in which Analog Devices or any of its affiliates might engage or as to the underlying business decision of Analog Devices to proceed with or effect the merger. BofA Securities did not express any opinion as to what the value of Analog Devices common stock actually would be when issued or the prices at which Analog Devices common stock or Maxim common stock will trade at any time, including following announcement or consummation of the merger. In addition, BofA Securities did not express any view or opinion with respect to, and relied, with the consent of Analog Devices, upon the assessments of representatives of Analog Devices regarding, legal, regulatory, accounting, tax and other matters relating to Analog Devices, Maxim or any other entity and the merger (including the contemplated benefits of the merger) as to which BofA Securities understood that Analog Devices obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Securities expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any related matter. Except as described herein, Analog Devices imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. BofA Securities noted that the credit, financial and stock markets have been experiencing unusual volatility and BofA Securities expressed no opinion or view as to any potential effects of such volatility on Analog Devices, Maxim or the merger. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.

The discussions set forth below in the sections entitled “—Summary of Material Maxim Financial Analyses,” “—Summary of Material Analog Devices Financial Analyses” and “—Summary of Material Relative

Financial Analyses” represent a brief summary of the material financial analyses presented by BofA Securities to the Analog Devices board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Summary of Material Maxim Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for Maxim and the following 11 publicly traded companies in the semiconductor and related devices industry, four of which it classified as “core” companies (selected publicly traded companies with products, operations and customers that were most comparable to Maxim):

•	Texas Instruments Incorporated (core)

•	Analog Devices, Inc. (core)

•	NXP Semiconductors N.V. (core)

•	Microchip Technology Incorporated (core)

•	Broadcom Inc. (other)

•	Infineon Technologies AG (other)

•	STMicroelectronics N.V. (other)

•	Marvell Technology Group Ltd. (other)

•	Renesas Electronics Corporation (other)

•	Inphi Corporation (other)

•	Semtech Corporation (other)

BofA Securities reviewed, among other things, per share equity values, based on closing stock prices on July 10, 2020, of the selected publicly traded companies as a multiple of calendar year 2021 estimated earnings per share, commonly referred to as “EPS,” treating stock based compensation as an expense and excluding one-time, non-recurring items and amortization of intangibles, referred to herein as “adjusted EPS.” BofA Securities also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on July 10, 2020, plus debt, preferred stock and minority interests and less cash and cash equivalents, short-term investments and long-term investments, as a multiple of calendar year 2021 estimated earnings before interest, taxes, depreciations and amortization, commonly referred to as “EBITDA,” including stock-based compensation expense and excluding one-time, non-recurring items, referred to herein as “adjusted EBITDA.” The mean and median enterprise value / calendar year 2021 estimated adjusted EBITDA multiple observed for the core selected publicly traded companies was 17.6x, and 18.7x, respectively, and the mean and median enterprise value / calendar year 2021 estimated adjusted EBITDA multiple for the other selected publicly traded companies was 23.3x and 14.6x, respectively. The mean and median price / calendar year 2021 estimated adjusted EPS multiple observed for the core selected publicly traded companies was 22.6x, and the mean and median price / calendar year 2021 estimated adjusted EPS multiple observed for the other selected publicly traded companies was 31.4x and 21.1x, respectively. BofA Securities then applied calendar year 2021 adjusted EPS multiples of 21.0x to 26.5x derived from the selected publicly traded companies to Maxim’s calendar year 2021 estimated adjusted EPS and applied calendar year 2021 adjusted EBITDA multiples of 16.5x to 20.5x derived from the selected publicly traded companies to Maxim’s calendar year 2021 estimated adjusted EBITDA.

Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Maxim were based on the adjusted Maxim forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Maxim (rounded to the nearest $0.25), as compared to the per share price of Maxim common stock implied by the exchange ratio, calculated based on the closing share price of Analog Devices common stock on July 10, 2020 multiplied by the exchange ratio (rounded up to the nearest whole cent):

Implied Per Share Equity Value Reference Ranges for Maxim		Per Share Price Implied by Exchange Ratio
Price/CY2021E Adj. EPS	EV/CY2021E Adj. EBITDA
$57.00 - $71.75	$59.00 - $72.75	$78.44

No company used in this analysis is identical or directly comparable to Maxim. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Maxim was compared.

Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of Maxim to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Maxim was forecasted to generate from July 1, 2020 through calendar year 2029 based on the adjusted Maxim forecasts. BofA Securities calculated terminal values for Maxim by extrapolating Maxim’s unlevered free cash flow at perpetuity growth rates of 2.75% to 3.25%, which perpetuity growth rates were selected based on BofA Securities’ professional judgment and experience. The cash flows and terminal values were then discounted to present value as of June 30, 2020, assuming a mid-year convention, using discount rates ranging from 7.25% to 9.25%, which were based on an estimate of Maxim’s weighted average cost of capital, derived using the capital asset pricing model. From the resulting enterprise values, BofA Securities added net cash projected as of June 30, 2020 of $692 million to derive equity values. This analysis indicated the following approximate implied per share equity value reference ranges for Maxim (rounded to the nearest $0.25) as compared to the per share price of Maxim common stock implied by the exchange ratio:

Implied Per Share Equity Value Reference Range for Maxim	Per Share Price Implied by Exchange Ratio
$57.25 - $89.50	$78.44

Summary of Material Analog Devices Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for Analog Devices and the following 11 publicly traded companies in the semiconductor and related devices industry, four of which BofA Securities classified as “core” companies (selected publicly traded companies with products, operations and customers that were most comparable to Analog Devices):

•	Texas Instruments Incorporated (core)

•	NXP Semiconductors N.V. (core)

•	Microchip Technology Incorporated (core)

•	Maxim Integrated Products, Inc. (core)

•	Broadcom Inc. (other)

•	Infineon Technologies AG (other)

•	STMicroelectronics N.V. (other)

•	Marvell Technology Group Ltd. (other)

•	Renesas Electronics Corporation (other)

•	Inphi Corporation (other)

•	Semtech Corporation (other)

BofA Securities reviewed, among other things, per share equity values, based on closing stock prices on July 10, 2020, of the selected publicly traded companies as a multiple of calendar year 2021 estimated adjusted EPS. BofA Securities also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on July 10, 2020, plus debt, preferred stock and minority interests and less cash and cash equivalents, short-term investments and long-term investments, as a multiple of calendar year 2021 estimated adjusted EBITDA. The mean and median enterprise value / calendar year 2021 estimated adjusted EBITDA multiple observed for the core selected publicly traded companies was 17.4x, and 18.2x, respectively, and the mean and median enterprise value / calendar year 2021 estimated adjusted EBITDA multiple for the other selected publicly traded companies was 23.3x and 14.6x, respectively. The mean and median price / calendar year 2021 estimated adjusted EPS multiple observed for the core selected publicly traded companies was 23.2x and 23.7x, respectively, and the mean and median price / calendar year 2021 estimated adjusted EPS multiple observed for the other selected publicly traded companies was 31.4x and 21.1x, respectively. BofA Securities then applied calendar year 2021 adjusted EPS multiples of 20.5x to 26.0x derived from the selected publicly traded companies to Analog Devices’ calendar year 2021 estimated adjusted EPS and applied calendar year 2021 adjusted EBITDA multiples of 16.5x to 20.5x derived from the selected publicly traded companies to Analog Devices’ calendar year 2021 estimated adjusted EBITDA. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Analog Devices were based on the Analog Devices forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Analog Devices (rounded to the nearest $0.25), as compared to the closing price of Analog Devices common stock on July 10, 2020:

Implied Per Share Equity Value Reference Ranges for Analog Devices		Closing Trading Price of Analog Devices Common Stock on July 10, 2020
Price/2021E Adj. EPS	EV/2021E Adj. EBITDA
$101.00 - $128.25	$95.75 - $121.75	$124.50

No company used in this analysis is identical or directly comparable to Analog Devices. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Analog Devices was compared.

Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of Analog Devices to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Analog Devices was forecasted to generate from July 1, 2020 through calendar year 2029 based on the adjusted Analog Devices forecasts. BofA Securities calculated terminal values for Analog Devices by extrapolating Analog Devices’ unlevered free cash flow at perpetuity growth rates of 2.75% to 3.25%, which perpetuity growth rates were selected based on BofA Securities’ professional judgment and experience. The cash flows and terminal values were then discounted to present value as of June 30, 2020, assuming a mid-year convention, using discount rates ranging from 7.00% to 9.00%, which were based on an estimate of Analog Devices’ weighted average cost of capital, derived using the capital asset pricing model. From the resulting enterprise values, BofA Securities deducted net debt as of May 2, 2020 of $4,806 million to derive equity values. This analysis indicated the following approximate implied per share equity value reference ranges for Analog Devices (rounded to the nearest $0.25) as compared to the closing price of Analog Devices common stock on July 10, 2020:

Implied Per Share Equity Value Reference Range for Analog Devices	Closing Trading Price of Analog Devices Common Stock on July 10, 2020
$93.75 - $160.25	$124.50

Summary of Material Relative Financial Analyses

Implied Exchange Ratio Analyses. Utilizing the implied per share equity value reference ranges derived for Maxim and Analog Devices described above and by dividing the low endpoint and the high endpoint of the per share equity reference range derived for Maxim by the low endpoint and the high endpoint of the per share equity reference range derived for Analog Devices, respectively, without taking into account the potential pro forma financial effect of the estimated synergies, BofA Securities calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Ranges		Discounted Cash Flow	Merger Exchange Ratio
Price/2021E Adj. EPS	EV/2021E Adj. EBITDA
0.444x – 0.710x	0.485x – 0.760x	0.357x – 0.955x	0.630x

Has/Gets Analysis. BofA Securities performed a has/gets analysis to calculate the theoretical change in value for the Analog Devices shareholders resulting from the merger based on a comparison of (a) the pro forma ownership by Analog Devices shareholders of the combined company following the merger, and (b) the 100% ownership by Analog Devices shareholders of the Analog Devices common stock on a stand-alone basis. For Analog Devices on a stand-alone basis, BofA Securities used the reference range obtained in its discounted cash flow analysis described above under “—Summary of Material Analog Devices Financial Analyses—Discounted Cash Flow Analysis.” BofA Securities then calculated the implied pro forma equity value per share of Analog Devices common stock resulting from the merger as follows:

(a)    the implied equity value of Analog Devices on a standalone basis plus the implied equity value of Maxim on a standalone basis (each as calculated under the various methodologies described above);

(b)    plus the implied equity value of net cost estimated synergies to the combined company applying a perpetuity growth rate of 2.0% to 3.0% and a discount rate range of 7.25% to 9.25%; and

(c)    less the decrease in cash from the merger to the combined company.

This analysis yielded the following implied per share equity value reference ranges for Analog Devices common stock on a standalone basis (rounded to the nearest $0.25) and for the combined company (rounded to the nearest $0.05):

Per Share Equity Value Reference Ranges for Analog Devices Common Stock
Pro Forma	$96.60 – $161.15
Stand-Alone	$93.75 – $160.25

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

The implied premiums of the implied Maxim per share consideration compared to the Maxim common stock price as of July 10, 2020 and its historical stock prices, including the 22.4% premium to the stock price on July 10, 2020, the 25.8% premium to the 5-trading day volume weighted average price, the 30.3% premium to the 30-trading day volume weighted average price, the 45.6% premium to the 90-trading day volume weighted average price and the 19.3% premium to the 52-week high, each through July 10, 2020.

•	BofA Securities reviewed the historical trading prices for Maxim common stock and Analog Devices common stock during the 52-week period of July 11, 2019 to July 10, 2020, which prices ranged from

$41.93 to $65.73 and $79.08 to $127.39, respectively, which ranges were used to calculate a range of implied exchange ratios of 0.329x to 0.831x, as compared to the exchange ratio provided for in the merger of 0.630x.

•

BofA Securities reviewed publicly available financial analyst perspectives on Maxim, which generally indicated low to high price targets of Maxim common stock of approximately $48.00 to $74.00 and Analog Devices, which generally indicated low to high price targets of Analog Devices common stock of approximately $100.00 to $145.00, each discounted one year using a cost of equity of 8.5%, which ranges were used to calculate a range of implied exchange ratios of 0.331x to 0.740x, as compared to the exchange ratio provided for in the merger of 0.630x.

•

BofA Securities reviewed the potential pro forma financial effect of the merger on Analog Devices’ fiscal years 2022 and 2023 estimated adjusted EPS based on the Analog Devices management forecasts, the adjusted Maxim forecasts, the estimated synergies, approximately $1,400 million and $1,500 million in dividends in fiscal years 2022 and 2023, respectively, per Analog Devices management, approximately $1,100 million and $1,300 million in share repurchases in fiscal years 2022 and 2023, respectively, per Analog Devices management, the exchange ratio and the relative pro forma ownership of the combined company following the merger. This analysis indicated that that the merger could be accretive to Analog Devices’ estimated adjusted EPS for fiscal years 2022 and 2023. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous

As noted above, the discussions set forth above in the sections entitled “—Summary of Material Maxim Financial Analyses,” “—Summary of Material Analog Devices Financial Analyses” and “—Summary of Material Relative Financial Analyses” represent a brief summary of the material financial analyses presented by BofA Securities to the Analog Devices board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Analog Devices and Maxim. The estimates of the future performance of Analog Devices and Maxim in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, to Analog Devices of the exchange ratio provided for in the merger and were provided to the Analog Devices board of directors in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of Analog Devices or Maxim.

The type and amount of consideration payable in the merger was determined through negotiations between Analog Devices and Maxim, rather than by any financial advisor, and was approved by the Analog Devices board of directors. The decision to enter into the merger agreement was solely that of the Analog Devices board of directors. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Analog Devices board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Analog Devices board of directors or management with respect to the merger or the exchange ratio provided for in the merger.

Analog Devices has agreed to pay BofA Securities for its services in connection with the merger an aggregate fee of $5.0 million, $1.5 million of which was payable upon delivery of its opinion and the remainder of which is contingent upon the completion of the merger. Analog Devices also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Analog Devices, Maxim and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Analog Devices and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (a) having acted or acting as a book-running manager and/or underwriter for certain debt offerings of Analog Devices, (b) having acted or acting as an administrative agent, syndication agent, bookrunner and arranger for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of Analog Devices and/or certain of its affiliates, (c) having provided or providing certain derivatives, foreign exchange and other trading services to Analog Devices and/or certain of its affiliates and (d) having provided or providing certain treasury management products and services to Analog Devices and/or certain of its affiliates. From July 1, 2018 through June 30, 2020, BofA Securities and its affiliates derived aggregate revenues from Analog Devices and certain of its affiliates of approximately $10 million for investment and corporate banking services.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Maxim and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (a) having acted or acting as a document agent for, and/or as a lender under, certain letters of credit, credit and leasing facilities and other credit arrangements of Maxim and/or certain of its affiliates, (b) having provided or providing certain derivatives, foreign exchange and other trading services to Maxim and/or certain of its affiliates and (c) having provided or providing certain treasury management products and services to Maxim and/or certain of its affiliates. From July 1, 2018 through June 30, 2020, BofA Securities and its affiliates derived aggregate revenues from Maxim and certain of its affiliates of approximately $9 million for investment and corporate banking services.

Opinion of Maxim’s Financial Advisor

Pursuant to an engagement letter, Maxim retained J.P. Morgan as its financial advisor in connection with the proposed merger.

At the meeting of the Maxim board of directors on July 12, 2020, J.P. Morgan rendered its oral opinion to the Maxim board of directors that, as of such date and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in J.P. Morgan’s written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Maxim common stock. J.P. Morgan subsequently confirmed its oral opinion by delivering its written opinion, dated July 12, 2020, to the Maxim board of directors, that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Maxim common stock.

The full text of the written opinion of J.P. Morgan, which sets forth the assumptions made, matters considered, and limits on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Maxim stockholders are urged to read the opinion in its entirety.

J.P. Morgan’s written opinion was addressed to the Maxim board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the exchange ratio in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of Maxim or as to the underlying decision by Maxim to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion did not and does not constitute a recommendation to any Maxim stockholder as to how such stockholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated July 11, 2020 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Maxim and Analog Devices and the industries in which they operate;

•

compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of Maxim and Analog Devices with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Maxim common stock and Analog Devices common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Maxim and Analog Devices relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the proposed merger, as described in the section entitled “—Certain Estimated Synergies” beginning on page 117, and which are referred to in this section as the “synergies”; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Maxim and Analog Devices with respect to certain aspects of the proposed merger, and the past and current business operations of Maxim and Analog Devices, the financial condition and future prospects and operations of Maxim and Analog Devices, the effects of the proposed merger on the financial condition and future prospects of Maxim and Analog Devices, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Maxim and Analog Devices or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Maxim, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Maxim or Analog Devices under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan (or analyses or forecasts derived therefrom), including the synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Maxim and Analog Devices to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the proposed merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Maxim and Analog Devices in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Maxim with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on Maxim or Analog Devices or on the contemplated benefits of the proposed merger.

The projections for Maxim and Analog Devices furnished to J.P. Morgan and used for purposes of its analyses were prepared by Maxim management or Analog Devices management, as discussed more fully in the section entitled “—Maxim Unaudited Financial Projections” beginning on page 114. Maxim management does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections, please refer to the section entitled “—Maxim Unaudited Financial Projections” beginning on page 114.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio in the proposed merger to the holders of Maxim common stock, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of Maxim or the underlying decision by Maxim to engage in the proposed merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the exchange ratio applicable to the holders of Maxim common stock in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the shares of Maxim common stock or Analog Devices common stock will trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s-length negotiations between Maxim and Analog Devices, and the decision to enter into the merger agreement was solely that of the Maxim board of directors and Analog Devices board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Maxim board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Maxim board of directors or Maxim management with respect to the proposed merger or the exchange ratio.

J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Maxim or any other alternative transaction.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in rendering its opinion to the Maxim board of directors on July 12, 2020 and contained in the presentation delivered to the Maxim board of directors. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with delivering its opinion and that were contained in such presentation and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and, in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Maxim Analysis

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of Maxim with similar data for selected publicly traded companies in the semiconductor industry engaged in businesses which J.P. Morgan judged to be analogous to the business of Maxim. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis and in its judgment, were considered sufficiently similar to that of Maxim based on business sector participation, operational characteristics and financial metrics. However, none of the selected companies reviewed is identical to Maxim and certain of these companies may have financial and operating characteristics that are materially different from those of Maxim.

With respect to the selected companies, J.P. Morgan calculated the ratio of the closing share price on July 10, 2020 for each company to published equity research consensus estimates that J.P. Morgan obtained from FactSet Research Systems for earnings per share for the calendar year 2021 for the applicable company, which for purposes of this section entitled “—Opinion of Maxim’s Financial Advisor” is referred to as “CY2021E P/E.” The results of this analysis is indicated in the following table:

Selected Company	CY2021E P/E
Analog Devices, Inc.	24.2x
Maxim Integrated Products, Inc.	27.0x
Texas Instruments Incorporated	26.4x

Based on the results of the above analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan selected a CY2021E P/E reference range for Maxim of 24.0x to 27.0x. J.P. Morgan then applied that range to the estimated earnings per share for Maxim for calendar year 2021, provided by Maxim management, of $2.75. This analysis indicated a range of implied equity values per share for Maxim common stock, rounded to the nearest $0.25, of $66.00 to $74.25, which was compared to the closing price per share of Maxim common stock of $64.09 on July 10, 2020 and the implied value per share of the merger consideration of $78.44 based on the exchange ratio and the closing price per share of Analog Devices common stock on July 10, 2020.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share of Maxim common stock on a standalone basis. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by an asset and taking into consideration the time value of money with respect to such future cash flows by calculating their present value. Unlevered free cash flow refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. As used in this section entitled “—Opinion of Maxim’s Financial Advisor,” present value refers to the current value of the future cash flows generated by an asset and is obtained by discounting those future cash flows back to the present using an appropriate discount rate. As used in this section entitled “—Opinion of Maxim’s Financial Advisor,” terminal value refers to the present value of all future cash flows generated by an asset for periods beyond the projections period.

J.P. Morgan calculated the unlevered free cash flows that Maxim is expected to generate during fiscal years 2021 through 2029 using certain unaudited prospective financial information provided by Maxim management as described in the section entitled “—Maxim Unaudited Financial Projections” beginning on page 114. Based on Maxim management’s estimates of a 3.0% terminal value growth rate in the industry in which Maxim operates, J.P. Morgan also calculated a range of terminal values for Maxim by applying terminal growth rates ranging from 2.5% to 3.5% to the unlevered free cash flows of Maxim at the end of fiscal year 2029. The unlevered free cash flows and the range of terminal values were then discounted to present value as of June 30, 2020 using the mid-year discounting convention and a discount rate range of 8.25% to 10.25%, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Maxim. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for the net cash balance of Maxim as of June 30, 2020 (as provided by Maxim management) and divided by Maxim’s fully diluted shares outstanding (calculated using the treasury stock method).

Based on the foregoing, this analysis indicated a range of implied equity values per share for Maxim common stock, rounded to the nearest $0.25, of $60.25 to $93.25, which was compared to the closing price per share of Maxim common stock of $64.09 on July 10, 2020 and the implied value per share of the merger consideration of $78.44 based on the exchange ratio and the closing price per share of Analog Devices common stock on July 10, 2020.

Transaction Multiples Analysis

Using publicly available information, J.P. Morgan examined selected transactions, set forth in the table below, involving semiconductor companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to the business of Maxim or aspects thereof. None of the companies involved in the selected transactions is identical to Maxim and none of the selected transactions is identical to the proposed merger. However, these transactions were selected, among other reasons, since the businesses involved in these transactions, for purposes of J.P. Morgan’s analysis, share similar business characteristics to Maxim based on business sector participation, operational characteristics and financial metrics. These analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions compared to the proposed merger.

Using publicly available information, for each of the selected transactions, J.P. Morgan calculated the ratio of the firm value implied for the target company in such transaction to the public equity research estimates for the target company’s EBITDA (calculated as earnings before interest, tax, depreciation and amortization and adjusted to include stock-based compensation expense) for the 12-month period following the announcement of the applicable transaction (which is referred to in this section as “FV/NTM EBITDA”):

Announcement Date	Target	Acquiror	FV/NTM EBITDA
June 2019	Cypress Semiconductor Corporation	Infineon Technologies AG	22.0x
March 2019	Mellanox Technologies, Ltd.	NVIDIA Corporation	22.2x
September 2018	Integrated Device Technology, Inc.	Renesas Electronics Corporation	22.9x
March 2018	Microsemi Corporation	Microchip Technology Incorporated	16.8x
November 2017	Cavium, Inc.	Marvell Technology Group Ltd.	26.5x
November 2016	Brocade Communications Systems, Inc.	Broadcom Limited	11.8x
October 2016	NXP Semiconductors N.V.	QUALCOMM Incorporated	15.4x
September 2016	Intersil Corporation	Renesas Electronics Corporation	24.9x
July 2016	Linear Technology Corporation	Analog Devices, Inc.	17.8x
June 2016	QLogic Corporation	Cavium, Inc.	9.6x
January 2016	Atmel Corporation	Microchip Technology Incorporated	21.8x
November 2015	PMC-Sierra, Inc.	Microsemi Corporation	18.8x
November 2015	Fairchild Semiconductor International, Inc.	ON Semiconductor Corporation	11.0x
October 2015	SanDisk Corporation	Western Digital Corporation	12.5x
June 2015	Altera Corporation	Intel Corporation	26.8x
May 2015	Broadcom Corporation	Avago Technologies Limited	13.9x
March 2015	Freescale Semiconductor Ltd.	NXP Semiconductors N.V.	14.2x
December 2014	Spansion Inc.	Cypress Semiconductor Corporation	12.6x
October 2014	CSR plc	QUALCOMM Incorporated	20.5x
August 2014	International Rectifier Corporation	Infineon Technologies AG	10.6x
June 2014	Hittite Microwave Corporation	Analog Devices, Inc.	15.4x
February 2014	TriQuint Semiconductor, Inc.	RF Micro Devices, Inc.	10.7x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan selected a FV/NTM EBITDA reference range for Maxim of 17.0x to 26.5x. J.P. Morgan then applied that range to Maxim’s estimated fiscal year 2021 EBITDA included in the unaudited prospective financial information provided by Maxim management and described in the section entitled “—Maxim Unaudited Financial Projections” beginning on page 114, adjusted for the net cash balance of Maxim as of June 30, 2020, and derived implied per share equity value ranges for Maxim common stock. This analysis indicated a range of implied equity values per share for Maxim common stock, rounded to the nearest $0.25, of $56.75 to $87.00, which was compared to the closing price per share of Maxim common stock of $64.09 on July 10, 2020 and the implied value per share of the merger consideration of $78.44 based on the exchange ratio and the closing price per share of Analog Devices common stock on July 10, 2020.

Analog Devices Analysis

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of Analog Devices with similar data for selected publicly traded companies in the semiconductor industry engaged in businesses which J.P. Morgan judged to be analogous to the business of Analog Devices. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis and in its judgment, were considered sufficiently similar to that of Analog Devices based on business sector participation, operational characteristics and financial metrics. However, none of the selected companies reviewed is identical to Analog Devices and certain of these companies may have financial and operating characteristics that are materially different from those of Analog Devices.

With respect to the selected companies, J.P. Morgan calculated the CY2021E P/E for each company based on publicly available information. The results of this analysis is indicated in the following table:

Selected Company	CY2021E P/E
Analog Devices, Inc.	24.2x
Maxim Integrated Products, Inc.	27.0x
Texas Instruments Incorporated	26.4x

Based on the results of the above analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan selected a CY2021E P/E reference range for Analog Devices of 24.0x to 27.0x. J.P. Morgan then applied that range to the estimated earnings per share for Analog, as provided by Maxim management, for calendar year 2021 of $4.86. This analysis indicated a range of implied equity values per share for Analog Devices common stock, rounded to the nearest $0.25, of $116.75 to $131.25, which was compared to the closing price per share of Analog Devices common stock on July 10, 2020 of $124.50.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share of Analog Devices common stock on a standalone basis.

J.P. Morgan calculated the unlevered free cash flows that Analog Devices is expected to generate during fiscal years 2020 through 2029 using certain unaudited prospective financial information for Analog Devices provided by Maxim management as described in the section entitled “—Maxim Unaudited Financial Projections” beginning on page 114. Based on Maxim management’s estimates of a 3.0% terminal value growth rate in the industry in which Analog Devices operates, J.P. Morgan also calculated a range of terminal values for Analog Devices by applying terminal growth rates ranging from 2.5% to 3.5% to the unlevered free cash flows of Analog Devices at the end of fiscal year 2029. The unlevered free cash flows and the range of terminal values were then discounted to present value as of June 30, 2020 using the mid-year discounting convention and a discount rate range of 8.25% to 10.25%, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Analog Devices. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for the net debt balance of Analog Devices as of May 2, 2020 (based on publicly available information) and divided by Analog Devices’ fully diluted shares outstanding (calculated using the treasury stock method).

Based on the foregoing, this analysis indicated a range of implied equity values per share for Analog Devices common stock, rounded to the nearest $0.25, of $89.50 to $148.00, which was compared to the closing price per share of Analog Devices common stock on July 10, 2020 of $124.50.

Relative Valuation Exchange Ratio Analysis

Public Trading Multiples Analysis

J.P. Morgan compared the results of its public trading multiples analysis for Maxim to the results for Analog Devices with respect to the CY2021E P/E multiples described above in “—Maxim Analysis—Public Trading Multiples Analysis” and “—Analog Devices Analysis—Public Trading Multiples Analysis” to determine a range of implied exchange ratios. Specifically, J.P. Morgan compared (i) the highest implied equity value per share for Maxim to the lowest implied equity value per share for Analog Devices, and (ii) the lowest implied equity value per share for Maxim to the highest implied equity value per share for Analog Devices, to derive a range of exchange ratios implied by the public trading multiples analysis. This analysis resulted in a range of implied exchange ratios of 0.5029x to 0.6360x, which was compared to an implied exchange ratio of 0.5148x as of July 10, 2020 and the exchange ratio in the proposed merger of 0.6300x.

Discounted Cash Flow Analysis

J.P. Morgan compared the results with respect to its discounted cash flow analyses for Maxim, as described above under “Maxim Analysis—Discounted Cash Flow Analysis,” to the results for Analog Devices, as described above under “—Analog Devices Analysis—Discounted Cash Flow Analysis,” and using a discount rate range of 8.25% to 10.25% and terminal growth rates ranging from 2.5% to 3.5%, to determine a range of implied exchange ratios. Specifically, J.P. Morgan compared (i) the highest implied equity value per share for Maxim to the lowest implied equity value per share for Analog Devices, and (ii) the lowest implied equity value per share for Maxim to the highest implied equity value per share for Analog Devices, to derive a range of exchange ratios implied by the discounted cash flow analyses. This analysis resulted in a range of implied exchange ratios of 0.4071x to 1.0419x.

J.P. Morgan also performed this comparison by adding the present value of Maxim management’s estimates of the expected synergies, calculated on an after-tax basis and less the costs to achieve such synergies, using a discount rate range of 8.25% to 10.25% and terminal growth rates ranging from 2.5% to 3.5%, to the fully diluted equity value for Analog Devices implied by J.P. Morgan’s discounted cash flow analysis, which resulted in a range of implied exchange ratios of 0.3760x to 0.9638x. Both of these ranges were then compared to an implied exchange ratio of 0.5148x as of July 10, 2020 and the exchange ratio in the proposed merger of 0.6300x.

Value Creation Analysis—Intrinsic (DCF) Based Approach

J.P. Morgan conducted an illustrative value creation analysis that compared the implied equity value of Maxim common stock derived from a discounted cash flow valuation of Maxim on a standalone basis to the value of Maxim stockholders’ pro forma ownership of the implied equity value of the combined company. The pro forma implied equity value of the combined company was calculated as the sum of: (i) the standalone implied equity value of Maxim using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above in “—Maxim Analysis—Discounted Cash Flow Analysis,” plus (ii) the standalone implied equity value of Analog Devices using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above in “—Analog Devices Analysis—Discounted Cash Flow Analysis,” plus (iii) the present value of Maxim management’s estimate of the synergies, calculated on an after-tax basis and less the costs to achieve such synergies and transaction expenses and using a discount rate of 9.25% and a terminal value growth rate of 3.0%. J.P. Morgan then determined the implied pro forma equity value of the combined company attributable to Maxim stockholders based on the equity ownership percentage of the combined company to be owned by the Maxim stockholders of approximately 31% (on a fully diluted basis) implied by the exchange ratio provided for in the merger agreement. This analysis indicated that the exchange ratio yielded value accretion to holders of Maxim common stock of $0.5 billion. There can be no assurance, however, that the estimated synergies or estimated costs to achieve such synergies will not be substantially greater or less than Maxim management’s estimates.

Other Information

52-Week Historical Trading Range

For reference purposes only and not as a component of its fairness analyses, J.P. Morgan reviewed the trading price range for Maxim common stock and Analog Devices common stock for the 52-week period ending July 10, 2020. J.P. Morgan noted that the low and high closing share prices during this period for Maxim common stock were $42.50 and $65.34 per share, and that the low and high closing share prices during this period for Analog Devices common stock were $82.23 and $124.64 per share. J.P. Morgan then compared the highest and lowest prices per share of Maxim common stock with the lowest and highest prices per share of Analog Devices common stock to derive a range of implied exchange ratios of 0.3410x to 0.7946x.

Discounted Equity Research Analyst Price Targets

For reference purposes only and not as a component of its fairness analyses, J.P. Morgan reviewed certain publicly available equity research analyst share price targets for Maxim common stock and Analog Devices common stock. J.P. Morgan noted that the range of price targets for Maxim, rounded to the nearest $0.25, was $43.75 to $67.25 per share, and that the range of price targets for Analog Devices, rounded to the nearest $0.25, was $91.00 to $131.75 per share, in each case discounted by 1 year at cost of equity of 10.0%. J.P. Morgan then compared the highest and lowest share price targets for Maxim common stock with the lowest and highest share price targets for Analog Devices common stock to derive a range of implied exchange ratios of 0.3321x to 0.7390x.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Maxim or Analog Devices. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Maxim with respect to the proposed merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Maxim, Analog Devices and the industries in which they operate.

For services rendered in connection with the proposed merger and the delivery of its opinion, Maxim has agreed to pay J.P. Morgan a fee of 0.5% of the total consideration payable to Maxim stockholders in the merger, which fee would be approximately $107 million based on the closing price of the Analog Devices common stock on July 10, 2020 (the last trading day prior to the announcement of the merger), $4 million of which became payable to J.P. Morgan upon delivery of its opinion, and the remainder of which will be payable only upon the closing of the proposed merger. In addition, Maxim has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of its written opinion, J.P. Morgan and its affiliates have had and continue to have commercial or investment banking relationships with Analog Devices, for which J.P. Morgan and its affiliates have received or will receive customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on Analog Devices’ term and revolving credit facilities, which closed in June 2019 and as joint bookrunner on the Analog Devices’ offering of debt securities which closed in April 2020. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under Analog Devices’ outstanding credit facilities, for which such affiliate receives customary compensation or other financial benefits. During the two year period preceding delivery of its opinion ending on July 12, 2020, the aggregate fees recognized by J.P. Morgan from Analog Devices were approximately $2.4 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Maxim and Analog Devices. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Maxim or Analog Devices for J.P. Morgan’s own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

Analog Devices Unaudited Financial Projections

In connection with the merger, Analog Devices management prepared certain unaudited prospective financial information concerning Analog Devices for its fiscal years ending October 2020 through October 2023, which Analog Devices management then annualized to calendar years 2020 through 2022, and then extrapolated for calendar years 2023 through 2029. These annualized projections and extrapolations are referred to together as the “Analog Devices projections.” Also in connection with the merger, Analog Devices received certain unaudited prospective financial information concerning Maxim for fiscal years ending June 2020 through June 2023, which Analog Devices management annualized to calendar years 2020 through 2022 and then adjusted to reflect a more conservative view of Maxim’s potential performance primarily by lowering expected revenue growth rates and gross margins while maintaining Maxim’s projected EBITDA margins. Analog Devices management then extrapolated these adjusted, annualized projections for calendar years 2023 through 2029. These annualized, adjusted projections and extrapolations are referred to as the “Analog Devices-adjusted Maxim projections.” The Analog Devices projections were prepared for internal use only and, along with the Analog Devices-adjusted Maxim projections, were provided to the Analog Devices board of directors for the purposes of considering, analyzing and evaluating the merger. The Analog Devices projections and the Analog Devices-adjusted Maxim projections were also provided to Analog Devices’ financial advisors, Morgan Stanley and BofA Securities, in connection with rendering their respective fairness opinions to the Analog Devices board of directors and in performing the related analyses. The Analog Devices projections for fiscal years ending October 2020 through October 2023 (but not the annualized projections for calendar years 2020 through 2022 or the extrapolations for calendar years 2023 through 2029) were also provided to Maxim management in connection with its consideration and evaluation of a merger with Analog Devices and to Maxim’s financial advisor, J.P. Morgan. The Analog Devices projections and, to the knowledge of Analog Devices, the Analog Devices-adjusted Maxim projections, were prepared treating each of Analog Devices and Maxim on a stand-alone basis, without giving effect to the merger, including the impact of negotiating or executing the merger, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. In connection with the merger, Analog Devices’ management also independently and collaboratively prepared with Maxim’s management certain estimates of annual cost synergies expected to be realized following the closing, which are referred to as the “estimated synergies” and are summarized in the section entitled “—Certain Estimated Synergies” beginning on page 117. These estimated synergies are not reflected in the financial projections prepared by Analog Devices or the financial projections prepared by Maxim.

Other than quarterly financial guidance provided to investors, which may be updated from time to time, Analog Devices does not as a matter of course make public long-term forecasts or projections as to future performance, revenues, earnings or other results, due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of the underlying assumptions and estimates. However, the financial projections by Analog Devices are being included in this joint proxy statement/prospectus to give shareholders access to certain non-public information provided to the Analog Devices board of directors and Analog Devices’ financial advisors and to Maxim and its stockholders for purposes of considering and evaluating the merger. The inclusion of the financial projections by Analog Devices should not be regarded as an indication that the Analog Devices board of directors, Analog Devices, the Maxim board of directors, Maxim, Morgan Stanley, BofA Securities or J.P. Morgan or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such.

The accompanying financial projections by Analog Devices and the estimated synergies were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of Analog Devices’ management, were, or, in the case of the Analog Devices-adjusted Maxim projections, assumed to have been, prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Analog Devices or Maxim, as applicable. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the financial projections by Analog Devices or the estimated synergies. Although Analog Devices’ management believes there is, or, in the case of the Analog Devices-adjusted Maxim projections, assumed there was, a reasonable basis for the financial projections by Analog Devices and the estimated synergies, Analog Devices cautions shareholders that future results could be materially different from the financial projections by Analog Devices and the estimated synergies. This summary of the financial projections by Analog Devices and the estimated synergies is not being included in this joint proxy statement/prospectus to influence your decision on whether to vote for the share issuance or for adoption of the merger agreement but rather because the financial projections by Analog Devices and the estimated synergies were shared between Analog Devices and Maxim and provided to Analog Devices’ and Maxim’s respective boards of directors and financial advisors for purposes of considering and evaluating the merger and the merger agreement. Analog Devices’ independent registered public accounting firm has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the financial projections by Analog Devices and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

The financial projections by Analog Devices and the estimated synergies are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the financial projections by Analog Devices and the estimated synergies are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Analog Devices’ management, or, in the case of the Analog Devices-adjusted Maxim projections, assumed to be reasonable, as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, semiconductor industry capital spending and unit production trends, competition, and the risks discussed in this joint proxy statement/prospectus under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 33 and 35, respectively. See also “Where You Can Find More Information” beginning on page 195. The financial projections by Analog Devices and the estimated synergies also reflect assumptions as to certain business decisions that are subject to change. Because the financial projections by Analog Devices were developed for Analog Devices on a stand-alone basis without giving effect to the merger, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any synergies that may be realized as a result of the merger or any changes to Analog Devices’ operations or strategy that may be implemented after completion of the merger. There can be no assurance that the financial projections by Analog Devices or the estimated synergies will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which financial projections by Analog Devices and the estimated synergies relate, the less predictable and more unreliable the information becomes.

The financial projections by Analog Devices contain certain non-GAAP financial measures that Analog Devices believes are helpful in understanding its past financial performance and future results. Analog Devices management regularly uses a variety of financial measures that are not in accordance with GAAP. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Analog Devices believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze Analog Devices’ financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Analog Devices’ competitors (including Maxim) and may not be directly comparable to similarly titled measures of Analog Devices’ competitors due to potential differences in the exact method of calculation.

Neither Analog Devices nor Maxim has provided reconciliations of the non-GAAP financial measures included in these projections to the comparable GAAP measure due to no reasonably accessible or reliable comparable GAAP measures for these measures and the inherent difficulty in forecasting and quantifying the measures that are necessary for such reconciliation.

None of Analog Devices, Maxim, the combined company or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the financial projections by Analog Devices or the estimated synergies, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the financial projections by Analog Devices or the estimated synergies to reflect circumstances existing after the date the financial projections by Analog Devices or the estimated synergies were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying financial projections by Analog Devices or the estimated synergies, as applicable, are shown to be in error. Except as required by applicable securities laws, Analog Devices does not intend to make publicly available any update or other revision to the financial projections by Analog Devices or the estimated synergies, even in the event that any or all assumptions are shown to be in error. Analog Devices has made publicly available its actual results of operations for the fiscal year ended November 2, 2019 on Analog Devices’ Annual Report on Form 10-K filed with the SEC on November 26, 2019. None of Analog Devices or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any Analog Devices shareholder or other person regarding Analog Devices’ ultimate performance compared to the information contained in the financial projections by Analog Devices, the estimated synergies or that forecasted results will be achieved. Analog Devices has made no representation to Maxim, in the merger agreement or otherwise, concerning the financial projections by Analog Devices or the estimated synergies.

Summary of the Analog Devices Financial Projections

The following table presents certain unaudited prospective financial information of Analog Devices prepared by Analog Devices management for calendar years 2020 through 2022, and extrapolated by Analog Devices management for calendar years 2023 through 2029.

	Calendar Year
($ in millions)	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
Revenue	$5,413	$5,725	$6,200	$6,572	$6,966	$7,349	$7,717	$8,064	$8,387	$8,680
Adjusted EBITDA(1)	$2,286	$2,462	$2,777	$2,963	$3,160	$3,351	$3,535	$3,709	$3,870	$4,017
Unlevered free cash flow(2)	$1,782	$1,809	$2,110	$2,277	$2,382	$2,503	$2,617	$2,948	$3,083	$3,207

(1)

Adjusted EBITDA, a non-GAAP term, refers to earnings before interest, tax, depreciation and amortization (including stock-based compensation expense) excluding acquisition related expenses, restructuring related expenses and other non-operating expenses.

(2)	Unlevered free cash flow, a non-GAAP term, refers to adjusted EBITDA less taxes, less change in net working capital, less other cash items and less capital expenditures.

Summary of the Analog Devices-Adjusted Maxim Projections

In addition (as described in the section entitled “—Maxim Unaudited Financial Projections” beginning on page 114), Maxim management prepared certain unaudited prospective financial information for fiscal years ending June 2020 through June 2023, which were provided to Analog Devices and which Analog Devices management annualized to calendar years 2020 through 2022 and then adjusted to reflect a more conservative view of Maxim’s potential performance, primarily by lowering expected revenue growth rates and gross margins while maintaining Maxim’s projected EBITDA margins. Analog Devices management then extrapolated these adjusted, annualized projections for calendar years 2023 through 2029. These annualized projections, as so adjusted and extrapolated, are presented in the following table.

	Calendar Year
($ in millions)	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
Revenue	$2,246	$2,357	$2,512	$2,663	$2,809	$2,950	$3,082	$3,206	$3,318	$3,417
Adjusted EBITDA(1)	$845	$931	$1,070	$1,146	$1,219	$1,289	$1,355	$1,417	$1,473	$1,523
Unlevered free cash flow(2)	$653	$725	$837	$878	$922	$964	$1,104	$1,155	$1,203	$1,245

(1)

Adjusted EBITDA, a non-GAAP term, refers to earnings before interest, tax, depreciation and amortization (including stock-based compensation expense) excluding acquisition related expenses, restructuring related expenses and other non-operating expenses.

(2)	Unlevered free cash flow, a non-GAAP term, refers to adjusted EBITDA less taxes, less change in net working capital, less other cash items and less capital expenditures.

Maxim Unaudited Financial Projections

Other than its quarterly financial guidance and business outlook, which may be updated from time to time, Maxim does not as a matter of course make other public projections as to future revenues, earnings or other results available. In particular, Maxim does not as a matter of course make public long-term projections or forecasts as to its future revenues, earnings or other results due to the uncertainty of the underlying assumptions and estimates. However, in connection with the proposed merger, Maxim management prepared certain unaudited prospective financial information concerning Maxim on a standalone basis for fiscal years ending June 2020 through June 2023, which were provided to the Maxim board of directors in connection with its consideration of the proposed merger as well as to J.P. Morgan, and a subset of which was also provided to Morgan Stanley, BofA Securities and Analog Devices. In addition, Maxim management prepared extrapolations to such unaudited financial information for Maxim on a standalone basis for fiscal years ending June 2024 through June 2029, which were provided to the Maxim board of directors and J.P. Morgan and were approved for J.P. Morgan’s use by Maxim management, but were not provided to Analog Devices, its board of directors or financial advisors. These unaudited projections and extrapolations are referred to together as the “Maxim unaudited projections.”

Also in connection with the merger, Analog Devices provided Maxim with certain unaudited prospective financial information concerning Analog Devices on a standalone basis for fiscal years ending October 2020 through October 2023, as described in the section entitled “—Analog Devices Unaudited Financial Projections,” which Maxim management then extrapolated for Analog Devices on a standalone basis for fiscal years ending October 2024 through October 2029. For purposes of this section entitled “Maxim Unaudited Financial Projections,” these projections and extrapolations are referred to together as the “Analog Devices projections.” The Analog Devices projections were provided to the Maxim board of directors in connection with its consideration of the proposed merger as well as to J.P. Morgan and were approved for J.P. Morgan’s use by Maxim management.

The Maxim unaudited projections and, to the knowledge of Maxim, the unaudited projected financial information provided by Analog Devices that formed the basis for the Analog Devices projections, were prepared treating Maxim and Analog Devices, respectively, on a standalone basis, without giving effect to the proposed merger, including any impact of the negotiation or execution of the proposed merger, the expenses that may be incurred in connection with the proposed merger or the consummation thereof, the potential synergies that may be achieved by the combined company as a result of the proposed merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or in anticipation of the proposed merger, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. In connection with the proposed merger, Maxim management and Analog Devices management also prepared and agreed certain estimates of the annual cost synergies estimated to be recognized by the combined company in connection with the merger. The estimated synergies are not reflected in the Maxim unaudited projections or Analog Devices projections, but are summarized in the section entitled “—Certain Estimated Synergies” beginning on page 117.

The accompanying Maxim unaudited projections, the Analog Devices projections and the estimated synergies were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of Maxim’s management were, or, in the case of the Analog Devices projections, the underlying unaudited prospective financial information provided by Analog Devices was assumed to have been, prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Maxim or Analog Devices, as applicable. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Maxim unaudited projections, the Analog Devices projections or the estimated synergies. Although Maxim’s management believes there is, or, in the case of the unaudited prospective financial information provided by Analog Devices that formed the basis for the Analog Devices projections assumed there was, a reasonable basis for the Maxim unaudited projections, the Analog Devices projections and the estimated synergies, Maxim cautions stockholders that future results could be materially different from the Maxim unaudited projections, the Analog Devices projections and the estimated synergies. This summary of the Maxim unaudited projections, the Analog Devices projections and the estimated synergies is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for the Maxim merger proposal or the Analog Devices share issuance proposal, but because the Maxim unaudited projections, the Analog Devices projections and the estimated synergies were provided to Maxim’s financial advisor and to the Maxim board of directors for purposes of considering and evaluating the merger and the merger agreement. The prospective financial information of Maxim and Analog Devices included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, Maxim management or Analog Devices management, as applicable. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the prospective financial information, and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this joint proxy statement/prospectus relates to Maxim’s previously issued consolidated financial statements. It does not extend to the prospective financial information, and should not be read to do so.

The Maxim unaudited projections, the Analog Devices projections and the estimated synergies are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Maxim unaudited projections, the Analog Devices projections and the estimated synergies are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Maxim’s management or, in the case of the unaudited prospective financial information provided by Analog Devices that formed the basis for the Analog Devices projections, assumed to have been reasonable, as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, trends in the semiconductor industry, including trends in capital spending, inventory and unit production, competition, and the risks discussed in this joint proxy statement/prospectus under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements”

and “Risk Factors” beginning on pages 33 and 35, respectively. See also “Where You Can Find More Information” beginning on page 195 of this joint proxy statement/prospectus. The Maxim unaudited projections, the Analog Devices projections and the estimated synergies also reflect assumptions as to certain business decisions that are subject to change. Because the Maxim unaudited projections and the Analog Devices projections were developed for Maxim and Analog Devices, respectively, on a standalone basis without giving effect to the merger, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any synergies that may be realized as a result of the merger or any changes to Maxim’s or Analog Devices’s operations or strategy that may be implemented after completion of the merger. There can be no assurance that the Maxim unaudited projections, the Analog Devices projections or the estimated synergies will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which the Maxim unaudited projections and the estimated synergies relate, the less predictable and more unreliable the information becomes.

The Maxim unaudited projections and the Analog Devices projections contain certain non-GAAP financial measures that Maxim believes are helpful in understanding its past financial performance and future results. Maxim management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Maxim believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze Maxim’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Maxim’s competitors (including Analog Devices) and may not be directly comparable to similarly titled measures of Maxim’s competitors (including Analog Devices) due to potential differences in the exact method of calculation.

None of Maxim, Analog Devices, the combined company or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the Maxim unaudited projections, the Analog Devices projections or the estimated synergies, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the Maxim unaudited projections, the Analog Devices projections or the estimated synergies to reflect circumstances existing after the date the Maxim unaudited projections, Analog Devices projections or the estimated synergies were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Maxim unaudited projections or the estimated synergies, as applicable, are shown to be in error. Except as required by applicable securities laws, Maxim does not intend to make publicly available any update or other revision to the Maxim unaudited projections or the estimated synergies, even in the event that any or all assumptions are shown to be in error. None of Maxim or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any Maxim stockholder or other person regarding Maxim’s ultimate performance compared to the information contained in the Maxim unaudited projections, the Analog Devices projections or the estimated synergies or that forecasted results will be achieved. Maxim has made no representation to Analog Devices, in the merger agreement or otherwise, concerning the Maxim unaudited projections or the estimated synergies.

Summary of the Maxim Projections

The following table presents certain unaudited prospective financial information of Maxim prepared by Maxim management for fiscal years ending June 2020 through June 2023, and extrapolated by Maxim management for fiscal years ending June 2024 through June 2029.

	Fiscal Year Ended June
($ in millions)	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
Revenue	$2,191	$2,298	$2,532	$2,878	$3,079	$3,295	$3,526	$3,772	$4,036	$4,238
EBITDA(1)	$807	$870	$1,029	$1,250	$1,376	$1,480	$1,591	$1,712	$1,853	$1,945
EBIAT(2)	$623	$677	$814	$1,003	$1,114	$1,207	$1,308	$1,416	$1,533	$1,609
Unlevered Free Cash Flow(3)	$729	$740	$813	$975	$1,116	$1,187	$1,276	$1,372	$1,486	$1,574

(1)	EBITDA, a non-GAAP term, is defined as earnings before interest, tax, depreciation and amortization (and including stock-based compensation expense).
(2)	EBIAT, a non-GAAP term, is defined as earnings before interest and after taxes (and including stock-based compensation expense).
(3)

Unlevered Free Cash Flow was calculated by J.P. Morgan at the direction of Maxim management for use in connection with its financial analyses described in the section entitled “—Opinion of Maxim’s Financial Advisor” beginning on page 102 of this joint proxy statement/prospectus based on the unaudited forecasted financial information provided by Maxim management for its use. Unlevered free cash flow was calculated by J.P. Morgan as EBIAT, plus depreciation, less capital expenditure, less change in net working capital. The unlevered free cash flow amounts calculated by J.P. Morgan were approved for J.P. Morgan’s use by Maxim management.

Summary of the Analog Devices Projections

The following table presents certain unaudited prospective financial information related to Analog Devices. The Analog Devices projections are based on certain unaudited prospective financial information for Analog Devices for fiscal years ending October 2020 through October 2023 that was prepared and provided by Analog Devices management (as described in the section entitled “—Analog Devices Unaudited Financial Projections,” which Maxim management extrapolated for fiscal years ending October 2024 through October 2029.

	Fiscal Year Ended October
($ in millions)	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
Revenue	$5,351	$5,600	$6,100	$6,500	$6,955	$7,442	$7,963	$8,520	$9,117	$9,572
EBITDA(1)	$2,255	$2,379	$2,711	$2,973	$3,222	$3,524	$3,850	$4,201	$4,580	$4,852
EBIAT(2)	$1,797	$1,900	$2,183	$2,414	$2,651	$2,905	$3,178	$3,472	$3,789	$4,017
Unlevered Free Cash Flow(3)	$1,724	$1,748	$2,048	$2,294	$2,471	$2,683	$2,913	$3,389	$3,700	$3,949

(1)	EBITDA is defined as earnings before interest, tax, depreciation and amortization (including stock-based compensation expense).
(2)	EBIAT is defined as earnings before interest and after taxes (and including stock-based compensation expense).
(3)

Unlevered Free Cash Flow was calculated by J.P. Morgan at the direction of Maxim management for use in connection with its financial analyses described in the section entitled “—Opinion of Maxim’s Financial Advisor” beginning on page 102 of this joint proxy statement/prospectus based on the adjusted unaudited forecasted financial information for Analog Devices provided by Maxim management for its use. Unlevered free cash flow was calculated by J.P. Morgan as EBIAT, plus depreciation, less capital expenditure, less change in net working capital and other. The unlevered free cash flow amounts calculated by J.P. Morgan were approved for J.P. Morgan’s use by Maxim management.

Certain Estimated Synergies

In July 2020, Analog Devices management and Maxim management both independently and collaboratively prepared estimates of certain synergies estimated to be potentially realizable by the combined company in connection with the proposed merger. Analog Devices management and Maxim management agreed that the estimated synergies include approximately $275 million of gross pre-tax cost synergies estimated to be potentially realizable within 24 months following the closing, which are referred to as the “estimated synergies.” The estimated synergies were provided to Analog Devices’ and Maxim’s respective boards of directors and to their respective financial advisors.

The estimated synergies assumed that the expected benefits of the merger would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the merger. See the sections above entitled “—Analog Devices Unaudited Financial Projections” and “—Maxim Unaudited Financial Projections” beginning on pages 111 and 114, respectively, for further information regarding the uncertainties underlying the estimated synergies as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 33 and 35, respectively, for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the merger.

Closing and Effective Time of the Merger

The closing of the merger will take place on a date to be designated jointly by Analog Devices and Maxim, which date will be no later than the second business day after the satisfaction or waiver of the last of the conditions to closing (described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 144) to be satisfied or waived (other than such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each of such conditions at the closing), unless another date is agreed to in writing by Analog Devices and Maxim.

At the closing, the parties to the merger agreement will cause a certificate of merger relating to the merger to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with effecting the merger. The merger will become effective at the time when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed to in writing by Analog Devices and Maxim and specified in the certificate of merger.

Analog Devices and Maxim currently expect the merger to close during the summer of 2021 and are working to complete the merger on this timeline and prior to the end date of July 12, 2021 (which is subject to extension in certain circumstances related to the receipt of required regulatory approvals and the absence of restraints under certain competition laws to October 12, 2021 or January 12, 2022 pursuant to the terms of the merger agreement). However, it is possible that factors outside the control of the parties to the merger agreement could result in the merger being completed at a different time, or not at all.

Regulatory Approvals

Analog Devices, Acquisition Sub and Maxim have each agreed to cooperate with each other and to use (and to cause their subsidiaries to cooperate and use) their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to cause the conditions to the closing to be satisfied as promptly as reasonably practicable and to consummate the merger, including to obtain (and to cooperate with each other in obtaining) the required regulatory approvals, as promptly as practicable, subject to certain limits described below. The following is a summary of the material regulatory approvals required for completion of the transactions contemplated by the merger agreement. There can be no assurance, however, if and when any of the approvals required to be obtained for the transactions contemplated by the merger agreement will be obtained or as to the conditions or limitations that such approvals may contain or impose.

United States Antitrust Clearance

Under the HSR Act, and related rules, the merger may not be completed until each party files a Notification and Report Form with the DOJ and the FTC and all statutory waiting period (or any extension thereof) requirements have been satisfied. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR notifications or the early termination of that waiting period, at the earliest. If the DOJ or the FTC issues a Second Request prior to the expiration of the waiting period, the parties must observe an additional 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period (or commit not to consummate the transaction for a specified period of time). Analog Devices and Maxim filed their respective HSR notifications with the DOJ and the FTC on July 24, 2020. On August 24, 2020, Analog Devices voluntarily withdrew its HSR notification and re-filed its HSR notification on August 26, commencing a new 30-day waiting period under the HSR Act.

At any time before or after the completion of the merger, the DOJ or the FTC could take action under the U.S. competition laws, including seeking to prevent the merger, to rescind the merger or to clear the merger subject to the divestiture of assets of Analog Devices and/or Maxim or subject the merger to other remedies. In addition, U.S. state attorneys general could take action under competition laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the merger or permitting completion subject to the divestiture of assets of Analog Devices and/or Maxim or other remedies. Private parties may also seek to take legal action against the transaction under competition laws under some circumstances. There can be no assurance that a challenge to the merger on competition grounds will not be made or, if such challenge is made, that it would not be successful.

Other Regulatory Approvals

The merger agreement provides that the merger is also subject to approval by governmental authorities in other jurisdictions under the competition laws of those jurisdictions. Under the merger agreement, the parties’ obligations to complete the merger are conditioned on the receipt of any approvals, consents or clearances required in connection with the transactions contemplated by the merger agreement under the competition laws of the European Union, China, Japan, Korea, Philippines, Taiwan, Israel (to the extent reasonably determined by the parties to be required), and Singapore (to the extent reasonably determined by the parties to be required).

In addition to the regulatory approvals described above, the merger may require the approval of other governmental authorities under foreign regulatory laws, such as under foreign merger control laws. If it is determined that other filings are required or advisable, it is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions.

There can be no assurances that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Analog Devices’ and Maxim’s ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. Governmental authorities may seek to block, delay or otherwise require certain concessions, such as the divestiture of assets of Analog Devices or Maxim or other remedies.

General

Under the merger agreement, Analog Devices, Acquisition Sub and Maxim have each agreed to cooperate with each other and to use (and to cause their respective subsidiaries to cooperate and use) reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to cause the conditions to the closing to be satisfied as promptly as reasonably practicable and to consummate the merger, including to obtain (and to cooperate with each other in obtaining) the regulatory approvals described above as promptly as reasonably practicable (and in any event no later than the end date), subject to the limitations described below. In the event that any lawsuit or other legal proceeding, whether judicial or administrative, is commenced challenging the merger or the other transactions contemplated by the merger agreement as violative of any competition law, Analog Devices, Acquisition Sub and Maxim will cooperate with each other and use their respective reasonable best efforts to defend any such lawsuit or legal proceeding.

However, Analog Devices will not be required to do any of the following in order to obtain any regulatory approval or otherwise to consummate the merger, and any requirement to do any of the following in order to obtain a required regulatory approval would result in the conditions to the consummation of the merger not being satisfied, unless waived by Analog Devices: (a) sell, divest, exclusively license, hold separate, or otherwise dispose of, or (b) grant any non-exclusive license, accept any operational restrictions or take or commit to take any actions which restrictions or actions would limit Analog Devices’ or any of its affiliates’ freedom of action, in each case with respect to assets, licenses, product lines, operations or businesses of Analog Devices, Maxim or either’s respective subsidiaries that, individually or in the aggregate, generated total collective revenues in excess of $175 million in either Analog Devices’ fiscal year 2019 or Maxim’s fiscal year 2020, as applicable (referred to as the “revenue cap”). For purposes of clause (b), the revenues of the asset, license, product line, operation or business impacted by such non-exclusive license, operational restriction or action will be considered in determining whether the revenue cap is met only if such restrictions would limit Analog Devices’ or its affiliates’ freedom of action with respect to the impacted asset, product line, operation or business after the effective time in a manner that is material to such impacted asset, product line, operation or business or, in the case of a non-exclusive license, the adverse effect of such license is non-de minimis with respect to the impacted asset, product line, operation or business.

If reaching agreement with the applicable governmental entity would require Analog Devices to agree to or effect any undertaking in excess of the limitations described above, Analog Devices may either agree to or effect such an undertaking or continue to attempt to obtain approval of the applicable governmental entity. If such an agreement is not reached or undertaking not effected prior to the end date, the conditions to the closing of the merger would not be satisfied and either company would be permitted to terminate the merger agreement. Analog Devices would be required to pay Maxim a termination fee of $830 million if the merger agreement is terminated:

•

by Maxim or Analog Devices pursuant to the right of either party to terminate the merger agreement if the merger has not been consummated by the end date and as of such termination the only conditions to closing that were not satisfied (other than those conditions that by their nature are satisfied on the closing date, provided such conditions would have been capable of satisfaction if the closing occurred on the termination date) were the condition related to illegality or injunction arising under competition laws or the condition related to receipt of regulatory approvals; or

•

by Maxim or Analog Devices due to the existence of a final and non-appealable order or law that permanently restrains, enjoins or makes illegal consummation of the merger and the law is a competition law or the order is issued pursuant to a competition law and all other conditions to Analog Devices’ obligation to close would have been capable of satisfaction if the closing occurred on the termination date.

Analog Devices, Acquisition Sub and Maxim have agreed that Analog Devices will have the primary right to devise the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission, application or similar regulatory approval, taking into account in good faith any comments of Maxim. However, each party will consult and coordinate with each other with respect to interactions with and filings submitted to the government. Additionally, each party is required to (a) promptly notify the other parties to the merger agreement, and if in writing, furnish the other parties with copies of, any communication from or to any governmental entity regarding the merger, (b) permit the other parties to the merger agreement to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication with any governmental entity, and (c) to the extent permitted by the applicable governmental entity, give the other parties reasonable opportunity to attend and participate in any in-person meetings with such governmental entity regarding the merger.

For additional information, please see the section entitled “Risk Factors—Risks Relating to the Merger” beginning on page 35.

Ownership of the Combined Company

Based on the number of shares of Analog Devices common stock and Maxim common stock outstanding on August 31, 2020 and the exchange ratio, upon completion of the merger, former Maxim stockholders are expected to own approximately 31% of the outstanding shares of Analog Devices common stock and Analog Devices shareholders immediately prior to the merger are expected to own approximately 69% of the outstanding shares of Analog Devices common stock. The relative ownership interests of Analog Devices shareholders and former Maxim stockholders in the combined company immediately following the merger will depend on the number of shares of Analog Devices common stock and Maxim common stock issued and outstanding immediately prior to the merger.

Litigation Relating to the Merger

As of September 1, 2020, three complaints, including one putative securities class action complaint, have been filed in federal court in connection with the merger. On August 18, 2020, a purported Maxim stockholder filed a complaint in the United States District Court for the Northern District of California, captioned Shiva Stein v. Maxim Integrated Products, Inc., et al., Case No. 5:20-cv-05830, naming Maxim and the members of the Maxim board of directors as defendants (the “Stein Complaint”). On August 24, 2020, a purported Maxim stockholder filed a putative securities class action in the United States District Court for the District of Delaware, captioned Joseph Post v. Maxim Integrated Products, Inc., et al., Case No. 1:99-mc-09999, naming Maxim and the members of the Maxim board of directors as defendants, along with Analog Devices and Acquisition Sub (the “Post Complaint”). On August 26, 2020, a purported Maxim stockholder filed a complaint in the United States District Court for the Eastern District of New York, captioned Waseem Khan v. Maxim Integrated Products, Inc., et al., Case No. 1:20-cv-03982, naming Maxim and the members of the Maxim board of directors as defendants (the “Khan Complaint,” and, together with the Stein Complaint and the Post Complaint, the “Stockholder Complaints”).

The Stockholder Complaints allege, among other things, that the registration statement on Form S-4 filed by Analog Devices relating to the merger omits material information concerning the transactions contemplated by the merger agreement in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Each of the Stockholder Complaints seeks, among other things, to enjoin the merger (and in one case, to enjoin the shareholder vote) or, in the alternative, rescission of the merger or rescissionary damages, and an award of attorneys’ fees and expenses.

Board of Directors of the Combined Company

Analog Devices has agreed to add two members of the Maxim board of directors to the Analog Devices board of directors at the effective time, with such two directors to hold office until the earliest to occur of the appointment or election of his or her respective successor or his or her resignation or proper removal. One of the directors will be Tunç Doluca, President and Chief Executive Officer of Maxim, and the other director will be selected by mutual agreement of Analog Devices and Maxim. Analog Devices has agreed to nominate both directors for election at the first annual meeting of Analog Devices shareholders that occurs after the closing.

U.S. Federal Securities Law Consequences

Assuming the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, the shares of Analog Devices common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of Analog Devices common stock issued to any Maxim stockholder who may be deemed an “affiliate” of Analog Devices after the completion of the merger. This joint proxy statement/prospectus does not cover resales of Analog Devices common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale of Analog Devices common stock.

Accounting Treatment

Analog Devices prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”), with Analog Devices representing the accounting acquirer under this guidance. Analog Devices will record assets acquired, including identifiable intangible assets, and liabilities assumed from Maxim at their respective fair values at the date of completion of the merger. Any excess of the purchase price (as described under Note 2—“Basis of Pro Forma Presentation” under “Unaudited Pro Forma Condensed Combined Financial Statements—Notes to Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 155 over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Analog Devices after completion of the merger will reflect Maxim after completion of the merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of Maxim. The earnings of Analog Devices following completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense, amortization expense and interest expense. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, Analog Devices determines that tangible or intangible assets (including goodwill) are impaired, Analog Devices would record an impairment charge at that time.

Exchange of Shares

Prior to the closing date, Analog Devices will select its transfer agent or, after consultation with and prior approval by Maxim, another reputable bank or trust company reasonably satisfactory to both parties to act as exchange agent with respect to the merger. At or prior to the effective time, Analog Devices will deposit with the exchange agent (a) certificates or evidence of book-entry shares representing the shares of Analog Devices common stock issuable pursuant to the merger agreement and (b) cash sufficient to make payments in lieu of fractional shares in accordance with the merger agreement.

At the effective time, each share of Maxim common stock outstanding immediately prior to the effective time will automatically be cancelled and retired and will cease to exist, and all holders of Maxim stock certificates and of Maxim book-entry shares (each as defined in the section entitled “The Merger Agreement—Exchange of Shares” beginning on page 126) will cease to have any rights as stockholders of Maxim, except the right to receive the merger consideration, any cash in lieu of fractional shares, and any dividends or other distributions that such holder has the right to receive pursuant to the merger agreement.

As promptly as reasonably practicable after the effective time, the exchange agent will mail to each holder of record of shares of Maxim common stock that are represented by a stock certificate (a) a notice advising such holder of the effectiveness of the merger, (b) a letter of transmittal and (c) instructions for surrendering such holder’s Maxim stock certificates in exchange for the merger consideration.

Holders of Maxim stock certificates, after providing the proper documentation to the exchange agent, will receive from the exchange agent a statement reflecting the shares of Analog Devices common stock such holder was entitled to receive (in book-entry form) and cash in lieu of fractional shares of Analog Devices common stock to which such holders are entitled (without interest and less any applicable withholding taxes).

Holders of book-entry shares, whether through DTC or otherwise, will not be required to take any specific actions to exchange their shares for shares of Analog Devices common stock. Book-entry shares not held through DTC will be exchanged for shares of Analog Devices common stock (in book-entry form) and cash in lieu of fractional shares of Analog Devices common stock to which such holders are entitled without any action on the part of the applicable holder. Analog Devices, Maxim and the exchange agent will implement customary procedures with respect to the surrender and exchange of shares held of record by DTC and its nominees.

More information can be found in the section entitled “The Merger Agreement—Exchange of Shares” beginning on page 126.

Listing of Analog Devices Common Stock; Delisting and Deregistration of Maxim Common Stock

It is a condition of the merger that the shares of Analog Devices common stock to be issued to Maxim stockholders in the merger be approved for listing on Nasdaq, subject to official notice of issuance.

If the merger is completed, Maxim common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and Maxim will no longer be required to file periodic reports with the SEC with respect to Maxim common stock.

Maxim has agreed to cooperate with Analog Devices and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting by the combined company of the shares of Maxim common stock from Nasdaq and the deregistration of the shares of Maxim common stock under the Exchange Act as promptly as practicable after the effective time.

THE MERGER AGREEMENT

The following description sets forth the principal terms of the merger agreement, which is attached as Annex A and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus and any documents incorporated by reference herein, before making any decisions regarding any of the proposals described in this joint proxy statement/prospectus. This section is intended to provide you with information regarding the terms of the merger agreement. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the public filings Analog Devices and Maxim make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 195.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Analog Devices and Maxim are responsible for considering whether additional disclosure of material information is required to make the statements in this joint proxy statement/prospectus not misleading. Factual disclosures about Analog Devices and Maxim contained in this joint proxy statement/prospectus or Analog Devices’ or Maxim’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Analog Devices or Maxim contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by Analog Devices, Acquisition Sub and Maxim are qualified and subject to important limitations agreed to by the parties to the merger agreement in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to shareholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the public filings Analog Devices and Maxim make with the SEC.

Additional information about Analog Devices and Maxim may be found elsewhere in this joint proxy statement/prospectus and in the public filings Analog Devices and Maxim make with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 195.

Structure of the Merger

At the effective time, Acquisition Sub will be merged with and into Maxim in accordance with the DGCL and on the terms and subject to the conditions set forth in the merger agreement, whereupon the separate existence of Acquisition Sub will cease and Maxim will be the surviving corporation and a wholly owned subsidiary of Analog Devices. At the effective time, all of the property, rights, powers, privileges and franchises of Maxim and Acquisition Sub will vest in Maxim as the surviving corporation, and all of the debts, obligations, liabilities, restrictions and duties of Maxim and Acquisition Sub will become debts, obligations, liabilities, restrictions and duties of Maxim as the surviving corporation.

Completion and Effectiveness of the Merger

The closing of the merger will take place on a date to be designated jointly by Analog Devices and Maxim, which date will be no later than the second business day after the satisfaction or waiver of the last of the conditions to closing to be satisfied or waived (other than such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each of such conditions at the closing), unless another date is agreed to in writing by Analog Devices and Maxim. The date on which the closing occurs is referred to as the “closing date.”

At the closing, the parties to the merger agreement will cause a certificate of merger relating to the merger to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the merger. The merger will become effective at the time when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed to in writing by Analog Devices and Maxim and specified in the certificate of merger.

Merger Consideration

At the effective time, automatically, by virtue of the merger and without any further action on the part of Maxim or any of its stockholders, Analog Devices or Acquisition Sub:

•

all shares of Maxim common stock that are held in treasury by Maxim or are held directly by Analog Devices or Acquisition Sub immediately prior to the effective time will be cancelled and will cease to exist and no consideration will be paid or payable in respect thereof;

•

except as described in the preceding bullet, each share of Maxim common stock that is issued and outstanding immediately prior to the effective time will be converted into the right to receive, without interest, 0.6300 of a validly issued, fully paid and non-assessable share of Analog Devices common stock; and

•

each share of common stock, par value $0.01 per share, of Acquisition Sub that is issued and outstanding immediately prior to the effective time will be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of Maxim as the surviving corporation.

Treatment of Fractional Shares

No fractional shares of Analog Devices common stock will be issued in connection with the merger. Each Maxim stockholder who would otherwise have been entitled to receive in the merger a fractional share of Analog Devices common stock pursuant to the merger agreement will, in lieu of such fractional share and upon surrender of such holder’s certificates representing shares of Maxim common stock outstanding as of immediately prior to the effective time or book-entry positions representing non-certificated shares of Maxim common stock outstanding as of immediately prior to the effective time, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required tax withholding, determined by multiplying such fraction by the average of the volume weighted average trading prices per share of Analog Devices common stock on Nasdaq (as reported by Bloomberg L.P.) on each of the five consecutive trading days ending on (and including) the trading day that is three trading days prior to the date of the effective time. No such holder will be entitled to dividends, voting rights or any other rights in respect of any fractional share of Analog Devices common stock that would otherwise have been issuable as part of the merger consideration. The payment of cash in lieu of fractional share interests merely represents a mechanical rounding-off of the fractions in the exchange.

Exchange of Shares

Exchange Agent

Prior to the closing date, Analog Devices will select its transfer agent or, after consultation with and prior approval by Maxim, another reputable bank or trust company reasonably satisfactory to both parties to act as exchange agent with respect to the merger. At or prior to the effective time, Analog Devices will deposit with the exchange agent (a) certificates or evidence of book-entry shares representing the shares of Analog Devices common stock issuable pursuant to the merger agreement and (b) cash sufficient to make payments in lieu of fractional shares in accordance with the merger agreement.

Exchange of Maxim Stock Certificates and Maxim Book-Entry Shares

With respect to certificates representing shares of Maxim common stock, which certificates are referred to collectively as “Maxim stock certificates,” as promptly as reasonably practicable after the effective time, the exchange agent will mail to each holder of record of each such Maxim stock certificate (a) a notice advising such holder of the effectiveness of the merger, (b) a letter of transmittal and (c) instructions for surrendering Maxim stock certificates in exchange for the merger consideration.

Upon surrender of a Maxim stock certificate and a duly executed letter of transmittal to the exchange agent in compliance with the instructions for surrender, the exchange agent will mail to each holder of record, as promptly as reasonably practicable thereafter:

•

a statement reflecting the number of whole shares of Analog Devices common stock, if any, that such holder is entitled to receive pursuant to the merger agreement in non-certificated book-entry form in the name of such record holder; and

•

a check in the amount (after giving effect to any required tax withholdings as provided in the merger agreement) of (a) any cash in lieu of fractional shares plus (b) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the merger agreement.

With respect to book-entry positions representing non-certificated shares of Maxim common stock, which book-entry positions are referred to as “Maxim book-entry shares,” that are not held through DTC, the exchange agent will pay and deliver to each holder of record of any such share as promptly as reasonable practicable after the effective time, but in any event within three business days thereafter:

•	the merger consideration; and

•

a check in the amount (after giving effect to any required tax withholdings as provided in the merger agreement) of (a) any cash in lieu of fractional shares plus (b) any unpaid cash dividends and any other dividends or distributions that such holder has the right to receive pursuant to the merger agreement. The exchange agent will promptly cancel each such non-DTC book-entry share.

With respect to Maxim book-entry shares that are held through DTC, Analog Devices and Maxim will cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees as soon as practicable after the effective time, but in any event within three business days thereafter, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures:

•	the merger consideration;

•	any cash in lieu of fractional shares; and

•	any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the merger agreement.

In the event of a transfer of ownership of shares of Maxim common stock that is not registered in Maxim’s transfer records, the exchange agent may deliver the merger consideration and any cash in lieu of fractional shares to such transferee if:

•	in the case of Maxim book-entry shares, written instructions authorizing the transfer of the Maxim book-entry shares are presented to the exchange agent;

•	in the case of Maxim stock certificates, the Maxim stock certificates formerly representing such shares of Maxim common stock are surrendered to the exchange agent; and

•

such certificate or book-entry share is presented to the exchange agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to Analog Devices and the exchange agent.

Lost, Stolen or Destroyed Certificates

In the event that any Maxim stock certificate has been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the person claiming such Maxim stock certificate to be lost, stolen or destroyed and the posting by such person of a bond in a reasonable and customary amount and upon such terms as may reasonably be required as indemnity against any claim that may be made against it with respect to such Maxim stock certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed Maxim stock certificate, the merger consideration, any cash in lieu of fractional shares, and any unpaid cash dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to the merger agreement, as if such lost, stolen or destroyed Maxim stock certificate had been surrendered.

Dividends and Distributions with Respect to Unexchanged Shares of Maxim Common Stock

No dividends or other distributions declared or made with respect to Analog Devices common stock with a record date after the effective time will be paid or otherwise delivered to the holder of any unsurrendered Maxim stock certificate or Maxim book-entry shares with respect to the shares of Analog Devices common stock that such holder has the right to receive in the merger until the later to occur of:

•	the date on which the holder surrenders such Maxim stock certificate or Maxim book-entry shares in accordance with the merger agreement; and

•

the payment date for such dividend or distribution with respect to Analog Devices common stock (at which time such holder will be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

Rights of Maxim Stockholders Following the Effective Time and Transfers Following the Effective Time

At the effective time, all shares of Maxim common stock outstanding immediately prior to the effective time will automatically be cancelled and retired and will cease to exist, and all holders of Maxim stock certificates and of Maxim book-entry shares will cease to have any rights as stockholders of Maxim, except the right to receive the merger consideration, any cash in lieu of fractional shares, and any dividends or other distributions that such holder has the right to receive pursuant to the merger agreement.

Neither Analog Devices nor Maxim as the surviving corporation will be liable to any holder or former holder of shares of Maxim common stock or to any other person with respect to any portion of the merger consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar law. If any Maxim stock certificate or Maxim book-entry share has not been surrendered prior to the date on which any portion of the merger consideration and any dividends or distributions, in each case, that a holder of such Maxim stock certificate or Maxim book-entry share has the right to receive pursuant to the merger agreement in respect of such Maxim stock certificate or Maxim book-entry share would otherwise escheat to or become property of any governmental entity, any such shares, cash, dividends or distributions in respect of such Maxim stock certificate or Maxim book-entry share will, to the extent permitted by applicable law, become the property of Analog Devices, free and clear of all claims or interests of any person previously entitled thereto.

Withholding Rights

Analog Devices, the exchange agent, Acquisition Sub, Maxim, and Maxim as the surviving corporation will each be entitled to deduct and withhold any amounts required to be deducted or withheld pursuant to applicable tax laws from the amounts that would otherwise be payable under the terms of the merger agreement. Any such amounts that are deducted or withheld and, if required, paid over to the appropriate governmental authorities will be treated as having been paid to the person in respect of which such deduction or withholding was made.

Treatment of Maxim Equity Awards

Maxim Stock Options

At the effective time, each Maxim stock option that is outstanding and unexercised, whether vested or unvested, immediately prior to the effective time will cease to represent a right to acquire shares of Maxim common stock and will be converted automatically into an Analog Devices stock option on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to such outstanding Maxim stock option immediately prior to the effective time, except that: (a) the number of shares of Analog Devices common stock subject to each assumed outstanding Maxim stock option will be determined by multiplying: (i) the number of shares of Maxim common stock subject to such outstanding Maxim stock option immediately prior to the effective time; by (ii) the exchange ratio (rounding down to the nearest whole share); and (b) the per share exercise price for the shares of Analog Devices common stock issuable upon exercise of each assumed Maxim stock option will be determined by dividing: (i) the per share exercise price for the Maxim common stock otherwise purchasable pursuant to such Maxim stock option immediately prior to the effective time; by (ii) the exchange ratio (rounding up to the nearest whole cent). All Maxim stock options that are converted into an Analog Devices stock option shall be subject to the terms of the Maxim “change in control” severance plans as in effect on the date of the Merger Agreement.

Maxim Restricted Stock Units and Restricted Stock

At the effective time, each Maxim restricted stock unit (including each restricted stock unit that vests based on certain market performance metrics (which is referred to as a “Maxim MSU”)) and restricted stock award (such restricted stock units and restricted stock awards collectively referred to as “Maxim stock-based awards”) that is outstanding immediately prior to the effective time (excluding those Maxim stock-based awards which by their terms become vested and settled upon the effective time, if any) will: (a) with respect to each Maxim restricted stock unit that is not a Maxim MSU (which is referred to as a “Maxim RSU”) and each share of Maxim restricted stock (which is referred to as a “Maxim RSA”), be converted automatically into a restricted stock unit award or restricted stock award, respectively, covering shares of Analog Devices common stock, with the number of shares of Analog Devices common stock subject to each such assumed Maxim RSU or Maxim RSA determined by multiplying (i) the number of shares of Maxim common stock subject to such Maxim RSU or Maxim RSA immediately prior to the effective time, by (ii) the exchange ratio; and (ii) with respect to each Maxim MSU, be converted, automatically and in accordance with its terms, into a time-based restricted stock unit award covering shares of Analog Devices common stock, and will otherwise remain subject to the same terms and conditions that applied to the underlying Maxim MSU immediately prior to the effective time, with the number of shares of Analog Devices common stock subject to each such assumed Maxim MSU determined by multiplying (i) the number of shares of Maxim common stock subject to such Maxim MSU after giving effect to the applicable provisions, if any, of the award agreement governing such Maxim MSU upon the consummation of a “change in control,” by (ii) the exchange ratio. All Maxim stock-based awards that are converted into awards covering shares of Analog Devices common stock will be subject to the terms of the Maxim “change in control” severance plans as in effect on the date of the Merger Agreement, with any fractional shares resulting from the conversion of the Maxim stock-based awards aggregated and rounded down to the nearest whole share, such that assumed Maxim stock-based awards will not be subject to fractional shares and each holder is rounded with respect to no more than a single share.

Employee Stock Purchase Plan

With respect to the Maxim 2008 Employee Stock Purchase Plan (which is referred to as the “ESPP”), Maxim is required to take the following actions: (a) any offering period under the ESPP in effect as of the last day of the current offering period ending in November 2020 will be shortened by setting a new “purchase date” (within the meaning of the ESPP) in respect of such offering period that is no later than the last day of the current offering period ending in November 2020 (which is referred to as the “offering period end date”), and on the offering period end date, cause each outstanding purchase right under the ESPP to be exercised on that date (with no new participants or increased payroll deduction or contribution elections permitted prior to that date), and (b) as of the offering period end date, the ESPP will be suspended, and no offering periods or purchase periods will be thereafter commenced and no payroll deductions or other contributions will be thereafter made or effected with respect to the ESPP.

Governance of the Combined Company

Analog Devices has agreed to add two members of the Maxim board of directors to the Analog Devices board of directors at the effective time, with such two directors to hold office until the earliest to occur of the appointment or election of his or her respective successor or his or her resignation or proper removal. One of the directors will be Tunç Doluca, President and Chief Executive Officer of Maxim, and the other director will be selected by mutual agreement of Analog Devices and Maxim. Analog Devices has agreed to nominate both directors for election at the first annual meeting of Analog Devices shareholders that occurs after the closing.

Organizational Documents and Directors and Officers of the Surviving Corporation

Subject to the requirements described in the section below entitled “—Indemnification; Directors’ and Officers’ Insurance” beginning on page 143, at the effective time:

•

the certificate of incorporation of Maxim, as in effect immediately prior to the effective time, will be amended and restated in its entirety to read as the certificate of incorporation of Acquisition Sub, except that the name of the surviving corporation will be “Maxim Integrated Products, Inc.”; and

•

the parties will take all requisite actions so that the bylaws of Maxim will be amended to conform to the bylaws of Acquisition Sub as in effect immediately prior to the effective time and to incorporate Maxim’s director and officer indemnification and advancement of expenses provisions as included in Maxim’s bylaws as of the date of the merger agreement.

The directors and officers of Acquisition Sub immediately prior to the effective time will become the initial directors and officers of Maxim as the surviving corporation.

Representations and Warranties

The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by Maxim, Analog Devices and Acquisition Sub that are subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure letters and qualified by certain information filed by the parties with the SEC, excluding, in each case, any disclosures set forth in any risk factor section or “forward-looking statements” sections.

The reciprocal representations and warranties relate to, among other things:

•	organization, good standing and qualification to do business and subsidiaries’ organization, good standing and qualification to do business;

•	capitalization;

•	the proper filing of reports, schedules, forms, documents and financial statements required by the SEC and compliance with certain provisions of the Sarbanes-Oxley Act;

•	the maintenance of internal controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of certain material changes or events in the respective businesses of each of Maxim and Analog Devices;

•	compliance with applicable laws and the holding of necessary permits;

•	investigations, litigations and proceedings;

•	corporate authority and approval relating to the execution, delivery and performance of the merger agreement;

•

the absence of any violation of organizational documents, any conflict with or violation of applicable laws, any violation of or default under contracts, or any lien on the properties, rights or assets of a party or its subsidiaries as a result of the execution and delivery of the merger agreement and completion of the merger;

•

the absence of any need for action by governmental authorities in order to complete the merger, except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act or other applicable competition laws, applicable state securities takeover and “blue sky” laws or the rules and regulations of Nasdaq;

•	the inapplicability of state anti-takeover statutes;

•	opinions of financial advisors;

•	broker’s and finder’s fees; and

•	information provided by a party for inclusion in this joint proxy statement/prospectus.

The merger agreement also contains additional representations and warranties by Maxim relating to, among other things, the following:

•

intellectual property and information technology, including with respect to the enforceability of Maxim intellectual property, third-party intellectual property infringement claims, licensing arrangements, the protection of trade secrets, security breaches and compliance with privacy and security laws and regulations;

•	real property owned and leased by Maxim;

•	Maxim’s significant contracts and agreements;

•	tax matters;

•	employee benefit plans and employment and labor practices;

•	compliance with environmental laws and regulations;

•	insurance policies;

•	Maxim’s required stockholder approval; and

•	the absence of beneficial ownership of shares of Analog Devices common stock by Maxim and its subsidiaries.

The merger agreement also contains additional representations and warranties by Analog Devices relating to, among other things, the following:

•	Analog Devices’ significant contracts and agreements;

•	tax matters;

•	Analog Devices’ required shareholder approval;

•	the absence of beneficial ownership of shares of Maxim common stock by Analog Devices and its subsidiaries; and

•	ownership and operation of Acquisition Sub.

The representations and warranties will not survive the merger. Many of the representations and warranties contained in the merger agreement are qualified by a “materiality” standard or by a “material adverse effect” standard.

Material Adverse Effect

A material adverse effect, with respect to Maxim or Analog Devices, as applicable, means any fact, event, change, effect, circumstance, occurrence, or development that is materially adverse to the business, results of operations or financial condition of the party and its subsidiaries, taken as a whole, excluding any event, change, effect, circumstance, occurrence or development that results from or arises out of:

•	changes in GAAP or the authoritative interpretation thereof;

•	changes in applicable laws;

•	general economic, business, financial, capital market or political conditions;

•	changes generally affecting the industry in which the party and its subsidiaries participate;

•

the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions (or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions), or the continuation or worsening of the COVID-19 pandemic;

•

the negotiation, announcement or pendency of the merger agreement, the merger or the other transactions contemplated by the merger agreement (except that this exception does not apply to any representation or warranty regarding the absence of any violation of organizational documents, applicable laws or contracts in executing and delivering the merger agreement and completing the merger);

•

the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (except that in each case the underlying cause or causes may be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect to the extent otherwise permitted by the definition of material adverse effect);

•

any decline in stock price or any decline in the market price or trading volume of the party’s common stock on Nasdaq, in and of itself, or the suspension of trading in or delisting of a party’s common stock on Nasdaq (except that in each case the underlying cause or causes may be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect, to the extent otherwise permitted by the definition of material adverse effect);

•	any action taken or omitted to be taken at the written request of the other party or the taking of any action required by the merger agreement;

•

any lawsuit commenced by a stockholder (in his, her or its capacity as a stockholder) alleging breach of fiduciary duty in connection with the execution of the merger agreement or the consummation of the transactions the merger agreement contemplates;

•

except that with respect to the first five bullets above, to the extent that such changes have a disproportionate adverse impact on the party and its subsidiaries relative to other participants in the industries in which the party and its subsidiaries operate, the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect for such party.

Conduct of Business Prior to the Merger’s Completion

Maxim and Analog Devices have agreed that, except as may be required by applicable laws, as expressly required by the merger agreement, or unless the other party approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), Maxim or Analog Devices, as applicable, will, and will cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects and will use commercially reasonable efforts to:

•	maintain and preserve intact its business organization;

•	keep available the services of key employees; and

•	maintain satisfactory relationships with customers, suppliers and distributors.

Maxim has also agreed that, except as may be required by applicable laws, as expressly permitted or required by the merger agreement, as set forth in Maxim’s disclosure letter, or unless Analog Devices approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), Maxim will not, and will not permit its subsidiaries to:

•

amend its or its subsidiaries’ organizational documents (other than amendments to its subsidiaries’ organizational documents that would not reasonably be expected to be adverse to Analog Devices or to impair, prevent or delay the consummation of the transactions contemplated by the merger agreement);

•	split, combine, subdivide, amend the terms of or reclassify any shares of Maxim’s capital stock;

•	declare, set aside, make or pay any dividend or other distribution on any shares of its capital stock, subject to the following exceptions:

•

Maxim (a) may declare and pay a quarterly cash dividend not exceeding $0.48 per share in the first quarter of Maxim’s 2021 fiscal year, (b) may not declare or pay a dividend in any of the next succeeding four fiscal quarters and (c) may resume declaring and paying a quarterly cash dividend not exceeding $0.48 per share commencing in the second quarter of Maxim’s 2022 fiscal year; and

•	dividends or distributions may be paid by any wholly owned subsidiary of a party to such party or to another wholly owned subsidiary of such party;

•

acquire (by merger, consolidation, acquisition of stock or assets, formation of a joint venture or otherwise) (a) any other entity, (b) any equity interest in any other entity, (c) any business or (d) any assets, except (i) acquisitions by Maxim from any of its wholly owned subsidiaries or among any of its wholly owned subsidiaries; (ii) the purchase of equipment, supplies and inventory in the ordinary course of business, (iii) inbound licenses of intellectual property in the ordinary course of business or (iv) acquisitions in one or more transactions with respect to which the aggregate consideration for all such transactions does not exceed $20 million;

•

except in connection with any transaction between Maxim and any of its subsidiaries or among any of its subsidiaries, issue, sell or grant any additional shares of its capital stock, any securities convertible into or exchangeable for any such shares, or any options, warrants or rights to acquire any such shares, other than (a) shares of Maxim common stock issuable upon exercise of Maxim stock options or the vesting of Maxim RSUs, Maxim RSAs or Maxim MSUs, or (ii) pursuant to Maxim’s employee stock purchase plan in accordance with the merger agreement’s terms;

•

except in connection with any transaction between Maxim and any of its subsidiaries or among any of its subsidiaries, sell, assign, transfer, lease or license to any third party, or encumber, or otherwise dispose of, any of Maxim’s intellectual property or material assets, other than (a) sales of inventory, goods or services in the ordinary course of business or of obsolete equipment or assets in the ordinary course of business; (b) pursuant to written contracts or commitments existing as of the date of the merger agreement and set forth in Maxim’s disclosure letter; (c) as security for any borrowings permitted by the merger agreement; (d) licenses granted to customers or other third parties in the ordinary course of business consistent with past practice; or (e) dispositions of assets that do not constitute Maxim’s intellectual property, and with respect to which the fair market value of all such assets does not exceed $10 million in the aggregate;

•

directly or indirectly repurchase, redeem or otherwise acquire any shares of Maxim’s capital stock, or any other securities or obligations convertible into or exchangeable for any shares of Maxim’s capital stock, except (a) shares of Maxim common stock repurchased from employees or consultants or former employees or consultants pursuant to the exercise of repurchase rights binding on Maxim and existing prior to the date of the merger agreement, or (b) shares of Maxim common stock accepted as payment for the exercise price of options to purchase Maxim common stock pursuant to Maxim’s stock incentive plan or for withholding taxes incurred in connection with the exercise, vesting or settlement of Maxim stock options, Maxim MSUs, Maxim RSAs or Maxim RSUs, as applicable, in accordance with the terms of the applicable award;

•

incur or guarantee any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire any debt securities or make any loans or advances, except for (a) indebtedness among Maxim and its wholly owned subsidiaries, (b) borrowings in an aggregate principal amount not exceeding $10 million in the ordinary course of business pursuant to existing credit facilities or letters of credit, (c) indebtedness to replace or refinance existing credit facilities or other existing indebtedness at maturity and without increasing the principal amount thereunder and (d) purchase money financings and capital leases in the ordinary course of business in an aggregate amount not exceeding $10 million at any time outstanding;

•	incur any lien on any material property or assets, except for permitted liens securing indebtedness as expressly permitted under the merger agreement;

•

except as permitted by the merger agreement, (a) adopt, terminate or amend any Maxim employee benefit plan other than, in the ordinary course of business consistent with past practice, if such action would not increase the annual expense of the given employee benefit plan by a material amount (and in no event may the aggregate amount of all increases in such expenses exceed $10 million), (b) increase, or accelerate the vesting or payment of, the compensation or benefits of any director, independent contractor or current or former employee, (c) grant any rights to severance, retention, change in control or termination pay to any director, independent contractor or current or former employee, (d) hire or promote any employee or (e) terminate any employee other than for cause;

•	except in the ordinary course of business, materially amend or terminate certain material contracts or waive, release or assign any materials rights under any material contracts;

•	enter into any contract or agreement that would constitute a material contract;

•	change any methods of financial accounting or accounting practices in any material respect other than as required by changes in GAAP;

•	make, change or revoke any material tax election, change or adopt any tax accounting period or material method of tax accounting, amend any material tax return if such amendment would reasonably be expected to result in a material tax liability, file any material tax return prepared in a manner materially inconsistent with past practice, settle or compromise any material liability for taxes or tax audit, claim, or other proceeding relating to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar state, local or non-U.S. law) if such agreement would reasonably be expected to result in a material tax liability or have a material impact on taxes, request any tax ruling from any governmental entity, surrender any right to claim a material refund of taxes, or, other than in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

•

sell, transfer, assign, exclusively license, or otherwise dispose of, or mortgage, encumber or exchange any intellectual property owned, or purported to be owned, by Maxim Holding Company Ltd. or any subsidiary of Maxim Holding Company Ltd;

•	make any capital expenditure that is not contemplated by the capital expenditure budget set forth in Maxim’s disclosure letter, unless such expenditures do not exceed $5 million in aggregate;

•

except as required by law or Maxim’s organizational documents, convene (a) any special meeting of Maxim stockholders, other than the Maxim special meeting, or (b) any other meeting of Maxim stockholders to consider a proposal that would reasonably be expected to impair, prevent or delay the transactions contemplated by the merger agreement;

•

enter into any arrangement with respect to the voting of any of Maxim’s capital stock or other equity interests, other than with respect to awards under Maxim’s stock incentive plan otherwise permitted under the merger agreement or in connection with the granting of proxies in connection with any meeting of Maxim’s stockholders;

•

adopt a plan of (a) complete or partial liquidation or (b) dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than, in the case of clause (b), transactions between Maxim’s wholly owned subsidiaries;

•

commence, settle or compromise any litigation or proceeding, except those that (a) involve solely monetary remedies with a value not exceeding $3 million individually or $10 million in the aggregate (b) do not impose any restriction on Maxim’s business or the business of its subsidiaries, (c) do not relate to any stockholder litigation in connection with the merger agreement or the merger and (d) do not include an admission of liability or fault on the part of Maxim or any of its subsidiaries;

•	materially reduce insurance coverage or fail to renew material existing insurance policies;

•	amend any permits in a manner that adversely impacts Maxim’s ability to conduct its business in any material respect or terminate or allow to lapse any material permits;

•

fail to make any payments that become due with respect to any of Maxim’s material registered intellectual property or otherwise abandon, cancel or permit to lapse any material Maxim’s material registered intellectual property, other than in its reasonable business judgment or in the ordinary course of business consistent with past practice, or authorize the disclosure to any third party of any material trade secret in a way that results in loss of trade secret protection, other than in the ordinary course of business consistent with past practice;

•

except in the ordinary course of business, enter into any individual contract under which Maxim or any of its subsidiaries (a) grants or agrees to grant any right to any of Maxim’s material intellectual property, other than non-exclusive licenses, or (b) agrees to pay any royalties in excess of $500,000 with respect to any intellectual property; or

•	agree or commit to do any of the foregoing.

Analog Devices has also agreed that, except as may be required by applicable laws, as expressly permitted or required by the merger agreement, as set forth in Analog Devices’ disclosure letter, or unless Maxim approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), Analog Devices will not, and will not permit its subsidiaries to:

•

amend its or Acquisition Sub’s organizational documents in a manner that would be adverse in any material respect to the holders of Maxim common stock (after giving effect to the merger) relative to other holders of Analog Devices common stock;

•	split, combine, subdivide, amend the terms of or reclassify any shares of Analog Devices’ capital stock;

•	declare, set aside, make or pay any dividend or other distribution on any shares of its capital stock, subject to the following exceptions:

•

Analog Devices may declare and pay quarterly cash dividends per share up to the amounts agreed between the parties and set forth in the disclosure letter delivered by Analog Devices in connection with the merger agreement; and

•	dividends or distributions may be paid by any wholly owned subsidiary of a party to such party or to another wholly owned subsidiary of such party;

•

except in connection with any transaction between Analog Devices and any of its subsidiaries or among any of its subsidiaries, issue, sell or grant any additional shares of its capital stock, any securities convertible into or exchangeable for any such shares, or any options, warrants or rights to acquire any such shares, other than (a) Analog Devices stock options, restricted stock awards and restricted stock units granted in the ordinary course of business pursuant to Analog Devices’ equity plans or otherwise in connection with assuming equity-based awards of acquired companies, or (b) Analog Devices common stock issuable upon exercise of Analog Devices stock options, the lapse of restrictions underlying Analog Devices restricted stock awards, or the vesting of Analog Devices restricted stock units;

•

directly or indirectly repurchase, redeem or otherwise acquire any shares of Analog Devices common stock, except (a) shares of Analog Devices common stock repurchased from employees or consultants or former employees or consultants of Analog Devices pursuant to the exercise of repurchase rights, (b) shares of Analog Devices common stock accepted as payment for the exercise price of Analog Devices stock options or for withholding taxes incurred in connection with the exercise, vesting or settlement of equity awards, as applicable, in accordance with the terms of the applicable award, or (c) through Analog Devices’ existing share repurchase program;

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than transactions between Analog Devices and any of its wholly owned subsidiaries or between such subsidiaries; or

•	agree or commit to do any of the foregoing.

No Solicitation of Acquisition Proposals

Except as expressly permitted by the merger agreement and described below in “—No Change of Recommendation—Permitted Change of Recommendation—Superior Proposal” and “—No Change of Recommendation—Permitted Change of Recommendation—Intervening Event” beginning on page 138, Maxim and Analog Devices have agreed that neither Maxim nor Analog Devices, nor any of their respective subsidiaries, will, and that they will cause their and their respective subsidiaries’ directors, officers and employees not to (and will use their reasonable best efforts to cause their respective other representatives not to), directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any person of, any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined below);

•	furnish any information in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, an acquisition proposal;

•

engage in or otherwise participate in any discussions or negotiations with any person with respect to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal; or

•

approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any acquisition proposal.

Notwithstanding the restrictions described above, prior to, in the case of Maxim, obtaining approval of the Maxim merger proposal, or, in the case of Analog Devices, obtaining approval of the Analog Devices share issuance proposal, Maxim or Analog Devices, as applicable, and their respective representatives may engage or otherwise participate in discussions or negotiations with, and provide information to, any person that has made a bona fide written acquisition proposal that did not result from any breach of the foregoing restrictions by Maxim or Analog Devices, their subsidiaries, or any of their representatives, as applicable, if:

•

prior to taking such action, the Maxim board of directors or the Analog Devices board of directors, as applicable, receiving such acquisition proposal determines in good faith, after consultation with its outside legal counsel and financial advisor, that such acquisition proposal either constitutes a superior proposal (as defined below) or could reasonably be expected to lead to a superior proposal; and

•

prior to providing any information regarding Analog Devices or Maxim or any of their respective subsidiaries, as applicable, to such third party in response to such acquisition proposal, Maxim or Analog Devices, as applicable, receives from such third party an executed confidentiality agreement with nondisclosure provisions at least as restrictive as the confidentiality agreement with Analog Devices or Maxim, as applicable, and which does not prohibit the compliance of Maxim or Analog Devices, as applicable, with the merger agreement’s non-solicitation provisions.

Analog Devices and Maxim have also agreed that prior to or substantially concurrently with providing any non-public information to such third party, Maxim or Analog Devices, as applicable, will make such non-public information available to each other.

Analog Devices and Maxim have further agreed that they will not, and will cause their respective affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which Maxim or Analog Devices, or any of their respective affiliates, as applicable, is a party.

An “acquisition proposal” means any offer, indication of interest or proposal contemplating or otherwise relating to an alternative transaction (as defined below).

An “alternative transaction” means any transaction or series of related transactions (other than the merger) involving:

•	any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving Analog Devices or Maxim, as applicable;

•

any acquisition by any person or group of persons of 25% or more of the outstanding voting power of Analog Devices or Maxim, as applicable, or any transaction in which Analog Devices or Maxim, as applicable, issues securities representing 25% or more of the outstanding voting power of Analog Devices or Maxim, as applicable;

•

any sale, exchange, transfer, acquisition or disposition of 25% or more of the consolidated assets, including equity securities, of Analog Devices and its subsidiaries, taken as a whole, or of Maxim and its subsidiaries, taken as a whole, as applicable, or of any business or businesses that constitute or account for 25% or more of the consolidated net revenues or net income of Analog Devices and its subsidiaries or of Maxim and its subsidiaries, as applicable, taken as a whole;

•

any tender offer or exchange offer that, if consummated, would result in any person or group of persons acquiring beneficial ownership of 25% or more of the voting power of Analog Devices or Maxim, as applicable; or

•

any combination of the foregoing if the sum of the percentage of the voting power of Analog Devices or Maxim, as applicable, or of the consolidated net revenues, net income or assets of Analog Devices and its subsidiaries or of Maxim and its subsidiaries, as applicable, taken as a whole, involved is 25% or more.

A “superior proposal” means any bona fide, unsolicited written acquisition proposal made after the date of the merger agreement that:

•

if consummated, would result in any person or group of persons directly or indirectly becoming the beneficial owner of (a) any business or businesses that constitute or account for 50% or more of the net revenues, net income or assets of Maxim or Analog Devices, as applicable, or (b) 50% or more of the outstanding total voting power of the equity securities of Maxim or Analog Devices, as applicable; and

•

the Analog Devices board of directors or Maxim board of directors, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor, is reasonably capable of being consummated on the terms proposed and which, taking into account such factors as the Analog Devices board of directors or Maxim board of directors, as applicable, considers to be appropriate or relevant, including the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such acquisition proposal would be more favorable to the holders of shares of common stock of Analog Devices or Maxim, as applicable, than the transactions contemplated by the merger agreement (after giving effect to any revisions to the terms of the merger agreement committed to in writing by Maxim or Analog Devices, as applicable, in response to such acquisition proposal pursuant to the merger agreement).

Existing Discussions or Negotiations; Notice Regarding Acquisition Proposals

Analog Devices and Maxim have agreed that they will, and that they will cause their respective subsidiaries and their and their respective officers, directors and employees (and will use their reasonable best efforts to cause their respective other representatives) to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with any person (other than Analog Devices or Maxim, as applicable) that was ongoing at the execution of the merger agreement.

Analog Devices and Maxim have also agreed that if either of them receives an acquisition proposal or any inquiry or request for information with respect to an acquisition proposal or that is reasonably likely to lead to an acquisition proposal, then Analog Devices or Maxim, as applicable, will promptly (and in any event, within 48 hours after its receipt of such acquisition proposal or request) notify the other party in writing of such acquisition proposal or request (which notification must include the identity of the person making or submitting such request or acquisition proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)). Analog Devices or Maxim, as applicable, must keep the other party reasonably informed, on a current basis (and, in any event, within 24 hours), of the status of such acquisition proposal or request, including informing the other party of any material change to the terms of such proposal, and the status of any negotiations, including any change in its intentions as previously notified.

No Change of Recommendation

Maxim and Analog Devices have agreed that, except as otherwise set forth in the merger agreement, neither the Maxim board of directors nor the Analog Devices board of directors, will:

•	withdraw, modify, amend or qualify (or publicly propose to do so), in a manner adverse to Analog Devices and Acquisition Sub, on the one hand, or to Maxim, on the other hand, the Maxim board of directors’ required recommendation to Maxim stockholders to adopt the merger agreement, which is referred to as the “Maxim recommendation,” or the Analog Devices board of directors’ required recommendation to Analog Devices shareholders to approve the share issuance, which is referred to as the “Analog Devices recommendation,” as applicable;

•	approve, recommend or declare advisable (or publicly propose to do so) any acquisition proposal;

•

fail to publicly announce, within 10 business days after a tender exchange offer relating to the equity securities of Maxim or Analog Devices, as applicable, have been commenced by any third party (and in no event later than one business day prior to the date of the Maxim special meeting or the Analog Devices special meeting, as applicable, as either may be postponed or adjourned pursuant to this merger agreement), a statement disclosing that the Maxim board of directors or Analog Devices board of directors, as applicable, recommends rejection of such tender or exchange offer, with such board’s taking of no position or a neutral position in respect of the acceptance of any such tender or exchange offer constituting a failure to publicly announce that such board recommends rejection of such tender or exchange offer;

•

if requested by the other party, fail to issue, within 10 business days after an acquisition proposal (other than any tender offer or exchange offer) is publicly announced (and in no event later than one business day before the date of the Maxim special meeting or the Analog Devices special meeting, as applicable, as it may be postponed or adjourned pursuant to the merger agreement), a press release reaffirming the Maxim recommendation or the Analog Devices recommendation, as applicable; or

•

cause or permit Maxim or Analog Devices, as the case may be, to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding (other than a confidentiality agreement entered into in compliance with the merger agreement) contemplating or relating to an acquisition transaction.

The actions described in the preceding four bullets are referred to as a “change of recommendation.”

Permitted Change of Recommendation—Superior Proposal

However, Maxim, at any time prior to its stockholders voting on the Maxim merger proposal, and Analog Devices, at any time prior to its shareholders voting on the Analog Devices share issuance proposal, may make a change of recommendation if Maxim or Analog Devices, as applicable, receives a bona fide written acquisition proposal that has not been withdrawn and that did not result from a breach of the merger agreement’s non-solicitation provisions, if, prior to making such change of recommendation:

•	the recipient’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that such acquisition proposal constitutes a superior proposal;

•	the recipient delivers to the other party a written notice at least four business days in advance stating that the recipient’s board intends to make a change of recommendation;

•

during such four business day period, if requested by the other party, the recipient engages in good faith negotiations with the other party regarding a possible amendment of the merger agreement so that the acquisition proposal that is the subject of the superior proposal notice ceases to be a superior proposal; and

•

after the expiration of such four business day period, the recipient’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, after taking into account any amendments to the merger agreement that the other party has committed to in writing, that such acquisition proposal continues to constitute a superior proposal.

If there is any change to any of the financial terms or material change to any other material terms of such acquisition proposal, the acquisition proposal’s recipient must deliver to the other party an additional notice, and a new negotiation period will commence equal to the longer of two business days and the period remaining under the original four business day notice period.

Permitted Change of Recommendation—Intervening Event

In addition, Maxim, at any time prior to its stockholders voting on the Maxim merger proposal, and Analog Devices, at any time prior to its shareholders voting on the Analog Devices share issuance proposal, may make a change of recommendation if an intervening event (as defined below) arises and prior to making such change of recommendation:

•

the Maxim board of directors or Analog Devices board of directors, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor, that, in light of such intervening event, a failure to effect a change of recommendation would be reasonably likely to be inconsistent with such board’s fiduciary duties under applicable laws;

•

the party experiencing the intervening event delivers to the other party a written notice at least four business days in advance stating that the board of directors intends to make a change of recommendation;

•

during such four business day period, if requested by the other party, the party experiencing the intervening event engages in good faith negotiations with the other party regarding a possible amendment of the merger agreement that obviates the need for such change of recommendation; and

•

after the expiration of such four business day period, the party experiencing the intervening event determines in good faith, after consultation with its outside legal counsel, after taking into account any amendments to the merger agreement that the other party has committed to in writing, that in light of such intervening event, a failure to make a change of recommendation would be reasonably likely to be inconsistent with the board of directors’ fiduciary duties under applicable laws.

An “intervening event” means any state of fact, event, change, effect, circumstance, occurrence or development, or combination thereof, that arises following the date of the merger agreement that was neither known to nor reasonably foreseeable by the Maxim board of directors or Analog Devices board of directors, as applicable, as of the date of the merger agreement (or, if known to or reasonably foreseeable by such board, the consequences of which were neither known to nor reasonably foreseeable by such board as of the date of the merger agreement) and that:

•	is not related to an acquisition proposal or a superior proposal or any inquiry or communications relating thereto, any matter relating thereto or consequences thereof;

•

does not relate to, in each case in and of itself, any changes in the market price or trading volume of the common stock of Maxim or Analog Devices, as applicable, or the fact that Maxim or Analog Devices, as applicable, meets, fails to meet or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period (except that any underlying cause of any of the foregoing may be taken into account); or

•

is not related to any event, condition or circumstance that has had or would reasonably be expected to have an adverse effect on the business or financial condition of Analog Devices or Maxim, as applicable, unless such event, condition or circumstance constitutes, or would reasonably be expected to constitute, a material adverse effect for Analog Devices or Maxim, as applicable.

Special Meetings

As promptly as reasonably practicable after this registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC, Maxim and Analog Devices must take all actions necessary to, in the case of Maxim, convene the Maxim special meeting and, in the case of Analog Devices, convene the Analog Devices special meeting. Except as described above with respect to a change of recommendation, Maxim and Analog Devices must use reasonable best efforts to solicit proxies in favor of their respective proposals. Maxim and Analog Devices must also use reasonable best efforts to initially hold their respective special meetings on the same date or, if notwithstanding such efforts, the other party’s special meeting is held on a date prior, as promptly as reasonably practicable following the date of the other party’s special meeting.

Maxim and Analog Devices may postpone or adjourn the Maxim special meeting or Analog Devices special meeting, as applicable:

•	if the other party provides its prior written consent;

•

to the extent reasonably necessary to ensure that any supplement or amendment to this joint proxy statement/prospectus which the Maxim board of directors or Analog Devices board of directors, as applicable, has determined in good faith, after consultation with its outside counsel, is required by applicable law is disclosed and promptly disseminated to Maxim stockholders or Analog Devices shareholders, as applicable, prior to such special meeting;

•	if required by applicable law or a request from the SEC; or

•

if, as of the time for which the Maxim special meeting or Analog Devices special meeting, as applicable, is scheduled, there are insufficient shares of Maxim common stock or Analog Devices common stock, as applicable, represented to constitute a quorum necessary to conduct the business to be conducted at such special meeting.

In addition, Maxim or Analog Devices may, and if the other party so requests at any time prior to four months after the registration statement on Form S-4 becomes effective, must, postpone or adjourn the Maxim special meeting or Analog Devices special meeting, as applicable, in order to solicit additional proxies in favor of the Maxim merger proposal or Analog Devices share issuance proposal, as applicable, if on the date for which such special meeting is scheduled, there would be insufficient votes to obtain approval of such proposal, whether or not a quorum is present. In such case, except where the Maxim board of directors or Analog Devices board of directors, as applicable, has made a change of recommendation, Maxim or Analog Devices, as applicable, must use reasonable best efforts to solicit and obtain such proxies in favor of such proposal as soon as reasonably practicable.

However, without Analog Devices’ consent or Maxim’s consent, as applicable, no single adjournment or postponement may be for more than five business days, and together all such adjournments and postponements may not postpone the Maxim special meeting or Analog Devices special meeting, as applicable, for more than 20 business days.

Furthermore, unless the merger agreement is earlier terminated, nothing in the merger agreement, including a change of recommendation by Maxim or Analog Devices, as applicable, will relieve either party of its obligation to submit to its shareholders for a vote the Maxim merger proposal or Analog Devices share issuance proposal, as applicable.

Regulatory Approvals

Under the merger agreement, Analog Devices, Acquisition Sub and Maxim have each agreed to cooperate with each other and to use (and to cause their respective subsidiaries to cooperate and use) reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to cause the conditions to the closing to be satisfied as promptly as reasonably practicable and to consummate the merger, including to obtain (and to cooperate with each other in obtaining) the regulatory approvals described above as promptly as reasonably practicable (and in any event no later than the end date), subject to the limits described below. In the event that any lawsuit or other legal proceeding, whether judicial or administrative, is commenced challenging the merger or the other transactions contemplated by the merger agreement as violative of any competition law, Analog Devices, Acquisition Sub and Maxim will cooperate with each other and use their respective reasonable best efforts to defend any such lawsuit or legal proceeding.

However, Analog Devices will not be required to do any of the following in order to obtain any regulatory approval or otherwise to consummate the merger, and any requirement to do any of the following in order to obtain a required regulatory approval would result in the conditions to the consummation of the merger not being satisfied, unless waived by Analog Devices: (a) sell, divest, exclusively license, hold separate, or otherwise dispose of, or (b) grant any non-exclusive license, accept any operational restrictions or take or commit to take any actions which restrictions or actions would limit Analog Devices’ or any of its affiliates’ freedom of action, in each case with respect to assets, licenses, product lines, operations or businesses of Analog Devices, Maxim or either’s respective subsidiaries that, individually or in the aggregate, generated total collective revenues in excess of $175 million in either Analog Devices’ fiscal year 2019 or Maxim’s fiscal year 2020, as applicable (referred to as the “revenue cap”). For purposes of clause (b), the revenues of the asset, license, product line, operation or business impacted by such non-exclusive license, operational restriction or action will be considered in determining whether the revenue cap is met only if such restrictions would limit Analog Devices’ or its affiliates’ freedom of action with respect to the impacted asset, product line, operation or business after the effective time in a manner that is material to such impacted asset, product line, operation or business or, in the case of a non-exclusive license, the adverse effect of such license is non-de minimis with respect to the impacted asset, product line, operation or business.

If reaching agreement with the competition authorities would require Analog Devices to agree to or effect any antitrust restraint in excess of the limitations described above, Analog Devices has the option to either agree to commit to or take such actions or continue to attempt (with the continued cooperation of Maxim) to obtain approval of the competition authorities. If the required approvals and clearances are not obtained by the end date, either party would have the ability to terminate the merger agreement. Please see the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 146.

Analog Devices, Acquisition Sub and Maxim have agreed that Analog Devices will have the primary right to devise the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission, application or similar regulatory approval, taking into account in good faith any comments of Maxim. However, each party will consult and coordinate with each other with respect to interactions with and filings submitted to the government. Additionally, each party is required to (a) promptly notify the other parties to the merger agreement, and if in writing, furnish the other parties with copies of, any communication from or to any governmental entity regarding the merger, (b) permit the other parties to the merger agreement to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication with any governmental entity, and (c) to the extent permitted by the applicable governmental entity, give the other parties reasonable opportunity to attend and participate in any in-person meetings with such governmental entity regarding the merger.

For additional information, please see the section entitled “The Merger—Regulatory Approvals” beginning on page  118.

Access to Information

Subject to certain limitations, prior to the effective time, each of Maxim and Analog Devices will afford the other party and its representatives reasonable access, during normal business hours upon prior notice, to Maxim’s or Analog Devices’, as applicable, and its subsidiaries’ personnel, properties, contracts, filings, books and records and, during such period, will furnish promptly to the other party all available information concerning Maxim’s or Analog Devices’, as applicable, business as the other party may reasonably request.

Publicity

Analog Devices and Maxim must consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement or statement with respect to the merger agreement or the merger and may not issue any such public announcement or statement prior to such consultation, except as may be required by applicable law or by the rules and regulations of Nasdaq (in which event Analog Devices or Maxim, as applicable, must endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public announcement in advance, and must give due consideration to all reasonable additions, deletions or changes suggested thereto). Notwithstanding the foregoing:

•

each of Maxim and Analog Devices may make public announcements concerning the merger agreement or the merger that consist solely of information previously disclosed in previous public announcements made by Maxim, Analog Devices, or both in compliance with the publicity provisions of the merger agreement;

•

each of the Maxim and Analog Devices may make any public statements in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such public statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by Maxim, Analog Devices, or both in compliance with the publicity provisions of the merger agreement;

•	Maxim need not consult with (or obtain the consent of) Analog Devices in connection with any public announcement or statement to be made with respect to any acquisition proposal; and

•

Maxim and Analog Devices need not consult with (or obtain the consent of) the other party in connection with any public announcement or, statement to be made with respect to any change of recommendation.

Employee Benefits Matters

For one year following the effective time, Analog Devices will provide, or will cause to be provided, to each employee of Maxim and its subsidiaries who continues employment with Analog Devices with (a) a total target cash opportunity (inclusive of an annual base salary or base wage and a target annual cash bonus opportunity) that is not reduced by more than 10% of the total target cash opportunity provided to each such employee immediately prior to the effective time and (b) employee welfare and retirement benefits that are no less favorable in the aggregate, than those provided to similarly situated employees of Analog Devices (except that if Analog Devices maintains any Maxim employee welfare or retirement benefit plan at the same level of benefits as before the effective time, Analog Devices will be deemed to have complied with this covenant with respect to the category of benefits provided under such plan).

Analog Devices has acknowledged that, as of the effective time, a “change in control” will occur under Maxim’s “change in control” severance benefit and equity incentive plans, and has agreed to, or to cause one of its subsidiaries to, honor and maintain the Maxim “change in control” severance benefit plans in accordance with their terms.

Analog Devices will provide service credit to continuing Maxim employees for purposes of determining eligibility to participate, vesting and accrual and level of benefits with respect to Analog Devises benefit plans (other than defined benefit pension or post-retirement medical plans). With respect to any Analog Devices welfare benefit plans, Analog Devices will (a) waive limitations on preexisting conditions, exclusions and waiting periods, other than as are already in effect and have not been satisfied or waived prior to the effective time, and (b) credit annual deductibles, co-payments and out-of-pocket maximums paid under Maxim benefit plans during the applicable plan year.

Maxim is permitted to pay a pro-rated annual bonus for the fiscal year in which the effective time occurs, based on actual performance for the portion of the applicable fiscal year completed prior to the effective time. Analog Devices will, or will cause one of its subsidiaries to, pay continuing Maxim employees a prorated annual bonus for the remaining portion of the fiscal year following the effective time or, if a prorated bonus amount is not paid to continuing Maxim employees by Maxim prior to the effective time, annual bonuses for the full fiscal year of Maxim in which the effective time occurs, in each case, based on achievement of actual performance metrics through the end of such fiscal year, as Analog Devices will reasonably determine.

Certain Tax Matters

None of Analog Devices, Acquisition Sub or Maxim will (and each will cause its subsidiaries not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after the effective time, would reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Analog Devices, Acquisition Sub and Maxim intend to report and, except to the extent otherwise obligated by a legal requirement, will report, for U.S. federal income tax purposes, the merger as a “reorganization” within the meaning of Section 368(a) of the Code. In the event that the merger would reasonably be likely to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the parties agree (a) to cooperate in good faith to explore alternative structures that would permit the transactions to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) if each party in the exercise of its reasonable business discretion agrees to pursue such an alternative structure, the parties will enter into an appropriate amendment to the merger agreement. However, any actions taken in connection with the alternative structure will not (a) alter or change the amount, nature or mix of the merger consideration without the consent of Maxim and Analog Devices or (b) impose any material, unreimbursed cost on Maxim or Analog Devices without the consent of such party.

Indemnification; Directors’ and Officers’ Insurance

For at least six years following the effective time:

•

Analog Devices and Maxim as the surviving corporation must indemnify and hold harmless, and provide advancement of expenses to, all current or former directors, officers and employees of Maxim or any of its subsidiaries, any person who becomes a director, officer or employee of Maxim or any of its subsidiaries prior to the effective time and any person who is, was or at any time prior to the effective time does serve as a director, officer, member, trustee or fiduciary of another corporation, partnership joint venture, trust, pension plan or employee benefit plan at the request of or for the benefit of Maxim or any of its subsidiaries (which individuals are referred to as the “indemnified parties”) to the fullest extent permitted by applicable laws; and

•

Maxim as the surviving corporation must maintain in effect the provisions in the organizational documents of Maxim and each of its subsidiaries and other agreements of Maxim or any of its subsidiaries with any indemnified party, in each case, regarding exculpation, elimination or limitation of liability, indemnification of officers, directors, employees and agents or other fiduciaries and advancement of expenses that are in existence on the date of the merger agreement and set forth in Maxim’s disclosure letter, and no such provision may be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such indemnified party in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time (including with respect to the approval of the merger agreement and the consummation of the merger) without the consent of such indemnified party.

Furthermore, for at least six years following the effective time, Analog Devices and Maxim as the surviving corporation must maintain in effect Maxim’s existing directors’ and officers’ liability insurance policy, which is referred to as the “D&O policy,” for claims arising from facts or events that occurred at or prior to the effective time (including with respect to the approval of the merger agreement and the consummation of the merger) and covering each of Maxim’s current directors and officers on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date of the merger agreement. However, in no event will Analog Devices or Maxim as the surviving corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by Maxim for such insurance. Therefore, in lieu of the foregoing obligation, Maxim may, or if Maxim is unable to, Analog Devices may on its behalf, purchase, prior to the effective time, a six- year “tail” prepaid policy on the D&O policy with an annual cost not exceeding such 300% of the current annual premium paid by Maxim for such insurance. Each of the indemnified parties or other persons who are beneficiaries under the D&O policy or such “tail” policy (and, after the death of any of the foregoing persons, such person’s heirs and representatives) are intended to be third party beneficiaries of the merger agreement’s indemnification provisions, with full rights of enforcement as if a party thereto.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, regulatory filings and approvals (which are described in the section entitled “The Merger—Regulatory Approvals” beginning on page 118), the delisting of shares of Maxim common stock from Nasdaq and deregistration of Maxim under the Exchange Act (which are described in the section entitled “The Merger—Listing of Analog Devices Common Stock; Delisting and Deregistration of Maxim Common Stock” beginning on page 123), reporting requirements under Section 16 of the Exchange Act, notification of certain events and regulatory matters and coordination with respect to litigation relating to the merger.

Conditions to the Completion of the Merger

The obligations of each of Analog Devices and Maxim to complete the merger are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable law), at or prior to the closing, of each of the following conditions:

•

the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, must have become effective in accordance with the provisions of the Securities Act, no stop order may have been issued by the SEC and remain in effect with respect to the Form S-4 and no proceedings for that purpose may have been commenced or threatened in writing by the SEC and not withdrawn;

•	approval by Maxim’s stockholders of the Maxim merger proposal must have been obtained;

•	approval by Analog Devices’ shareholders of the Analog Devices share issuance proposal must have been obtained;

•

any waiting period (or any agreed upon extension thereof or commitment not to consummate the merger for any period of time) applicable to the consummation of the merger under any applicable a competition law must have expired or been terminated and any governmental authorization required with respect to such competition laws must have been obtained and remain in full force and effect;

•

the shares of Analog Devices common stock to be issued pursuant to the merger, including the shares of Analog Devices common stock to be issued upon the exercise of converted Maxim stock options and upon vesting of converted Maxim stock-based awards, must have been approved for listing (subject to notice of issuance) on Nasdaq; and

•

no law or order preventing, enjoining or making illegal the consummation of the merger may have been entered, issued or adopted by any governmental entity of competent jurisdiction and remain in effect.

The obligation of Analog Devices to complete the merger are subject to the satisfaction or waiver, at or prior to the closing, of each of the following conditions:

•

Maxim’s representations and warranties regarding capitalization must have been true and accurate, other than de minimis inaccuracies, at and as of the date of the merger agreement and must be true and accurate, other than de minimis inaccuracies, at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time);

•

Maxim’s representations and warranties regarding (a) Maxim’s organization and good standing, (b) corporate authority and approval, (c) Maxim’s required stockholder approval, (d) non-violation of Maxim’s or its subsidiaries’ organizational documents, (e) takeover statutes, (f) opinion of Maxim’s financial advisor and (g) brokers must have been true and accurate in all material respects at and as of the date of the merger agreement and must be true and accurate in all material respects at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and accurate as of such particular date or period of time), without giving effect to any materiality or material adverse effect qualifications contained therein;

•

Maxim’s representations and warranties regarding the absence of certain changes must have been true and accurate in all respects at and as of the date of the merger agreement and must be true and accurate at and as of the closing date as if made at and as of such time;

•

Maxim’s remaining representations and warranties must have been true and accurate in all respects at and as of the date of the merger agreement and must be true and accurate at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and accurate as of such particular date or period of time), except where the failure to be true and accurate would not, individually or in the aggregate, constitute or reasonably be expected to constitute, a material adverse effect, without giving effect to any materiality or material adverse effect qualifications contained therein;

•	Maxim’s covenants required to be complied with or performed at or prior to the closing must have been complied with and performed in all material respects;

•

Analog Devices must have received a certificate, dated as of the closing date and executed by the Chief Executive Officer or Chief Financial Officer of Maxim, confirming that the conditions described in the preceding five bullets have been satisfied; and

•

the governmental authorizations required to be obtained with respect to applicable competition laws must not have resulted in the imposition of any requirement or condition that would or would reasonably be expected to exceed the revenue cap.

The obligation of Maxim to complete the merger are subject to the satisfaction or waiver, at or prior to the closing, of each of the following conditions:

•

Analog Devices’ representations and warranties regarding capitalization must have been true and accurate, other than de minimis inaccuracies, at and as of the date of the merger agreement and must be true and accurate, other than de minimis inaccuracies, at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time);

•

Analog Devices’ representations and warranties regarding (a) Analog Devices’ and Acquisition Sub’s organization and good standing, (b) corporate authority and approval, (c) Analog Devices’ required shareholder approval, (d) non-violation of Analog Devices’ or its subsidiaries’ organizational documents, (e) takeover statutes, (f) opinion of Analog Devices’ financial advisor and (g) brokers must have been true and accurate in all material respects at and as of the date of the merger agreement and must be true and accurate in all material respects at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and accurate as of such particular date or period of time), without giving effect to any materiality or material adverse effect qualifications contained therein;

•

Analog Devices’ representations and warranties regarding the absence of certain changes must have been true and accurate in all respects at and as of the date of the merger agreement and must be true and accurate at and as of the closing date as if made at and as of such time;

•

Analog Devices’ remaining representations and warranties must have been true and accurate in all respects at and as of the date of the merger agreement and must be true and accurate at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and accurate as of such particular date or period of time), except where the failure to be true and accurate would not, individually or in the aggregate, constitute or reasonably be expected to constitute, a material adverse effect, without giving effect to any materiality or material adverse effect qualifications contained therein;

•	Analog Devices’ covenants required to be complied with or performed at or prior to the closing must have been complied with and performed in all material respects; and

•

Maxim must have received a certificate, dated as of the closing date and executed by the Chief Executive Officer or Chief Financial Officer of Analog Devices, confirming that the conditions described in the preceding five bullets have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned:

•	by mutual written consent of Maxim and Analog Devices at any time prior to the effective time;

•

by either Maxim or Analog Devices, if the merger has not been consummated on or prior to close of business on July 12, 2021, which is referred to as the “end date” (however, (a) if all of the conditions to closing, other than conditions relating to competition laws, have been satisfied or waived or are capable of being satisfied at such time, the end date will be automatically extended to October 12, 2021, and if such conditions relating to competition laws remain unsatisfied or not waived prior to the close of business on October 12, 2021, the end date will be automatically extend again to January 12, 2022, and (b) a party may not terminate the merger agreement pursuant to this provision if such party’s material breach of any of its obligations under the merger agreement was the primary cause of, or primarily resulted in, the failure of the closing to have occurred by the end date);

•

by either Maxim or Analog Devices, if a governmental authority of competent jurisdiction has entered or issued a final and non-appealable order or adopted or enacted a law that is final and non-appealable that permanently prevents, enjoins or makes illegal the consummation of the merger (however, (a) the party seeking to terminate the agreement must have used reasonable best efforts to prevent the entry of and to remove such relevant legal restraint, and (b) a party may not terminate the merger agreement pursuant to this provision if such party’s material breach of any of its obligations under the merger agreement was the primary cause of, or primarily resulted in, such order or law);

•	by Analog Devices, if Maxim has made a change of recommendation, prior to Maxim obtaining its required stockholder approval;

•	by Maxim, if Analog Devices has made a change of recommendation, prior to Analog Devices obtaining its required shareholder approval;

•

by either Maxim or Analog Devices, if the approval by Maxim stockholders of the Maxim merger proposal has not been obtained after a vote on approval of such proposal has been taken at the Maxim special meeting (including any postponement or adjournment thereof);

•

by either Maxim or Analog Devices, if the approval by Analog Devices shareholders of the Analog Devices share issuance proposal has not been obtained after a vote on approval of such proposal has been taken at the Analog Devices special meeting (including any postponement or adjournment thereof); or

•

by either Maxim or Analog Devices, if the other party has breached any representation, warranty or covenant in the merger agreement and such breach (a) would result in the failure of conditions to closing and (b) is not curable by, or is not cured by, the earlier of the end date and the date that is 30 days following written notice describing such breach (however, the terminating party may not exercise this termination right if it is then in material breach of any representation, warranty or agreement contained in the merger agreement).

Termination Fees

Maxim Termination Fee

Maxim will be obligated to pay to Analog Devices a termination fee of $725 million in cash if the merger agreement is terminated:

•

by Analog Devices due to a change of recommendation by Maxim prior to approval of the Maxim merger proposal or terminated by either Analog Devices or Maxim in the event that, following a change of recommendation by Maxim, Maxim stockholders do not approve the Maxim merger proposal at the Maxim special meeting; or

•

by either Analog Devices or Maxim due to (a) the failure of Maxim to obtain approval by Maxim stockholders of the Maxim merger proposal or (b) the material breach by Maxim of its non-solicitation, special meeting or board recommendation covenants and, in either case, (x) at or prior to the Maxim special meeting or triggering breach, an acquisition proposal for Maxim has been publicly disclosed, publicly announced, commenced, submitted or made and has not been publicly withdrawn without qualification at least five business days prior to the Maxim special meeting or the triggering breach and (y) within 12 months after termination of the merger agreement, either (i) an alternative transaction with respect to Maxim is consummated or (ii) a definitive agreement relating to an alternative transaction is entered into by Maxim (except that the parties have agreed that in the case of a definitive agreement being entered into as described in this clause (ii), each reference to “25%” in the definition of alternative transaction will be deemed to be a reference to “50%”).

The termination fee will be payable by Maxim only once and not in duplication even though the termination fee may be payable by Maxim pursuant to both circumstances described above.

Analog Devices Termination Fees

Analog Devices will be obligated to pay to Maxim a termination fee of $725 million in cash if the merger agreement is terminated:

•

by Maxim due to a change of recommendation by Analog Devices prior to approval of the Analog Devices share issuance proposal or terminated by either Maxim or Analog Devices in the event that, following a change of recommendation by Analog Devices, Analog Devices shareholders do not approve the Analog Devices share issuance proposal at the Analog Devices special meeting; or

•

by either Maxim or Analog Devices due to (a) the failure of Analog Devices to obtain approval by Analog Devices shareholders of the Analog Devices share issuance proposal at the Analog Devices special meeting or (b) the material breach by Analog Devices of its non-solicitation, special meeting or board recommendation covenants and, in either case, (x) at or prior to the Analog Devices special meeting or triggering breach, an acquisition proposal for Analog Devices has been publicly disclosed, publicly announced, commenced, submitted or made and has not been publicly withdrawn without qualification at least five business days prior to the Analog Devices special meeting or the triggering breach and (y) within 12 months after termination of the merger agreement, either (i) an alternative transaction with respect to Analog Devices is consummated or (ii) a definitive agreement relating to an alternative transaction is entered into by Analog Devices (except that the parties have agreed that in the case of a definitive agreement being entered into as described in this clause (ii), each reference to “25%” in the definition of alternative transaction will be deemed to be a reference to “50%”).

Analog Devices will be obligated to pay to Maxim a termination fee of $830 million in cash if the merger agreement is terminated:

•	by either Maxim or Analog Devices because the merger has not been consummated by the end date and the only conditions to closing yet to be satisfied are those relating to competition laws; or

•

by either Maxim or Analog Devices, when the other conditions to Analog Devices’ obligations to close would have been satisfied or would have been capable of being satisfied if the closing were to occur on the date notice of termination was delivered, due to a governmental authority of competent jurisdiction entering or issuing a final and non-appealable order or adopting or enacting a final and non-appeal law, in either case, relating to antitrust, that permanently prevents, enjoins or makes illegal the consummation of the merger.

A termination fee will be payable by Analog Devices only once and not in duplication even though a termination fee may be payable by Analog Devices pursuant to more than one of the circumstances described above.

Post-Termination Liability

Except in the case of fraud or in the case of intentional and material breach of the merger agreement, if a party receives a termination fee, then the receipt of the termination fee will be the receiving party’s sole and exclusive remedy against the paying party, its affiliates and its and their respective representatives in connection with the merger agreement.

Amendment and Waiver

The merger agreement may be amended at any time prior to the effective time by an instrument in writing signed on behalf of each of the parties to the merger agreement, except that:

•

if the Analog Devices share issuance proposal is approved, no amendment may be made which by applicable law or rule or regulation of Nasdaq requires further approval of Analog Devices shareholders without the further approval of such shareholders; and

•

if the Maxim merger proposal is approved, no amendment may be made which by applicable law or regulation of Nasdaq requires further approval of Maxim stockholders without the further approval of such stockholders.

Except as otherwise provided in the merger agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition therein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver will not be applicable or have any effect except in the specific instance in which it is given. No failure on the part of any party to exercise any power, right, privilege or remedy under the merger agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under the merger agreement, will operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Assignment

The merger agreement is not assignable by any party to the merger agreement, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties thereto.

Third-Party Beneficiaries

Analog Devices, Acquisition Sub and Maxim have agreed that their respective representations and warranties set forth in the merger agreement are solely for the benefit of the other parties thereto, in accordance with and subject to the merger agreement’s terms. The merger agreement is not intended to, and does not, confer upon any person other than Analog Devices, Acquisition Sub and Maxim and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, thereunder, including the right to rely upon the representations and warranties set forth in the merger agreement, except with respect to the sections regarding indemnification and directors’ and officers’ insurance and, after the effective time, the provisions of the merger agreement relating to payment of the merger consideration, any cash in lieu of fractional shares, and any dividends or other distributions, which provisions inure to the benefit of, and are enforceable by, holders of Maxim common stock and Maxim equity awards as of immediately prior to the effective time to the extent necessary to receive the consideration and amount due to such persons thereunder. The representations and warranties in the merger agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the merger agreement without notice or liability to any other person.

Jurisdiction; Specific Performance

Each of Maxim, Analog Devices and Acquisition Sub has consented to the exclusive personal jurisdiction of the Delaware Court of Chancery (or if the Delaware Court of Chancery does not have jurisdiction, any federal court within the State of Delaware) in any legal actions or proceedings relating to the merger agreement or any of the transactions contemplated by the merger agreement.

Each of Maxim, Analog Devices and Acquisition Sub has also agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed or were threatened to be not performed, or were otherwise breached. Accordingly, and in addition to any other remedy that each may be entitled to, including monetary damages, Maxim, Analog Devices and Acquisition Sub have agreed that each will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Each of Maxim, Analog Devices and Acquisition Sub has also irrevocably waived any requirement for the securing or posting of any bond in connection with such injunctions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following tables present unaudited pro forma condensed combined financial information about Analog Devices’ consolidated balance sheet and statements of income, after giving effect to the merger with Maxim. The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Analog Devices and of Maxim, referred to below.

The unaudited pro forma condensed combined balance sheet as of August 1, 2020 and the unaudited pro forma condensed combined statements of income for the nine months ended August 1, 2020 and the year ended November 2, 2019, respectively, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheet of Analog Devices as of August 1, 2020 and the audited consolidated balance sheet of Maxim as of June 27, 2020, and gives effect to the merger as if it had been completed on August 1, 2020. The unaudited pro forma condensed combined statements of income combine the historical results of Analog Devices and Maxim for the nine months ended August 1, 2020 and June 27, 2020, respectively, and the twelve months ended November 2, 2019 and September 28, 2019, respectively, and gives effect to the merger as if it occurred on November 4, 2018. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined entity’s consolidated results.

The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the merger occurred as of the dates indicated or what financial position or results would be for any future periods. The unaudited pro forma condensed combined financial information is based upon the respective historical consolidated financial statements of Analog Devices and Maxim as described further in Note 2 – Basis of Pro Forma Presentation.

The merger will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”), with Analog Devices representing the accounting acquirer under this guidance. The following unaudited pro forma condensed combined financial information primarily gives effect to:

•	Application of the acquisition method of accounting in connection with the merger; and

•	Transaction costs in connection with the merger.

The unaudited pro forma condensed combined statements of income also include certain acquisition accounting adjustments, including items expected to have a continuing impact on the results of the combined company, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of income do not include the impact of any revenue, cost or other operating synergies that may result from the merger.

The unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results or financial position that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Analog Devices after the merger. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors,” beginning on page 35.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Analog Devices. Analog Devices believes these accounting policies are similar in most material respects to those of Maxim. Upon completion of the merger, or as more information becomes available, Analog Devices will perform a more detailed review of the Maxim accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

ANALOG DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF AUGUST 1, 2020

(In thousands)

	Historical		Pro Forma Adjustments for Acquisition	(Note References)	Pro Forma Condensed Combined
	Analog Devices as of 8/1/20	Maxim Integrated as of 6/27/20 (Note 3)
ASSETS
Current Assets
Cash and cash equivalents	$1,090,264	$1,614,206	$(6,178)	5 (h)	$2,698,292
Accounts receivable	681,728	404,778	—		1,086,506
Inventories	612,646	259,626	626,413	5 (a)	1,498,685
Prepaid expenses and other current assets	100,599	39,219	—		139,818

Total current assets	2,485,237	2,317,829	620,235		5,423,301

Property, plant and equipment, net	1,134,236	550,406	101,903	5 (b)	1,786,545
Other Assets
Other investments	82,953	—	—		82,953
Goodwill	12,273,799	562,540	10,898,897	5 (c)	23,735,236
Intangible assets, net	3,796,932	87,959	8,302,781	5 (d)	12,187,672
Deferred tax assets	1,522,772	—	—		1,522,772
Other assets	303,639	110,569	—		414,208

Total other assets	17,980,095	761,068	19,201,678		37,942,841

	$21,599,568	$3,629,303	$19,923,816		$45,152,687

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$215,894	$91,982	$—		$307,876
Income taxes payable	149,376	43,457	(25,227)	5 (e)	167,606
Accrued liabilities	873,182	317,895	172,000	5 (e)	1,363,077
Debt, current	449,324	—	—		449,324

Total current liabilities	1,687,776	453,334	146,773		2,287,883
Non-current liabilities
Long-term debt	5,143,653	994,022	—		6,137,675
Deferred income taxes	1,961,009	19,857	1,211,944	5 (f)	3,192,810
Income taxes payable	591,509	385,072			976,581
Other non-current liabilities	438,061	119,561	—		557,622

Total non-current liabilities	8,134,232	1,518,512	1,211,944		10,864,688
Commitments and contingencies

Shareholders’ Equity
Common stock	61,529	266	27,982	5, 5 (g)	89,777
Capital in excess of par value	4,909,651	—	20,383,927	5, 5 (g) (h)	25,293,578
Retained earnings	7,079,309	1,671,786	(1,861,405)	5 (e) (g) (h)	6,889,690
Accumulated other comprehensive income or loss	(272,929)	(14,595)	14,595	5 (g)	(272,929)

Total shareholders’ equity	11,777,560	1,657,457	18,565,099		32,000,116

	$21,599,568	$3,629,303	$19,923,816		$45,152,687

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

ANALOG DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED NOVEMBER 2, 2019

(In thousands)

	Historical
	Analog Devices 12 Months Ended 11/2/19	Maxim Integrated 12 Months Ended 9/28/19 (Note 3)	Pro Forma Adjustments for Acquisition	(Note References)	Pro Forma Condensed Combined
Revenue	$5,991,065	$2,208,874	$—		$8,199,939
Cost of sales	1,977,315	795,281	204,784	6 (a)(b)(c)	2,977,380

Gross Margin	4,013,750	1,413,593	(204,784)		5,222,559
Operating expenses:
Research and development	1,130,348	431,503	7,047	6 (a)(b)	1,568,898
Selling, marketing, general and administrative	648,094	303,322	5,244	6 (a)(b)	956,660
Amortization of intangibles	429,041	3,024	499,369	6 (c)	931,434
Special charges	95,659	6,072	—		101,731

	2,303,142	743,921	511,660		3,558,723

Operating income	1,710,608	669,672	(716,444)		1,663,836
Nonoperating (income) expenses:
Interest expense	229,075	—	—		229,075
Interest income	(10,229)	(9,698)	—		(19,927)
Other, net	6,034	753	—		6,787

	224,880	(8,945)	—		215,935

Income before income taxes	1,485,728	678,617	(716,444)		1,447,901
Provision (benefit) for income taxes	122,717	(91,602)	(92,177)	6 (e)	(61,062)

Net income (loss)	$1,363,011	$770,219	$(624,267)		$1,508,963

Shares used to compute earnings per share—Basic	369,133		169,486	6 (f)	538,619

Shares used to compute earnings per share—Diluted	372,871		169,486	6 (f)	542,357

Basic earnings per share	$3.68				$2.80

Diluted earnings per share	$3.65				$2.78

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

ANALOG DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED AUGUST 1, 2020

(In thousands)

	Historical
	Analog Devices 9 Months Ended 8/1/20	Maxim Integrated 9 Months Ended 6/27/20 (Note 3)	Pro Forma Adjustments for Acquisition	(Note References)	Pro Forma Condensed Combined
Revenue	$4,076,761	$1,658,355	$—		$5,735,116
Cost of sales	1,409,367	569,026	154,245	6 (a)(b)(c)	2,132,638

Gross Margin	2,667,394	1,089,329	(154,245)		3,602,478
Operating expenses:
Research and development	770,280	331,177	(5,746)	6 (a)(b)	1,095,711
Selling, marketing, general and administrative	494,808	221,511	(14,731)	6 (a)(b)(d)	701,588
Amortization of intangibles	321,448	2,322	374,473	6 (c)	698,243
Special charges	44,286	3,929	—		48,215

	1,630,822	558,939	353,996		2,543,757

Operating income	1,036,572	530,390	(508,241)		1,058,721
Nonoperating (income) expenses:
Interest expense	144,712	10,127	—		154,839
Interest income	(3,778)	—	—		(3,778)
Other, net	1,331	—	—		1,331

	142,265	10,127	—		152,392

Income before income taxes	894,307	520,263	(508,241)		906,329
Provision (benefit) for income taxes	60,072	5,725	(61,938)	6 (e)	3,859

Net income (loss)	$834,235	$514,538	$(446,303)		$902,470

Shares used to compute earnings per share—Basic	368,417		169,486	6 (f)	537,903

Shares used to compute earnings per share—Diluted	371,857		169,486	6 (f)	541,343

Basic earnings per share	$2.26				$1.68

Diluted earnings per share	$2.24				$1.67

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

Note 1—Description of the Merger

On July 12, 2020, Maxim, Analog Devices and Acquisition Sub entered into the merger agreement. Upon the terms and subject to the conditions of the merger agreement, Acquisition Sub will merge with and into Maxim, with Maxim surviving the merger as a wholly owned subsidiary of Analog Devices. If the merger is completed, Analog Devices will acquire all of the issued and outstanding shares of Maxim.

Under the terms of the agreement, all Maxim restricted stock units and Maxim restricted share awards (excluding any Maxim restricted stock unit awards and Maxim restricted share awards that by their terms become vested and settled upon the effective time) outstanding as of immediately prior to the effective time will be automatically converted into a restricted stock unit award or restricted share award, as applicable, with respect to a number of shares of Analog Devices common stock based on the per share merger consideration of 0.6300 of a share of Analog Devices common stock for each share of Maxim common stock subject to such award immediately prior to the effective time.

All Maxim performance-based market stock units (which are referred to as “Maxim MSUs”) outstanding as of immediately prior to the effective time will be automatically converted into time-based restricted stock unit awards covering a number of shares of Analog Devices common stock based on the per share merger consideration of 0.6300 of a share of Analog Devices common stock for each share of Maxim common stock subject to the Maxim MSU immediately prior to the effective time (after giving effect to the applicable provisions, if any, of the award agreement governing such Maxim MSU upon the consummation of a “change in control”).

All Maxim options outstanding as of immediately prior to the effective time will be automatically converted into options to acquire a number of shares of Analog Devices common stock determined based on the per share merger consideration of 0.6300 of a share of Analog Devices common stock for each share of Maxim common stock subject to such stock option immediately prior to the effective time (with the per share exercise price of such converted option being adjusted accordingly).

Analog Devices and Maxim currently expect the merger to be completed in the summer of 2021, subject to the receipt of required shareholder approvals from Analog Devices and Maxim shareholders, and regulatory approvals and subject to the satisfaction or waiver of the other conditions contained in the merger agreement.

Note 2—Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Analog Devices as of August 1, 2020 and Maxim as of June 27, 2020. Maxim has a 52-to-53-week fiscal year that ends on the last Saturday of June and Analog Devices has a 52-to-53-week fiscal year that ends on the Saturday closest to the last day in October. To comply with SEC rules and regulations for companies with different fiscal year ends, the pro forma condensed combined financial information has been prepared utilizing periods that differ by less than 93 days. The unaudited pro forma condensed combined statements of income were prepared using:

•	the historical unaudited statement of income of Analog Devices for the nine months ended August 1, 2020;

•	the historical audited statement of income of Analog Devices for the year ended November 2, 2019;

•	the historical audited consolidated statement of income of Maxim for the year ended June 27, 2020;

•	the historical audited consolidated statement of income of Maxim for the year ended June 29, 2019;

•	the historical unaudited consolidated statement of income of Maxim for the three months ended September 28, 2019; and

•	the historical unaudited consolidated statement of income of Maxim for the three months ended September 29, 2018.

Both Analog Devices and Maxim’s historical audited and unaudited financial statements were prepared in accordance with U.S. GAAP and are presented in thousands of U.S. dollars. The historical Maxim financial statements included within the unaudited pro forma condensed combined balance sheet and statements of income include certain reclassifications that were made to conform Maxim’s financial statement presentation to that of Analog Devices. See Note 3, Reclassifications for additional information.

The acquisition of Maxim by Analog Devices will be accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, with Analog Devices representing the accounting acquirer under this guidance. In the unaudited pro forma condensed combined balance sheet, Analog Devices’ costs to acquire Maxim have been allocated to the assets acquired and liabilities assumed, based upon management’s preliminary estimate of what their respective fair values would be as of the date of the merger. The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes herein. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For purposes of the pro forma information presented herein, the fair value of Maxim’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified tangible and intangible assets acquired and liabilities assumed will be recognized as goodwill. Certain current market based assumptions were used which will be updated upon completion of the combination. Management believes the estimated fair values utilized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for definitive measurement. Following the consummation of the merger, management will conduct a final review. As a result of that review, management may identify differences that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of income also include certain acquisition accounting adjustments, including items expected to have a continuing impact on the results of the combined company, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of income do not include the impacts of any revenue, cost or other operating synergies that may result from the merger or any related restructuring costs that may be contemplated.

Note 3—Reclassifications

Historical Maxim financial information included within the unaudited pro forma condensed combined financial information has been reclassified to conform the presentation to that of Analog Devices as indicated in the table below:

Balance Sheet as of June 27, 2020

Amount (In thousands)	Presentation in Maxim’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$ 35,536	Short term investments	Cash and cash equivalents
404,778	Accounts receivable, net of allowances	Accounts receivable
148,916	Price adjustment and other revenue reserves	Accrued liabilities
126,751	Accrued salary and related expenses	Accrued liabilities
42,228	Accrued expenses	Accrued liabilities
19,857	Other liabilities	Deferred income taxes

Statement of Income for the Twelve-Months Ended September 28, 2019

Amount (In thousands)	Presentation in Maxim’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
303,214	Selling, general and administrative	Selling, marketing, general and administrative
753	Impairment of long-lived assets	Other, net
6,072	Severance and restructuring expenses	Special charges
108	Other Operating Expenses (income) Net	Selling, marketing, general and administrative
(9,698)	Interest and other (income) expense, net	Interest income

Statement of Income for the Nine Months Ended June 27, 2020

Amount (In thousands)	Presentation in Maxim’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
220,607	Selling, general and administrative	Selling, marketing, general and administrative
3,929	Severance and restructuring expenses	Special charges
904	Other Operating Expenses (income) Net	Selling, marketing, general and administrative
10,127	Interest and other (income) expense, net	Interest expense

Note 4—Conforming Accounting Policies

At this time, except for Note 3 to reclassify certain balances presented in the historical financial statements of Maxim to conform their presentation to that of Analog Devices, Analog Devices is not aware of any material differences between the accounting policies of the two companies that would continue to exist subsequent to the application of acquisition accounting. Following the consummation of the merger, Analog Devices will conduct a more detailed review of Maxim’s accounting policies in an effort to determine if differences in accounting policies require further reclassification of Maxim’s results of operations or reclassification of assets or liabilities to conform to Analog Devices’ accounting policies and classifications. As a result, Analog Devices may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial information.

Note 5—Estimated Merger Consideration and Allocation

The estimated merger consideration is approximately $20,375,506 based on Analog Devices’ closing share price of $119.58 on August 28, 2020. The aggregate value of the merger consideration will fluctuate based upon changes in the price of Analog Devices’ shares and the number of shares of Maxim common stock outstanding immediately prior to the effective time, including shares subject to Maxim restricted stock awards, Maxim restricted stock units and Maxim MSUs outstanding on the closing date.

The following table summarizes the components of the estimated merger consideration reflected in the unaudited pro forma condensed combined financial information (in thousands of dollars and shares, except for per share amounts and the exchange ratio):

Estimated Maxim shares*	269,025
Exchange ratio (per Maxim share)	0.6300

Estimated total Analog Devices shares to be issued	169,486
Analog Devices share price **	$119.58

Estimated equity portion of purchase price	$20,267,136

Total estimated consideration to be paid at closing	$20,267,136

FV of estimated restricted stock awards and restricted stock unit awards assumed (including Maxim MSUs converted to restricted stock unit awards) ***	$334,900
Less: Estimated fair value of restricted stock awards and restricted stock units to be expensed	(226,530)

Total purchase price ****	$20,375,506

The cash consideration for any fractional shares of Analog Devices common stock that may become payable in respect of shares of Maxim common stock outstanding as of immediately prior to the effective time has not been estimated nor included in the purchase price presented for pro forma purposes.

The value of the purchase consideration and resulting goodwill may change based on fluctuations in Analog Devices’ share price and the number of Maxim shares outstanding immediately prior to the effective time on the closing date. The fair value of the equity securities issued as part of the consideration transferred will be measured on the closing date. A 25% fluctuation in the market price of Analog Devices’ shares would affect the value of the consideration with a corresponding change to goodwill related to the transaction, as illustrated in the table below:

Change in stock price	Stock price	Estimated merger consideration (in thousands)	Estimated Goodwill (in thousands)
25% increase in share price	$149.48	$25,469,384	$15,992,774
25% decrease in share price	$89.69	$15,281,630	$5,805,020

*

Represents shares of Maxim common stock outstanding as of June 27, 2020, plus an estimate of vested Maxim restricted stock awards, Maxim restricted stock unit awards and Maxim MSUs, in each case, net of estimated tax withholding and shares expected to be purchased under the employee stock purchase plan and assumes the merger closes during the third calendar quarter of 2020.

**	Represents Analog Devices stock price as of August 28, 2020. The final purchase price per share and corresponding total consideration will be determined on the date of closing.
***

Represents estimated fair value of Maxim restricted stock awards and Maxim restricted stock unit awards (including Maxim MSUs converted into time-based restricted stock unit awards) assumed by Analog Devices at close of the merger. This calculation is based on the closing price of Analog Devices common stock on the Nasdaq as of August 28, 2020 and assumes the vesting of awards through an assumed merger closing during the third calendar quarter of 2021. The final value of Maxim restricted stock awards and Maxim restricted stock unit awards (including converted Maxim MSUs) to be expensed will be impacted by changes in the market value of Analog Devices stock price as well as Maxim stock-based awards vested at the actual date of the closing of the merger.

****

Does not consider the fair values of Maxim stock options that are outstanding and unexercised prior to the effective time and does not include estimated amount of any cash that may become payable in respect of any fractional shares of Analog Devices common stock that would otherwise have become issuable in respect of shares of Maxim common stock outstanding as of immediately prior to the effective time. These amounts are immaterial, and as such, are not currently included in the pro forma financials.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Analog Devices in the transaction, reconciled to the estimate of the consideration to be transferred:

(in thousands)
Net book value of net assets acquired	5	(g)	$1,657,457
Adjustments to:
Inventory	5	(a)	626,413
Property, plant and equipment	5	(b)	101,903
Intangible assets	5	(d)	8,302,781
Deferred income taxes	5	(f)	(1,211,944)
Goodwill	5	(c)	10,898,896

Total estimated consideration			20,375,506

Acquisition Accounting Adjustments (all amounts in thousands except per share amounts):

(a)

Reflects an increase in book value for Maxim’s inventory balances to reflect their acquisition date fair value of $886,039. The fair value of inventory was calculated using the comparative sales method. This method utilizes the expected selling prices to customers as a basis of valuing finished goods, which is then adjusted for additional factors, including the time to dispose of inventory, expenses incurred at disposition and the profit commensurate with the amount of investment and degree of risk. The final fair value determination for inventories may differ materially from this preliminary determination. The increase will be expensed as the acquired inventory is sold, which is projected to occur within the first year after the close of the transaction. As this item will not have a continuing impact on the combined entity, these costs have not been included in the unaudited pro forma condensed combined statements of income.

(b)

Reflects an increase in book value for Maxim’s property, plant and equipment balances to reflect their acquisition date fair values of $652,309. The fair value estimate for property, plant and equipment is preliminary and has been determined based on the assumptions that management believes market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for property, plant and equipment may differ materially from this preliminary determination.

(c)

Goodwill is calculated as the difference between the fair value of the consideration paid and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The pro forma adjustment to goodwill is calculated as follows:

As of August 1, 2020
Estimated goodwill related to this transaction	$11,461,436
Elimination of Maxim’s historical goodwill	(562,540)

Pro forma adjustment	$10,898,896

(d)	Adjustment to intangible assets expected to be recognized in connection with the merger, consisting of the following:

Description	Estimated Useful Life	Estimated Fair Value	Balance Sheet Classification
Customer relationships	13	$6,248,000	Intangible assets, net
Developed technology	9	1,937,545	Intangible assets, net
Trade name	9	196,000	Intangible assets, net
In process research and development (IPR&D)	—	9,195	Intangible assets, net

Total identifiable intangible assets		8,390,740
Historical Maxim intangible assets		(87,959)

Pro forma adjustment		$8,302,781

The fair value of the customer relationships was calculated using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from Maxim’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets and other identifiable intangible assets. The excess earnings are thereby calculated for each year of a multi-year projection period and discounted to present value. The primary components of this method consist of the customer attrition rate, determination of excess earnings and an appropriate rate of return.

The fair value of Maxim’s technology-based and trade name intangible assets were determined using the relief from royalty method under the income approach, which estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used is determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital and weighted average return on assets.

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangibles may differ materially from this preliminary determination.

(e)

Reflects the reduction to retained earnings of $146,773, the corresponding increase to accrued liabilities of $172,000 and decrease to income tax payable of $25,227 related to transaction costs and associated tax affects expected to be incurred by Analog Devices and Maxim on or prior to the closing of the merger

(f)	Reflects the adjustments to record an increase to deferred income tax liabilities of $1,211,944 resulting from pro forma fair value adjustments related to the acquired assets.

The estimate of deferred taxes was determined based on the changes in the book basis of the net assets to be acquired compared to the historical basis reflected in Maxim’s financial statements using a blended statutory tax rate. Adjustments to established deferred tax assets and liabilities due to refined determination of statutory rates as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the acquisition accounting and these items could be material.

(g)

Reflects the historical book value of the net assets acquired from Maxim as of June 27, 2020. The unaudited pro forma condensed combined balance sheet reflects the elimination of Maxim’s historical common stock, capital in excess of par, accumulated other comprehensive income or loss and retained earnings as part of acquisition accounting.

(h)

Reflects the reduction to retained earnings of $42,846 and the corresponding increase in capital in excess of par value of $36,668 and decrease in cash and cash equivalents of $6,178 related to the anticipated severance cash payment and full accelerated vesting of all equity incentive awards for the Maxim CEO and CFO outstanding as of the closing date of the merger in accordance with their existing change in control employee severance plan. As this item will not have a continuing impact on the combined entity, these costs have not been included in the unaudited pro forma condensed combined statement of income.

Note 6—Unaudited Pro Forma Condensed Combined Statements of Income Adjustments

The pro forma adjustments in the Unaudited Pro Forma Condensed Combined Statements of Income are as follows all amounts in thousands):

(a)

Reflects additional depreciation expense for the estimated fair value adjustment of acquired property, plant and equipment on a straight-line basis over a weighted average useful life of 14 years as follows:

(thousands)	Twelve months ended November 2, 2019	Nine months ended August 1, 2020
Cost of sales	$5,765	$4,324
Research and development	1,042	782
Selling, marketing, general and administrative	322	241

	$7,129	$5,347

(b)

To record the adjustments to stock-based compensation expense of $12,564 for the twelve months ended November 2, 2019 and $(13,659) for the nine months ended August 1, 2020, for the estimated differences between historical amounts recorded in the financial statements and the estimated preliminary value related to the unvested portion of the Maxim equity awards replaced in connection with the merger as follows:

(thousands)	Twelve months ended November 2, 2019	Nine months ended August 1, 2020
Cost of sales	$1,637	$(1,780)
Research and development	6,005	(6,528)
Selling, marketing, general and administrative	4,922	(5,351)

	$12,564	$(13,659)

(c)

Reflects additional amortization expense for the estimated fair value adjustment of acquired intangible assets of $696,751 for the twelve months ended November 2, 2019 and $526,174 for the nine months ended August 1, 2020 as follows:

(thousands)	Twelve months ended November 2, 2019	Nine months ended August 1, 2020
Cost of sales	$197,382	$151,701
Amortization of intangibles	499,369	374,473

	$696,751	$526,174

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts that Analog Devices will calculate after completing a detailed valuation analysis and difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% increase in the valuation of intangible assets or a 10% decrease in the estimated useful lives of intangible assets would cause a corresponding increase in the amortization expense of approximately $71,766 for the twelve months ended November 2, 2019 and $53,825 for the nine months ended August 1, 2020. A 10%

increase in the estimated useful lives of intangible assets would cause a corresponding decrease in the amortization expense of approximately $65,242 for the twelve months ended November 2, 2019 and $48,931 for the nine months ended August 1, 2020.

(d)

Reflects an adjustment to selling, marketing, general and administrative expense of $9,621 for the nine months ended August 1, 2020 representing the elimination of the advisory, legal and accounting expenses incurred by both Analog Devices and Maxim in connection with the merger, which are not expected to have a continuing impact on results of operations on the combined company.

(e)	Reflects tax effects of the pro forma adjustments based on the estimated blended statutory tax rate in effect.

(f)

Reflects adjustment to earnings per share (which are referred to as “EPS”) calculation for the Analog Devices replacement restricted stock unit awards (which are referred to as “RSUs”) issued in connection with the merger. The calculation of pro forma diluted EPS for the replacement awards has been adjusted for the impact of dilutive shares representing the maximum potential impact on EPS from these RSUs. The actual number of RSUs that may eventually vest and their dilutive effect may vary significantly from the estimated amount and the difference to the diluted EPS could be material.

INTERESTS OF ANALOG DEVICES’ DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendations of the Analog Devices board of directors, Analog Devices shareholders should be aware that Analog Devices’ directors and executive officers may have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other Analog Devices shareholders generally. These interests are described in more detail below. The Analog Devices board of directors was aware of and considered these interests, among other matters, when it determined that the merger and the share issuance were fair to and in the best interests of Analog Devices and its shareholders, approved and declared advisable the merger agreement, and recommended that Analog Devices shareholders approve the share issuance. See the sections entitled “The Merger—Background of the Merger” and “The Merger—Recommendation of the Analog Devices Board of Directors; Analog Devices’ Reasons for the Merger” beginning on pages 72 and 78, respectively.

Executive Officers

For purposes of this disclosure, Analog Devices’ “named executive officers” are (1) Vincent Roche, President & Chief Executive Officer, (2) Prashanth Mahendra-Rajah, Senior Vice President, Finance and Chief Financial Officer, (3) Martin Cotter, Senior Vice President, Worldwide Sales and Digital Marketing, (4) John Hassett, Senior Vice President, Industrial and Consumer, and (5) Steve Pietkiewicz, Senior Vice President, Power Products. For purposes of this disclosure, Analog Devices’ “executive officers” since the beginning of Analog Devices’ last fiscal year on November 2, 2019 are its named executive officers and Gregory Henderson, Senior Vice President, Automotive, Communications and Aerospace and Defense.

As of the date of this joint proxy statement/prospectus, Analog Devices’ directors and executive officers do not have interests in the merger that are different from, or in addition to, the interests of other Analog Devices shareholders generally.

Governance of the Combined Company

Analog Devices has agreed to add two members of the Maxim board of directors to the Analog Devices board of directors at the effective time, with such two directors to hold office until the earliest to occur of the appointment or election of his or her respective successor or his or her resignation or proper removal. One of the directors will be Tunç Doluca, President and Chief Executive Officer of Maxim, and the other director will be selected by mutual agreement of Analog Devices and Maxim. Analog Devices has agreed to nominate both directors for election at the first annual meeting of Analog Devices shareholders that occurs after the closing. See also the section entitled “The Merger Agreement—Governance of the Combined Company” beginning on page 129.

INTERESTS OF MAXIM’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendations of the Maxim board of directors, Maxim stockholders should be aware that Maxim’s directors and executive officers have interests in the merger, including financial interests, which may be different from, or in addition to, the interests of the other Maxim stockholders generally. These interests are described in more detail below, and with respect to the named executive officers of Maxim, are quantified in the tables below in the section entitled “—Quantification of Payments and Benefits to Maxim’s Named Executive Officers” beginning on page 166. The Maxim board of directors was aware of and considered these interests, among other matters, in reaching its decisions to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, and to recommend that Maxim stockholders vote to adopt the merger agreement. See the sections entitled “The Merger—Background of the Merger” and “The Merger—Recommendation of the Maxim Board of Directors; Maxim’s Reasons for the Merger” beginning on pages 72 and 81, respectively.

Executive Officers

For purposes of this disclosure, Maxim’s “named executive officers” are (1) Tunç Doluca—President and Chief Executive Officer, (2) Brian C. White—Senior Vice President and Chief Financial Officer, (3) Edwin Medlin—Senior Vice President and Chief Legal, Administrative, and Compliance Officer, (4) Vivek Jain—Senior Vice President, Technology and Manufacturing Group, (5) Jon Imperato—Vice President, Worldwide Sales and Marketing, and (6) Bruce Kiddoo – former Senior Vice President and Chief Financial Officer. For purposes of this disclosure, Maxim’s “executive officers” since the beginning of Maxim’s last fiscal year on June 30, 2019 are its named executive officers, and Bryan Preeshl – Senior Vice President, Quality. Mr. Kiddoo served as Maxim’s Senior Vice President and Chief Financial Officer through August 21, 2019 and served as Maxim’s Senior Vice President in an advisory role through his retirement from Maxim on October 2, 2019. Mr. Kiddoo is considered a named executive officer and executive officer for purposes of the disclosure contained in this joint proxy statement/prospectus, but as a former employee of Maxim he is not entitled to the same payments and benefits described below for the named executive officers and executive officers in connection with the merger. The discussion of any such payments and benefits below does not apply to Mr. Kiddoo, and the only merger-related benefit that Mr. Kiddoo will receive is that Mr. Kiddoo’s outstanding 26,252 Maxim RSUs and 42,000 Maxim MSUs (assuming target performance) will be converted into corresponding equity awards with respect to Analog Devices common stock, as described herein, but such awards will not be subject to any acceleration of vesting.

Treatment of Maxim Equity Awards

As described in further detail above in the section entitled “The Merger Agreement – Treatment of Maxim Equity Awards” beginning on page 128, pursuant to the merger agreement, at the effective time, each outstanding Maxim stock option, Maxim RSU, Maxim RSA and Maxim MSU, including those held by Maxim’s executive officers, will be assumed and converted into a corresponding award with respect to Analog Devices common stock, based on the exchange ratio.

Each converted Maxim stock option, Maxim RSU, Maxim RSA and Maxim MSU will continue to be governed by the same terms and conditions as were applicable to the Maxim stock option, Maxim RSU, Maxim RSA or Maxim MSU, as applicable, immediately prior to the effective time, other than any performance conditions applicable to the Maxim MSUs prior to the effective time. In accordance with Maxim’s Severance Plan (defined below), the equity awards held by Maxim’s executive officers (other than Mr. Kiddoo) will fully vest upon a termination of employment without “cause” or resignation for “good reason” (each as defined in the Severance Plan), in each case, that occurs during the period beginning on the date of the merger agreement and ending 24 months following the consummation of the merger.

For an estimated value of the accelerated Maxim RSUs, Maxim RSAs and Maxim MSUs that would be payable to Maxim’s named executive officers upon a qualifying termination, please see the section entitled

“—Quantification of Payments and Benefits to Maxim’s Named Executive Officers” beginning on page 166 below. As of the date of this joint proxy statement/prospectus, there are no outstanding unvested Maxim stock options held by Maxim directors or executive officers and all Maxim RSUs held by Maxim directors are fully vested. The estimated value of the accelerated Maxim RSUs, Maxim RSAs and Maxim MSUs payable upon a qualifying termination of Mr. Preeshl (based on the same assumptions used to determine the named executive officers’ acceleration value in the section entitled “—Quantification of Payments and Benefits to Maxim’s Named Executive Officers” beginning on page 166) is $3,367,189.

Maxim Change in Control Employee Severance Plan for U.S. Based Employees

Maxim’s current executive officers participate in the amended and restated change in control employee severance plan for U.S. based employees (which is referred to as the “Severance Plan”). The Severance Plan provides that if an executive officer’s employment is terminated by Maxim other than for cause (excluding death or disability) or if the executive officer resigns for good reason, in each case, during the period beginning on the date of the merger agreement and ending 24 months following the consummation of the merger (each such termination being referred to as a “Qualifying Termination”), the executive officer will be entitled to the following payments and benefits, subject to the executive officer’s execution and non-revocation of a release of claims in favor of Maxim:

•

a lump sum cash severance payment equal to two times the sum of: (1) the executive officer’s annual base salary in effect immediately prior to the date of termination, and (2) the executive officer’s target annual cash performance bonus for the year in which the termination occurs;

•

full vesting of all equity incentive awards that are subject to time-based vesting terms (which would include all outstanding equity awards as of the effective time since the Company MSUs will no longer be subject to performance conditions as of such date), and any stock options will remain exercisable for the remainder of the full initial term of such award; and

•	continuation of medical, vision and dental benefits for twenty-four months following such termination, at Maxim’s sole expense.

Pursuant to the Severance Plan, if any payment or benefit received by the executive officer would be subject to an excise tax imposed by Section 4999 of the tax code, such payments and benefits will be reduced to the extent necessary so that no portion will be subject to an excise tax but only if, by reason of such reduction, the net after-tax benefit received by the executive officer exceeds the net after-tax benefit (after taking into account the excise tax, interest and penalties and any tax imposed by any comparable provision of state law and any applicable federal, state, and local income and employment taxes) that would be received by the participant if no reduction was made.

For an estimate of the severance payments and benefits that would be payable to Maxim’s named executive officers upon a Qualifying Termination, please see the section entitled “—Quantification of Payments and Benefits to Maxim’s Named Executive Officers” beginning on page 166 below. The estimated value of the severance payments and benefits that would be payable to Mr. Preeshl upon a Qualifying Termination is $1,188,008, which is based on the same assumptions used to calculate the estimated payments and benefits to Maxim’s named executive officers in the section entitled “—Quantification of Payments and Benefits to Maxim’s Named Executive Officers” beginning on page 166 below.

Excise Tax Mitigation

Pursuant to the terms of the merger agreement, Maxim may, following consultation with Analog Devices, mitigate the possible impact of the excise tax under Section 4999 of the tax code on the executive officers and the lost deduction to Analog Devices under Section 280G of the tax code by (i) accelerating to December 31, 2020 the payment of up to 50% of the target amount of cash performance bonuses for fiscal year 2021; (ii) canceling outstanding Maxim RSUs and issuing Maxim RSAs in replacement thereof; and (iii) valuing certain restrictive covenants.

Governance of the Combined Company

Analog Devices has agreed to add two members of the Maxim board of directors to the Analog Devices board of directors at the effective time, with such two directors to hold office until the earliest to occur of the appointment or election of his or her respective successor or his or her resignation or proper removal. One of the directors will be Tunç Doluca, President and Chief Executive Officer of Maxim, and the other director will be selected by mutual agreement of Analog Devices and Maxim. Analog Devices has agreed to nominate both directors for election at the first annual meeting of Analog Devices shareholders that occurs after the closing.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the merger agreement, certain directors and officers of Maxim and its subsidiaries will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability and fiduciary liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 143.

New Compensation Arrangements with Analog Devices

Any Maxim executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to Analog Devices or the surviving corporation may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Analog Devices. As of the date of this proxy statement/prospectus, no compensation arrangements between such persons and Analog Devices and/or its affiliates have been established.

Quantification of Payments and Benefits to Maxim’s Named Executive Officers

The following information, table and the related footnotes present information about the compensation payable to Maxim’s named executive officers in connection with the merger.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for Maxim’s named executive officers based on the merger, assuming the following:

•

the relevant price per share of Maxim common stock is $69.85, which equals the average closing price of a share of Maxim common stock over the first five business day period following the July 13, 2020 public announcement of the merger (i.e., the five business day period beginning on July 13, 2020);

•	the effective time occurs on August 26, 2020, which is the assumed date of the closing of the merger solely for purposes of this disclosure;

•	each such named executive officer experienced a Qualifying Termination immediately following the completion of the merger;

•	each such named executive officer’s base salary and target annual cash performance bonus remains unchanged from those in place on August 26, 2020; and

•	the equity and equity-based awards outstanding and unvested on August 26, 2020 will fully vest.

The amounts below are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in footnotes to the table. The amounts below do not reflect certain compensation actions that may occur before the effective time. The actual amounts payable to Maxim’s named executive officers, if any, will depend on whether the named executive officer incurs a Qualifying Termination (and for Messrs. Doluca and Medlin, whether they incur terminations that trigger benefits under Mr. Doluca’s Employment Agreement and Mr. Medlin’s Retiree Medical Agreement, respectively), the date of termination of the named executive officer’s employment (if applicable), the closing date of the merger, the value of Maxim common stock on the termination date, and the terms of the plans or agreements in effect at such time. Mr. Kiddoo served as Maxim’s Senior Vice President and Chief Financial Officer through August 21, 2019 and served as Maxim’s Senior Vice President in an advisory role through his retirement from Maxim on October 2, 2019, therefore, as a former employee, he is not entitled to receive the same payments and benefits as the named executive officers in connection with the merger. The discussion of any payments to named executive officers below does not apply to Mr. Kiddoo, except that Mr. Kiddoo’s outstanding Maxim equity awards will be converted into corresponding equity awards with respect to Analog Devices common stock, as described herein, but will not be subject to any acceleration of vesting. More detail on the included payments and benefits are set forth above in this section entitled “Interests of Maxim’s Directors and Executive Officers in the Merger” beginning on page 164.

Name	Cash ($)(1)	Equity ($)(2)	Pension / NQDC ($)(3)	Perquisites / Benefits ($)(4)	Tax Reimbursement ($)(5)	Total ($)
Tunç Doluca	4,298,000	21,815,063	—	147,984	—	26,261,047
Brian C. White	1,810,000	6,496,329	—	54,008	—	8,360,337
Edwin Medlin	1,684,000	5,843,441	—	219,556	—	7,746,997
Vivek Jain	1,618,000	5,308,879	—	29,944	—	6,956,824
Jon Imperato	1,544,000	3,572,618	—	54,008	—	5,170,626

(1)

The amounts in this column represent the cash severance amounts to which the named executive officers would be entitled under the Severance Plan. The lump sum cash severance payment is equal to two times the sum of: (1) the named executive officer’s annual base salary in effect immediately prior to the date of termination, and (2) the named executive officer’s target annual cash performance bonus for the year in which the termination occurs, which consist of the following:

Name	2x Base Salary ($)	2x Annual Bonus ($)	Total ($)
Tunç Doluca	1,650,000	2,648,000	4,298,000
Brian C. White	950,000	860,000	1,810,000
Edwin Medlin	890,000	794,000	1,684,000
Vivek Jain	890,000	728,000	1,618,000
Jon Imperato	750,000	794,000	1,544,000

The cash severance payments are “double trigger” benefits contingent upon a Qualifying Termination at or following the effective time of the merger and, in each case, are subject to such named executive officer’s execution and non-revocation of a release of claims in favor of Maxim and continued compliance with the material provisions of such individual’s restrictive covenant agreement then in effect.

(2)

The amounts in this column represent the value of the outstanding Maxim RSUs, Maxim RSAs and Maxim MSUs (assuming target performance) that will fully vest in the event a named executive officer experiences a Qualifying Termination under the Severance Plan:

Name	Company RSUs ($)	Company RSAs ($)	Company MSUs ($)	Total ($)
Tunç Doluca	9,103,760	—	12,711,303	21,815,063
Brian C. White	5,240,985	—	1,255,344	6,496,329
Edwin Medlin	2,616,092	—	3,227,349	5,843,441
Vivek Jain	2,171,217	—	3,137,662	5,308,879
Jon Imperato	3,058,801	—	513,817	3,572,618

The equity award payments are “double trigger” benefits contingent upon a Qualifying Termination at or following the effective time.

(3)	None of the named executive officers participate in any pension plans or non-qualified deferred compensation plans.

(4)

The amounts in the table include the estimated value of the continuation of medical, vision and dental benefits for up to 24 months following a Qualifying Termination at Maxim’s sole expense, which are “double-trigger” benefits payable following a Qualifying Termination under the Severance Plan.

For Messrs. Doluca and Medlin, the amounts in the table also include the estimated value of the continued health insurance coverage (after the 24-month period provided under the Severance Plan) provided by Maxim under the terms of Mr. Doluca’s Employment Agreement dated September 30, 1993 with Maxim and Mr. Medlin’s Retiree Medical Agreement dated August 14, 2012 with Maxim, respectively, following a termination of employment. These benefits would be provided following a termination of employment, whether or not the merger is consummated, subject to the terms of the applicable agreement. The retiree benefit coverage amounts in the table below are calculated assuming an additional eight (8) years of continued health insurance coverage.

Name	Severance Plan Benefits Continuation ($)	Retiree Benefit Arrangement Benefits Coverage ($)	Total ($)
Tunç Doluca	29,597	118,387	147,984
Brian C. White	54,008	—	54,008
Edwin Medlin	43,911	175,645	219,556
Vivek Jain	29,944	—	29,944
Jon Imperato	54,008	—	54,008

(5)	None of the named executive officers will receive an excise tax gross-up in connection with the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This discussion is the opinion of each of Wachtell, Lipton, Rosen & Katz, legal counsel to Analog Devices, and Weil, Gotshal & Manges LLP, legal counsel to Maxim, as to the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of shares of Maxim common stock. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the Internal Revenue Service, and judicial decisions, in each case as in effect and available on the date of this joint proxy statement/prospectus and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this joint proxy statement/prospectus.

This discussion applies only to U.S. holders (as defined below) of shares of Maxim common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the merger will be completed in accordance with the terms of the merger agreement and as described in this joint proxy statement/prospectus. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Maxim common stock in light of their particular circumstances nor does it address tax considerations applicable to holders that are or may be subject to special treatment under the U.S. federal income tax laws (such as, for example, insurance companies, tax-exempt organizations, banks or other financial institutions, real estate investment trusts, regulated investment companies, controlled foreign corporations, mutual funds, certain former U.S. citizens or long-term residents of the United States, broker-dealers, partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes), or other pass-through entities or owners thereof, retirement plans, individual retirement accounts or other tax-deferred accounts, traders in securities who elect a mark-to-market method of accounting, holders who hold their Maxim common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” holders who acquired Maxim common stock upon the exercise of employee stock options or otherwise as compensation, or U.S. holders whose functional currency is not the U.S. dollar). This discussion also does not address any tax consequences arising under the alternative minimum tax, the unearned income Medicare contribution tax pursuant to the Health Care Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). In addition, no information is provided with respect to any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion does not address the tax consequences to any person who actually or constructively owns 5% or more of the Maxim common stock.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Maxim common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of Maxim common stock that are partnerships and partners in such partnerships should consult their own tax advisors as to the tax consequences of the merger.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Maxim common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or a resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS OF MAXIM COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Tax Consequences of the Merger

The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In the merger agreement, each party represents that it has not taken or agreed to take any action and does not believe or have any reason to believe that any conditions exist that could prevent or impede the merger from qualifying as a reorganization. In addition, Analog Devices and Maxim agree not to (and to cause their subsidiaries not to) take any action (or fail to take any reasonable action) which action (or failure to act) would reasonably be expected to prevent or impede the merger from qualifying as a reorganization. In the event that the merger would reasonably be likely to fail to qualify as a reorganization, Analog Devices and Maxim agree to cooperate in good faith to explore alternative structures that would permit the transactions to qualify as a reorganization. For more information, see the section entitled “The Merger Agreement—Certain Tax Matters.” Based upon customary assumptions and representations made by Analog Devices and Maxim in customary tax representation letters delivered by such parties, as well as certain covenants and undertakings of Analog Devices and Maxim, Wachtell, Lipton, Rosen & Katz, Analog Devices’ tax counsel, and Weil, Gotshal & Manges LLP, Maxim’s tax counsel, are each currently of the opinion that the merger will qualify as a reorganization. Based on the opinion of their respective counsel, Analog Devices and Maxim currently expect the merger to qualify as a reorganization. However, the qualification of the merger as a reorganization depends on numerous facts and circumstances, some of which may change between the date of this joint proxy statement/prospectus and the closing of the merger and cause these opinions of counsel to no longer be in effect.

Neither Analog Devices’ nor Maxim’s obligation to close the merger is conditioned upon the receipt of an opinion of counsel (as of the date of the closing of the merger or otherwise) regarding the qualification of the merger as a reorganization for U.S. federal income tax purposes. Analog Devices and Maxim have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and even if an opinion of counsel as of the closing date were obtained by either party, an opinion of counsel is not binding on the Internal Revenue Service or any court. Accordingly, even if Analog Devices and Maxim report the merger as qualifying as a reorganization, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to the position taken by Analog Devices and Maxim.

Assuming the merger qualifies as a reorganization for U.S. federal income tax purposes, U.S. holders of Maxim common stock who exchange their shares of Maxim common stock for shares of Analog Devices common stock generally will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, received in lieu of fractional shares of Analog Devices common stock (in the manner described below). A U.S. holder’s aggregate tax basis in the shares of Analog Devices common stock received in the merger (including any fractional share deemed received and sold for cash, as discussed below) will equal such U.S. holder’s aggregate adjusted tax basis in the shares of Maxim common stock exchanged in the merger. The holding period of the shares of Analog Devices common stock received by a U.S. holder in the merger (including any fractional share deemed received and sold for cash, as discussed below) will include such U.S. holder’s holding period for the shares of Maxim common stock exchanged in the merger. If a U.S. holder holds different blocks of Maxim common stock (generally, Maxim common stock acquired on different dates or at different prices), such U.S. holder should consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the particular shares of Analog Devices common stock received in the merger.

A U.S. holder of shares of Maxim common stock who receives cash in lieu of a fractional share of Analog Devices common stock generally will be treated as having received the fractional share of Analog Devices common stock pursuant to the merger and then as having exchanged that fractional share for cash in a redemption by Analog Devices. As a result, assuming that the redemption of the fractional share of Analog Devices common stock is treated as a sale or exchange and not as a dividend, a U.S. holder generally will recognize capital gain or loss with respect to cash received in lieu of a fractional share of Analog Devices common stock equal to the difference, if any, between the amount of cash received and the tax basis in such fractional share (determined as described above). Any gain or loss recognized generally will be long-term capital gain or loss if the shares of Maxim common stock exchanged in the merger had been held for more than one year. The deductibility of capital losses is subject to limitations.

In the unlikely event that the Internal Revenue Service successfully asserts that the merger does not qualify as a reorganization, a U.S. holder of Maxim common stock generally would recognize capital gain or loss in the merger on the exchange of their shares of Maxim common stock for shares of Analog Devices common stock and cash in lieu of fractional shares of Analog Devices common stock.

Backup Withholding and Information Reporting

Payments of cash to U.S. holders of Maxim common stock generally will be subject to information reporting and, under certain circumstances, may be subject to backup withholding (currently, at a rate of 24%), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS OF MAXIM COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Analog Devices is a Massachusetts corporation and the rights of Analog Devices shareholders are governed by the Massachusetts General Laws. Maxim is a Delaware corporation and therefore the rights of Maxim stockholders are governed by the DGCL. Maxim stockholders’ rights are currently governed by the DGCL, Maxim’s amended and restated certificate of incorporation, as amended, which is referred to as the “Maxim charter,” and the Maxim bylaws. If the merger is completed, the rights of Maxim stockholders who become Analog Devices shareholders will be governed by the Massachusetts General Laws, the Analog Devices charter and the Analog Devices bylaws.

The following description summarizes certain material differences between the rights of Maxim stockholders and the rights of Analog Devices shareholders. However, it does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Furthermore, the identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Analog Devices shareholders and Maxim stockholders should carefully read the relevant provisions of the Massachusetts General Laws, the Analog Devices charter, the Analog Devices bylaws, the DGCL, the Maxim charter and the Maxim bylaws. Copies of the documents referred to in this summary may be obtained as described under the section entitled “Where You Can Find More Information” beginning on page 195.

Maxim	Analog Devices
Authorized Capital Stock

Maxim’s authorized capital stock consists of 962,000,000 shares, consisting of (a) 960,000,000 shares of common stock, par value $0.001 per share, and (b) 2,000,000 shares of preferred stock, par value $0.001 per share.

As of the close of business on the Maxim record date, Maxim had 266,976,582 shares of Maxim common stock and no shares of preferred stock issued and outstanding.

Analog Devices is authorized to issue 1,200,000,000 shares of common stock, par value $0.16 2/3 per share, and 471,934 shares of preferred stock, par value $1.00 per share.

As of the close of business on the Analog Devices record date, Analog Devices had 369,559,767 shares of Analog Devices common stock and no shares of preferred stock issued and outstanding.

Analog Devices currently expects to issue approximately 168,195,247 shares of Analog Devices common stock to Maxim stockholders pursuant to the merger agreement.

Rights of Preferred Stock

The Maxim board of directors is authorized to issue shares of preferred stock in one or more series and to fix the number of shares of any such series and to determine the designation of any such series. The Maxim board of directors is also authorized to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limits and restrictions stated in any resolution of the Maxim board of directors previously fixing the number of shares constituting any series, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

No shares of Maxim preferred stock were outstanding as of the date of this joint proxy statement/prospectus.

The Analog Devices charter authorizes the Analog Devices board of directors to issue preferred stock in one or more series, each with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as will be stated in the vote or votes creating such series.

Maxim	Analog Devices
Voting Rights

Each holder of a share of Maxim common stock is entitled to one vote for each share of Maxim common stock held by such stockholder on the record date for any stockholder action. Such right is subject to the voting rights of the holders of any series preferred stock, if any. The Maxim bylaws and the DGCL also contain provisions with respect to the voting of shares that may be held of record in the names of two or more persons, whether as fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise. For votes on matters other than for the election of directors, except as otherwise provided by law, the Maxim charter or the Maxim bylaws, all actions taken by the holders of a majority of the voting power represented at any meeting at which a quorum is present are valid and binding upon Maxim.

The Maxim bylaws provide that in an uncontested election each director will be elected by a vote of a majority of the votes cast (where “a vote of the majority of the votes cast” means that the number of shares voted “for” a director exceeds 50% of the votes cast with respect to that director) at a meeting at which a quorum is present. Notwithstanding the general voting requirement, the Maxim bylaws state that directors will be elected by a plurality of votes cast at any meeting of Maxim stockholders for which, at the close of the advance notice period (described below), the number of nominees exceeds the number of directors to be elected.

Voting Rights Regarding Certain Business Combinations with Interested Stockholders

Under the Maxim charter, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of Maxim entitled to vote generally in the election of directors, voting as a class, is necessary for the approval of:

•  any merger or consolidation of Maxim or any subsidiary with (a) any interested stockholder or (b) any other corporation which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder or any affiliate thereof of any assets of Maxim or its subsidiaries having an aggregate fair market value equal to or greater than 10% of Maxim’s assets as set forth in its most recent

Each holder of shares of Analog Devices common stock has one vote for each share of Analog Devices common stock held by such holder on each matter submitted to a vote of the shareholders.

Favorable action on a matter, other than the election of directors, requires the affirmative vote of a majority of votes cast on the matter, except where a greater number of votes is required by law or the Analog Devices charter or the Analog Devices bylaws.

The Analog Devices bylaws provide that in an uncontested election, when a quorum is present, each director will be elected if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. Abstentions, broker non-votes, and withheld votes not counted as votes “for” or “against” such election.

When there are more nominees for election as directors than there are directors to be elected as determined as of the notice date stated in the Analog Devices bylaws, when a quorum is present, directors will be elected by a plurality of the votes cast at such meeting.

Voting Rights Regarding Certain Business Combinations with Interested Shareholders

Subject to certain state law exceptions, to approve any business combination with any interested shareholder within three years of the date such person became an interested shareholder, at least two-thirds of the outstanding voting stock not owned by such interested shareholder must assent unless such shareholder was not an interested shareholder when the Analog Devices board of directors approved the business combination or such shareholder owned at least 90% of Analog Devices’ voting stock (excluding shares owned by directors and officers or held by employee stock plans).

A “business combination,” for the purposes of this provision, includes:

•  any merger or consolidation of Analog Devices or any of its subsidiaries with the interested shareholder or with any other corporation if the interested shareholder causes such merger or consolidation;

Maxim	Analog Devices

audited, consolidated financial statements filed with the SEC;

•  the adoption of any plan or proposal for the liquidation or dissolution of Maxim proposed by or on behalf of an interested stockholder or any affiliate thereof; or

•  any reclassification of securities (including any reverse stock split) or recapitalization of Maxim, or any merger or consolidation of Maxim with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate shares of the outstanding shares of any class of equity or convertible securities of Maxim or any of its subsidiary which is directly or indirectly owned by any interested stockholder or any affiliate thereof.

Under the Maxim charter, an “interested stockholder” is any person (other than Maxim or its subsidiaries) that is (a) the beneficial owner, directly or indirectly, of more than 20% of the voting power of the then-outstanding Maxim voting Stock; (b) an affiliate of Maxim and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the voting power of the then-outstanding Maxim voting stock; or (c) an assignee of or successor to any shares of Maxim voting stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act. However this vote requirement will not apply where certain requirements relating to price and procedure are satisfied.

•  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionally as a shareholder of such corporation, to or with the interested shareholder, of any assets of Analog Devices or its subsidiaries having an aggregate fair market value equal to or greater than 10% of Analog Devices’ assets or the aggregate market value of all of Analog Devices’ outstanding stock;

•  any transaction which results in the issuance or transfer by Analog Devices or any of its subsidiaries of any stock of Analog Devices or its subsidiaries to the interested shareholder, subject to certain exceptions;

•  any transaction involving Analog Devices or any of its subsidiaries which has the effect of increasing the interested shareholder’s proportionate share of the stock of any class or series, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock which purchase or redemption is not caused by the interested shareholder; or

•  any receipt by the interested shareholder of the benefit, except proportionately as an Analog Devices shareholder, of any loans, advances, guarantees, pledges or other financial benefits other than those permitted in the preceding bullets.

An “interested shareholder” of Analog Devices is any person (other than Analog Devices or its subsidiaries) who (a) owns more than 5% of the outstanding voting stock of Analog Devices (unless such shareholder is an eligible schedule 13-G filer, in which case such percentage will be 15%); or (b) is an affiliate or associate of Analog Devices, as state law defines those terms, and was the owner of 5% or more of Analog Devices’ outstanding voting stock at any time within the three year period immediately preceding the date on which it is sought to be determined whether such person is an interested shareholder.

Maxim	Analog Devices
Quorum
The Maxim bylaws provide that, at any meeting of Maxim stockholders, the presence, in person or by duly authorized proxy, of the holders of a majority of the outstanding shares of Maxim capital stock entitled to vote constitutes a quorum for the transaction of business, except where otherwise provided by statute, the Maxim charter or the Maxim bylaws.	The Analog Devices bylaws provide that a majority of votes entitled to be cast on a matter constitutes a quorum for action on that matter, except where a greater number may be required by law or the Analog Devices charter or the Analog Devices bylaws.
Shareholder Rights Plans
As of August 31, 2020, Maxim does not currently have a stockholder rights plan in effect.	As of August 31, 2020, Analog Devices does not have a shareholder rights plan in effect.
Shareholder Inspection Rights; Shareholder Lists

Under Section 220 of the DGCL, a stockholder or his agent has a right to inspect the corporation’s stock ledger, a list of all of its stockholders and its other books and records during the corporation’s usual hours of business upon written demand stating his purpose (which must be reasonably related to such person’s interest as a stockholder). If the corporation refuses to permit such inspection or refuses to reply to the request within five business days of the demand, the stockholder may apply to the Court of Chancery of the State of Delaware for an order to compel such inspection.

The Maxim bylaws provide that the officer who has charge of the Maxim’s stock ledger shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list will be open to the examination of any Maxim stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to the list is provided with the applicable notice of the meeting or (b) at the principal place of business of Maxim during normal business hours. If the meeting is to be held at a place, then the list will be produced and kept at the time and place of the meeting during the whole time thereof, and be subject to inspection by any Maxim stockholder who may be present. If the meeting is to be held solely by means of remote communication, then the list will also be open to the examination of any Maxim stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list must be provided with the notice of the meeting.

Section 22 of Chapter 155 and Section 16.02 of Chapter 156D of the Massachusetts General Laws provide that a shareholder has the right to inspect the corporation’s books and records, minutes from board meetings, and a complete list of all of its shareholders during regular business hours upon written demand stating the purpose and which records such shareholder wants to inspect (the records must be directly connected to such purpose). If the corporation refuses to permit inspection, the shareholder may petition the supreme judicial or superior court.

The Analog Devices bylaws provide that a list of shareholders entitled to notice of the meeting, arranged in alphabetical order, with the address of each and the number of shares held by each, must be prepared by Analog Devices and made available for inspection by any shareholder at Analog Devices’ principal office or at a place identified in the meeting notice in the city where the meeting will be held or on a reasonable accessible electronic network, beginning two business days after notice is given for the meeting. The list must also be made available at the meeting and may be inspected by any shareholder at any time during the meeting or any adjournment.

Maxim	Analog Devices
Number of Directors
The Maxim bylaws provide that the Maxim board of directors will have nine members. The number of directors may be changed by an amendment to the Maxim bylaws (which amendment may be made by the Maxim board of directors without any action by Maxim stockholders, as described below under “—Bylaw Amendments”). There are currently nine Maxim directors.	The Analog Devices bylaws provide that the Analog Devices board of directors may, from time to time, fix the number of directors, provided that any such action does not operate to remove a director elected by the shareholders or the directors other than in the manner specified in the Analog Devices charter or the Analog Devices bylaws. The Analog Devices board of directors currently has 11 directors following the appointment of Dr. Laurie Glimcher.
Election of Directors

The Maxim bylaws provide that in an uncontested election each director will be elected by a vote of a majority of the votes cast (where “a vote of the majority of the votes cast” means that the number of shares voted “for” a director exceeds 50% of the votes cast with respect to that director) at a meeting at which a quorum is present.

Notwithstanding the general voting requirement, the Maxim bylaws state that directors will be elected by a plurality of votes cast at any meeting of Maxim stockholders for which, at the close of the advance notice period (described below), the number of nominees exceeds the number of directors to be elected.

If an incumbent director is running uncontested and is not elected in accordance with the foregoing, the director is required to promptly offer to tender his or her resignation to the Maxim board of directors. Maxim’s nominating and corporate governance committee, or such other committee designated by the Maxim board of directors, will recommend to the Maxim board of directors whether to accept or reject the resignation, or whether other action should be taken. The Maxim director who tenders his or her resignation will not participate in the Maxim board of directors’ decision with respect to such resignation.

General

The Analog Devices bylaws provide that each director will serve for a term ending on the date of the annual meeting following the one at which such director was elected, provided that the term of each director will continue until his or her successor is elected and qualified, subject to earlier death, resignation or removal.

The Analog Devices bylaws provide that (a) in a meeting of shareholders other than a contested election meeting, a nominee for director is elected to the Analog Devices board of directors only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee), and (b) in a contested election, the directors are elected by a plurality of the votes cast.

Composition of the Analog Devices Board of Directors after the Closing

Analog Devices has agreed to add two members of the Maxim board of directors to the Analog Devices board of directors at the effective time, with such two directors to hold office until the earliest to occur of the appointment or election of his or her respective successor or his or her resignation or proper removal. One of the directors will be Tunç Doluca, President and Chief Executive Officer of Maxim, and the other director will be selected by mutual agreement of Analog Devices and Maxim. Analog Devices has agreed to nominate both directors for election at the first annual meeting of Analog Devices shareholders that occurs after the closing.

See also the section entitled “The Merger Agreement—Governance of the Combined Company” beginning on page 129.

Maxim	Analog Devices
Filling Vacancies on the Board of Directors
The Maxim bylaws provides that vacancies on the Maxim board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so elected will hold office for the unexpired term of the director whose place is vacant and until the election and qualification of his successor.

Subject to the rights of holders of any class or series of preferred stock, vacancies and newly created directorships, whether resulting from an increase in the size of the Analog Devices board of directors, from the death, resignation, disqualification or removal of a director or otherwise, may be filled by the shareholders or the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Analog Devices board of directors.

A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group or, unless the Analog Devices charter or Analog Devices bylaws provide otherwise, the directors elected by that voting group are entitled to vote to fill the vacancy.

See also the sections entitled “—Election of Directors” and “The Merger Agreement—Governance of the Combined Company” beginning on pages 176 and 129, respectively.

Cumulative Voting
Under the DGCL, stockholders may cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. The Maxim charter expressly prohibits cumulative voting.	Holders of Analog Devices common stock do not have cumulative voting rights.
Removal of Directors
Consistent with the DGCL, the Maxim bylaws provide that Maxim directors may be removed from office, with or without cause, at a special meeting of stockholders called for such purpose, subject to the limitations set forth in the DGCL, by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors.	The Analog Devices bylaws provide that a director may be removed from office (a) with or without cause by vote of a majority of the shareholders entitled to vote in the election of directors, provided that the directors of a class elected by a particular class of shareholders may be removed only by the vote of the holders of a majority of the shares of such class, or (b) for cause by vote of a majority of the directors then in office. A director may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove him or her.

Maxim	Analog Devices
Director Nominations by Shareholders

The Maxim bylaws provide that a Maxim stockholder must give advance written notice to the Secretary of Maxim in order to nominate a director for election at Maxim’s annual meeting of stockholders. The notice must be in writing and be received by the Secretary of Maxim at Maxim’s principal executive offices by the date not later than 45 days, nor earlier than 75 days, prior to the one-year anniversary of the date on which Maxim first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; except that in the event that no annual meeting was held in the previous year or if the date of the current year’s annual meeting is advanced by more than 30 days or delayed by more than 60 days, from such anniversary date, such notice must be received not earlier than the close of business 120th day prior to such current year’s annual meeting and not later than the close of business on the later of the 90th day prior to such current year’s annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The voting requirements for election of Maxim directors are discussed above (see the section entitled “—Election of Directors” beginning on page 176).

Any stockholder notice relating to the nomination of Maxim directors must also comply with the form and content requirements in the Maxim bylaws.

In order to nominate a director for election at a special meeting of stockholders called for the purpose of electing directors, a stockholder must deliver a notice meeting the above requirements not later than the close of business on the later of the 90th day prior to the special meeting and the 10th day following the public announcement of the special meeting and of the proposed nominees for election at such meeting.

The Analog Devices bylaws provide that nominations for election to the Analog Devices board of directors at a meeting of shareholders may be made by any shareholder of Analog Devices who complies with the required procedures and information requirements and who is a shareholder of record both on the date of the shareholder’s notice of its nominations and the record date for the determination of shareholders entitled to vote at the annual meeting and is entitled to vote for the election of directors at such meeting.

In the case of an election of directors at the annual meeting of shareholders, the notice must be received in writing by the secretary at the principal executive offices of Analog Devices no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a shareholder’s notice must be received no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the seventh day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

In the case of an election of directors at a special meeting of shareholders, the notice must be received in writing by the secretary at the principal executive offices of Analog Devices no earlier than the 120 days prior to such special meeting and no later than the close of business on the later of (a) the 90th day prior to such special meeting and (b) the seventh day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs. In no event will the adjournment or postponement of a shareholders’ meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a shareholder’s notice.

Maxim	Analog Devices
Shareholder Proposals

The Maxim bylaws provide that, for a business to be properly brought before an annual meeting by a Maxim stockholder, such Maxim stockholder must have given timely written notice. The notice must be in writing and delivered to the Secretary of Maxim by the date not later than 45 days, nor earlier than 75 days, prior to the one-year anniversary of the date on which Maxim first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; except that in the event that no annual meeting was held in the previous year or if the date of the current year’s annual meeting is advanced by more than 30 days or delayed by more than 60 days, from such anniversary date, such notice must be delivered not earlier than the close of business on the 120th day prior to such current year’s annual meeting and not later than the close of business on the later of the 90th day prior to such current year’s annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Any such notice must also comply (with respect to each matter of business) with the form and content requirements in the Maxim bylaws.

If a Maxim stockholder is requesting that Maxim include such proposal in Maxim’s proxy statement, the stockholder must also comply with the requirements of Rule 14a-8 under the Exchange Act.

The Analog Devices bylaws provide that business other than director nominations may be made by any shareholder of Analog Devices (a) so long as the business constitutes a proper matter under Massachusetts law for shareholder action and is within the purposes specified in Analog Devices’ notice of meeting and (b) the shareholder complies with the required procedures and information requirements and who is a shareholder of record both on the date of the shareholder’s notice of its nominations and the record date for the determination of shareholders entitled to vote at the annual meeting and is entitled to vote for the election of directors at such meeting.

The notice must be received in writing by the secretary at the principal executive offices of Analog Devices no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a shareholder’s notice must be received no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the seventh day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event will the adjournment or postponement of a shareholders’ meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a shareholder’s notice.

Shareholder Action by Written Consent
The DGCL provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. The Maxim bylaws provide that any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding Maxim stock having not less than the minimum number of votes necessary to authorize or	Under the Analog Devices bylaws, action taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action. The action must be evidenced by one or more written consents that describe the action taken, are signed by shareholders having the requisite votes, bear the date of the signatures of such shareholders, and are delivered to Analog Devices.

Maxim	Analog Devices
take the action at a meeting of Maxim stockholders at which all shares entitled to vote with respect to such action were represented. To be effective, any such written consent must bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporation action referred to therein unless written consents signed by a sufficient number of Maxim stockholders to take such action are delivered to Maxim’s registered office, Maxim’s principal place of business or an officer or agent of Maxim having custody of the book in which proceedings of meeting of Maxim stockholders are recorded within 60 days of the earliest dated consent.
Certificate of Incorporation Amendments

Under Section 242 of the DGCL, the certificate of incorporation may be amended upon a resolution of the Maxim board of directors and approved by:

•  the holders of a majority of the outstanding shares entitled to vote; and

•  a majority of the outstanding shares of each class entitled to a class vote, if any.

Whenever the certificate of incorporation requires a vote of a greater number or proportion than is required by this section, then the provision of the certificate of incorporation requiring such greater vote shall not be altered, amended or repealed except by such greater vote.

Amending Certain Provisions of the Maxim Charter relating to Business Combinations.

The Maxim charter provides that the affirmative vote of the holders of 66 2/3% or more of the voting power of the then outstanding shares of Maxim capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend the provisions of the Maxim charter relating to certain business combinations involving interested stockholders, as described under the section entitled “—Voting Rights” beginning on page 173.

Section 10.03 of Chapter 156D of the Massachusetts General Laws provides that an amendment to the articles of organization of a corporation must be adopted by the Analog Devices board of directors of the corporation. Following its adoption by the Analog Devices board of directors, subject to certain limitations, including certain limited amendments that may be made by the Analog Devices board of directors of a corporation without shareholder approval, the affirmative vote of two-thirds of all shares entitled to vote on the matter and two-thirds of the shares of any voting group entitled to vote separately on the matter is generally required to authorize an amendment to the articles of organization of a corporation.

The Analog Devices charter prohibits any amendment without the consent of a person entitled to the indemnification and other rights provided in the Analog Devices charter if such amendment would modify or terminate such rights or adversely affect such person’s rights under the Analog Devices charter with respect to the period prior to such amendment.

Bylaw Amendments
The Maxim bylaws provide that the Maxim bylaws may be repealed, altered or amended or new bylaws may be adopted by the Maxim stockholders by, in addition to any vote of the holders of any class or series of Maxim stock required by law or otherwise by the Maxim bylaws, the affirmative vote of a majority of the voting power of all of the then-outstanding shares of Maxim	Section 10.20 of Chapter 156D of the Massachusetts General Laws provides that the power to make, amend or repeal bylaws must be with the shareholders. If authorized by the articles of organization or by the bylaws pursuant to authorization in the articles of organization, the Analog Devices board of directors may also make,

Maxim	Analog Devices
capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the Maxim charter grants the Maxim board of directors the power to repeal, adopt, amend or otherwise alter the Maxim bylaws without action by the stockholders, subject to the power of the stockholders to change or repeal the Maxim bylaws and provided that, under the Maxim bylaws, the Maxim board of directors is not permitted not make or alter the Maxim bylaws fixing the qualifications, classifications, term of office or compensation of the directors. No amendment of the indemnification provisions in the Maxim bylaws will have retroactive effect or affect any rights under the Maxim bylaws as in effect at the time of any covered action, occurrence or omission.

amend or repeal the bylaws, except with respect to any provisions which by law, the articles of organization or the bylaws require action by the shareholders. Any action taken by the Analog Devices board of directors of a corporation with respect to the bylaws may be amended or repealed by the shareholders.

The Analog Devices bylaws provide that the bylaws may be amended by the affirmative vote of the holders of a majority of the shares of each class of capital stock at the time outstanding and entitled to vote at any annual or special meeting of shareholders, provided that notice of the substance of the proposed amendment is stated in the notice of such meeting. The directors, by a majority of their number then in office, may also make, amend or repeal the bylaws, in whole or in part, except with respect to (a) the provisions of the bylaws governing    (i) the removal of directors, (ii) the indemnification of directors and (iii) the amendment of the bylaws and    (b) any provision of the bylaws which by law requires action by the shareholders.

Special Meetings of Shareholders

The Maxim bylaws provide that, unless otherwise required by law, special meetings of Maxim stockholders may be called at any time for any purpose or purposes by: (a) the Maxim board of directors acting pursuant to a resolution of a majority of the whole Maxim board of directors (where “whole Maxim board of directors” means the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships); and (b) the holders of at least 35% of the voting power of all of the then outstanding shares of Maxim capital stock entitled to vote.

The notice of meeting will include the purpose of any special meeting; and the only business that is to be conducted is such business as is brought before the meeting by or at the direction of the whole Maxim board of directors as the 35% stockholders.

The Analog Devices bylaws provide that special meetings of the shareholders may be called by the Analog Devices board of directors, the Chief Executive Officer or the president, and will be called by the secretary, or in case of the death, absence, incapacity or refusal of the secretary, by another officer, if the holders of at least 80%, or such lesser percentage as will constitute the maximum percentage permitted by law for this purpose at any time at which Analog Devices has a class of voting stock registered under the Exchange Act, of all the votes entitled to be cast on any issue to be considered at the proposed special meeting sign, date and deliver to the secretary one or more written demands for the meeting describing the purpose for which it is to be held. Such demands must include all the information that would be required pursuant the Analog Devices bylaws in the event of an election of directors or other business. Only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders’ meeting.
Notice of Meetings of Shareholders
The Maxim bylaws provide that, unless otherwise required by law, special meetings of Maxim stockholders may be called at any time for any purpose or purposes by: (a) the Maxim board of directors acting	The Analog Devices bylaws provide that written notice of the date, time and place of each annual and special meeting of shareholders describing the purposes of the meeting must be given to

Maxim	Analog Devices

pursuant to a resolution of a majority of the whole Maxim board of directors (where “whole Maxim board of directors” means the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships); and (b) the holders of at least 35% of the voting power of all of the then outstanding shares of Maxim capital stock entitled to vote.

The notice of meeting will include the purpose of any special meeting; and the only business that is to be conducted is such business as is brought before the meeting by or at the direction of the whole Maxim board of directors as the 35% stockholders.

shareholders no fewer than seven nor more than 60 days before the meeting date. If an annual or special meeting of shareholders is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment. If a new record date for the adjourned meeting is fixed, however, notice of the adjourned meeting must be given to persons who are shareholders as of the new record date.
Limitation of Personal Liability of Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Maxim charter includes such an exculpation provision. The Maxim charter provides that, to the fullest extent permitted by the DGCL, no director of Maxim is personally liable to Maxim or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL, this limitation of liability does not apply:

•  for any breach of the director’s duty of loyalty to Maxim or its stockholders;

•  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•  under Section 174 of the DGCL (i.e., unlawful payment of dividends or unlawful purchase or redemption of stock); or

for any transaction from which the director derived an improper personal benefit.

The Analog Devices charter provides that no director will be personally liable to Analog Devices or its shareholders for monetary damages for breach of his or her fiduciary duty as a director, notwithstanding any provision of law imposing such liability.
Indemnification of Directors and Officers

Pursuant to the Maxim bylaws, Maxim is required to indemnify its directors to the fullest extent permitted by the DGCL. The Maxim bylaws further permit Maxim to indemnify its officers, employees and other agents as set forth in the DGCL.

Upon request, Maxim is required to advance any director his or her expenses incurred in connection with any action, suit or proceeding in advance of its final disposition, subject to the receipt by Maxim of an

Section 8.51 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify a director against liability if (a) (i) he conducted himself in good faith; and (ii) he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (b) he engaged in conduct

Maxim	Analog Devices
undertaking by the director to repay such amounts if the director is ultimately determined not to be entitled to indemnification.

for which he will not be liable under a provision of the corporation’s articles of organization authorized by Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws.

Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation will indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

The Analog Devices charter provides that Analog Devices will indemnify its directors and officers to the fullest extent permitted by Chapter 156B of the Massachusetts General Laws; provided, however, that Analog Devices will provide no indemnification with respect to any matter as to which any such indemnitee will be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was (a) in the best interests of Analog Devices or (b) to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

Analog Devices has entered into indemnification agreements with its directors and executive officers, each of which creates a direct contractual obligation of Analog Devices to indemnify such individual under certain circumstances. Each agreement generally provides that Analog Devices will indemnify the director or officer to the fullest extent permitted under Massachusetts law for claims arising in such individual’s capacity as a director or officer of Analog Devices or in connection with his or her service at the request of Analog Devices for another entity. Each agreement, among other things, establishes certain remedies for claims and contains deadlines and procedures to be followed in connection with a request for indemnification and/or advancement of expenses, including in the event of a change in control of Analog Devices.

In addition, Analog Devices has directors and officers liability insurance for the benefit of its directors and officers.

Maxim	Analog Devices
Change of Control Laws

In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (a) prior to such time, the Maxim board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (c) at or subsequent to such time, the business combination is approved by the Maxim board of directors of the corporation and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

Because the Maxim charter and the Maxim bylaws do not contain a provision expressly electing not to be governed by Section 203 of the DGCL, Maxim is subject to Section 203 of the DGCL.

The Massachusetts General Laws contain anti-takeover provisions regarding, among other things, business combinations with an affiliated shareholder. In general, the Massachusetts General Laws prevent a publicly held Massachusetts corporation from engaging in a business combination, as defined in the Massachusetts General Laws, with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•  before the date on which the person became an interested shareholder, the Analog Devices board of directors of the corporation approved either the business combination or the transaction in which the person became an interested shareholder;

•  the interested shareholder acquires 90% of the outstanding voting stock of the corporation at the time it becomes an interested shareholder; or

•  the business combination is approved by the Analog Devices board of directors and the holders of two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested shareholder.

An interested shareholder is generally a person owning more than 5% of the outstanding voting stock of the corporation. A business combination includes mergers, consolidations, stock and asset sales and other transactions with the interested shareholder that result in a financial benefit to the interested shareholder.

The Analog Devices charter and the Analog Devices bylaws do not contain any additional requirements regarding business combinations.

Forum Selection
The Maxim bylaws provides that, unless Maxim consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions, including any derivative action or claim for breach of fiduciary duty owed by any director, officer or employee of Maxim to Maxim or its stockholders will be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).	The Analog Devices charter and the Analog Devices bylaws do not contain a provision designating a sole and exclusive forum for shareholder claims.

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to the stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because the merger is of Acquisition Sub with and into Maxim and holders of Analog Devices common stock will continue to hold their shares following completion of the merger, holders of Analog Devices common stock are not entitled to appraisal rights in connection with the merger.

Holders of Maxim common stock who do not vote in favor of the merger will not have rights to an appraisal of the fair value of their shares. Under the DGCL, appraisal rights are not available for shares listed on a national securities exchange unless the holders of such shares are required by the terms of the merger agreement to receive in exchange for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of any other corporation listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing. Because Analog Devices common stock is listed on Nasdaq, a national securities exchange, and because Maxim stockholders are not required by the terms of the merger agreement to accept for their shares anything other than shares of Analog Devices common stock and cash in lieu of fractional shares, holders of Maxim common stock will not be entitled to appraisal rights in the merger.

LEGAL MATTERS

The legality of the shares of Analog Devices common stock offered hereby will be passed upon for Analog Devices by Wilmer Cutler Pickering Hale and Dorr LLP. Certain U.S. federal income tax consequences relating to the transactions will be passed upon for Analog Devices by Wachtell, Lipton, Rosen & Katz and for Maxim by Weil, Gotshal & Manges LLP.

EXPERTS

Analog Devices

The consolidated financial statements of Analog Devices, Inc. appearing in Analog Devices, Inc.’s Annual Report (Form 10-K) for the year ended November 2, 2019 (including the schedule appearing therein), and the effectiveness of Analog Devices, Inc.’s internal control over financial reporting as of November 2, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Maxim

The consolidated financial statements of Maxim Integrated Products, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to Maxim Integrated Products, Inc.’s Annual Report on Form 10-K for the year ended June 27, 2020 have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CERTAIN BENEFICIAL OWNERS OF ANALOG DEVICES COMMON STOCK

To Analog Devices’ knowledge, the following table sets forth certain information regarding the beneficial ownership of Analog Devices common stock as of August 26, 2020 (except as noted in the footnotes below) and with respect to:

•	each person known by Analog Devices to beneficially own 5% or more of the outstanding shares of Analog Devices common stock;

•	each member of the Analog Devices board of directors;

•	each named executive officer of Analog Devices; and

•	the members of the Analog Devices board of directors and Analog Devices’ executive officers as a group.

Analog Devices has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Analog Devices believes, based on the information furnished to Analog Devices, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Analog Devices common stock that he, she or it beneficially owns.

Security Ownership of Analog Devices Directors and Executive Officers

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062-9106.

Name of Beneficial Owner	Common Stock Beneficially Owned Directly or Indirectly(1)	Common Stock Acquirable Within 60 Days(2)	Total Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding
Directors and Named Executive Officers:
James A. Champy(3)	53,180	37,620	90,800	*
Anatha P. Chandrakasan	2,485	0	2,485	*
Martin Cotter	14,970	97,593	112,563	*
Bruce R. Evans	90,248	0	90,248	*
Edward H. Frank	11,315	0	11,315	*
Laurie H. Glimcher	0	0	0	*
Karen M. Golz	3,539	0	3,539	*
Joseph (John) Hassett	27,981	27,257	55,238	*
Mark M. Little	6,840	1,040	7,880	*
Prashanth Mahendra-Rajah	14,403	31,936	46,339	*
Steve Pietkiewicz	35,268	37,980	73,248	*
Vincent Roche	51,707	237,326	289,033	*
Kenton J. Sicchitano	24,430	25,760	50,190	*
Ray Stata(4)	824,835	37,620	862,455	*
Susie Wee(5)	611	0	611	*
Current Directors and Executive Officers as a Group (16 persons, consisting of 10 non-employee directors and 6 executive officers)(6)	1,165,760	549,590	1,715,350	*

*	Represents less than 1%.
(1)

For each person, the “Common Stock Beneficially Owned Directly or Indirectly” column may include shares of Analog Devices common stock attributable to the person because of that person’s voting or investment power. Ownership of a fractional share of Analog Devices common stock has been omitted for each person. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.
(2)

Unless otherwise indicated, for each person named in the table, the number in the “Common Stock Acquirable within 60 Days” column consists of shares covered by stock options that may be exercised and restricted stock units that vest within 60 days after August 26, 2020.

(3)	Includes 41,545 shares held in trust for the benefit of Mr. Champy’s spouse and son, as to which Mr. Champy disclaims beneficial ownership.
(4)

Includes 668,709 shares held by Mr. Stata’s spouse, as to which Mr. Stata disclaims beneficial ownership. Includes 648,709 shares held by Mr. Stata’s spouse and 133,138 shares held directly by Mr. Stata that are pledged as collateral for a line of credit from a bank. Since January 2013, Analog Devices has prohibited Analog Devices directors and executive officers from future pledging of Analog Devices securities as collateral for a loan.

(5)	Susie Wee joined the Analog Devices board of directors on November 29, 2019.
(6)	All directors and executive officers as a group disclaim beneficial ownership of a total of 710,254 shares.

Security Ownership of Other Beneficial Owners

Based on information available to Analog Devices as of August 26, 2020, Analog Devices knew of no person who beneficially owned more than 5% of Analog Devices common stock, except as set forth below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Vanguard Group, Inc. PO Box 2600 Valley Forge, PA 19482	32,443,583	8.8%

(1)

Based solely on Schedule 13G/A filed by Vanguard Group Inc. on February 11, 2020 reporting stock ownership as of December 31, 2019. Vanguard Group Inc. also reported that, as of December 31, 2019, it had sole voting power for 550,347 shares, sole dispositive power for 31,828,054 shares, shared voting power for 97,808 shares and shared dispositive power for 615,529 shares.

CERTAIN BENEFICIAL OWNERS OF MAXIM COMMON STOCK

To Maxim’s knowledge, the following table and accompanying footnotes show information as of August 26, 2020 (except as noted in the footnotes below) regarding the beneficial ownership of Maxim common stock by:

•	each person known by Maxim to beneficially own more than 5% of the outstanding shares of Maxim common stock;

•	each member of the Maxim board of directors;

•	each named executive officer of Maxim; and

•	the members of the Maxim board of directors and Maxim’s current executive officers as a group.

Maxim has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Maxim believes, based on the information furnished or available to Maxim, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of Maxim common stock that he, she or it beneficially owns.

Security Ownership of Maxim Directors and Executive Officers

The following table sets forth the amount and percent of shares of Maxim common stock that, as of August 26, 2020, is deemed under the rules of the SEC to be “beneficially owned” by each Maxim director, by each named executive officer of Maxim and by all of Maxim’s directors and executive officers as a group. Unless otherwise indicated, the address of each such director and executive officer is c/o Maxim Integrated Products, Inc., 160 Rio Robles, San Jose, California 95134.

Name of Beneficial Owner	Total Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding
Directors and Named Executive Officers:
Tracy C. Accardi	15,842	*
James R. Bergman (1)	80,162	*
Joseph R. Bronson (2)	17,047	*
Robert E. Grady (3)	37,374	*
Mercedes Johnson	4,202	*
William P. Sullivan (4)	22,968	*
William D. Watkins (5)	8,862	*
MaryAnn Wright	12,883	*
Tunç Doluca (6)	1,213,028	*
Bruce E. Kiddoo (7)	40,394	*
Brian White	22,671	*
Edwin B. Medlin	33,094	*
Vivek Jain	12,992	*
Jon Imperato	319	*
Directors and Executive Officers as a Group (15 persons) (8)	1,528,241	*

*	Represents less than 1%
(1)	Includes 16,000 shares held by The Bergman Family Foundation as to which Mr. Bergman disclaims beneficial ownership.
(2)	Includes 400 shares held by custodian accounts.
(3)	Includes 34,012 shares held by trust.
(4)	Includes 19,606 shares held by living trust.
(5)	Includes 5,500 shares held by trust.

(6)	Includes 1,207,420 shares held by trust.
(7)

Mr. Kiddoo served as Maxim’s Senior Vice President and Chief Financial Officer through August 21, 2019 and served as Maxim’s Senior Vice President in an advisory role through his retirement from Maxim on October 2, 2019, when Mr. Kiddoo was no longer subject to Section 16 reporting. The table above sets forth information for Mr. Kiddo as of October 2, 2019, which is the most recent date that Maxim has ownership information for Mr. Kiddoo following his retirement. Includes 14,142 shares held by trust.

(8)	Includes 1,302,688 shares held by trust, custodian accounts and family foundations as set forth above.

Security Ownership of Other Beneficial Owners

The following table furnishes information with respect to those persons known to Maxim as of August 26, 2020, to beneficially own more than 5% of the outstanding shares of Maxim common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group(1) 100 Vanguard Blvd., Malvern, PA 19355	32,646,609	12.2%
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street, Baltimore, MD 21202	28,795,112	10.8%
BlackRock, Inc.(3) 55 East 52nd Street, New York, NY 10055	21,999,177	8.2%

(1)

Based on information set forth in the Schedule 13G/A filed with the SEC by The Vanguard Group on February 11, 2020 relating to beneficial ownership of Maxim common stock as of December 31, 2019, and reporting sole voting power over 416,653 shares of Maxim common stock, shared voting power over 72,035 shares of Maxim common stock, sole dispositive power over 32,187,378 shares of Maxim common stock and shared dispositive power over 459,231 shares of Maxim common stock.

(2)

Based on information set forth in the Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. on February 14, 2020 relating to beneficial ownership of Maxim common stock as of December 31, 2019, and reporting sole voting power over 8,906,100 shares of Maxim common stock and sole dispositive power over 28,795,112 shares of Maxim common stock.

(3)

Based on information set forth in the Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 5, 2020 relating to beneficial ownership of Maxim common stock as of December 31, 2019, and reporting sole voting power over 19,169,707 shares of Maxim common stock and sole dispositive power over 21,999,177 shares of Maxim common stock.

SHAREHOLDER PROPOSALS

Analog Devices

Analog Devices will hold an annual meeting of shareholders in 2021, which is referred to in this joint proxy statement/prospectus as the “Analog Devices 2021 annual meeting,” regardless of whether the merger has been completed.

Any shareholder proposals intended to be presented at the Analog Devices 2021 annual meeting and considered for inclusion in Analog Devices’ proxy materials must have been received by Analog Devices’ Secretary no later than the close of business Eastern Time on September 26, 2020. Such proposals must have been sent to: Yoon Ah Oh, Secretary, Analog Devices, Inc., 1 Analog Way, Wilmington, Massachusetts 01887. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to shareholder proposals.

Under the Analog Devices bylaws, nominees for director submitted by shareholders must be received no earlier than October 12, 2020 and no later than November 11, 2020. Such proposals must also meet the requirements set forth in Analog Devices bylaws.

Maxim

Maxim expects to hold its 2020 annual meeting of stockholders. Assuming the merger is completed, Maxim currently does not expect to hold its 2021 annual meeting of stockholders.

Any stockholder proposal that is intended to be presented at Maxim’s 2020 annual meeting of stockholders and considered for inclusion in Maxim’s proxy materials for the meeting must have been received by Maxim’s Corporate Secretary no later than May 30, 2020. Any such proposal must also have complied with the requirements set forth in the federal securities laws, including Rule 14a-8 under the Exchange Act, as well as the requirements set forth in Maxim’s bylaws for stockholder proposals in order to be included in the proxy statement and proxy card for Maxim’s 2020 annual meeting of stockholders.

The Maxim bylaws establish advance notice procedures with regard to any matters to be brought before an annual meeting of stockholders by a Maxim stockholder, including nominations of persons for election as directors and other stockholder proposals submitted outside the processes of Rule 14a-8 under the Exchange Act. In general, to be timely, notice of such proposals must be received by Maxim’s Corporate Secretary not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which Maxim first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. Therefore, to be presented at the Maxim 2020 annual meeting of stockholders, such a notice must have been received by Maxim’s Corporate Secretary not later than the close of business on August 13, 2020 and not earlier than the close of business on July 14, 2020. If the date of Maxim’s 2020 annual meeting is more than 30 days before or 60 days after the one-year anniversary date of its 2019 annual meeting, notice must be received not earlier than the close of business on the 120th day prior to the 2020 annual meeting and not later than the close of business on the later of the following two dates: (a) the 90th day prior to Maxim’s 2020 annual meeting; or (b) the 10th day following the day on which public announcement of the meeting date is first made (either in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by Maxim with the SEC. In addition to being timely, any stockholder proposal, including director nominations, must contain information required by the Maxim bylaws.

Maxim is not required to present any proposal or the nomination of any director if the stockholder who had notified Maxim of such stockholder’s intention to present such proposal or to nominate such director at the annual meeting takes any action contrary to the representations made in such stockholder’s notice to Maxim’s

Corporate Secretary, or if such representations contain any untrue statement of a material fact or omit a material fact.

All notices of proposals by Maxim stockholders, whether or not to be included in Maxim’s proxy materials, should be mailed to Maxim Integrated Products, Inc., 160 Rio Robles, San Jose, CA 95134, to the attention of Maxim’s Corporate Secretary.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.

Analog Devices and Maxim have each previously adopted householding for stockholders of record. As a result, stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus from Analog Devices or Maxim, as applicable. Registered Analog Devices shareholders or Maxim stockholders (those who hold shares directly in their name with Analog Devices’ or Maxim’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to Analog Devices or Maxim, as applicable, at the address below.

Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Requests for additional copies of this joint proxy statement/prospectus should be directed to, as applicable: Analog Devices, Inc., 1 Analog Way, Wilmington, Massachusetts 01887, Telephone (781) 329-4700, or Maxim Integrated Products, Inc., 160 Rio Robles, San Jose, California 95134, Telephone (408) 601-1000.

WHERE YOU CAN FIND MORE INFORMATION

Analog Devices and Maxim file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Analog Devices and Maxim, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents Analog Devices files with the SEC, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, by going to Analog Devices’ Internet website at www.analog.com, and you may obtain free copies of the documents Maxim files with the SEC by going to Maxim’s Internet website at www.maximintegrated.com. The Internet website addresses of Analog Devices and Maxim are provided as inactive textual references only. The information provided on the Internet websites of Analog Devices and Maxim, other than copies of the documents listed below that have been filed with the SEC, is not part of this joint proxy statement/prospectus, and is not incorporated by reference herein.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows Analog Devices and Maxim to “incorporate by reference” into this joint proxy statement/prospectus documents Analog Devices and Maxim file with the SEC including certain information required to be included in the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. This means that Analog Devices and Maxim can disclose important information to you by referring you to those documents. The information incorporated by reference into this joint proxy statement/prospectus is considered to be a part of this joint proxy statement/prospectus, and later information that Analog Devices and Maxim file with the SEC will update and supersede that information. Each of Analog Devices and Maxim incorporate by reference the documents listed below and any documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of its applicable special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules).

Analog Devices (SEC File No. 001-07819):

•	Annual Report on Form 10-K for the fiscal year ended November 2, 2019, filed with the SEC on November 26, 2019;

•	The information in Analog Devices’ definitive proxy statement on Schedule 14A for Analog Devices’ 2020 annual meeting of shareholders, filed with the SEC on January 24, 2020;

•

Quarterly Reports on Form 10-Q for the quarterly periods ended February 1, 2020, filed with the SEC on February 19, 2020, May  2, 2020, filed with the SEC on May  20, 2020, and August 1, 2020, filed with the SEC on August 19, 2020, respectively;

•

Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on December  13, 2019, March  11, 2020, April  7, 2020, April  8, 2020, July  13, 2020, July  15, 2020 and August 24, 2020; and

•

any description of shares of Analog Devices common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

These documents contain important information about Analog Devices’ business and Analog Devices’ financial performance.

You may request a copy of this joint proxy statement/prospectus or any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Analog Devices, without charge, by written or telephonic request to:

Analog Devices, Inc.

1 Analog Way

Wilmington, Massachusetts 01887

Attention: Investor Relations

Telephone: (781) 461-3282

or from the SEC through the SEC website at the address provided above.

Maxim (SEC File No. 001-34192):

•	Annual Report on Form 10-K for the fiscal year ended June 27, 2020, filed with the SEC on August 19, 2020;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2019, filed with the SEC on October 30, 2019;

•	The information in Maxim’s definitive proxy statement on Schedule 14A for Maxim’s 2019 annual meeting of stockholders, filed with the SEC on September 27, 2019;

•	Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on July 13, 2020 and August 24, 2020; and

•

The description of the Maxim common stock contained in Maxim’s Registration Statement on Form 8-A, filed with the SEC on October 6, 2008, and all amendments and reports filed with the SEC for the purposes of updating such description.

These documents contain important information about Maxim’s business and Maxim’s financial performance.

If you are a Maxim Stockholder, you may request a copy of this joint proxy statement/prospectus or any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Maxim, without charge, by written or telephonic request to:

Maxim Integrated Products, Inc.

160 Rio Robles

San Jose, California 95134

Attention: Corporate Secretary

Telephone: (408) 601-1000

or from the SEC through the SEC website at the address provided above.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among:

ANALOG DEVICES, INC.,

a Massachusetts corporation;

MAGNETO CORP.,

a Delaware corporation;

and

MAXIM INTEGRATED PRODUCTS, INC.,

a Delaware corporation

Dated as of July 12, 2020

i

ii

Exhibits

Exhibit A	Certain Definitions

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 12, 2020, by and among: ANALOG DEVICES, INC., a Massachusetts corporation (“Parent”); MAGNETO CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”); and MAXIM INTEGRATED PRODUCTS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    The parties intend that Acquisition Sub be merged with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Acquisition Sub will cease to exist and the Company will continue as the Surviving Corporation and a wholly owned Subsidiary of Parent.

B.    The Company Board has unanimously: (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement; and (iii) recommended that the Company’s stockholders adopt this Agreement.

C.    The Parent Board has unanimously: (i) determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, Parent and its shareholders; (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement; and (iii) recommended that Parent’s shareholders approve the issuance of shares of Parent Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement.

D.    The board of directors of Acquisition Sub has: (i) determined that it is in the best interests of its sole stockholder for Acquisition Sub to enter into this Agreement; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and (iii) recommended that its sole stockholder adopt this Agreement.

E.    It is intended that, for U.S. federal income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

AGREEMENT

The parties to this Agreement, in consideration of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, agree as follows:

SECTION 1    THE MERGER

1.1    The Merger. At the Effective Time, Acquisition Sub shall be merged with and into the Company in accordance with the DGCL and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of Acquisition Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and a wholly owned Subsidiary of Parent. From and after the Effective Time, all the property, rights, powers, privileges and franchises of the Company and Acquisition Sub shall be vested in the Surviving Corporation and all of the debts, obligations, liabilities, restrictions and duties of the Company and Acquisition Sub shall become the debts, obligations, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

1.2    Closing. The consummation of the Merger (the “Closing”) shall be held (a) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, or (b) remotely by exchange of documents and signatures (or their electronic counterparts), in either case unless another place is agreed to in writing by the parties to this Agreement, on a date to be designated jointly by Parent and the Company, which shall be no later than the second Business Day after the satisfaction or, to the extent permitted hereunder and by applicable Legal Requirements, waiver of the last to be satisfied or waived of all conditions to the parties’ respective obligations to effect the Merger set forth in Sections 5.1, 5.2 and 5.3, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions at the Closing, unless another time or date is agreed to in writing by Parent and the Company. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, at the Closing, the parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and make all other filings or recordings required by the DGCL in connection with effecting the Merger. The Merger shall become effective on the date and at such time as the Certificate of Merger is filed with the Delaware Secretary of State or at such later time as may be mutually agreed to in writing by Parent and the Company and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to in this Agreement as the “Effective Time”).

1.3    Certificate of Incorporation and Bylaws.

(a)    Subject to the requirements set forth in Section 4.13(a), at the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as the certificate of incorporation of Acquisition Sub until thereafter changed or amended as provided therein or by applicable Legal Requirements, except that the name of the Surviving Corporation shall be “Maxim Integrated Products, Inc.”

(b)    Subject to Section 4.13(a), the parties hereto shall take all requisite actions so that, from and after the Effective Time, the bylaws of the Company shall be amended to conform to the bylaws of Acquisition Sub as in effect immediately prior to the Effective Time and incorporate the Company’s director and officer indemnification and advancement of expenses provisions as included in the Company’s bylaws as of the date of this Agreement, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 4.13(a).

1.4    Directors and Officers of the Surviving Corporation.

(a)    From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements and the Surviving Corporation’s Organizational Documents: (i) the directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and (ii) the officers of Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

(b)    Prior to the Effective Time, Parent shall take all necessary action so that upon the Effective Time, the Parent Board shall include two (2) members of the Company Board, each selected by mutual agreement of Parent and the Company, to hold office until the earliest to occur of the appointment or election of his or her respective successor or his or her resignation or proper removal. Parent agrees to nominate such two individuals for election at Parent’s first annual shareholders meeting that occurs after the Closing.

1.5    Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, automatically, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any stockholder of the Company:

(a)    all shares of Company Common Stock that are held in the Company’s treasury or are held directly by Parent or Acquisition Sub immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be paid or payable in respect thereof;

(b)    except as provided in Section 1.5(a), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest, a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the per share consideration payable in accordance with this Section 1.5(b), the “Merger Consideration”); and

(c)    each share of common stock, par value $0.01 per share, of Acquisition Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

1.6    Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed or converted into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Merger Consideration shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. Nothing in this Section 1.6 shall be construed to permit the parties to take any action except to the extent consistent with, or not otherwise prohibited by, the terms of this Agreement.

1.7    Options; Stock Based Awards.

(a)    Effective as of the Effective Time, each Company Option that is outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time (each, an “Outstanding Company Option”) shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into a Parent Option on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to such Outstanding Company Option immediately prior to the Effective Time, except that: (i) the number of shares of Parent Common Stock subject to each assumed Outstanding Company Option shall be determined by multiplying: (A) the number of shares of Company Common Stock subject to such Outstanding Company Option immediately prior to the Effective Time; by (B) the Exchange Ratio, and rounding such product down to the nearest whole share; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of each assumed Outstanding Company Option shall be determined by dividing: (A) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Outstanding Company Option immediately prior to the Effective Time; by (B) the Exchange Ratio, and rounding such quotient up to the nearest whole cent (it being understood that any Outstanding Company Option that is so converted into a Parent Option in accordance with this Section 1.7(a) shall, from and after the Effective Time, be subject to the applicable Change in Control Plan).

(b)    Effective as of the Effective Time, each Company RSU, Company RSA and Company MSU that is outstanding immediately prior to the Effective Time (excluding those Company RSUs, Company RSAs and Company MSUs which by their terms become vested and settled upon the Effective Time, if any) (each, a “Company Stock-Based Award”) shall: (i) with respect to (x) each Company RSU, be converted automatically into a restricted stock unit award with respect to shares of Parent Common Stock, and (y) Company RSAs, be converted automatically into a restricted share of Parent Common Stock, and in each case shall otherwise remain subject to the same vesting and other terms and conditions that applied to the underlying Company RSU or Company RSA, as applicable, immediately prior to the Effective Time (including the terms and conditions of the applicable Change in Control Plan), with the number of shares of Parent Common Stock subject to each such assumed Company RSU or Company RSA determined by multiplying: (A) the number of shares of Company

Common Stock subject to such Company RSU or Company RSA immediately prior to the Effective Time; by (B) the Exchange Ratio, and (ii) with respect to each Company MSU (which by its terms does not vest immediately prior to the Effective Time), be converted automatically and in accordance with its terms into a time-based restricted stock unit award with respect to shares of Parent Common Stock, and shall otherwise remain subject to the same terms and conditions that applied to the underlying Company MSU immediately prior to the Effective Time (including the terms and conditions of the applicable Change in Control Plan, but excluding, to the extent provided for in the award agreement governing any such Company MSU upon the consummation of a “change in control”, any performance conditions), with the number of shares of Parent Common Stock subject to each such assumed Company MSU determined by multiplying: (A) the number of shares of Company Common Stock subject to such Company MSU after giving effect to the applicable provisions, if any, of the award agreement governing such Company MSU upon the consummation of a “change in control”; by (B) the Exchange Ratio. For each holder of a Company Stock-Based Award, any fractional shares resulting from the conversion of his or her Company Stock-Based Awards shall be aggregated and rounded down to the nearest whole share, such that assumed Company Stock-Based Awards will not be subject to fractional shares and each holder is rounded with respect to no more than a single share.

(c)    Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to all assumed Outstanding Company Options and Company Stock-Based Awards. Parent shall file and cause to be effective as of no later than the Effective Time, a registration statement under the Securities Act on Form S-8, Form S-3 or other appropriate form under the Securities Act, relating to shares of Parent Common Stock issuable with respect to all assumed Outstanding Company Options and Company Stock-Based Awards, and Parent shall use its best efforts cause such registration statement to remain in effect for so long as such assumed Outstanding Company Options and Company Stock-Based Awards remain outstanding.

1.8    No Fractional Shares.

(a)    No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.

(b)    Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to Section 1.5(b) (after aggregating all fractional shares of Parent Common Stock otherwise issuable to such holder pursuant to Section 1.5(b)) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificates representing shares of Company Common Stock outstanding as of immediately prior to the Effective Time (“Company Stock Certificates”) or book-entry positions representing non-certificated shares of Company Common Stock outstanding as of immediately prior to the Effective Time (“Company Book-Entry Shares”) in accordance with Section 1.10, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required tax withholding, determined by multiplying such fraction by the Average Parent Stock Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration. The payment of cash in lieu of fractional share interests pursuant to this Section 1.8(b) is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

1.9    Closing of Transfer Books. At the Effective Time:

(a)    all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and all holders of Company Stock Certificates and of Company Book-Entry Shares shall cease to have any rights as stockholders of the Company, except (unless such holder is subject to Section 1.5(a)) the right to receive the Merger Consideration pursuant to Section 1.5(b), cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.8(b) and any dividends or other distributions pursuant to Section 1.10(f); and

(b)    the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time and no further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate or a Company Book-Entry Share is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Company Book-Entry Share shall be cancelled and shall be exchanged as provided in Section 1.10.

1.10    Exchange of Certificates and Cancellation of Book-Entry Positions.

(a)    Prior to the Closing Date, Parent shall select Parent’s transfer agent or (after consultation with and prior approval by the Company) another reputable bank or trust company reasonably satisfactory to Parent and the Company to act as exchange agent with respect to the Merger (the “Exchange Agent”). Prior to or concurrent with the Effective Time, Parent shall cause to be deposited with the Exchange Agent: (i) certificates or evidence of book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.8(b). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent pursuant to this Section 1.10(a), together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, and any interest or other income with respect to such cash amount, are referred to collectively as the “Exchange Fund.” The Exchange Agent shall invest the cash available in the Exchange Fund in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature as directed by Parent; provided that no losses on such investments shall affect the cash payable to former holders of shares of Company Common Stock pursuant to this Section 1 (and Parent shall promptly deliver to the Exchange Agent cash in an amount sufficient to replenish any deficiency in the Exchange Fund).

(b)    With respect to Company Stock Certificates, as promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of each such Company Stock Certificate (i) a notice advising such holder of the effectiveness of the Merger, (ii) a letter of transmittal in customary form and reasonably acceptable to each of Parent and the Company specifying that delivery shall be effected, and risk of loss and title to a Company Stock Certificate shall pass, only upon delivery of the Company Stock Certificate (or affidavit of loss in lieu of a Company Certificate as provided in Section 1.10(e)) to the Exchange Agent (the “Letter of Transmittal”) and (iii) instructions for surrendering a Company Stock Certificate (or affidavit of loss in lieu of a Company Stock Certificate as provided in Section 1.10(e)) to the Exchange Agent. Upon surrender to the Exchange Agent of a Company Stock Certificate (or affidavit of loss in lieu of a Company Stock Certificate as provided in Section 1.10(e)) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, Parent shall cause the Exchange Agent to mail to each holder of record of any such Company Stock Certificate in exchange therefor, as promptly as reasonably practicable thereafter, (i) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to this Section 1 in non-certificated book-entry form in the name of such record holder (subject to Section 1.10(i)) and (ii) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.12) of (A) any cash in lieu of fractional shares plus (B) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Section 1. Any Company Stock Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

(c)    With respect to Company Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), Parent shall cause the Exchange Agent to pay and deliver to each holder of record of any Non-DTC Book-Entry Share, as promptly as reasonably practicable after the Effective Time, but in any event within three (3) Business Days thereafter, the applicable Merger Consideration and a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.12) of any cash in lieu of fractional shares plus any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Section 1, and each Non-DTC Book-Entry Share shall be promptly cancelled by the Exchange Agent. Subject to Section 1.10(i), payment of the Merger Consideration with respect to Non-DTC Book-Entry Shares shall only be made to the person in whose name such Non-DTC Book-Entry Shares are registered.

(d)    With respect to Company Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, but in any event within three (3) Business Days thereafter, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Section 1.

(e)    In the event that any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in a reasonable and customary amount and upon such terms as may reasonably be required as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Section 1, as if such lost, stolen or destroyed Company Stock Certificate had been surrendered.

(f)    No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate or Company Book-Entry Shares with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until the later to occur of: (A) the date on which the holder surrenders such Company Stock Certificate or Company Book-Entry Shares in accordance with this Section 1.10; and (B) the payment date for such dividend or distribution with respect to Parent Common Stock (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(g)    Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Company Book-Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand. Any holders of Company Stock Certificates or Company Book-Entry Shares who have not theretofore surrendered their Company Stock Certificates or Company Book-Entry Shares in accordance with this Section 1.10 shall thereafter be entitled to look to Parent for, and be entitled to receive from Parent, the Merger Consideration pursuant to the provisions of Section 1.5, cash in lieu of any fractional shares of Parent Common Stock in accordance with Section 1.8(b) and any dividends or distributions with respect to shares of Parent Common Stock pursuant to Section 1.10(f).

(h)    Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of shares of Company Common Stock or to any other Person with respect to any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement. If any Company Stock Certificate or Company Book-Entry Share has not been surrendered prior to the date on which any portion of the Merger Consideration and any dividends or distributions, in each case, that a holder of such Company Stock Certificates or Company Book-Entry Share has the right to receive pursuant to this Section 1 in respect of such Company Stock Certificate or Company Book-Entry Share would otherwise escheat to or become property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Company Stock Certificate or Company Book-Entry Share shall, to the extent permitted by applicable Legal Requirement, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

(i)    In the event of a transfer of ownership of any shares of Company Common Stock that is not registered in the transfer records of the Company, the Exchange Agent may deliver the Merger Consideration (and, to the extent applicable, cash in lieu of fractional shares pursuant to Section 1.8(b) or any dividends or distributions pursuant to Section 1.10(f)) to such transferee if (A) in the case of Company Book-Entry Shares, written instructions authorizing the transfer of the Company Book-Entry Shares are presented to the Exchange Agent, (B) in the case of Company Stock Certificates, the Company Stock Certificates formerly representing such shares of Company Common Stock are surrendered to the Exchange Agent, and (C) the written instructions, in the case of clause (A), and Company Stock Certificates, in the case of clause (B), are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Exchange Agent. If any shares of Parent Common Stock are to be delivered to a Person other than the holder in whose name any shares of Company Common Stock are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of shares of Parent Common Stock to a Person other than the registered holder of any shares of Company Common Stock, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.

1.11    Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary to carry out the purposes of this Agreement, the officers and directors of Parent shall (in the name of Acquisition Sub, in the name of the Company or otherwise) be fully authorized to take such action.

1.12    Tax Withholding. Each of Parent, the Exchange Agent, Acquisition Sub, the Company and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (including under any Company MSU Award Agreement) any amounts as are required to be deducted and withheld with respect to the making of such payment pursuant to the Code or any other applicable Legal Requirement relating to Taxes. To the extent that amounts are so deducted or withheld and, if required, paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

1.13    Tax Treatment. It is intended that, for U.S. federal income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

SECTION 2    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Acquisition Sub that, except as set forth or incorporated by reference in the Company SEC Documents filed prior to the date of this Agreement (excluding any disclosures contained in such documents under the heading “Risk Factors” or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or, subject to Section 7.13, in the disclosure schedule delivered to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”):

2.1    Due Organization and Good Standing; Subsidiaries.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect. The Company is duly qualified and has all necessary Governmental Authorizations to do business, and is in good standing, in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

(b)    Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the year ended June 29, 2019 (filed with the SEC on August 21, 2019) (the “Most Recent Company 10-K”) is a correct and complete list of each Entity that is a Company Subsidiary as of the date of this Agreement (other than those Company Subsidiaries that, in the aggregate, would not constitute a “significant subsidiary” (as defined in Rule 1.02(w) of Regulation S-X)). As of the date of this Agreement, neither the Company nor any Company Subsidiary owns any equity interest or joint venture, partnership or similar interest in any other Entity, other than the Entities identified in Exhibit 21.1 of the Most Recent Company 10-K and any other wholly owned Subsidiary of the Company. Each Company Subsidiary is duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is organized) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority and Governmental Authorizations to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger. Each Company Subsidiary is duly qualified and has all necessary Governmental Authorizations to do business, and (where such concept is recognized under the laws of the jurisdiction in which it is organized) is in good standing. in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect. All of the outstanding shares of capital stock of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all Liens, except for Company Permitted Encumbrances.

2.2    Organizational Documents. Prior to the date of this Agreement, the Company has made available to Parent copies of the Organizational Documents of the Company and each Company Subsidiary, including all amendments thereto, as in effect on the date hereof. The Organizational Documents of the Company and each Company Subsidiary are in full force and effect and neither (a) the Company nor (b) except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect, any Company Subsidiary is in violation of any of the provisions of such Organizational Documents.

2.3    Capitalization.

(a)    The authorized capital stock of the Company consists of: (i) 960,000,000 shares of Company Common Stock, of which 266,684,468 were issued and outstanding as of July 10, 2020 (the “Company Capitalization Date”); and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share, none of which were outstanding as of the Company Capitalization Date. All of the outstanding shares of Company Common Stock have been, and all shares of Company Common Stock reserved for issuance pursuant to the Company Equity Agreements will be when issued, duly authorized and validly issued, and are, or will be when issued, fully paid and non-assessable.

(b)    Except as set forth in the Company’s restated certificate of incorporation (as amended), the Company’s bylaws or the Company Equity Agreements: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; (iii) there are no bonds, debentures, notes or other indebtedness of the Company issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote; and (iv) there is no contract to which the Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. Except as set forth in the Company Equity Agreements, the Company is not under any obligation, nor is it bound by any contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(c)    As of the Company Capitalization Date: (i) 87,930 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options; (ii) 4,642,394 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs; (iii) 971,220 shares of Company Common Stock were subject to issuance pursuant to outstanding Company MSUs, assuming goal achievement at target levels; (iv) 5,397,663 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP; and (v) except as set forth in Section 2.3(a), no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Prior to the date of this Agreement, the Company has made available to Parent accurate and complete copies of: (A) the Company Equity Plan; and (B) the forms of all stock option agreements evidencing Company Options outstanding as of the date of this Agreement, the forms of all restricted stock unit agreements evidencing Company RSUs outstanding as of the date of this Agreement, and the forms of all market stock unit agreements evidencing Company MSUs outstanding as of the date of this Agreement. On the date of grant of each Company Option, the per share exercise price of each such Company Option was at least equal to the fair market value of one share of Company Common Stock on such date.

(d)    Except as set forth in Section 2.3(c), as of the Company Capitalization Date, there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of the Company, in each case, to which the Company or any of its Subsidiaries is a party; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e)    From the Company Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has issued any shares of Company Common Stock, other than pursuant to Company Options, Company RSUs, Company RSAs or Company MSUs, in each case, that were outstanding as of the Company Capitalization Date.

2.4    Reports; Financial Statements; Internal Controls.

(a)    All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed or furnished by the Company with the SEC under the Exchange Act or Securities Act since January 1, 2018 (the “Company SEC Documents”) have been filed or furnished with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary has been required to file any forms, reports or other documents with the SEC at any time since January 1, 2018. Since January 1, 2017 no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(b)    The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of the Company and the Company’s consolidated Subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of the Company and the Company’s consolidated Subsidiaries for the periods covered thereby subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments and (iv) have been prepared from, and are in accordance with, the books and records of the Company and the Company’s consolidated Subsidiaries in all material respects. No financial statements of any Person other than the Company and the Company’s consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, PricewaterhouseCoopers LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company.

(c)    The Company maintains, and at all times since June 25, 2017 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 29, 2019, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued an attestation report concluding that the Company maintained effective internal control over financial reporting as of June 29, 2019. Management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or any other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

(d)    Since January 1, 2018, (i) none of the Company or any Company Subsidiary nor, to the knowledge of the Company, any director or officer of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or any material complaint, allegation, assertion or claim from employees of the Company or any Company Subsidiary regarding questionable accounting or auditing matters with respect to the Company or any Company Subsidiary, and (ii) to the knowledge of the Company, no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company, any Company Subsidiary or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof, or to the Chief Legal, Administrative & Compliance Officer or Chief Executive Officer of the Company.

(e)    The Company maintains disclosure controls as required by Rule 13a-15 or 15d-15 under the Exchange Act. As of the date hereof, the Company is in compliance in all material respects with all current listing requirements of the Nasdaq Global Select Market (“Nasdaq”).

(f)    Neither the Company nor any Company Subsidiary is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(h)    Neither the Company nor any Company Subsidiary has any liabilities of any nature or type, whether accrued, absolute, determined, contingent or otherwise and whether due or to become due, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent Company Balance Sheet; (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Company Balance Sheet; (iii) liabilities that do not constitute or would not reasonably be expected to result in a Company Material Adverse Effect; and (iv)  liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

2.5    Absence of Certain Changes.

(a)    Since the date of the Most Recent Company Balance Sheet, there has not been any fact, event, change, effect, circumstance, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    From the date of the Most Recent Company Balance Sheet to the date of this Agreement, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice, and neither the Company nor any Company Subsidiary has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to Sections 4.1(a) (iii), (iv), (vi), (viii), (xi), (xvii) or (xviii) or, as it relates to any of the foregoing clauses, Section 4.1(a) (xxiii).

2.6    Intellectual Property and Related Matters.

(a)    Part 2.6(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement, of all Company IP that is Registered IP (collectively, the “Company Registered IP”), including for each item: (i) the current owner; (ii) the jurisdiction of application or registration; (iii) the application or registration number, and, where applicable, the title; and (iv) the date filing or of registration. All Company IP is owned exclusively by the Company or a Company Subsidiary free and clear of all Liens other than Company Permitted Encumbrances.

(b)    Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole: (i) the Company Registered IP (other than applications for Patents, Trademarks or Copyrights pending as of the date of this Agreement) is subsisting and, to the knowledge of the Company, not invalid or unenforceable; and (ii) to the knowledge of the Company, none of the Company Registered IP has lapsed or been abandoned or cancelled (other than on the expiration of the full term for such Registered IP). As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened in writing, in which the validity, enforceability or ownership of any Company Registered IP is being contested or challenged (other than office actions or proceedings in the ordinary course of prosecution of any pending applications for registration or issuance of any Registered IP).

(c)    To the knowledge of the Company, neither the Company nor any Company Subsidiary is subject to any outstanding Order that restricts in any material manner the use, transfer or licensing of any Company IP. Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary is party to any written contract pursuant to which, upon and as a result of the consummation of the Merger, the following shall occur: (i) the termination of any license of material Intellectual Property to the Company or a Company Subsidiary; (ii) the granting of any licenses or rights to a third Person to material Company IP or to any Parent IP; or (iii) the release from escrow to a third Person of any material technology or Software of the Company and the Company Subsidiaries.

(d)    The operations of the businesses of the Company and the Company Subsidiaries as currently conducted, including the Company’s and the Company Subsidiaries’ design, manufacture, provision, and sale of any Company Products, do not infringe, misappropriate or otherwise violate, and, since January 1, 2018, have not infringed, misappropriated or otherwise violated, any Intellectual Property owned by any other Person, in each case, in any manner that has resulted, or could reasonably be expected to result, in any liability that is material to the Company and the Company Subsidiaries, taken as a whole. To the knowledge of the Company, no Legal Proceeding is pending or threatened in writing against the Company or any Company Subsidiary, and, to the knowledge of the Company, there have been no written complaints, claims or notices received by the Company or any Company Subsidiary since January 1, 2018, alleging any infringement, misappropriation or violation of any Intellectual Property of any other Person by the Company or any Company Subsidiary. To the knowledge of the Company, no written requests or demands for indemnification or defense as a result of a claim that a Company Product infringes third party Intellectual Property, has been received by the Company or any Company Subsidiary from any third Person since January 1, 2018 that have resulted, or could reasonably be expected to result, in material liability to the Company or a Company Subsidiary. Since January 1, 2018, neither Company nor any Company Subsidiary has brought any Legal Proceeding against any other Person, or provided any other Person with written notice, alleging any Person is infringing, misappropriating or otherwise violating any material Company IP.

(e)    Since January 1, 2018, neither the Company nor any Company Subsidiary (i) has received any material support, funding, resources or assistance from any government entities, academic institutions, or non-profit research centers (other than in connection with customer agreements in the ordinary course of business) in the development of any (y) Company Product or (z) Software or other technology of the Company and the Company Subsidiaries, in each case (y) and (z) that resulted in, or is reasonably expected to result in, such third parties being granted any rights or licenses to, or ownership interest in, any material Company IP, or (ii) is a member of or party to, or has participated in any patent pool, industry standards body, trade association or other similar organization pursuant to the rules of which the Company or any Company Subsidiary is obligated to license or offer to license any existing or future Intellectual Property to any Person.

(f)    The Company and each Company Subsidiary have taken commercially reasonable steps to protect all Trade Secrets that are material to the Company or the Company Subsidiaries and, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, there have been no unauthorized uses or disclosures of any such Trade Secrets. It is the policy of the Company that each employee of, and each consultant to, the Company or any Company Subsidiary, in each case, who has been engaged in the development of any (i) current Company Product, or (ii) material Software or other material technology of the Company and the Company Subsidiaries, has entered into a proprietary information and invention assignment agreement with the Company or a Company Subsidiary for whom such employee or consultant provides or provided services. Since January 1, 2018, to the knowledge of the Company, no such employee or consultant has materially violated such agreement or otherwise misappropriated any Trade Secret that constitutes material Company IP.

(g)    Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary is in breach of any material terms or conditions of any relevant Open Source Licenses for Open Source incorporated into the material proprietary Software of the Company or the Company Subsidiaries, including notice and attribution obligations. To the knowledge of the Company, no Open Source is compiled together with, or is otherwise incorporated into, any material proprietary Software of the Company or the Company Subsidiaries and distributed by the Company or any Company Subsidiary in a manner that would subject such proprietary

Software to being made available to other Persons on a royalty-free basis pursuant to the terms of the applicable Open Source License.

(h)    Part 2.6(h) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of, (i) all contracts pursuant to which a third Person has licensed (including covenants not to sue) to the Company or a Company Subsidiary any Intellectual Property, or licenses to IP blocks included in Company Products, that is material to the conduct of the business of Company and the Company Subsidiaries taken as a whole (other than Open Source Licenses and licenses to commercially available off-the-shelf Software or commercially available technology used in the general operation of the business and in each case available for an annual aggregate fee of less than $2,000,000) (“In-Bound Licenses”); and (ii) each contract pursuant to which the Company has granted to any third Person any right or license (including covenants not to sue) to any material Company IP (other than non-exclusive licenses granted in the ordinary course in connection with the sale, manufacture, design, development, marketing, provision, distribution or use of any Company Products) (“Out-Bound Licenses” and, together with the In-Bound Licenses, the “Company IP Licenses”).

(i)    Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries taken as a whole: (i) to the knowledge of the Company, the Company and each Company Subsidiary is in compliance, and has since January 1, 2018 complied, with all applicable Legal Requirements, as well as its own policies regarding Personal Data; (ii) neither the Company nor any Company Subsidiary has, since January 1, 2018, received any written notice from any applicable Governmental Entity alleging any violation of Legal Requirements regarding Personal Data by the Company or any Company Subsidiary, nor has the Company or any of the Company Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Entity; (iii) the Company and each Company Subsidiary, has, since January 1, 2018, taken commercially reasonable steps (including, as appropriate, implementing reasonable technical, physical or administrative safeguards) designed to protect Personal Data in their possession or under their control against loss and unauthorized access, use, modification or disclosure, and, to the knowledge of the Company, there has been no incident of same; and (iv) the Company and each Company Subsidiary, has, since January 1, 2018, taken commercially reasonable steps with respect to all third party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of the Company and the Company Subsidiaries to obligate such Persons to take steps to protect and secure Personal Data from loss or unauthorized use, access, modification or disclosure.

(j)    Since January 1, 2018, and except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, there has been no material failure, breakdown, loss or impairment of, or any unauthorized access to or unauthorized use of, any information technology systems of the Company or any Company Subsidiary that (i) has resulted in a material disruption or material interruption in the operation of the business of the Company or any Company Subsidiary or (ii) to the knowledge of the Company, has resulted in unauthorized disclosure of any confidential information of the Company or any Company Subsidiary to any unauthorized Person.

(k)    Notwithstanding anything to the contrary elsewhere herein, the representations and warranties in this Section 2.6 are the sole and exclusive representations and warranties of the Company and its Subsidiaries concerning non-infringement of Intellectual Property.

2.7    Title to Assets; Real Property. The Company or a Company Subsidiary owns, and has good and marketable title to, or in the case of assets purported to be leased by the Company or a Company Subsidiary, leases and has valid leasehold interest in, each of the material tangible assets owned or leased by the Company or a Company Subsidiary, free and clear of all Liens (other than Company Permitted Encumbrances). The Company or a Company Subsidiary has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each material real property owned by the Company or a Company Subsidiary (such real property, collectively, the “Company Owned Real Property”), free and clear of all Liens (other than Company Permitted Encumbrances). Neither the Company nor any Company Subsidiary has received written notice of any pending condemnation proceeding with respect to any Company Owned Real Property, and to the knowledge of the Company no such proceeding is threatened. Either the Company or a Company Subsidiary has a good and valid leasehold interest in each material lease, material sublease or other material agreement under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property, in each case pursuant to a material lease that is a valid and binding obligation of the Company or a Company Subsidiary and, to the knowledge, of the Company, each other party thereto, and none of the Company or any Company Subsidiary is in default of any material provision of any such lease.

2.8    Contracts. Part 2.8 of the Company Disclosure Schedule contains a list as of the date of this Agreement of each of the following contracts to which the Company or a Company Subsidiary is a party (each such contract (x) required to be listed in Part 2.8 of the Company Disclosure Schedule, (y) that is a Company IP License, or (z) that is filed as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) as an exhibit to the Most Recent Company 10-K under the Exchange Act prior to the date of this Agreement (other than any Company Plan), being referred to as a “Material Contract”):

(a)    each contract that restricts in any material respect the ability of the Company, any Company Subsidiary or any Affiliate of any of them to compete in any geographic area or line of business, or solicit any client or customer (or that would so restrict Parent, any Parent Subsidiary or any Affiliate following the Closing);

(b)    each joint venture agreement or similar agreement with a third party;

(c)    each contract (other than any Organizational Document) between the Company or any Company Subsidiary, on the one hand, and any director, officer or Affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including (but not limited to) any contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such director, officer, Affiliate or “associate” or “immediate family” member, but excluding any Company Plan;

(d)    each material acquisition or divestiture contract or material licensing agreement that contains any material indemnification obligations or any “earnout” or other material contingent payment obligations that are outstanding obligations of the Company or any Company Subsidiary as of the date of this Agreement;

(e)    each loan or credit agreement, indenture, mortgage, note or other contract evidencing indebtedness for money borrowed by the Company or any Company Subsidiary from a third party lender, and each contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any Company Subsidiary, in each case in excess of $10,000,000;

(f)    each contract expressly limiting or restricting the ability of the Company or any Company Subsidiary (i) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (ii) to make loans to the Company or any Company Subsidiary, or (iii) to grant liens on the property of the Company or any Company Subsidiary;

(g)    each contract that obligates the Company or any Company Subsidiary to make any loans, advances or capital contributions to, or investments in, any Person, except for (i) loans or advances for indemnification, attorneys’ fees, or travel and other business expenses in the ordinary course of business, (ii) extended payment terms for customers in the ordinary course of business, (iii) prepayment of Taxes for repatriated employees of the Company or any Company Subsidiary or (iv) loans, advances or capital contributions to, or investments in, any Person that is not an Affiliate or employee of the Company not in excess of $10,000,000 individually;

(h)    each contract that grants any right of first refusal or right of first offer or similar right with respect to any assets, rights or properties of the Company or any Company Subsidiary (i) for, or that would reasonably be expected to result in, total consideration of more than $10,000,000 or (ii) with a fair market value in excess of $10,000,000;

(i)    each contract (excluding (i) purchase orders given or received in the ordinary course of business and (ii) contracts between the Company and any Subsidiary of the Company or among any Subsidiaries of the Company) under which the Company or any Company Subsidiary (A) paid in excess of $15,000,000 in fiscal year 2020, or is expected to pay in excess of $15,000,000 in fiscal year 2021 or (B) received in excess of $20,000,000 in fiscal year 2020, or is expected to receive in excess of $20,000,000 in fiscal year 2021;

(j)    each material “single source” supply contract pursuant to which goods or materials are supplied to the Company or a Company Subsidiary from a sole source;

(k)    each foundry agreement, each agreement relating to assembly and testing, and each agreement relating to manufacturing services;

(l)    each collective bargaining or other labor or works council agreement covering employees of the Company or a Company Subsidiary;

(m)    each lease involving real property pursuant to which the Company or any Company Subsidiary is required to pay a monthly base rental in excess of $350,000;

(n)    each lease or rental contract involving personal property (and not relating primarily to real property) pursuant to which the Company or any Company Subsidiary is required to make rental payments in excess of $250,000 per month (excluding leases or rental contracts for office equipment entered into in the ordinary course of business);

(o)    each contract relating to the acquisition, sale or disposition of any business unit or product line of the Company or any Company Subsidiary and with any outstanding obligations that are material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement;

(p)    any material Government Contract that has not been closed out;

(q)    each contract with any “most favored nation” provision or that otherwise requires the Company or any Company Subsidiary (or, following the Closing, would require Parent or any Parent Subsidiary) to conduct business with any Person on a preferential or exclusive basis, or that includes a price protection or rebate provision in favor of the counterparty to such contract;

(r)    each settlement agreement entered into since January 1, 2018 (i) with a Governmental Entity, (ii) that requires the Company or any Company Subsidiary to pay more than $15,000,000 after the date of this Agreement or (iii) that imposes any restrictions, other than immaterial restrictions, on the business of the Company or any Company Subsidiary;

(s)    each contract with any Top Customer or any Top Distributor or Top Supplier of the Company and its Subsidiaries; and

(t)    each contract relating to the creation of a Lien (other than Company Permitted Encumbrances) with respect to any material asset of the Company or any Company Subsidiary.

There are no existing breaches or defaults on the part of the Company or any Company Subsidiary under any Material Contract, and, to the knowledge of the Company, there are no existing breaches or defaults on the part of any other Person under any Material Contract, in each case except where such breaches or defaults would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect. No event has occurred or not occurred through the Company’s or any Company Subsidiary’s action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that, with notice or the lapse of time or both, would constitute a breach of or default under the terms of any Material Contract, in each case except where such breaches or defaults would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect. Each Material Contract is valid, has not been terminated prior to the date of this Agreement, is enforceable against the Company or the applicable Company Subsidiary that is a party to such Material Contract, and, to the knowledge of the Company, is enforceable against the other parties thereto, in each case subject to: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and, in each case, except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent accurate and complete copies of each Material Contract in effect as of the date of this Agreement, together with all material amendments and supplements thereto in effect as of the date of this Agreement. Prior to the date of this Agreement, no Top Customer, no Top Distributor and no Top Supplier to the Company or a Company Subsidiary has canceled, terminated or substantially curtailed its relationship with the Company or any Company Subsidiary, given written notice to the Company or any Company Subsidiary of any intention to cancel, terminate or substantially curtail its relationship with the Company or any Company Subsidiary, or, to the knowledge of the Company, threatened to do any of the foregoing.

2.9    Compliance with Legal Requirements.

(a)    The Company and the Company Subsidiaries are, and since January 1, 2018 have been, in compliance with all Legal Requirements applicable to them and their businesses, except where the failure to comply with such Legal Requirements would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has, during the three-year period prior to the date of this Agreement: (i) to the knowledge of the Company, received any written notice or verbal notice from any Governmental Entity regarding any material violation by the Company, any Company Plan or any fiduciary of any Company Plan of any Legal Requirement; or (ii) provided any notice to any Governmental Entity regarding any material violation by the Company or any Company Subsidiary of any Legal Requirement.

(b)    The Company and the Company Subsidiaries hold, and have at all times since January 1, 2018 held, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities necessary for the lawful operation of the businesses of the Company and the Company Subsidiaries, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”) and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay has not had and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect. Except as has not had and would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect, (i) all Company Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened; and (ii) the Company and each Company Subsidiary is in compliance with the terms and requirements of all Company Permits.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary have at all times since January 1, 2018 conducted all import and export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by OFAC and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott laws, rules and regulations of all other countries in which the business of the Company or any Company Subsidiary is conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has been since January 1, 2018 or currently is the subject of a charging letter or penalty notice issued, or an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by the Company or any Company Subsidiary pertaining to such matters. Neither the Company nor any Company Subsidiary is currently designated as a sanctioned party under sanctions administered by OFAC, nor is the Company or any Company Subsidiary owned fifty percent (50%) or more by an individual or entity that is so designated. Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any director, officer, employee, independent contractor, consultant, agent or other person acting on behalf of the Company or any Company Subsidiary, is located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions. Since January 1, 2018, the Company and the Company Subsidiaries have obtained all material consents, orders and declarations from, provided all material notices to, and made all material filings with, all Governmental Entities required for (i) the export, import and re-export of its products, services, software and technologies, and (ii) releases of technologies and software to foreign nationals located in the U.S. and abroad (the “Export Approvals”), and each of the Company and the Company Subsidiaries is and, since January 1, 2018, has been in compliance in all material respects with the terms of all Export Approvals. To the knowledge of the Company, there are no pending or threatened claims against the Company or any Company Subsidiary with respect to such Export Approvals.

2.10    Legal Proceedings; Investigations; Orders.

(a)    There is no Legal Proceeding pending (or, to the knowledge of the Company, threatened) against the Company or any Company Subsidiary or affecting any of their respective properties or assets that: (i) would adversely affect the Company’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement; or (ii) would, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect.

(b)    There are no subpoenas, civil investigative demands or other written requests for information issued to the Company or any Company Subsidiary relating to potential violations of any Legal Requirement that are pending or, to the knowledge of the Company, threatened, or any investigations or claims against or affecting the Company or any Company Subsidiary, or any of their respective properties, relating to potential violations of any Legal Requirement that would, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect.

(c)    There is no court order or judgment under which the Company or any Company Subsidiary is subject to ongoing obligations that would, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect.

2.11    Certain Business Practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2018, neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any Company Subsidiary has, directly or indirectly, (a) violated or taken any action that would result in a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or its predecessor laws, or any other Legal Requirements concerning corrupt payments applicable to the Company or any Company Subsidiary (collectively, the “Anti-Corruption Laws”) or (b): (i) used any funds of the Company or a Company Subsidiary for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful expenses, related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any Company Subsidiary; (iii) established or maintained any unlawful fund of monies or other assets of the Company or any Company Subsidiary; (iv) made any fraudulent entry on the books or records of the Company or any Company Subsidiary; (v) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, in any form, to obtain favorable treatment in securing business, to obtain special concessions or to influence any act or decision of a foreign government official or other person or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with any Prohibited Person. To the knowledge of the Company, neither the Company nor any Company Subsidiary, as of the date of this Agreement, (i) is under external or internal investigation by any Governmental Entity for any material violation of any Anti-Corruption Laws or (ii) has received any written or other communication from any Governmental Entity regarding any material violation of, or failure to comply with, any Anti-Corruption Laws. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2016 neither the Company nor any Company Subsidiary has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

2.12    Tax Matters.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)    The Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them (the “Company Returns”) and all such Company Returns are true, correct and complete.

(ii)    The Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, and the financial statements of the Company and the Company Subsidiaries reflect full and adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by the Company or any Company Subsidiary.

(iii)    Each of the Company and the Company Subsidiaries has (i) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) otherwise complied with all applicable Legal Requirements relating to the withholding, collection and remittance of Taxes (including information reporting requirements).

(iv)    Within the last six (6) years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction.

(v)    Neither the Company nor any Company Subsidiary will be required to include an item of income (or exclude an item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the

Closing Date, (ii) a prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date or (iii) an election under Section 108(i) of the Code (or any similar state, local or non-U.S. Legal Requirement).

(b)    There are no: (i) examinations, investigations, audits, or other proceedings pending or threatened in writing with respect to any material Taxes of the Company or any Company Subsidiary or any material Company Returns; (ii) extensions or waivers of the limitation period applicable to any material Company Return or the period for the assessment of any material Taxes of the Company or the Company Subsidiaries; (iii) deficiencies for material Taxes that have been claimed, proposed or assessed by any Governmental Entity against the Company or any Company Subsidiary that have not been fully satisfied by payment; or (iv) Liens in respect of or on account of material Taxes (other than Company Permitted Encumbrances) upon any of the property or assets of the Company or any Company Subsidiary.

(c)    Neither the Company nor any of the Company Subsidiaries (i) is or has been, within the last ten (10) years, a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes, except for any such group of which the Company is the common parent or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar state, local or non-U.S. Legal Requirement) or as a transferee or successor.

(d)    Neither the Company nor any Company Subsidiary is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than: (i) customary tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes; and (ii) any agreement or arrangement solely between or among the Company and/or the Company Subsidiaries.

(e)    Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous state, local or non-U.S. Legal Requirement) or other ruling or written agreement with a Tax authority, in each case, with respect to Taxes.

(f)    Part 2.12(f) of the Company Disclosure Schedule sets forth the Company’s expected future payments due to its election pursuant to Section 965(h) of the Code.

(g)    Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(h)    Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. Legal Requirement).

(i)    Neither the Company nor any Company Subsidiary has taken or agreed to take any action or believes or has any reason to believe that any conditions exist that could prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.13    Employee Benefit Plans.

(a)    Part 2.13(a) of the Company Disclosure Schedule sets forth a list of all material Company Plans as of the date of this Agreement.

(b)    The Company has made available to Parent copies of, to the extent applicable: (i) the plan document for each material Company Plan; (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto) with respect to each material Company Plan; (iii) the most recent summary plan description with respect to each material Company Plan; (iv) the most recent IRS determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code; and (v) all material correspondence from any Governmental Entity regarding any active or threatened Legal Proceeding regarding any Company Plan.

(c)    Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS stating that such Company Plan is so qualified. Each Company Plan has been operated in compliance with its terms and with all applicable Legal Requirements, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the foregoing, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no liability under Title IV of ERISA has been incurred by the Company or any Commonly Controlled Entity that has not been satisfied in full and, to the Knowledge of the Company, no condition exists that presents a risk to the Company of incurring a liability under such Title.

(d)    Except as set forth in Part 2.13(d) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with any other event): (i) entitle any current or former employee, officer, director or independent contractor of the Company or any Company subsidiary to any payment or benefit under any Company Plan; (ii) increase the amount of any compensation or other benefits otherwise payable by the Company or any Company Subsidiary under any Company Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits under any Company Plan; or (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary, and there is no agreement between the Company or any Company Subsidiary, on the one hand, and any employee or independent contractor of the Company or Company Subsidiary, on the other hand, that will give rise to any payment that would not be deductible for United States federal income Tax purposes pursuant to Section 280G of the Code. No Company Plan provides for any gross-up, make-whole or other similar payment or benefit in respect of any taxes under Section 4999 of the Code or Section 409A of the Code.

(e)    Each Company Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(f)    Each material Company Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any employee or former employee of the Company or any of Company Subsidiary (or any dependent thereof) who resides outside of the United States (each, a “Foreign Plan”) is set forth and identified as such in Part 2.13(a) of the Company Disclosure Schedule. With respect to each Foreign Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) such Foreign Plan has been maintained, funded and administered in material compliance with applicable laws and the requirements of such Foreign Plan’s governing documents and any applicable collective bargaining or other works council agreements, and (ii) such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the applicable Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan.

2.14    Labor Matters. Neither the Company nor any Company Subsidiary is a party to, nor does the Company or any Company Subsidiary have a duty to bargain for, any collective bargaining agreement with a labor organization or works council representing any of its employees and, as of the date of this Agreement, there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the

Company, seeking to represent any employees of the Company or any Company Subsidiary. To the knowledge of the Company, as of the date of this Agreement there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting the Company, any Company Subsidiary or any of their employees. There is not now pending, and, to the knowledge of the Company, no Person has currently threatened in writing to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement there is no claim or grievance pending or threatened relating to any employment contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any employee of the Company or any Company Subsidiary, including charges of unfair labor practices or harassment complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the knowledge of the Company, threatened by or on behalf of any employees of the Company or Company Subsidiary. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with all applicable laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters, and (ii) the Company and the Company Subsidiaries have properly classified all of their service providers as either employees or independent contractors and as exempt or non-exempt for all purposes.

2.15    Environmental Matters. The Company and the Company Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Environmental Laws (which compliance includes the possession, and the compliance with the terms and conditions, by the Company and each Company Subsidiary of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations), and there are no investigations, actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, in each case, except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect. During the three-year period prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice from a Governmental Entity that alleges that the Company or any Company Subsidiary is violating, or has or may have, violated any Environmental Law, or may have any liability or obligation arising under, retained or assumed by contract or by operation of law, except for such violations, liabilities and obligations that would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 2018, there has been no release of any hazardous materials by the Company or any Company Subsidiary at or from any facilities owned or leased by the Company or any Company Subsidiary or at any other locations where any hazardous materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed or disposed of by the Company or any Company Subsidiary and, in each case, for which the Company or any Company Subsidiary would reasonably be expected to be subject to any liability, except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect. For purposes of this Section 2.15, “Environmental Law” shall mean any Legal Requirement relating to pollution or protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), including any such Legal Requirement regulating emissions, discharges or releases of pollutants, contaminants, wastes, toxic substances, exposure to or release of, or the management of any hazardous materials.

2.16    Insurance. During the one-year period prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written communication notifying the Company or any Company Subsidiary of any: (a) premature cancellation or invalidation of any material insurance policy held by the Company or any Company Subsidiary; or (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company or any Company Subsidiary. As of the date of this Agreement, there is no pending material claim by the Company or any Company Subsidiary against any insurance carrier under any insurance policy held by the Company or any Company Subsidiary. The Company and the Company Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate in all material respects. Except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect, all insurance policies maintained by or on behalf of the Company or any of the Company Subsidiaries as of the date of this Agreement are in full force and effect, all premiums and other payments due on such policies have been paid by the Company or a Company Subsidiary and all claims thereunder have been filed in due and timely fashion, and neither the Company nor any of Company Subsidiary is in breach or default under, has received any written notice of, or has taken any action that could permit cancellation, termination or modification of, any such insurance policies.

2.17    Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Required Company Stockholder Vote, to consummate the Merger. On or prior to the date hereof, the Company Board has unanimously: (a) duly and validly authorized and approved the execution, delivery and performance of this Agreement and the consummation of the Merger by the Company; (b) determined that the Merger is fair to and in the best interests of the Company and its stockholders; (c) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger; and (d) subject to the terms and conditions hereof, directed that this Agreement be submitted to a vote of the Company’s stockholders, recommended that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”), and resolved to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, subject to Section 4.2. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the Merger, the receipt of the Required Company Stockholder Vote and the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Acquisition Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.18    Vote Required. The adoption of this Agreement by the affirmative vote of the holders of a majority of the shares of Company Common Stock issued and outstanding on the record date for the Company Stockholder Meeting and entitled to vote on the proposal to adopt this Agreement (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary under applicable Legal Requirements and the Company Organizational Documents to approve or adopt this Agreement or for the Company to consummate the transactions contemplated hereby, including the Merger.

2.19    Non-Contravention; Consents.

(a)    The execution and delivery of this Agreement by the Company and, assuming receipt of the Required Company Stockholder Vote, the consummation by the Company of the Merger will not: (i) cause a violation of any of the provisions of the Organizational Documents of the Company or any Company Subsidiary; (ii) assuming the consents and filings referred to in Section 2.19(b) are made and obtained, conflict with or violate any applicable Legal Requirements; or (iii) subject to Section 4.7, result in any loss, limitation or impairment of any right of the Company or any Company Subsidiary to own or use any assets, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any contract, loan, indebtedness, mortgage, lease, agreement, instrument, permit, franchise, right or license binding upon the Company or any Company Subsidiary or by which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens of any kind (other than Company Permitted Encumbrances) upon any of the properties, rights or assets of the Company or any Company Subsidiary, except, in the cases of clauses “(ii)” and “(iii),” as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

(b)    Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act or other applicable Antitrust Laws, applicable state securities takeover and “blue sky” laws, the rules and regulations of Nasdaq, the Company and the Company Subsidiaries are not required to make any filing, registration, or declaration with, give any notice to, or obtain any consent, order, license, permit or approval from, any Governmental Entity for the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect.

2.20    Takeover Statutes. Assuming the accuracy of Parent’s representation in Section 3.15, the Company Board has taken all action necessary to render Section 203 of the DGCL, all other potentially applicable state anti-takeover statutes and any similar provisions of the Company Organizational Documents inapplicable to the Merger.

2.21    Ownership of Parent Common Stock. During the three years prior to the date of this Agreement, neither the Company nor any Company Subsidiary beneficially owns or owned, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Parent Common Stock (other than pursuant to any Company Plan). There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interest of Parent or any Parent Subsidiary.

2.22    Opinion of Financial Advisor. The Company Board has received the opinion of J.P. Morgan Securities LLC, financial advisor to the Company, dated as of the date of this Agreement, to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock. The Company will make available to Parent a copy of such opinion as soon as practicable following the execution of this Agreement for information purposes only.

2.23    Brokers. No broker, finder or investment banker (other than J.P. Morgan Securities LLC) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

2.24    Information Supplied. The information supplied or to be supplied by the Company for inclusion in the Form S-4 (including the Joint Proxy Statement/Prospectus) will not, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective, on the date that the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and the shareholders of Parent, or on the date of the Company Stockholder Meeting or the Parent Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent for inclusion therein.

SECTION 3    REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company that, except as set forth or incorporated by reference in the Parent SEC Documents filed prior to the date of this Agreement (excluding any disclosures contained in such documents under the heading “Risk Factors” or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or, subject to Section 7.13, in the disclosure schedule delivered to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”):

3.1    Due Organization and Good Standing; Subsidiaries.

(a)    Parent and Acquisition Sub are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation. Parent and Acquisition Sub have the requisite corporate power and authority to own, lease and operate their respective assets and to carry on their respective businesses as it is being conducted as of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect. Parent and Acquisition Sub are duly qualified and have all necessary Governmental Authorizations to do business, and are in good standing, in each other jurisdiction where the nature of their business makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect or to prevent, materially delay or materially impair the ability of Parent or Acquisition Sub to perform their obligations under this Agreement or to consummate the Merger.

(b)    As of the date of this Agreement, neither Parent nor Acquisition Sub nor any Parent Subsidiary owns any equity interest or joint venture, partnership or similar interest in any other Entity, other than the Entities identified in Exhibit 21 of Parent’s Annual Report on Form 10-K for the year ended November 2, 2019 (filed with the SEC on November 26, 2019) and any other wholly owned Subsidiary of Parent. Each Parent Subsidiary is duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is organized) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority and Governmental Authorizations to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect or to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger. All of the outstanding shares of capital stock of each Parent Subsidiary are owned directly or indirectly by Parent free and clear of all Liens, except for Parent Permitted Encumbrances.

3.2    Organizational Documents. Prior to the date of this Agreement, Parent has made available to the Company copies of the Organizational Documents of Parent, Acquisition Sub and each Parent Subsidiary, including all amendments thereto, as in effect on the date hereof. The Organizational Documents of Parent, Acquisition Sub and each Parent Subsidiary are in full force and effect and neither (a) Parent or Acquisition Sub nor (b) except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect, any Parent Subsidiary is in violation of any of the provisions of such Organizational Documents.

3.3    Capitalization.

(a)    The authorized capital stock of Parent consists of: (i) 1,200,000,000 shares of Parent Common Stock, of which 368,954,425 shares were issued and outstanding as of July 9, 2020 (the “Parent Capitalization Date”); and (ii) 471,934 shares of preferred stock, par value $1.00 per share, none of which were outstanding as of the Parent Capitalization Date. All of the outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock reserved for issuance pursuant to the Parent Equity Plans will be when issued, duly authorized and validly issued, and are, or will be when issued, fully paid and non-assessable.

(b)    Except as set forth in Parent’s restated articles of organization (as amended), Parent’s bylaws or the Parent Equity Agreements: (i) none of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent; (iii) there are no bonds, debentures, notes or other indebtedness of Parent issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which shareholders of Parent may vote; and (iv) there is no contract to which Parent is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock. Except as set forth in the Parent Equity Agreements, Parent is not under any obligation, nor is it bound by any contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

(c)    As of the Parent Capitalization Date: (i) 4,448,284 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Options; (ii) 4,209,286 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent RSAs and Parent RSUs and (iii) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Prior to the date of this Agreement, Parent has made available to the Company accurate and complete copies of: (A) the Parent Equity Plans; and (B) the forms of all stock option agreements evidencing Parent Options outstanding as of the date of this Agreement, the forms of all restricted stock award agreements evidencing Parent RSAs outstanding as of the date of this Agreement, and the forms of all restricted stock unit agreements evidencing Parent RSUs outstanding as of the date of this Agreement.

(d)    Except as set forth in Section 3.3(c), as of the Parent Capitalization Date, there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of Parent; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e)    From the Parent Capitalization Date through the date of this Agreement, neither Parent nor any of its Subsidiaries has issued any shares of Parent Common Stock, other than pursuant to Parent Options, Parent RSAs or Parent RSUs, in each case, that were outstanding as of the Parent Capitalization Date.

3.4    Reports; Financial Statements; Internal Controls.

(a)    All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed or furnished by Parent with the SEC under the Exchange Act or Securities Act since January 1, 2018 (the “Parent SEC Documents”) have been filed or furnished with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder; and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2017, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(b)    The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of Parent and Parent’s consolidated Subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of Parent and Parent’s consolidated Subsidiaries for the periods covered thereby subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments and (iv) have been prepared from, and are in accordance with, the books and records of Parent and Parent’s consolidated Subsidiaries in all material respects. No financial statements of any Person other than Parent and Parent’s consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. The books and records of Parent and the Parent Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, Ernst & Young LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent.

(c)    Parent maintains, and at all times since October 29, 2017 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and the Parent Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and the Parent Subsidiaries that could have a material effect on the financial statements. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended November 2, 2019, and such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued an attestation report concluding that Parent maintained effective internal control over financial reporting as of November 2, 2019. Management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or any other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

(d)    Since January 1, 2018, (i) none of Parent or any Parent Subsidiary nor, to the knowledge of Parent, any director or officer of Parent or any Parent Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or any material complaint, allegation, assertion or claim from employees of Parent or any Parent Subsidiary regarding questionable accounting or auditing matters with respect to Parent or any Parent Subsidiary, and (ii) to the knowledge of Parent, no attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent, any Parent Subsidiary or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

(e)    Parent maintains disclosure controls as required by Rule 13a-15 or 15d-15 under the Exchange Act. As of the date hereof, Parent is in compliance in all material respects with all current listing requirements of Nasdaq.

(f)    Neither Parent nor any Parent Subsidiary is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents, and none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review.

(h)    Neither Parent nor any Parent Subsidiary has any liabilities of any nature or type, whether accrued, absolute, determined, contingent or otherwise and whether due or to become due, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent Parent Balance Sheet; (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Parent Balance Sheet; (iii) liabilities that do not constitute or would not reasonably be expected to result in a Parent Material Adverse Effect; and (iv)  liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

3.5    Absence of Certain Changes.

(a)    Since the date of the Most Recent Parent Balance Sheet, there has not been any fact, event, change, effect, circumstance, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    From the date of the Most Recent Parent Balance Sheet to the date of this Agreement, the businesses of Parent and the Parent Subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice, and neither Parent nor any Parent Subsidiary has undertaken any action that if taken after the date of this Agreement would require the Company’s consent pursuant to Sections 4.1(b) (iii) or (vi) or, as it relates to any of the foregoing clauses, Section 4.1(b) (vii).

3.6    Contracts. Part 3.6 of the Parent Disclosure Schedule contains a list as of the date of this Agreement of each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) to which Parent or any Parent Subsidiary is a party or by which it is bound (each, a “Parent Material Contract”). There are no existing breaches or defaults on the part of Parent or any Parent Subsidiary under any Parent Material Contract, and, to the knowledge of Parent, there are no existing breaches or defaults on the part of any other Person under any Parent Material Contract, in each case except where such breaches or defaults would not, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect. No event has occurred or not occurred through Parent’s or any Parent Subsidiary’s action or inaction or, to the knowledge of Parent, through the action or inaction of any third party, that, with notice or the lapse of time or both, would constitute a breach of or default under the terms of any Parent Material Contract, in each case except where such breaches or defaults would not, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect. Each Parent Material Contract is valid, has not been terminated prior to the date of this Agreement, is enforceable against Parent or the applicable Parent Subsidiary that is a party to such Parent Material Contract, and, to the knowledge of Parent, is enforceable against the other parties thereto, in each case subject to: (a) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and, in each case, except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect.

3.7    Compliance with Legal Requirements.

(a)    Parent is, and since January 1, 2018 has been, in compliance with all Legal Requirements applicable to it and its businesses, except where the failure to comply with such Legal Requirements would not, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has, during the three-year period prior to the date of this Agreement: (i) to the knowledge of Parent, received any written notice or verbal notice from any Governmental Entity regarding any material violation by Parent of any Legal Requirement; or (ii) provided any notice to any Governmental Entity regarding any material violation by Parent or any Parent Subsidiary of any Legal Requirement.

(b)    Parent and the Parent Subsidiaries hold, and have at all times since January 1, 2018 held, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities necessary for the lawful operation of the businesses of Parent and the Parent Subsidiaries, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits”) and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay has not had and would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect. Except as has not had and would not, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect, (i) all Parent Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of Parent, no suspension or cancellation of any such Parent Permit is threatened; and (ii) Parent and each Parent Subsidiary is in compliance with the terms and requirements of all Parent Permits.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary have at all times since January 1, 2018 conducted all import and export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by OFAC and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott laws, rules and regulations of all other countries in which the business of Parent or any Parent Subsidiary is conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary has been since January 1, 2018 or currently is the subject of a charging letter or penalty notice issued, or an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by Parent or any Parent Subsidiary pertaining to such matters. Neither Parent nor any Parent Subsidiary is currently designated as a sanctioned party under sanctions administered by OFAC, nor is Parent or any Parent Subsidiary owned fifty percent (50%) or more by an individual or entity that is so designated. Neither Parent nor any Parent Subsidiary, nor, to the knowledge of Parent, any director, officer, employee, independent contractor, consultant, agent or other person acting on behalf of Parent or any Parent Subsidiary, is located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions. Since January 1, 2018, Parent and the Parent Subsidiaries have obtained all Export Approvals, and each of Parent and the Parent Subsidiaries is and, since January 1, 2018, has been in compliance in all material respects with the terms of all Export Approvals. To the knowledge of Parent, there are no pending or threatened claims against Parent or any Parent Subsidiary with respect to such Export Approvals.

3.8    Legal Proceedings; Investigations; Orders.

(a)    There is no Legal Proceeding pending (or, to the knowledge of Parent, threatened) against Parent, Acquisition Sub or any Parent Subsidiary or affecting any of their respective properties or assets that: (i) would adversely affect Parent’s or Acquisition Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement; or (ii) would, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect.

(b)    There are no subpoenas, civil investigative demands or other written requests for information issued to Parent or any Parent Subsidiary relating to potential violations of any Legal Requirement that are pending or, to the knowledge of Parent, threatened, or any investigations or claims against or affecting Parent or any Parent Subsidiary, or any of their respective properties, relating to potential violations of any Legal Requirement that would, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect.

(c)    There is no court order or judgment under which Parent, Acquisition Sub or any Parent Subsidiary is subject to ongoing obligations that would, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect.

3.9    Certain Business Practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2018, neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any Parent Subsidiary has, directly or indirectly, (a) violated or taken any action that would result in a violation of any Anti-Corruption Laws or (b): (i) used any funds of Parent or a Parent Subsidiary for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful expenses, related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any Parent Subsidiary; (iii) established or maintained any unlawful fund of monies or other assets of Parent or any Parent Subsidiary; (iv) made any fraudulent entry on the books or records of Parent or any Parent Subsidiary; (v) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, in any form, to obtain favorable treatment in securing business, to obtain special concessions or to influence any act or decision of a foreign government official or other person or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with any Prohibited Person.

3.10    Tax Matters. Neither Parent nor any Parent Subsidiary has taken or agreed to take any action or believes or has any reason to believe that any conditions exist that could prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11    Authority; Binding Nature of Agreement.

(a)    Parent has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Required Parent Shareholder Vote, to consummate the Merger. On or prior to the date hereof, the Parent Board has unanimously: (i) duly and validly authorized and approved the execution, delivery and performance of this Agreement and the consummation of the Merger by Parent; (ii) determined that the Merger is fair to and in the best interests of Parent and its shareholders; (iii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger; (iv) subject to the terms and conditions hereof, approved the issuance of shares of Parent Common Stock in the Merger as contemplated by this Agreement (the “Parent Share Issuance”); and (v) directed that the Parent Share Issuance be submitted to a vote of Parent’s shareholders, recommended the approval of the Parent Share Issuance for purposes of the rules and regulations of Nasdaq by the holders of shares of Parent

Common Stock (the “Parent Board Recommendation”), and resolved to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus, subject to Section 4.3. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Merger and other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement other than, with respect to the Merger, the receipt of the Required Parent Shareholder Vote. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)    Acquisition Sub is a newly formed, wholly owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Acquisition Sub has: (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, Acquisition Sub and its stockholder; (ii) declared that this Agreement is advisable; and (iii) authorized and approved the execution, delivery and performance of this Agreement by Acquisition Sub. The execution and delivery of this Agreement by Acquisition Sub and the consummation by Acquisition Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquisition Sub, and no other corporate proceedings on the part of Acquisition Sub are necessary to authorize this Agreement other than, with respect to the Merger: (A) the adoption of this Agreement by Parent as the sole stockholder of Acquisition Sub (which shall occur immediately following the execution of this Agreement); and (B) the filing of the Certificate of Merger as required by the DGCL. Parent, as the sole stockholder of Acquisition Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Acquisition Sub, enforceable against Acquisition Sub in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.12    Vote Required. The approval of the Parent Share Issuance by the affirmative vote of a majority of the votes cast by the holders of shares of Parent Common Stock at the Parent Shareholder Meeting and entitled to vote on the proposal to approve the Parent Share Issuance (the “Required Parent Shareholder Vote”) is the only vote of the holders of any class or series of Parent’s capital stock necessary under applicable Legal Requirements and Parent’s Organizational Documents for Parent to consummate the transactions contemplated hereby, including the Merger. The approval of the adoption of this Agreement by Parent as the sole stockholder of Acquisition Sub, which consent will be delivered immediately following the execution hereof in accordance with Section 4.18, is the only vote of the holders of any class or series of Acquisition Sub’s capital stock necessary under applicable Legal Requirements and Acquisition Sub’s Organizational Documents for Acquisition Sub to consummate the transactions contemplated hereby, including the Merger.

3.13    Non-Contravention; Consents.

(a)    The execution and delivery of this Agreement by Parent and, assuming receipt of the Required Parent Shareholder Vote, the consummation by Parent of the Merger will not: (i) cause a violation of any of the provisions of the Organizational Documents of Parent or any Parent Subsidiary; (ii) assuming the consents and filings referred to in Section 3.13(b) are made and obtained, conflict with or violate any applicable Legal Requirements; or (iii) subject to Section 4.7, result in any loss, limitation or impairment of any right of Parent or any Parent Subsidiary to own or use any assets, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any contract, loan, indebtedness, mortgage, lease, agreement, instrument, permit, franchise, right or license binding upon Parent or any Parent Subsidiary or by which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens of any kind (other than Parent Permitted Encumbrances) upon any of the properties, rights or assets of Parent or any Parent Subsidiary, except, in the cases of clauses “(ii)” and “(iii),” as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect or to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger.

(b)    Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act or other applicable Antitrust Laws, applicable state securities takeover and “blue sky” laws, the rules and regulations of Nasdaq, neither Parent nor Acquisition Sub, nor any Parent Subsidiary, is required to make any filing, registration, or declaration with, give any notice to, or obtain any consent, order, license, permit or approval from, any Governmental Entity for the execution and delivery of this Agreement by Parent or the consummation by Parent of the Merger, except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect.

3.14    Takeover Statutes. Assuming the accuracy of the Company’s representation in Section 2.21, the Parent Board has taken all action necessary to render Section 203 of the DGCL, all other potentially applicable state anti-takeover statutes and any similar provisions of the Parent’s Organizational Documents inapplicable to the Merger and the Parent Share Issuance.

3.15    Ownership of Company Common Stock. During the three years prior to the date of this Agreement, neither Parent nor any Parent Subsidiary beneficially owns or owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock (other than pursuant to any Parent Plan). There are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary.

3.16    Opinion of Financial Advisors. The Parent Board has received the separate oral opinions (to be confirmed in writing) of each of Morgan Stanley & Co. LLC and BofA Securities, Inc., financial advisors to Parent, to the effect that, as of the date of each such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in such opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to Parent. Parent will make available to Company a copy of each such opinion as soon as practicable following the execution of this Agreement for information purposes only.

3.17    Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. LLC and BofA Securities, Inc.) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

3.18    Information Supplied. The information supplied or to be supplied by Parent for inclusion in the Form S-4 (including the Joint Proxy Statement/Prospectus) will not, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective, on the date that the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and the shareholders of Parent, or on the date of the Company Stockholder Meeting or the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion therein.

3.19    Acquisition Sub. Parent is the sole stockholder of Acquisition Sub. Since its date of incorporation, Acquisition Sub has not carried on any business or conducted any operation other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 4    COVENANTS

4.1    Interim Operations.

(a)    The Company agrees that, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent Parent shall otherwise give its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (2) as set forth in Part 4.1(a) of the Company Disclosure Schedule, (3) as may be required by applicable Legal Requirements or (4) as expressly required by this Agreement, the Company shall, and shall cause the Company Subsidiaries to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, keep available the services of key employees and maintain satisfactory relationships with customers, suppliers and distributors. Without limiting the foregoing, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent Parent shall otherwise give its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (2) as set forth in Part 4.1(a) of the Company Disclosure Schedule, (3) as may be required by applicable Legal Requirements or (4) as expressly permitted or required by this Agreement, the Company shall not (and shall not permit any Company Subsidiary to):

(i)    amend the Company’s Organizational Documents or the Organizational Documents of any Company Subsidiary (other than any amendment to the Organizational Documents of any Company Subsidiary that would not reasonably be expected to be adverse to Parent or to impair, prevent or delay the consummation of any of the transactions contemplated hereby);

(ii)    split, combine, subdivide, amend the terms of or reclassify any shares of the Company’s capital stock;

(iii)    declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to any shares of the Company’s capital stock or the capital stock of any Company Subsidiary, other than (A) the Company’s regular quarterly dividend on the Company Common Stock to be declared and paid in the first quarter of the Company’s 2021 fiscal year only, in a quarterly amount not to exceed the amount set forth in Part 4.1(a)(iii) of the Company Disclosure Schedule, or (B) dividends or distributions paid by any wholly owned Company Subsidiary to the Company or another wholly owned Subsidiary of the Company;

(iv)    acquire (by merger, consolidation, acquisition of stock or assets, formation of a joint venture or otherwise) (A) any other Person, (B) any equity interest in any other Person, (C) any business, or (D) any assets, except, (1) acquisitions by the Company from any wholly owned Subsidiary or among any wholly owned Subsidiaries of the Company; (2) the purchase of equipment, supplies and inventory in the ordinary course of business, (3) inbound licenses of Intellectual Property in the ordinary course of business or (4) acquisitions in one or more transactions with respect to which the aggregate consideration for all such transactions does not exceed $20,000,000;

(v)    except in connection with any transaction between the Company and any Subsidiary of the Company or among any Subsidiaries of the Company, issue, sell, grant or otherwise permit to become outstanding any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock, other than: (A) shares of Company Common Stock issuable upon exercise of Company Options or the vesting of Company RSUs, Company RSAs or Company MSUs; and (B) pursuant to the Company ESPP in accordance with the terms thereof and of this Agreement;

(vi)    except in connection with any transaction between the Company and any wholly owned Subsidiary of the Company or among any wholly owned Subsidiaries of the Company, sell, assign, transfer, lease or license to any third party, or encumber, or otherwise dispose of, any Company IP or material assets of the Company, other than: (A) sales of inventory, goods or services in the ordinary course of business or of obsolete equipment or assets in the ordinary course of business; (B) pursuant to written contracts or commitments existing as of the date of this Agreement and set forth in Part 4.1(a)(vi) of the Company Disclosure Schedule; (C) as security for any borrowings permitted by Section 4.1(a)(viii); (D) licenses granted to customers or other third parties in the ordinary course of business consistent with past practice; or (E) dispositions of assets which do not constitute Company IP, and with respect to which the fair market value of all such assets does not exceed $10,000,000 in the aggregate; provided that any transaction involving any Intellectual Property owned, or purported to be owned, by Maxim Holding Company Ltd. or any Subsidiary of Maxim Holding Company Ltd. shall be subject to Section 4.1(a)(xiii);

(vii)    directly or indirectly repurchase, redeem or otherwise acquire any shares of the Company’s capital stock, or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of the Company’s capital stock, except: (A) shares of Company Common Stock repurchased from employees or consultants or former employees or consultants of the Company pursuant to the exercise of repurchase rights binding on the Company and existing prior to the date of this Agreement; or (B) shares of Company Common Stock accepted as payment for the exercise price of options to purchase Company Common Stock pursuant to the Company Equity Plan or for withholding Taxes incurred in connection with the exercise, vesting or settlement of Company Options and Company Stock-Based Awards, as applicable, in accordance with the terms of the applicable award;

(viii)    (A) incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise) or make any loans or advances to any other person, except for: (1) borrowings in an aggregate principal amount outstanding at any time not to exceed $10,000,000 incurred in the ordinary course of business pursuant to existing credit facilities or letters of credit, (2) indebtedness to replace or refinance existing credit facilities or other existing indebtedness, in each case at maturity and without increasing the principal amount thereunder (except to the extent such increase represents accrued interest and fees and expenses on the refinanced indebtedness and customary underwriting, arrangement, or similar fees and related expenses), provided that no such refinancing indebtedness shall subject the Company or any Company Subsidiary to material prepayment obligations or other penalties; (3) any indebtedness among the Company and its wholly owned Subsidiaries or among any wholly owned Subsidiaries of the Company (and guarantees by the Company or its Subsidiaries in respect thereof) and (4) purchase money financings and capital leases entered into in the ordinary course of business in an aggregate amount not to exceed $10,000,000 at any time outstanding; or (B) incur any Lien on any of its material property or assets, except for Company Permitted Encumbrances and Liens securing indebtedness expressly permitted by the foregoing clause “(A)(2)” (but only to the extent the indebtedness being refinanced is secured) or “(A)(4)” (provided that such Lien shall extend only to the property the purchase or lease of which is financed thereby);

(ix)    (A) adopt, terminate or amend any Company Plan other than, in the ordinary course of business consistent with past practice, if such action would not increase the annual expense of the given Company Plan by a material amount (but in no event will the aggregate amount of all increases in such expenses exceed $10,000,000), (B) increase, or accelerate the vesting or payment of, the compensation or benefits of any director, independent contractor or current or former employee of the Company or any Company Subsidiary, other than as contemplated by Part 4.1(a)(ix) of the Company Disclosure Schedule, (C) grant any rights to severance, retention, change in control or termination pay to any director, independent contractor or current or former employee of the Company or any Company Subsidiary, (D) hire or promote any employee, or (E) terminate the employment of any employee of the Company or any Company Subsidiary (other than for cause); except, in each case, for: (1) amendments to Company Plans determined by the Company in good faith to be required to comply with applicable Legal Requirements; (2) hiring or promotion of employees as set forth in Part 4.1(a)(ix) of the Company Disclosure Schedule; (3) increases in compensation or benefits required pursuant to any Company Plan in effect on the date hereof and listed in Part 4.1(a)(ix) of the Company Disclosure Schedule; (4) increases to total target cash opportunities (i.e., annual base salary or wage rates and target annual cash bonus opportunities) as set forth in Part 4.1(a)(ix) of the Company Disclosure Schedule; (5) payment of cash incentive compensation to the extent set forth in Part 4.1(a)(ix) of the Company Disclosure Schedule and (6) any other actions set forth in Part 4.1(a)(ix) of the Company Disclosure Schedule;

(x)    (i) except in the ordinary course of business and for renewals or extensions of any existing Material Contract entered into in the ordinary course of business, (A) materially amend or terminate (except for terminations pursuant to the expiration of the existing term of any Material Contract) any Material Contract described (1) in Part 4.1(a)(x) of the Company Disclosure Schedule or (2) in Sections 2.8(a), 2.8(b), 2.8(h), 2.8(j), 2.8(k), 2.8(p), 2.8(q), or 2.8(s) or (B) waive, release or assign any material rights under any Material Contracts, or (ii) enter into any contract or agreement that, if in effect on the date of this Agreement, would constitute a Material Contract under Sections 2.8(a), 2.8(h), 2.8(p), 2.8(q), or 2.8(s);

(xi)    change any of its methods of financial accounting or accounting practices in any material respect other than as required by changes in GAAP;

(xii)    make, change or revoke any material Tax election, change or adopt any Tax accounting period or material method of Tax accounting, amend any material Company Return if such amendment would reasonably be expected to result in a material Tax liability, file any material Company Return prepared in a manner materially inconsistent with past practice, settle or compromise any material liability for Taxes or any Tax audit, claim, or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar state, local or non-U.S. Legal Requirement) if such agreement would reasonably be expected to result in a material Tax liability or have a material impact on Taxes, request any Tax ruling from any Governmental Entity, surrender any right to claim a material refund of Taxes, or, other than in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xiii)    sell, transfer, assign, exclusively license, or otherwise dispose of, or mortgage, encumber or exchange any Intellectual Property owned, or purported to be owned, by Maxim Holding Company Ltd. or any Subsidiary of Maxim Holding Company Ltd., including, for the avoidance of doubt, any sale, transfer, assignment, exclusive license, or other disposition of, or mortgage, encumbrance or exchange of any such Intellectual Property to or with any Affiliate of Maxim Holding Company Ltd.;

(xiv)    make any capital expenditure that is not contemplated by the capital expenditure budget set forth in Part 4.1(a)(xiv) of the Company Disclosure Schedule (a “Non-Budgeted Capital Expenditure”), except that the Company or any Subsidiary of the Company may make any Non-Budgeted Capital Expenditure that, when added to all other Non-Budgeted Capital Expenditures made by the Company and the Company Subsidiaries since the date of this Agreement would not exceed $5,000,000 in the aggregate;

(xv)    except as required by applicable Legal Requirements or the Company’s Organizational Documents, convene (A) any special meeting of the Company’s stockholders other than the Company Stockholder Meeting or (B) any other meeting of the Company’s stockholders to consider a proposal that would reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated hereby;

(xvi)    enter into any agreement, understanding or arrangement with respect to the voting of any capital stock or other equity interests of the Company, other than with respect to awards under the Company Equity Plan otherwise permitted under this Agreement or in connection with the granting of proxies in connection with any meeting of the Company’s stockholders;

(xvii)    adopt a plan of (A) complete or partial liquidation of any Subsidiary of the Company or (B) dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than, in the case of clause (B), transactions between or among direct or indirect wholly owned Subsidiaries of the Company;

(xviii)    commence, settle or compromise any litigation, claim, suit, action or proceeding, except for settlements or compromises that (A) involve solely monetary remedies with a value not in excess of $3,000,000, with respect to any individual litigation, claim, suit, action or matter, or $10,000,000 in the aggregate to be paid by the Company or any Company Subsidiary, (B) do not impose any restriction on the Company’s business or the business of the Company Subsidiaries, (C) do not relate to any litigation, claim, suit, action or proceeding by the Company’s stockholders in connection with this Agreement or the Merger and (D) do not include an admission of liability or fault on the part of the Company or any Company Subsidiary;

(xix)    materially reduce the amount of insurance coverage or fail to renew or maintain any material existing insurance policies;

(xx)    (A) amend any Company Permits in a manner that adversely impacts the Company’s ability to conduct its business in any material respect or (B) terminate or allow to lapse any material Company Permits;

(xxi)    (A) fail to pay any issuance, renewal, maintenance and other payments that become due with respect to any material Company Registered IP or otherwise abandon, cancel, or permit to lapse any material Company Registered IP, other than in its reasonable business judgment or in the ordinary course of business consistent with past practice, or (B) authorize the disclosure to any third party of any material Trade Secret included in the Company IP in a way that results in loss of trade secret protection, other than in the ordinary course of business consistent with past practice;

(xxii)    except in the ordinary course of business, enter into any individual contract under which the Company or any Company Subsidiary (A) grants or agrees to grant any right to material Company IP, other than non-exclusive licenses, or (B) or agrees to pay any royalties in excess of $500,000 with respect to any Intellectual Property; or

(xxiii)    enter into any agreement or make any commitment to take any of the actions described in clauses “(i)” through “(xxii)” of this sentence.

(b)    Parent agrees that, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent the Company shall otherwise give its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (2) as set forth in Part 4.1(b) the Parent Disclosure Schedule, (3) as may be required by applicable Legal Requirements or (4) as expressly required by this Agreement, Parent shall, and shall cause the Parent Subsidiaries to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, keep available the services of key employees and maintain satisfactory relationships with customers, suppliers and distributors. Without limiting the foregoing, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent the Company shall otherwise give its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (2) as set forth in Part 4.1(b) of the Parent Disclosure Schedule, (3) as may be required by applicable Legal Requirements or (4) as expressly permitted or required by this Agreement, Parent shall not (and shall not permit any Parent Subsidiary to):

(i)    amend Parent’s or Acquisition Sub’s Organizational Documents or amend the Organizational Documents of any Parent Subsidiary in any manner that would be adverse in any material respect to the holders of Company Common Stock (after giving effect to the Merger) relative to other holders of Parent Common Stock;

(ii)    split, combine, subdivide, amend the terms of or reclassify any shares of the Parent’s capital stock;

(iii)    declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to any shares of Parent’s capital stock or the capital stock of any Parent Subsidiary, other than (A) Parent’s regular quarterly dividend on the Parent Common Stock in accordance with Parent’s dividend policy, in a quarterly amount not to exceed the amount set forth in Part 4.1(b) of the Parent Disclosure Schedule, or (B) dividends or distributions paid by any wholly owned Parent Subsidiary to Parent or another wholly owned Parent Subsidiary;

(iv)    except in connection with any transaction between Parent and any Subsidiary of Parent or among any Subsidiaries of Parent, issue, sell, grant or otherwise permit to become outstanding any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock, other than: (A) Parent Options, Parent RSAs and Parent RSUs granted in the ordinary course of business pursuant to the Parent Equity Plans or otherwise in connection with the assumption of equity-based awards of acquired companies; and (B) Parent Common Stock issuable upon exercise of Parent Options, the lapse of restrictions underlying Parent RSAs, or the vesting of Parent RSUs;

(v)    directly or indirectly repurchase, redeem or otherwise acquire any shares of Parent Common Stock, except: (A) shares of Parent Common Stock repurchased from employees or consultants or former employees or consultants of Parent pursuant to the exercise of repurchase rights; (B) shares of Parent Common Stock accepted as payment for the exercise price of Parent Options or for withholding Taxes incurred in connection with the exercise, vesting or settlement of equity awards, as applicable, in accordance with the terms of the applicable award; or (C) through Parent’s existing share repurchase program;

(vi)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than transactions between Parent and any direct or indirect wholly owned Parent Subsidiary or between direct or indirect wholly owned Parent Subsidiaries; or

(vii)    enter into any agreement or make any commitment to take any of the actions described in clauses “(i)” through “(vi)” of this sentence.

4.2    Company No Solicitation.

(a)    The Company will not, and the Company will cause each of its Subsidiaries and its and their respective directors, officers and employees, and will use its reasonable best efforts to cause its other Representatives not to, except as expressly permitted by this Section 4.2 or Section 4.5, directly or indirectly:

(i)    solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any Person (other than Parent or its Subsidiaries) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal;

(ii)    furnish any information regarding the Company or any Subsidiary of the Company in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a Company Acquisition Proposal;

(iii)    engage in or otherwise participate in any discussions or negotiations with any Person (other than Parent or its Representatives) with respect to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal; or

(iv)     approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Company Acquisition Proposal;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, prior to obtaining the Required Company Stockholder Vote, the Company and its Representatives may engage or otherwise participate in discussions or negotiations with, and provide information to, any Person (or its Representatives) that has made a bona fide written Company Acquisition Proposal that did not result from any breach of this Section 4.2(a) by the Company, any of its Subsidiaries or any of its or their respective Representatives if: (A) prior to taking any such action, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that such Company Acquisition Proposal either constitutes a Company Superior Proposal or could reasonably be expected to lead to a Company Superior Proposal; and (B) prior to providing any information regarding the Company or any Subsidiary of the Company to such third party in response to such Company Acquisition Proposal, the Company receives from such third party (or there is then in effect with such party) an executed confidentiality agreement that contains nondisclosure provisions that are at least as restrictive of such third party as the Confidentiality Agreement and that does not prohibit compliance by the Company with this Section 4.2. Prior to or substantially concurrently with providing any non-public information to such third party, the Company shall make such non-public information available to Parent (to the extent such non-public information has not been previously made available by the Company to Parent). The Company shall promptly (and in any event within 24 hours) inform Parent if the Company furnishes non-public information and/or enters into discussions or negotiations as provided for in this Section 4.2(a) and will keep Parent reasonably informed, on a current basis, of the status and terms of any Company Acquisition Proposal (including any material changes to the terms thereof) and the status of any discussions and negotiations with respect thereto.

(b)    If the Company receives a Company Acquisition Proposal or any inquiry or request for information with respect to a Company Acquisition Proposal or that is reasonably likely to lead to a Company Acquisition Proposal, then the Company shall promptly (and in no event later than 48 hours after its receipt of such Company Acquisition Proposal or request) notify Parent in writing of such Company Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or Company Acquisition Proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), and the Company shall thereafter keep Parent reasonably informed, on a current basis (and, in any event, within 24 hours), of the status of such Company Acquisition Proposal or request, including informing Parent of any material change to the terms of such Company Acquisition Proposal, and the status of any negotiations, including any change in its intentions as previously notified.

(c)    Promptly following the execution and delivery of this Agreement, the Company shall, and shall cause each of its Affiliates and its and their respective directors, officers and employees, and shall use reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent and its Representatives) relating to any Company Acquisition Proposal made prior to the date hereof. The Company shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which the Company or any of its Affiliates is a party.

(d)    Any violation of the restrictions contained in this Section 4.2 by any of the Company’s Representatives shall be deemed to be a breach of this Section 4.2 by the Company.

4.3    Parent No Solicitation.

(a)    Parent will not, and Parent will cause each of its Subsidiaries and its and their respective directors, officers and employees, and will use its reasonable best efforts to cause its other Representatives not to, except as expressly permitted by this Section 4.3 or Section 4.6, directly or indirectly:

(i)    solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any Person of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal;

(ii)    furnish any information regarding Parent or any Subsidiary of Parent in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a Parent Acquisition Proposal;

(iii)    engage in or otherwise participate in any discussions or negotiations with any Person with respect to any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Parent Acquisition Proposal; or

(iv)    approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Parent Acquisition Proposal;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, prior to obtaining the Required Parent Shareholder Vote, Parent and its Representatives may engage or otherwise participate in discussions or negotiations with, and provide information to, any Person (or its Representatives) that has made a bona fide written Parent Acquisition Proposal that did not result from any breach of this Section 4.3(a) by Parent, any of its Subsidiaries or any of its or their respective Representatives if: (A) prior to taking any such action, the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel and its financial advisor, that such Parent Acquisition Proposal either constitutes a Parent Superior Proposal or could reasonably be expected to lead to a Parent Superior Proposal; and (B) prior to providing any information regarding Parent or any Subsidiary of Parent to such third party in response to such Parent Acquisition Proposal, Parent receives from such third party (or there is then in effect with such party) an executed confidentiality agreement that contains nondisclosure provisions that are at least as restrictive of such third party as the Confidentiality Agreement and that does not prohibit compliance by Parent with this Section 4.3. Prior to or substantially concurrently with providing any non-public information to such third party, Parent shall make such non-public information available to the Company (to the extent such non-public information has not been previously made available by Parent to the Company). Parent shall promptly (and in any event within 24 hours) inform the Company if Parent furnishes non-public information and/or enters into discussions or negotiations as provided for in this Section 4.3(a) and will keep the Company reasonably informed, on a current basis, of the status and terms of any Parent Acquisition Proposal (including any material changes to the terms thereof) and the status of any discussions and negotiations with respect thereto.

(b)    If Parent receives a Parent Acquisition Proposal or any inquiry or request for information with respect to a Parent Acquisition Proposal or that is reasonably likely to lead to a Parent Acquisition Proposal, then Parent shall promptly (and in no event later than 48 hours after its receipt of such Parent Acquisition Proposal or request) notify the Company in writing of such Parent Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or Parent Acquisition Proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), and Parent shall thereafter keep the Company reasonably informed, on a current basis (and, in any event, within 24 hours), of the status of such Parent Acquisition Proposal or request, including informing the Company of any material change to the terms of such Parent Acquisition Proposal, and the status of any negotiations, including any change in its intentions as previously notified.

(c)    Promptly following the execution and delivery of this Agreement, Parent shall, and shall cause each of its Affiliates and its and their respective directors, officers and employees, and shall use reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than the Company and its Representatives) relating to any Parent Acquisition Proposal made prior to the date hereof. Parent shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which Parent or any of its Affiliates is a party.

(d)    Any violation of the restrictions contained in this Section 4.3 by any of Parent’s Representatives shall be deemed to be a breach of this Section  4.3 by Parent.

4.4    Registration Statement; Joint Proxy Statement/Prospectus.

(a)    As promptly as reasonably practicable after the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus, in preliminary form, and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus, in preliminary form, will be included as a prospectus. Each of the parties shall: (i) use reasonable best efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply in all material respects with all applicable rules, regulations and requirements of the Exchange Act or Securities Act; (ii) promptly notify the other upon receipt of, and cooperate with each other and use reasonable best efforts to respond to, any comments or requests of the SEC or its staff, including for any amendment or supplement to the Form S-4 Registration Statement of Joint Proxy Statement/Prospectus; (iii) promptly provide the other party with copies of all written correspondence and a summary of all oral communications between it or its Representatives, on the one hand, and the SEC or its staff, on the other hand, relating to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus; (iv) use reasonable best efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; (v) use reasonable best efforts to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger; and (vi) cooperate with, and provide the other party with a reasonable opportunity to review and comment in advance on the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus (including any amendments or supplements to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus) and any substantive correspondence (including all responses to SEC comments), prior to filing with the SEC or mailing, and shall provide to the other a copy of all such filings or communications made with the SEC, except to the extent such disclosure or communication relates to a Company Acquisition Proposal or Parent Acquisition Proposal.

(b)    Parent shall advise the Company, promptly after receipt of notice thereof, of the time when the Form S-4 Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order relating thereto, or the suspension of the shares of Parent Common Stock for offering or sale in any jurisdiction, or any request by the SEC or its staff for any amendment of or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information, and Parent shall use its reasonable best efforts to as promptly as practicable have any stop order relating to the Form S-4 Registration Statement or any such suspension of the shares of Parent Common Stock lifted, reversed or otherwise terminated. Parent shall cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s shareholders, and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, in each case as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of the parties shall promptly furnish the other parties all information concerning such party, its Subsidiaries, directors, officers and (to the extent reasonably available to such party) stockholders that may be required by applicable Legal Requirements or reasonably requested by the other party or its Representatives in connection with any action contemplated by this Section 4.4. If, at any time prior to obtaining the Required Company Stockholder Vote or Required Parent Shareholder Vote, any party becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus in order to make any statement therein, in light of the circumstances under which it is made, not false or misleading with respect to a material fact, or in order to avoid the omission of a material fact necessary to make the statements in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus not misleading, then such party: (A) shall promptly inform the other party thereof; (B) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC; (C) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (D) if mailing is appropriate, shall cooperate in mailing such amendment or supplement to the shareholders of Parent or the stockholders of the Company.

(c)    Prior to the Effective Time, Parent shall use its reasonable best efforts to take all other actions required to be taken under the Securities Act and the rules and regulations of the SEC promulgated thereunder, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, or any applicable state securities or “blue sky” laws and the rules and regulations thereunder, in connection with the issuance of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of converted Company Options and upon vesting of converted Company Stock-Based Awards; provided, however, that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process in any jurisdiction.

4.5    Meeting of the Company’s Stockholders; Company Change in Recommendation.

(a)    The Company: (i) shall take all action necessary under all applicable Legal Requirements and the Company’s Organizational Documents to, as promptly as reasonably practicable after the Form S-4 Registration Statement is declared effective, duly call, give notice of and hold a meeting of the holders of shares of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholder Meeting”); and (ii) shall submit such proposal to, and, except in the case where the Company Board has made a Company Change in Recommendation in compliance with Section 4.5(c), use its reasonable best efforts to solicit proxies in favor of such proposal from, such holders at the Company Stockholder Meeting and the Company shall not submit any other proposal to its stockholders in connection with the Company Stockholder Meeting without the prior written consent of Parent. The Company, in consultation with Parent, shall set a record date for determining the Persons entitled to notice of, and to vote at, the Company Stockholder Meeting. The Company shall ensure that all proxies solicited in connection with the Company Stockholder Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, (A) the Company shall not postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent, other than: (1) to the extent reasonably necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that the Company Board has determined in good faith after consultation with outside counsel is required by applicable Legal Requirements is disclosed to the Company’s stockholders and for such supplement or amendment to be promptly disseminated to the Company’s stockholders within a reasonable amount of time (as determined by the Company Board in good faith after consultation with outside counsel) prior to the Company Stockholder Meeting; (2) if required by applicable Legal Requirement or a request from the SEC or its Staff; or (3) if as of the time for which the Company Stockholder Meeting is scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholder Meeting; and (B) the Company may, and if Parent so requests at any time prior to the date that is four months from the date the Form S-4 Registration Statement shall have become effective, shall, postpone or adjourn the Company Stockholder Meeting in order to solicit additional proxies in favor of the adoption of this Agreement if, on the date for which the Company Stockholder Meeting is scheduled, there would be insufficient votes to obtain the Required Company Stockholder Vote, whether or not a quorum is present, in which case, except in the case where the Company Board has made a Company Change in Recommendation, the Company shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of this Agreement as soon as reasonably practicable; provided that without the prior written consent of Parent (not to be unreasonably withheld, in the cases of clauses “(A)(1)” and “(A)(2)”), (x) no single such adjournment or postponement pursuant to clauses “(A)” or “(B)” shall be for more than five (5) Business Days, except as may be required by applicable Legal Requirements, and (y) all such adjournments and postponements together shall not cause the date of the Company Stockholder Meeting to be more than twenty (20) Business Days after the date for which the Company Stockholder Meeting was originally scheduled. Subject to the foregoing and applicable Legal Requirements, the Company shall cooperate with Parent and use its reasonable best efforts to cause the Company Stockholder Meeting to initially be called for the same date as the Parent Shareholder Meeting; and (y) if, notwithstanding such efforts, the Parent Shareholder Meeting is initially called for a date prior to the Company Stockholder Meeting, the Company shall use its reasonable best efforts to call its meeting on a date that is as promptly as reasonably practicable following the date of the Parent Shareholder Meeting. If the Company proposes that the Company Stockholder Meeting also serve as the Company’s 2020 annual meeting,

Parent shall consider such proposal in good faith (it being understood that Parent shall not be obligated to agree to such request in the event it would be expected to delay the date of the Company Stockholder Meeting from the date on which it could otherwise be held). If Parent agrees that the Company Stockholder Meeting may serve as the Company’s 2020 annual meeting, then the Company shall be permitted to submit to its stockholders at the Company Stockholder Meeting additional proposals with respect to the election of directors, the ratification of the appointment of the Company’s independent registered public accounting firm, and a non-binding advisory vote to approve the compensation of the Company’s named executive officers.

(b)    Subject to Section 4.5(c), the Joint Proxy Statement/Prospectus shall include the Company Board Recommendation. Neither the Company Board nor any committee thereof shall, except as otherwise permitted by this Agreement, including by Section 4.5(c): (i) withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify), in a manner adverse to Parent and Acquisition Sub, the Company Board Recommendation, or fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Company Acquisition Proposal; (iii) fail to publicly announce, within 10 Business Days after a tender offer or exchange offer relating to the equity securities of the Company shall have been commenced by any third party other than Parent and its Affiliates (and in no event later than 1 Business Day prior to the date of the Company Stockholder Meeting, as it may be postponed or adjourned pursuant to Section 4.5(a)), a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Board recommends rejection of such tender or exchange offer); or (iv) if requested by Parent, fail to issue, within 10 Business Days after a Company Acquisition Proposal (other than any tender offer or exchange offer) is publicly announced (and in no event later than 1 Business Day prior to the date of the Company Stockholder Meeting, as it may be postponed or adjourned pursuant to Section 4.5(a)), a press release reaffirming the Company Board Recommendation (any action described in clauses “(i)” through“(iv)” being referred to as a “Company Change in Recommendation”); or (v) cause or permit the Company to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding (other than a confidentiality agreement entered into in compliance with Section 4.2(a)) contemplating or relating to a Company Acquisition Transaction.

(c)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Stockholder Vote, the Company Board may make a Company Change in Recommendation if:

(i)    the Company receives a bona fide written Company Acquisition Proposal after the date of this Agreement that has not been withdrawn and that did not result from a breach of Section 4.2 and prior to making such Company Change in Recommendation: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that such Company Acquisition Proposal constitutes a Company Superior Proposal; (B) the Company delivers to Parent a written notice (the “Company Superior Proposal Notice”) no less than four Business Days in advance stating that the Company Board intends to make a Company Change in Recommendation, which notice shall include the identity of the Person making such Company Acquisition Proposal and a copy of such proposal (or, if not in writing, the material terms and conditions thereof); (C) during the four Business Day period commencing on the date of Parent’s receipt of such Company Superior Proposal Notice, if requested by Parent, the Company engages in good faith negotiations with Parent regarding a possible amendment of this Agreement so that the Company Acquisition Proposal that is the subject of the Company Superior Proposal Notice ceases to be a Company Superior Proposal; and (D) after the expiration of the negotiation period described in clause “(C)” above, the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, and after taking into account any amendments to this Agreement that Parent and Acquisition Sub have committed in writing to make as a result of the negotiations contemplated by clause “(C)” above, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal; provided that if there is any change to any of the financial terms or material change to any other material terms of such Company Acquisition Proposal, the Company shall, in each case, be required to deliver to Parent an additional notice consistent with that described in clause “(B)” above and a new negotiation period under clause “(C)” above shall commence (except that the original four Business Day notice period referred to in clause “(C)” above shall instead be equal to the longer of (1) two Business Days and (2) the period remaining under the original four Business Day notice period of clause “(C)” above), during which time the Company shall be required to comply with the requirement of this Section 4.5(c)(i)(C) and (D) anew with respect to such additional notice (but substituting the time periods therein for the foregoing two Business Day period); or

(ii)    any state of fact, event, change, effect, circumstance, occurrence or development, or combination thereof, arises following the date of this Agreement that was neither known to nor reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known to or reasonably foreseeable by the Company Board, the consequences of which were neither known to nor reasonably foreseeable by the Company Board as of the date of this Agreement) and that (A) is not related to a Company Acquisition Proposal or a Company Superior Proposal or any inquiry or communications relating thereto, any matter relating thereto or consequences thereof, (B) does not relate to, in each case in and of itself, any changes in the market price or trading volume of Company Common Stock or the fact that the Company meets, fails to meet or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period (it being understood, however, that any underlying cause of any of the foregoing may be taken into account) or (C) is not related to any event, condition or circumstance that has had or would reasonably be expected to have an adverse effect on the business or financial condition of Parent, unless such event, condition or circumstance constitutes, or would reasonably be expected to constitute, a Parent Material Adverse Effect (any such state of fact, event, change, effect, circumstance, occurrence, development, condition, circumstance, or combination thereof, being referred to as a “Company Intervening Event”); and, prior to making such Company Change in Recommendation, (1) the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that, in light of such Company Intervening Event, a failure to effect a Company Change in Recommendation would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Legal Requirements; (2) less than four Business Days prior to the making of such Company Change in Recommendation, Parent receives a written notice from the Company confirming that the Company Board intends to effect such Company Change in Recommendation, specifying the reasons therefor in reasonable detail; (3) during such four Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for the Company Board to effect a Company Change in Recommendation; and (4) following the end of such four Business Day period, the Company Board determines in good faith, after consultation with its outside legal counsel and after taking into account any amendments to this Agreement that Parent and Acquisition Sub have committed in writing to make as a result of the negotiations contemplated by clause “(3)” above, that, in light of such Company Intervening Event, a failure to effect a Company Change in Recommendation would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Legal Requirements, even if such changes committed to in writing were to be given effect.

(d)    Notwithstanding any Company Change in Recommendation, unless this Agreement has been earlier terminated in accordance with Section 6.1, this Agreement shall be submitted to the holders of shares of Company Common Stock at the Company Stockholder Meeting for the purpose of voting on the adoption of this Agreement and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

(e)    Nothing contained in this Agreement shall prohibit the Company, the Company Board or their Representatives from (i) taking and disclosing to the stockholders of the Company a position contemplated by

Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes a Company Acquisition Proposal to the provisions of this Section 4.5; provided, however, that in the case of either clause “(i)” or clause “(ii),” no such communication or statement that would constitute a Company Change in Recommendation shall be permitted, made or taken except in accordance with Section  4.5(c).

4.6    Meeting of Parent’s Shareholders; Parent Change in Recommendation.

(a)    Parent: (i) shall take all action necessary under all applicable Legal Requirements and Parent’s Organizational Documents to, as promptly as reasonably practicable after the Form S-4 Registration Statement is declared effective, duly call, give notice of and hold a meeting of the holders of shares of Parent Common Stock to vote on a proposal to approve the Parent Share Issuance (the “Parent Shareholder Meeting”); and (ii) shall submit such proposal to, and, except in the case where the Parent Board has made a Parent Change in Recommendation in compliance with Section 4.6(c), use its reasonable best efforts to solicit proxies in favor of such proposal from, such holders at the Parent Shareholder Meeting and Parent shall not submit any other proposal to its shareholders in connection with the Parent Shareholder Meeting without the prior written consent of the Company. Parent, in consultation with the Company, shall set a record date for determining the Persons entitled to notice of, and to vote at, the Parent Shareholder Meeting. Parent shall ensure that all proxies solicited in connection with the Parent Shareholder Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, (A) Parent shall not postpone or adjourn the Parent Shareholder Meeting without the prior written consent of the Company, other than: (1) to the extent reasonably necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that the Parent Board has determined in good faith after consultation with outside counsel is required by applicable Legal Requirements is disclosed to Parent’s shareholders and for such supplement or amendment to be promptly disseminated to Parent’s shareholders within a reasonable amount of time (as determined by the Parent Board in good faith after consultation with outside counsel) prior to the Parent Shareholder Meeting; (2) if required by applicable Legal Requirement or a request from the SEC or its Staff; or (3) if as of the time for which the Parent Shareholder Meeting is scheduled there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Shareholder Meeting; and (B) Parent may, and if the Company so requests at any time prior to the date that is four months from the date the Form S-4 Registration Statement shall have become effective, shall, postpone or adjourn the Company Stockholder Meeting in order to solicit additional proxies in favor of the approval of the Parent Share Issuance, if, on the date for which the Parent Shareholder Meeting is scheduled, there would be insufficient votes to obtain the Required Parent Shareholder Vote, whether or not a quorum is present, in which case, except in the case where the Parent Board has made a Parent Change in Recommendation, Parent shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the approval of the Parent Share Issuance as soon as reasonably practicable; provided that without the prior written consent of the Company (not to be unreasonably withheld in the cases of clauses “(A)(1)” and “(A)(2)”), (x) no single such adjournment or postponement pursuant to clauses “(A)” or “(B)” shall be for more than five (5) Business Days, except as may be required by applicable Legal Requirements, and (y) all such adjournments and postponements together shall not cause the date of the Parent Stockholder Meeting to be more than twenty (20) Business Days after the date for which the Parent Stockholder Meeting was originally scheduled. Subject to the foregoing and applicable Legal Requirements, Parent shall cooperate with the Company and use its reasonable best efforts to cause the Parent Shareholder Meeting to initially be called for the same date as the Company Stockholder Meeting; and (y) if, notwithstanding such efforts, the Company Stockholder Meeting is initially called for a date prior to the Parent Shareholder Meeting, Parent shall use its reasonable best efforts to call its meeting on a date that is as promptly as reasonably practicable following the date of the Company Stockholder Meeting.

(b)    Subject to Section 4.6(c), the Joint Proxy Statement/Prospectus shall include the Parent Board Recommendation. Neither the Parent Board nor any committee thereof shall, except as otherwise permitted by this Agreement, including by Section 4.6(c): (i) withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify), in a manner adverse to the Company, the Parent Board Recommendation, or fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Parent Acquisition Proposal; (iii) fail to publicly announce, within 10 Business Days after a tender offer or exchange offer relating to the equity securities of Parent shall have been commenced by any third party (and in no event later than 1 Business Day prior to the date of the Parent Shareholder Meeting, as it may be postponed or adjourned pursuant to Section 4.6(a)), a statement disclosing that the Parent Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Parent Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Parent Board recommends rejection of such tender or exchange offer); or (iv) if requested by the Company, fail to issue, within 10 Business Days after a Parent Acquisition Proposal (other than any tender offer or exchange offer) is publicly announced (and in no event later than 1 Business Day prior to the date of the Parent Shareholder Meeting, as it may be postponed or adjourned pursuant to Section 4.6(a)), a press release reaffirming the Parent Board Recommendation (any action described in clauses “(i)” through“(iv)” being referred to as a “Parent Change in Recommendation”); or (v) cause or permit Parent to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding (other than a confidentiality agreement entered into in compliance with Section 4.3(a)) contemplating or relating to a Parent Acquisition Transaction.

(c)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Parent Shareholder Vote, the Parent Board may make a Parent Change in Recommendation if:

(i)    Parent receives a bona fide written Parent Acquisition Proposal after the date of this Agreement that has not been withdrawn and that did not result from a breach of Section 4.3 and prior to making such Parent Change in Recommendation: (A) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel and its financial advisor, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal; (B) Parent delivers to the Company a written notice (the “Parent Superior Proposal Notice”) no less than four Business Days in advance stating that the Parent Board intends to make a Parent Change in Recommendation, which notice shall include the identity of the Person making such Parent Acquisition Proposal and a copy of such proposal (or, if not in writing, the material terms and conditions thereof); (C) during the four Business Day period commencing on the date of the Company’s receipt of such Parent Superior Proposal Notice, if requested by the Company, Parent engages in good faith negotiations with the Company regarding a possible amendment of this Agreement so that the Parent Acquisition Proposal that is the subject of the Parent Superior Proposal Notice ceases to be a Parent Superior Proposal; and (D) after the expiration of the negotiation period described in clause “(C)” above, the Parent Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, and after taking into account any amendments to this Agreement that the Company has committed in writing to make as a result of the negotiations contemplated by clause “(C)” above, that such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal; provided that if there is any change to any of the financial terms or material change to any other material terms of such Parent Acquisition Proposal, Parent shall, in each case, be required to deliver to the Company an additional notice consistent with that described in clause “(B)” above and a new negotiation period under clause “(C)” above shall commence (except that the original four Business Day notice period referred to in clause “(C)” above shall instead be equal to the longer of (1) two Business Days and (2) the period remaining under the original four Business Day notice period of clause “(C)” above), during which time Parent shall be required to comply with the requirement of this Section 4.6(c)(i)(C) and (D) anew with respect to such additional notice (but substituting the time periods therein for the foregoing two Business Day period); or

(ii)    any state of fact, event, change, effect, circumstance, occurrence or development, or combination thereof, arises following the date of this Agreement that was neither known to nor reasonably foreseeable by the Parent Board as of the date of this Agreement (or, if known to or reasonably foreseeable by the Parent Board, the consequences of which were neither known to nor reasonably foreseeable by the Parent Board as of the date of this Agreement) and that (A) is not related to a Parent Acquisition Proposal or a Parent Superior Proposal or any inquiry or communications relating thereto, any matter relating thereto or consequences thereof, (B) does not relate to, in each case in and of itself, any changes in the market price or trading volume of Parent Common Stock or the fact that Parent meets, fails to meet or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period (it being understood, however, that any underlying cause of any of the foregoing may be taken into account) or (C) is not related to any event, condition or circumstance that has had or would reasonably be expected to have an adverse effect on the business or financial condition of the Company, unless such event, condition or circumstance constitutes, or would reasonably be expected to constitute, a Company Material Adverse Effect (any such state of fact, event, change, effect, circumstance, occurrence, development, condition, circumstance, or combination thereof, being referred to as a “Parent Intervening Event”); and, prior to making such Parent Change in Recommendation, (1) the Parent Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that, in light of such Parent Intervening Event, a failure to effect a Parent Change in Recommendation would be reasonably likely to be inconsistent with the Parent Board’s fiduciary duties under applicable Legal Requirements; (2) less than four Business Days prior to the making of such Parent Change in Recommendation, the Company receives a written notice from Parent confirming that the Parent Board intends to effect such Parent Change in Recommendation, specifying the reasons therefor in reasonable detail; (3) during such four Business Day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that obviates the need for the Parent Board to effect a Parent Change in Recommendation; and (4) following the end of such four Business Day period, the Parent Board determines in good faith, after consultation with its outside legal counsel and after taking into account any amendments to this Agreement that the Company has committed in writing to make as a result of the negotiations contemplated by clause “(3)” above, that, in light of such Parent Intervening Event, a failure to effect a Parent Change in Recommendation would be reasonably likely to be inconsistent with the Parent Board’s fiduciary duties under applicable Legal Requirements, even if such changes committed to in writing were to be given effect.

(d)    Notwithstanding any Parent Change in Recommendation, unless this Agreement has been earlier terminated in accordance with Section 6.1, the Parent Share Issuance shall be submitted to the holders of shares of Parent Common Stock at the Parent Shareholder Meeting for the purpose of voting on the approval of the Parent Share Issuance and nothing contained in this Agreement shall be deemed to relieve Parent of such obligation.

(e)    Nothing contained in this Agreement shall prohibit Parent, the Parent Board or their Representatives from (i) taking and disclosing to the shareholders of Parent a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the shareholders of Parent pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes a Parent Acquisition Proposal to the provisions of this Section 4.6; provided, however, that in the case of either clause “(i)” or clause “(ii),” no such communication or statement that would constitute a Parent Change in Recommendation shall be permitted, made or taken except in accordance with Section 4.6(c).

4.7    Filings; Other Action.

(a)    Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to: (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary to cause the conditions to Closing to be satisfied as promptly as reasonably practicable (and in any event no later than the End Date) and to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement; (ii) obtain as promptly as reasonably practicable (and in any event no later than the End Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party that are or may become necessary, proper or advisable to consummate the transactions contemplated by this Agreement; (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and (iv) obtain all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Legal Requirements issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)    Each party shall use their respective reasonable best efforts to file, as soon as practicable and advisable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit as promptly as reasonably practicable any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, each of Parent and the Company shall, in consultation and cooperation with the other: (i) within ten Business Days after the date of this Agreement (or such other date as may be mutually agreed to by Parent and the Company), prepare and file the notifications required under the HSR Act; and (ii) as promptly as practicable and advisable after the date of this Agreement, but in no event later than as required by applicable Legal Requirements, prepare and file, or pre-file with regard to any Governmental Entity that requires such pre-filing prior to any formal filing of, all other notifications required under any Legal Requirement with respect to any other Antitrust Laws. Parent and the Company shall use their respective best efforts to respond as promptly as reasonably practicable to any inquiries or requests for additional information or documentary material received from any state attorney general, antitrust authority or other Governmental Entity in connection with antitrust or related matters.

(c)    Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 4.7(a). Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “outside counsel only” or with similar restrictions. Each of Parent and the Company may also reasonably redact the material as necessary to (i) remove personally sensitive information or information concerning the valuation of such party or any of its Subsidiaries, (ii) comply with other contractual arrangements or applicable Legal Requirements or (iii) prevent the loss of protection under the attorney-client privilege or the attorney work product doctrine. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. Except where prohibited by applicable Legal Requirements or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall: (i) consult with the other in good faith prior to taking a position with respect to any filing required by Section 4.7(a); (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, letters, responses to requests, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party in connection with any such filing or any Legal Proceeding in connection with this Agreement or the transactions contemplated hereby; (iii) coordinate with the other in preparing and exchanging such information; (iv) promptly provide the other party’s counsel with copies of all filings, notices, analyses, presentations, memoranda, letters, responses to requests, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Entity in connection with any filing required by Section 4.7(a) in connection with this Agreement or the transactions contemplated hereby; and (v) consult with the other party in advance of any meeting or teleconference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. Without limiting the foregoing, the parties agree that it is Parent’s primary right to devise the strategy for obtaining clearances, approvals, and waiting-period expirations under Antitrust Laws, including any filings, notifications, submissions and communications with or to any Governmental Entity in connection therewith, and taking into account in good faith any comments of, the Company or its Representatives relating to such strategy.

(d)    Each of Parent and the Company shall (through its counsel) notify the other promptly upon the receipt of, and, if in writing, shall promptly provide the other party (through its counsel) with copies of: (i) any material communication from any official of any Governmental Entity in connection with the Merger or any filing made pursuant to this Agreement, or from any other Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to the transactions contemplated by this Agreement (and shall keep the other party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Entity for any amendment or supplement to any filing made pursuant to this Agreement or for any information requested by any Governmental Entity in connection with their review or consideration of any filings related to this Agreement. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 4.7(a), Parent or the Company, as the case may be, shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable Governmental Entity such amendment or supplement. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of Parent, neither the Company nor any of its Subsidiaries or Affiliates will grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any third party in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement.

(e)    Anything to the contrary set forth in this Agreement notwithstanding, Parent agrees to take, or cause to be taken (including by its Subsidiaries), any and all steps and actions necessary to ensure the absence at the End Date of any (x) requirement for any non-action, consent or approval of any Governmental Entity arising under an Antitrust Law, (y) Order in any suit or proceeding under an Antitrust Law and (z) other matter relating to any Antitrust Law, in each case which would preclude satisfaction of any of the conditions to Closing set forth in Section 5.1(c), Section 5.1(e) or Section 5.2(d) by the End Date, so as to enable the parties to complete the Merger and consummate the transactions contemplated by this Agreement as promptly as practicable, including committing to or taking by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, or other disposition of or restriction on any assets, licenses, product lines, operations or businesses of Parent, the Company or any of their respective Subsidiaries, or accepting any operational restrictions or otherwise taking or committing to take actions that would, after the Effective Time, limit Parent’s or any of its Affiliates’ freedom of action with respect to any of the assets, licenses, product lines, operations or businesses of any of Parent, the Company or any of their respective Subsidiaries; provided, that, anything to the contrary set forth in this Agreement notwithstanding, Parent shall not be required to (i) sell, divest, exclusively license, hold separate, or otherwise dispose of, or (ii) grant any non-exclusive license, accept any operational restrictions or take or commit to take any actions which restrictions or actions would limit Parent’s or any of its Affiliates’ freedom of action with respect to assets, licenses, product lines, operations or businesses of Parent, the Company or any of their respective Subsidiaries that, individually or in the aggregate, generated total collective revenues in excess of $175,000,000 in either Parent’s fiscal year 2019 or the Company’s fiscal year 2020, as applicable (the “Revenue Cap”), except that, in the case of clause “(ii),” the revenues of the asset, license, product line, operation or business impacted by such non-exclusive license, operational restriction or action, respectively, shall be considered in determining whether the Revenue Cap has been achieved only if: (A) such restrictions or actions would limit Parent’s or its Affiliate’s freedom of action after the Effective Time with respect to such impacted asset, product line, operation or business, respectively, of Parent, the Company or any of their respective Subsidiaries in a respect that is material to such impacted asset, product line, operation or business, respectively, of Parent, the Company or any of their respective Subsidiaries (it being understood that an obligation to continue selling or supporting a product in any jurisdiction shall not, in and of itself, be construed to be a material limitation), or (B) in the case of a non-exclusive license, the adverse effect of such non-exclusive license is non-de minimis with respect to the impacted asset, license, product line, operation or business, respectively of Parent, the Company or any of their respective Subsidiaries.

(f)    To assist Parent in complying with its obligations set forth in this Section 4.7, the Company shall, and shall cause its Subsidiaries to, enter into one or more agreements requested by Parent to be entered into by any of them prior to the Closing with respect to any transaction to divest, hold separate or otherwise take any action that limits the Company’s or its Subsidiaries’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the Company or any of its Subsidiaries or any equity interest in any joint venture held by the Company or any of its Subsidiaries (each, a “Divestiture Action”); provided, however, that (A) the consummation of the transactions provided for in any such agreement for a Divestiture Action (a “Divestiture Agreement”) shall be conditioned upon the Closing or satisfaction of all of the conditions to Closing in a case where the Closing will occur immediately following such Divestiture Action (and where Parent has irrevocably committed to effect the Closing immediately following such Divestiture Action); and (B) Parent shall indemnify the Company and its Subsidiaries for, and hold the Company and its Subsidiaries harmless from, all costs, expenses and liabilities incurred by the Company or its Subsidiaries arising from or relating to such Divestiture Agreement (other than any of the foregoing arising from the breach by the Company or any applicable Subsidiary of the Company of such Divestiture Agreement). In furtherance and not in limitation of the covenants of the parties contained in this Section 4.7, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall use best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(g)    Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement (including Section 4.7(d) or (e)) shall obligate Parent to commit to or take any actions that would reasonably be expected to exceed the Revenue Cap (a “Burdensome Effect”).

(h)    Each of Parent and the Company agrees that, prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Section 6.1, it shall not, and shall ensure that none of its Subsidiaries or Affiliates shall, consummate, enter into any agreement providing for, or authorize, announce, commit to or approve, any investment, acquisition, divestiture, business combination or other transaction that would reasonably be expected to materially delay, materially impede or prevent the consummation of the transactions contemplated by this Agreement.

4.8    Access.

(a)    Upon reasonable notice, the Company shall afford Parent and its Representatives reasonable access, during normal business hours upon prior notice throughout the period prior to the Effective Time, to the

Company’s and its Subsidiaries personnel, properties, contracts, filings with Governmental Entities and books and records and, during such period, the Company shall furnish promptly to Parent all available information concerning its business as Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or provide other access, or to disclose any information, that in the reasonable judgment of the Company would: (i) violate any obligation of the Company with respect to confidentiality or privacy; (ii) jeopardize protections afforded the Company under the attorney-client privilege, the attorney work product doctrine or similar legal privilege or protection; (iii) violate any Legal Requirement or (iv) result in the disclosure of any trade secrets of any third parties, competitively sensitive information, information concerning the valuation of the Company or any of its Subsidiaries or personal information that would expose the Company to the risk of liability; provided that in each case the Company shall inform Parent of the nature of the information being withheld, and shall use its commercially reasonable best efforts to make alternative arrangements that would allow Parent (or its applicable Representative) access to such information. All information obtained by or provided to Parent and its Representatives pursuant to this Agreement shall be treated as “Evaluation Material” of the Company for purposes of the Confidentiality Agreement.

(b)    Upon reasonable notice, Parent shall afford the Company and its Representatives reasonable access, during normal business hours upon prior notice throughout the period prior to the Effective Time, to Parent’s and its Subsidiaries personnel, properties, contracts, filings with Governmental Entities and books and records and, during such period, Parent shall furnish promptly to the Company all available information concerning its business as the Company may reasonably request; provided, however, that Parent shall not be required to permit any inspection or provide other access, or to disclose any information, that in the reasonable judgment of Parent would: (i) violate any obligation of Parent with respect to confidentiality or privacy; (ii) jeopardize protections afforded Parent under the attorney-client privilege, the attorney work product doctrine or similar legal privilege or protection; (iii) violate any Legal Requirement or (iv) result in the disclosure of any trade secrets of any third parties, competitively sensitive information, information concerning the valuation of Parent or any of its Subsidiaries or personal information that would expose Parent to the risk of liability; provided that in each case Parent shall inform the Company of the nature of the information being withheld, and shall use its commercially reasonable best efforts to make alternative arrangements that would allow the Company (or its Representatives) access to such information. All information obtained by or provided to the Company and its Representatives pursuant to this Agreement shall be treated as “Evaluation Material” of Parent for purposes of the Confidentiality Agreement.

(c)    To the extent that any of the information or material furnished pursuant to this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under to the attorney-client privilege, work product doctrine or any other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or any other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d)    No exchange of information or investigation by Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement. No exchange of information or investigation by the Company or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Parent set forth in this Agreement.

4.9    Interim Operations of Acquisition Sub. During the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, Acquisition Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

4.10    Publicity. Parent and the Company shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Merger and shall not issue any such public announcement or statement prior to such consultation, except as may be required by applicable Legal Requirement or by the rules and regulations of Nasdaq (in which event Parent or the Company, as applicable, shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public announcement or statement in advance, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto); provided that (i) each of the Company and Parent may make public announcements, statements or other disclosures concerning this Agreement or the Merger that consist solely of information previously disclosed in previous public announcements, statements or other disclosures made by the Company and/or Parent in compliance with this Section 4.10, (ii) each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 4.10, (iii) the Company need not consult with (or obtain the consent of) Parent in connection with any public announcement, statement or other disclosure to be issued or made with respect to any Company Acquisition Proposal or Company Change in Recommendation; and (iv) Parent need not consult with (or obtain the consent of) the Company in connection with any public announcement, statement or other disclosure to be issued or made with respect to any Parent Change in Recommendation. The Company and Parent agree to issue the previously agreed upon form of joint press release announcing the execution and delivery of this Agreement promptly following the execution of this Agreement.

4.11    Company ESPP; Other Employee Benefits.

(a)    The Company shall take the necessary actions with respect to the Company’s 2008 Employee Stock Purchase Plan (the “Company ESPP”) so that: (i) any offering period in effect as of the last day of the current offering period ending in November 2020 shall be shortened by setting a new “Purchase Date” (within the meaning of the Company ESPP) in respect of such offering period that is no later than the last day of the current offering period ending in November 2020 (the “Offering Period End Date”) and on the Offering Period End Date, cause the exercise of each outstanding purchase right under the Company ESPP, except in no event shall the Company permit any new participants to enroll in, or any current participants to increase payroll deduction or other contribution elections under, the Company ESPP on or following the date hereof; and (ii) as of the Offering Period End Date, the Company ESPP shall be suspended, and no offering periods or purchase periods shall be thereafter commenced and no payroll deductions or other contributions shall be thereafter made or effected with respect to the Company ESPP.

(b)    During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall, or shall cause one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to provide: (i) each employee of the Company or any Subsidiary of the Company who continues employment with Parent or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) after the Effective Time (a “Continuing Employee”) with a total target cash opportunity (i.e., inclusive of an annual base salary or base wage rate and a target annual cash bonus opportunity) that is, in each case, not reduced by more than 10% of the total target cash opportunity that was provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time; and (ii) each Continuing Employee with employee welfare and retirement benefits that are no less favorable in the aggregate to those provided to similarly situated employees of Parent or Parent’s Subsidiaries, except that if Parent maintains, or causes a Subsidiary to maintain, any given welfare or retirement Company Plan during such period at the same level of benefits, Parent shall be deemed in compliance with this covenant with respect to the category of benefit referenced herein.

(c)    Parent shall or shall cause one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to assume, honor and maintain the Change in Control Plans as in effect on the date of this Agreement and listed in Part 2.13(d) of the Company Disclosure Schedule and provide, to each Continuing Employee who experiences a termination of employment in a manner that would entitle such Continuing Employee to payments or benefits under such Change in Control Plans, payments and benefits in accordance with the terms thereof. Parent hereby acknowledges that the consummation of the transactions contemplated hereby will constitute a “change in control” of the Company (or similar phrase) within the meaning of the Change in Control Plans and the Company Equity Plan.

(d)    All service of the Continuing Employees to the Company and its Subsidiaries and their respective predecessors shall be recognized for purposes of determining eligibility to participate, vesting and accrual and level of benefits with respect to, without limitation, each Parent Plan (excluding any defined benefit pension or post-retirement medical plan that was not a Company Plan prior to the Effective Time under which service was credited as of the Effective Time) pursuant to which service credit is provided to any Parent Employee, in each case in which any Continuing Employee will participate after the Effective Time, except to the extent such recognition would result in the duplication of benefits. In addition, Parent or the Subsidiaries of Parent (including the Surviving Corporation and its Subsidiaries), as applicable, shall cause each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under the analogous welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) recognize for each Continuing Employee and his or her spouse, domestic partner and dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse, domestic partner and dependents under an analogous Company Plan during the plan year of such plan in which occurs the date on which the Continuing Employee begins participation in such Parent Plan.

(e)    Parent shall or shall cause one of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) to pay to any Continuing Employee who participates in an annual bonus plan covering the Company’s fiscal year in which the Effective Time occurs, a prorated annual bonus in respect of such fiscal year for the period of the fiscal year following the Effective Time (or if prorated bonuses are not paid to Continuing Employees in connection with the Closing for the portion of the fiscal year prior to the Effective Time, then the full fiscal year), with such bonus calculated based on actual performance through the end of the fiscal year, based on achievement of such performance metrics as Parent shall reasonably determine for such period.

(f)    If requested by Parent not less than ten (10) Business Days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is reasonably necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. In the event that Parent requests that the Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable prior review and comment by Parent) not later than the day preceding the Closing Date and (ii) following the Effective Time and as soon as reasonably practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by Parent’s 401(k) plan (the “Parent 401(k) Plan”), permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) to the Parent 401(k) Plan, in the form of cash, in an amount equal to the full account balance (including any promissory notes) distributed to such Continuing Employees from the Company 401(k) Plan.

(g)    Nothing in this Section 4.11 or elsewhere in this Agreement, expressed or implied, shall be construed to create a right in any employee of the Company or any of its Subsidiaries to employment with Parent, the Surviving Corporation or any of their Subsidiaries or shall interfere with or restrict in any way the rights of Parent or any of its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any of their respective Affiliates and the Continuing Employee. Nothing in this Agreement shall be deemed to amend or modify any compensation or benefit arrangement of Parent, the Company or their respective Affiliates. Nothing herein shall be construed to limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to amend or terminate any Parent Plan, any Company Plan or any other employee benefit plan. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 4.11 shall create any third party rights, benefits or remedies of any nature whatsoever in any employee of the Company or any of its Subsidiaries (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.

4.12    Certain Tax Matters.

(a)    None of the parties hereto shall (and each party shall cause its Subsidiaries not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto intend to report and, except to the extent otherwise obligated by a Legal Requirement, shall report, for U.S. federal income Tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. In the event that the Merger would reasonably be likely to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, the parties agree (i) to cooperate in good faith to explore alternative structures that would permit the transactions contemplated hereby to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) if each party to this Agreement in the exercise of its reasonable business discretion agrees to pursue such an alternative structure, the parties shall enter into an appropriate amendment to this Agreement to reflect such alternative structure and provide for such other changes necessitated thereby; provided, however, that any actions taken pursuant to this Section 4.12(a) shall not (A) without the consent of the Company and Parent, alter or change the amount, nature or mix of the Merger Consideration or (B) impose any material, unreimbursed cost on Parent or the Company without the consent of such party.

(b)    Each of the parties hereto shall cooperate in good faith and use its reasonable best efforts to obtain any opinion of Parent’s or the Company’s tax counsel to be issued with respect to the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code (each such opinion, a “Tax Opinion”). In connection with the rendering of any such Tax Opinion, (i) Parent (and Acquisition Sub) shall deliver to such counsel a duly executed certificate containing such customary representations and warranties as shall be reasonably satisfactory in form and substance to such counsel and reasonably necessary or appropriate to enable such counsel to render any such Tax Opinion (the “Parent Tax Certificate”), (ii) the Company shall deliver to such counsel a duly executed certificate containing such customary representations and warranties as shall be reasonably satisfactory in form and substance to such counsel and reasonably necessary or appropriate to enable such counsel to render any such Tax Opinion (the “Company Tax Certificate”), (iii) Parent and the Company shall provide such other information as is reasonably requested by such counsel for purposes of rendering any such Tax Opinion, and (iv) such counsel shall be entitled to rely upon representations contained in the Parent Tax Certificate and the Company Tax Certificate in rendering any such Tax Opinion.

4.13    Indemnification; Directors’ and Officers’ Insurance.

(a)    For a period of no less than six years after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless, and provide advancement of expenses to, all current or former directors, officers and employees of the Company or any of its Subsidiaries, any Person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time and any Person who is, was or at any time prior to the Effective Time does serve as a director, officer, member, trustee or fiduciary of another corporation, partnership joint venture, trust, pension plan or employee benefit plan at the request of or for the benefit of the Company or any of its Subsidiaries (together with their respective heirs and representatives, the “Indemnified Parties”) to the fullest extent permitted by applicable Legal Requirements (including against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Legal Requirements, provided that, if requested by Parent, such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled to), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with the approval of this Agreement and the consummation of the Merger and the related transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an employee, officer or director of the Company or any of the Subsidiaries of the Company or serving at the request of the Company or any of the Subsidiaries of the Company as a director, officer, employee or agent of another Person, to the fullest extent permitted by applicable Legal Requirements). The parties hereto agree that for six years after the Effective Time all rights to elimination or limitation of liability, indemnification, exculpation or advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the applicable Person’s Organizational Documents or in any written agreement with such Person shall survive the Merger and shall continue in full force and effect. For six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in: (i) the Organizational Documents of the Company and each of the Subsidiaries of the Company; and (ii) any other agreements of the Company or any of the Subsidiaries of the Company with any Indemnified Party, in each case, regarding exculpation, elimination or limitation of liability, indemnification of officers, directors, employees and agents or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement set forth in Part 4.13(a) of the Company Disclosure Schedule, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the related transactions) without the consent of such Indemnified Party.

(b)    For a period of no less than six years following the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the existing policy of the Company’s directors’ and officers’ liability insurance (or a comparable replacement policy) (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated by this Agreement) and covering each of the Company’s current directors and officers, in any case on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company (which annual premium is set forth in Part 4.13(b) of the Company Disclosure Schedule) for such insurance (such 300% amount, the “Maximum Annual Premium”); and provided further, however, that if the annual premium of such insurance coverage exceeds the Maximum Annual Premium, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest comparable coverage available for a cost not exceeding the Maximum Annual Premium. Notwithstanding anything to the contrary in this Agreement, in lieu of Parent’s obligations under the first sentence of this Section 4.13(b), the Company may, or if the Company is unable to, Parent may on its behalf, prior to the Effective Time, purchase a six-year “tail” prepaid policy on the D&O Policy with an annual cost not in excess of the Maximum Annual Premium, and in the event that Parent or the Company shall purchase such a “tail” policy, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other applicable obligations of Parent and the Surviving Corporation under the first sentence of this Section 4.13(b) for so long as such “tail” policy shall be maintained in full force and effect. Notwithstanding anything in this Section 4.13 to the contrary, if any

Indemnified Party notifies Parent on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 4.13, the provisions of this Section 4.13 that require the Surviving Corporation to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(c)    The obligations under this Section 4.13 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other Person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 4.13(b) and any of such Person’s heirs, executors, beneficiaries or representatives) without the prior written consent of such affected Indemnified Party or other Person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 4.13(b) (and, after the death of any of the foregoing Persons, such Person’s heirs, executors, beneficiaries or representatives). Each of the Indemnified Parties or other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.13(b) (and, after the death of any of the foregoing Persons, such Person’s heirs and representatives) are intended to be third party beneficiaries of this Section 4.13, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.13(b) (and their heirs and representatives)) under this Section 4.13 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificate of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirements (whether at law or in equity).

(d)    In the event that Parent, the Surviving Corporation or any of their respective Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then in each case, to the extent necessary to protect the rights of the Indemnified Parties and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.13(b) (and their respective heirs and representatives), proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 4.13.

4.14    Stockholder Litigation. The Company shall provide Parent with prompt notice of, and copies of all pleadings and material correspondence relating to, any Legal Proceeding against the Company or any of its directors or officers by any holder of shares of Company Common Stock arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Company shall give Parent the opportunity to participate, at Parent’s sole cost and expense, in the defense, settlement, or compromise of any such Legal Proceeding (provided that the Company shall control the defense, strategy and settlement thereof), and no such settlement or compromise shall be agreed to without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

4.15    Obligations of Acquisition Sub. Parent shall ensure that Acquisition Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Acquisition Sub under this Agreement, and Parent shall be jointly and severally liable with Acquisition Sub for the due and timely performance and satisfaction of each such covenant, obligation and liability.

4.16    Stock Exchange Listing and Delisting. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, including the shares of Parent Common Stock to be issued upon the exercise of converted Company Options and upon vesting and settlement of converted Company Stock-Based Awards, to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time. Prior to the Closing, the Company shall cooperate with Parent to cause the shares of Company Common Stock to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the Effective Time.

4.17    Section 16 Matters. Prior to the Effective Time, the Parent Board and the Company Board, respectively, shall take all actions that may be required or appropriate to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) in connection with the transactions contemplated by Section 1 by each individual who is, or as a result of the transactions contemplated by this Agreement will be, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or is, or will as a result of the transactions contemplated by this Agreement become, subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.18    Parent Vote. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with the DGCL and in its capacity as the sole stockholder of Acquisition Sub, a written consent adopting this Agreement.

4.19    Director Resignations. The Company shall cause to be delivered to Parent prior to the Closing resignations executed by each director of the Company in office as of immediately prior to the Effective Time, in each case, conditioned and effective upon the Effective Time.

4.20    Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (a) grant such approvals and take all such actions necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated by this Agreement.

SECTION 5    CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

5.1    Conditions Precedent to Each Party’s Obligations. The obligations of each party to effect the Merger and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Legal Requirements), at or prior to the Closing, of each of the following conditions:

(a)    Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement and no proceedings for that purpose shall have been commenced or be threatened in writing by the SEC that has not been withdrawn.

(b)    Stockholder Approvals.

(i)    The Required Company Stockholder Vote shall have been obtained.

(ii)    The Required Parent Shareholder Vote shall have been obtained.

(c)    Governmental Approvals. (i) Any waiting period (or any agreed upon extension of any waiting period or commitment not to consummate the Merger for any period of time) applicable to the consummation of the Merger under any applicable Antitrust Law identified in Part 5.1(c) of the Company Disclosure Schedule shall have expired or been terminated and (ii) any Governmental Authorization required to be obtained with respect to such Antitrust Laws identified in Part 5.1(c) of the Company Disclosure Schedule shall have been obtained and shall remain in full force and effect.

(d)    Listing. The shares of Parent Common Stock to be issued pursuant to the Merger, including the shares of Parent Common Stock to be issued upon the exercise of converted Company Options and upon vesting of converted Company Stock-Based Awards, shall have been approved for listing (subject to notice of issuance) on Nasdaq.

(e)    No Restraints. No Legal Requirement or Order preventing, enjoining or making illegal the consummation of the Merger shall have been entered, issued or adopted by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction and remain in effect (any such Legal Requirement or Order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction, a “Relevant Legal Restraint”) (it being understood that, with respect to any Legal Requirement or Order relating to Antitrust Laws, only a court of competent jurisdiction or other Governmental Entity in the jurisdictions identified in Part 5.1(c) of the Company Disclosure Schedule shall constitute a court of competent jurisdiction or other Governmental Entity of competent jurisdiction for purposes of this Section 5.1(e) or for any other use of the term “Relevant Legal Restraint” in this Agreement).

5.2    Additional Conditions Precedent to Parent’s Obligations. The obligation of Parent to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)    Accuracy of Representations. (i) The representations and warranties of the Company contained in Section 2.3 shall have been true and accurate, other than de minimis inaccuracies, at and as of the date hereof and shall be true and accurate, other than de minimis inaccuracies, at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time); (ii) the representations and warranties of the Company contained in Section 2.1(a) (first sentence only), Section 2.17, Section 2.18, Section 2.19(a)(i), Section 2.20, Section 2.22 and Section 2.23 shall have been true and accurate in all material respects at and as of the date hereof and shall be true and accurate in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and accurate as of such particular date or period of time); provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Company Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; (iii) the representations and warranties of the Company contained in Section 2.5(a) shall have been true and accurate in all respects at and as of the date hereof and shall be true and accurate at and as of the Closing Date as if made at and as of such time; and (iv) the representations and warranties of the Company set forth in this Agreement (other than those representations and warranties referred to in the foregoing clauses “(i)” through “(iii)”) shall have been true and accurate in all respects at and as of the date hereof and shall be true and accurate at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and accurate as of such particular date or period of time), except as would not, individually or in the aggregate, constitute or reasonably be expected to constitute, a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Company Material Adverse Effect” qualifications set forth in such representations and warranties shall be disregarded.

(b)    Performance of Covenants. The covenants in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)    Documents. Parent shall have received a certificate, dated as of the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of the Company, confirming that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been duly satisfied.

(d)    Governmental Approvals. The condition set forth in Section 5.1(c) shall have been satisfied without the imposition of any requirement or condition that would constitute or that would be reasonably expected to have a Burdensome Effect, and no Governmental Entity in the jurisdictions identified in Part 5.1(c) of the Company Disclosure Schedule shall have enacted, issued, promulgated, enforced or entered any Legal

Requirement or Order (whether temporary, preliminary or permanent) in connection with the matters that are the subject of Section 5.1(c) that is in effect and that (x) requires either party or any of its Subsidiaries to take or commit to take any actions constituting or that would be reasonably expected to have a Burdensome Effect or (y) would otherwise constitute or reasonably be expected to have a Burdensome Effect.

5.3    Additional Conditions Precedent to the Company’s Obligations. The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)    Accuracy of Representations. (i) The representations and warranties of Parent contained in Section 3.3(a) shall have been true and accurate, other than de minimis inaccuracies, at and as of the date hereof and shall be true and accurate, other than de minimis inaccuracies, at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time); (ii) the representations and warranties of Parent and Acquisition Sub contained in Section 3.1(a) (first sentence only), Section 3.11, Section 3.12, Section 3.13(a)(i), Section 3.14, Section 3.16 and Section 3.17 shall have been true and accurate in all material respects at and as of the date hereof and shall be true and accurate in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and accurate as of such particular date or period of time); provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; (iii) Section 3.5(a) shall have been true and accurate in all respects at and as of the date hereof and shall be true and accurate at and as of the Closing Date as if made at and as of such time; and (iv) the representations and warranties of Parent and Acquisition Sub set forth in this Agreement (other than those representations and warranties referred to in the foregoing clauses “(i)” through “(iii)”) shall have been true and accurate in all respects at and as of the date hereof and shall be true and accurate at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and accurate as of such particular date or period of time), except as would not, individually or in the aggregate, constitute or reasonably be expected to constitute, a Parent Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Parent Material Adverse Effect” qualifications set forth in such representations and warranties shall be disregarded.

(b)    Performance of Covenants. The covenants in this Agreement that Parent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)    Documents. The Company shall have received a certificate, dated as of the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of Parent, confirming that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been duly satisfied.

SECTION 6    TERMINATION

6.1    Termination. This Agreement may be terminated and the Merger may be abandoned:

(a)    by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b)    by Parent or the Company if the Merger shall not have been consummated by the close of business on July 12, 2021 (the “End Date”); provided, that if any of the conditions to the Closing set forth in Section 5.1(c), Section 5.1(e) (solely if the applicable Relevant Legal Restraint relates to any Antitrust Laws) or

Section 5.2(d) has not been satisfied or waived on or prior to the close of business on the End Date but all other conditions to Closing set forth in Sections 5.1, 5.2 and 5.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the End Date) or waived, the End Date will be automatically extended, without any action on the part of any party hereto, to October 12, 2021 and, if so extended, such date shall be the “End Date”; and provided further, if any such conditions shall not have been satisfied or waived prior to the close of business on October 12, 2021 but all other conditions to Closing set forth in Sections 5.1, 5.2 and 5.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the End Date) or waived, the End Date will be automatically extended, without any action on the part of any party hereto, to January 12, 2022 and, if so extended, such date shall be the “End Date”; and provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b) if the material breach by such party (or any Affiliate of such party) of any of such party’s obligation under this Agreement shall have been the primary cause of, or primarily resulted in, the failure of the Effective Time to have occurred on or before the End Date;

(c)    by Parent or the Company at any time prior to the Effective Time if a Relevant Legal Restraint permanently preventing, enjoining or making illegal the consummation of the Merger shall have become final and non-appealable; provided, that the party seeking to terminate the Agreement shall have used reasonable best efforts to prevent the entry of and to remove such Relevant Legal Restraint in accordance with Section 4.7; and provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(c) if the material breach by such party (or any Affiliate of such party) of any of such party’s obligation under this Agreement shall have been the primary cause of, or primarily resulted in, the issuance or continued existence of such Relevant Legal Restraint;

(d)    by Parent at any time prior to obtaining the Required Company Stockholder Vote if the Company Board shall have made a Company Change in Recommendation;

(e)    by the Company at any time prior to obtaining the Required Parent Shareholder Vote if the Parent Board shall have made a Parent Change in Recommendation;

(f)    by either Parent or the Company if: (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed; and (ii) the Required Company Stockholder Vote shall not have been obtained;

(g)    by either Parent or the Company if: (i) the Parent Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed; and (ii) the Required Parent Shareholder Vote shall not have been obtained;

(h)    by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 5.2(a) would not be satisfied; or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(b) would not be satisfied; provided, however, that for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant of the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 6.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company receives written notice of such inaccuracy or breach from Parent (and, provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(h) if Parent is then in material breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b)); or

(i)    by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 5.3(a) would not be satisfied; or (ii) any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.3(b) would not be satisfied; provided, however, that for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant of Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 6.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent receives written notice of such inaccuracy or breach from the Company (and, provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(i) if the Company is then in material breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b)).

The party seeking to terminate this Agreement pursuant to this Section 6.1 shall give written notice of such termination to the other parties in accordance with Section 7.8, specifying the provision of this Agreement pursuant to which such termination is effected.

6.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect with no liability to any Person on the part of any party to this Agreement (or any of its Representatives or Affiliates); provided, however, that: (a) this Section 6.2, Section 6.3 and Section 7 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party from any liability for any fraud or any intentional and material breach of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

6.3    Termination Fees.

(a)    If this Agreement is terminated by Parent pursuant to Section 6.1(d), or by either Parent or the Company pursuant to Section 6.1(f) at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 6.1(d), then, within two Business Days after the termination of this Agreement, the Company shall cause to be paid to Parent the Termination Fee.

(b)    If this Agreement is terminated by the Company pursuant to Section 6.1(e), or by either Parent or the Company pursuant to Section 6.1(g) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 6.1(e), then, within two Business Days after the termination of this Agreement, Parent shall cause to be paid to the Company the Termination Fee.

(c)    If this Agreement is terminated by Parent or the Company pursuant to Section 6.1(f) or by Parent pursuant to Section 6.1(h)(ii) as a result of a material breach of the covenants or agreements set forth in Section 4.2 or Section 4.5 and: (i) at or prior to the Company Stockholder Meeting (in the case of a termination pursuant to Section 6.1(f)), or at or prior to the time of the applicable breach by the Company (in the case of a termination pursuant to Section 6.1(h)(ii)), a Company Acquisition Proposal shall have been publicly disclosed, publicly announced, commenced, submitted or made and shall not have been publicly withdrawn without qualification at least five Business Days prior to the date of the Company Stockholder Meeting, in the case of a termination pursuant to Section 6.1(f), or the time of such breach, in the case of a termination pursuant to Section 6.1(h)(ii); and (ii) on or prior to the date that is twelve months following the termination of this Agreement, either (A) a Company Acquisition Transaction is consummated or (B) a definitive agreement relating to a Company Acquisition Transaction is entered into by the Company (it being understood that, for purposes of this clause “(B),” each reference to “25%” in the definition of “Company Acquisition Transaction” in Exhibit A shall be deemed to be a reference to “50%”), then, within two Business Days after the earlier of the consummation of such Company Acquisition Transaction or entering into a definitive agreement relating to a Company Acquisition Transaction, the Company shall cause to be paid to Parent the Termination Fee.

(d)    If this Agreement is terminated by Parent or the Company pursuant to Section 6.1(g) or by the Company pursuant to Section 6.1(i)(ii) as a result of a material breach of the covenants and agreements set forth in Section 4.3 or Section 4.6 and: (i) at or prior to the Parent Shareholder Meeting (in the case of a termination pursuant to Section 6.1(g)), or at or prior to the time of the applicable breach by Parent (in the case of a termination pursuant to Section 6.1(i)(ii)), a Parent Acquisition Proposal shall have been publicly disclosed, publicly announced, commenced, submitted or made and shall not have been publicly withdrawn without qualification at least five Business Days prior to date of the Parent Shareholder Meeting, in the case of a termination pursuant to Section 6.1(g), or the time of such breach, in the case of a termination pursuant to Section 6.1(i)(ii); and (ii) on or prior to the date that is twelve months following the termination of this Agreement, either (A) a Parent Acquisition Transaction is consummated or (B) a definitive agreement relating to a Parent Acquisition Transaction is entered into by Parent (it being understood that, for purposes of this clause “(B),” each reference to “25%” in the definition of “Parent Acquisition Transaction” in Exhibit A shall be deemed to be a reference to “50%”), then, within two Business Days after the earlier of the consummation of such Parent Acquisition Transaction or entering into a definitive agreement relating to a Parent Acquisition Transaction, Parent shall cause to be paid to the Company the Termination Fee.

(e)    If this Agreement is terminated by Parent or the Company pursuant to Section 6.1(b), and, as of the time of such termination, the only conditions to Closing set forth in Sections 5.1, 5.2 and 5.3 that have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions would have been capable of being satisfied if the Closing were to occur on the date the notice of termination is delivered) are those set forth in Section 5.1(c) (solely due to an Antitrust Law identified in Part 5.1(c) of the Company Disclosure Schedule or a Legal Requirement or Order in connection with any such Antitrust Law), Section 5.1(e) (solely due to a Relevant Legal Restraint arising under a Legal Requirement that is an Antitrust Law identified in Part 5.1(c) of the Company Disclosure Schedule) or Section 5.2(d) (solely due to an Antitrust Law identified in Part 5.1(c) of the Company Disclosure Schedule), then, within three Business Days following such termination, Parent shall cause to be paid to the Company the Regulatory Termination Fee.

(f)    If this Agreement is terminated by Parent or the Company pursuant to Section 6.1(c), and (i) the conditions set forth in Section 5.1(a), Section 5.1(b), Section 5.1(d) and Section 5.2(c) would have been satisfied or would have been capable of being satisfied, and the conditions set forth in Section 5.2(a) and Section 5.2(b) would have been satisfied, in each case if the Closing were to occur on the date the notice of termination is delivered, and (ii) the Relevant Legal Restraint that is the basis of such termination arises under an Antitrust Law identified in Part 5.1(c) of the Company Disclosure Schedule, then, within three Business Days following such termination, Parent shall cause to be paid to the Company the Regulatory Termination Fee.

(g)    Any Termination Fee due and payable by the Company under this Section 6.3 shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, the Termination Fee shall be payable by the Company only once and not in duplication even though the Termination Fee may be payable by the Company under one or more provisions hereof. If the Company fails to pay the Termination Fee when due and payable by the Company, then the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal) in effect on the date such amount was originally required to be paid, and the Company shall pay the costs and expenses (including reasonable and documented legal fees and out-of-pocket expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken by Parent to collect payment. The parties agree that if the Termination Fee becomes payable by, and is paid by, the Company, then such Termination Fee shall be Parent’s sole and exclusive remedy for damages against the Company and its Affiliates and its and their Representatives in connection with this Agreement, and in no event will Parent or any other person seek to recover any other money damages or seek any other remedy based on a claim in law or equity for any reason in connection with this Agreement; provided, that nothing contained herein shall relieve any party from liability for any fraud or any intentional and material breach of this Agreement.

(h)    Any Termination Fee or Regulatory Termination Fee due and payable by Parent under this Section 6.3 shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. For the avoidance of doubt, the Termination Fee or Regulatory Termination Fee, as applicable, shall be payable by Parent only once and not in duplication even though a termination fee may be payable by Parent under one or more provisions hereof. If Parent fails to pay the Termination Fee or Regulatory Termination Fee, as applicable, when due and payable by Parent, then Parent shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal) in effect on the date such amount was originally required to be paid, and Parent shall pay the costs and expenses (including reasonable and documented legal fees and out-of-pocket expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken by the Company to collect payment. The parties agree that if the Termination Fee or Regulatory Termination Fee becomes payable by, and is paid by, Parent, then such Termination Fee or Regulatory Termination Fee shall be the Company’s sole and exclusive remedy for damages against Parent, Acquisition Sub and their respective Affiliates and its and their Representatives in connection with this Agreement, and in no event will the Company or any other person seek to recover any other money damages or seek any other remedy based on a claim in law or equity for any reason in connection with this Agreement; provided, that nothing contained herein shall relieve any party from liability for any fraud or any intentional and material breach of this Agreement.

(i)    Each of the parties acknowledges that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the parties would not enter into this Agreement.

SECTION 7    MISCELLANEOUS PROVISIONS

7.1    Amendment. This Agreement may be amended at any time prior to the Effective Time (whether before or after receipt of the Required Company Stockholder Vote or the Required Parent Shareholder Vote) by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that: (a) after the Required Parent Shareholder Vote has been received, no amendment shall be made which by applicable Legal Requirement or rule or regulation of Nasdaq requires further approval of the shareholders of Parent without the further approval of such shareholders; and (b) after the Required Company Stockholder Vote has been received, no amendment shall be made which by applicable Legal Requirement or regulation of Nasdaq requires further approval of the stockholders of the Company without the further approval of such stockholders.

7.2    Waiver.

(a)    Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b)    No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

7.3    No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Effective Time. This Section 7.3 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

7.4    Entire Agreement; Non-Reliance; Third-Party Beneficiaries.

(a)    This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement and supersede all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(b)    Without limiting the generality of Section 7.4(a): (i) Parent and Acquisition Sub acknowledge and agree that the Company has not made and is not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, except as provided in this Agreement, that they are not relying and have not relied on any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, and that no Representative of the Company has made or is making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement; and (ii) without limiting the foregoing, Parent and Acquisition Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding (A) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent or Acquisition Sub or to any of their Representatives, or otherwise (including in certain “data rooms,” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any Subsidiary of the Company or the future business and operations of the Company or any Subsidiary of the Company or (B) except for the representations and warranties made by the Company in Section 2, any oral or written information made available to Parent or Parent’s Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(c)    Without limiting the generality of Section 7.4(a): (i) the Company acknowledges and agrees that Parent has not made and is not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, except as provided in this Agreement, that it is not relying and has not relied on any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, and that no Representative of Parent has made or is making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement; and (ii) without limiting the foregoing, the Company acknowledges and agrees that Parent has not made and is not making any representations or warranties whatsoever regarding (A) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to the Company or to any of its Representatives, or otherwise (including in certain “data rooms,” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or any Subsidiary of Parent or the future business and operations of Parent or any Subsidiary of Parent or (B) except for the representations and warranties made by Parent in Section 3, any oral or written information made available to the Company or the Company’s Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(d)    Parent, the Company and Acquisition Sub agree that their respective representations and warranties set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than Parent, the Company, and Acquisition Sub and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except as set forth in Section 7.7. The representations and warranties in this Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with this

Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

7.5    Applicable Law; Jurisdiction.

(a)    This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties hereto: (i) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, a federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court; (iii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iv) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

(b)    EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each of the parties hereto acknowledges that it and the other parties have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.5.

7.6    Payment of Expenses. Whether or not the Merger is consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby; provided, however, that Parent shall pay all filing fees under the HSR Act and under any other applicable Antitrust Laws.

7.7    Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties hereto. Except for the provisions of Section 1 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of shares of Company Common Stock immediately prior to the Effective Time and holders of Company Stock-Based Awards) and Section 4.13 (which, from and after the Effective Time shall be for the benefit of the Indemnified Parties and the other Persons identified therein), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature.

7.8    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two Business Days after being sent; (c) if sent by electronic mail, when transmitted (provided that the transmission of the email is promptly confirmed by telephone or response email); and (d) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Acquisition Sub:

Analog Devices, Inc.

One Technology Way

Norwood, MA 02062-9106

Attention: Margaret K. Seif, Chief People Officer and Senior Vice President of

                 Communications

Email: Margaret.Seif@analog.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Mark Gordon, Esq.

                 Jenna E. Levine, Esq.

Email: MGordon@wlrk.com

            JELevine@wlrk.com

if to the Company:

Maxim Integrated Products, Inc.

160 Rio Robles

San Jose, CA 95134

Attention: Mark Casper, Vice President and General Counsel

Email: Mark.Casper@maximintegrated.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood City, CA 94065

Attention: Craig Adas, Esq.

Email: craig.adas@weil.com

and to

Weil, Gotshal & Manges LLP

757 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello, Esq.

Email: michael.aiello@weil.com

7.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7.10    Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

7.11    Obligations of the Surviving Corporation. Following the Effective Time, Parent shall cause the Surviving Corporation to duly perform, satisfy and discharge on a timely basis each of the covenants, obligations and liabilities of the Surviving Corporation under this Agreement

7.12    Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, in the event of any breach or threatened breach by Parent, Acquisition Sub or the Company of any covenant or obligation of such party contained in this Agreement, the other parties shall be entitled to obtain: (i) a decree or order of specific performance to enforce the observance and performance of such covenant; and (ii) an injunction restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.12, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.13    Disclosure Schedules.

(a)    The Company Disclosure Schedule has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of Section 2 and, as applicable, Section 4. Any information set forth in any section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other sections and subsections of the Company Disclosure Schedule as though fully set forth in such other sections and subsections (whether or not specific cross-references are made) to the extent the relevance of such information is reasonably apparent on its face. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule. The information set forth in the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Legal Requirement or breach of any contract.

(b)    The Parent Disclosure Schedule has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of Section 3 and, as applicable, Section 4. Any information set forth in any section or subsection of the Parent Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other sections and subsections of the Parent Disclosure Schedule as though fully set forth in such other sections and subsections (whether or not specific cross-references are made) to the extent the relevance of such information is reasonably apparent on its face. No reference to or disclosure of any item or other matter in the Parent Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Parent Disclosure Schedule. The information set forth in the Parent Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Legal Requirement or breach of any contract.

7.14    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. If a term is defined as one part of speech, it shall have a corresponding meaning when used as another part of speech.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” and the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.

(d)    For purposes of this Agreement, any reference to a Legal Requirement shall include any rules and regulations promulgated thereunder, and any reference to a Legal Requirement in this Agreement shall only be a reference to such Legal Requirement as of the date of this Agreement.

(e)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(f)    All references in this Agreement to “$” are intended to refer to United States dollars.

(g)    The table of contents and headings to this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. The Exhibits, Schedules and Annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

[Remainder of page intentionally left blank]

Parent and Acquisition Sub have caused this Agreement to be executed as of the date first written above.

ANALOG DEVICES, INC. a Massachusetts corporation

By:	/s/ Vincent Roche
Name:	Vincent Roche
Title:	President and Chief Executive Officer

MAGNETO CORP. a Delaware corporation

By:	/s/ Prashanth Mahendra-Rajah
Name:	Prashanth Mahendra-Rajah
Title:	President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

The Company has caused this Agreement to be executed as of the date first written above.

MAXIM INTEGRATED PRODUCTS, INC. a Delaware corporation

By:	/s/ Tunç Doluca
Name:	Tunç Doluca
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Sub. “Acquisition Sub” shall have the meaning set forth in the Preamble.

Affiliate. A Person shall be deemed to be an “Affiliate” of another Person if such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, together with this Exhibit A and each of the other Schedules and Exhibits hereto, as such Agreement and Plan of Merger (including this Exhibit A and the other Schedules and Exhibits hereto) may be amended from time to time.

Anti-Corruption Laws. “Anti-Corruption Laws” shall have the meaning set forth in Section 2.11(a).

Antitrust Laws. “Antitrust Laws” shall have the meaning set forth in Section 4.7(a).

Average Parent Stock Price. “Average Parent Stock Price” shall mean the average of the volume weighted average trading prices per share of Parent Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the five consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the date of the Effective Time.

Business Day. “Business Day” shall mean any day other than a Saturday, a Sunday or other day on which the SEC or banking institutions in the City of New York are authorized or required by Legal Requirements to be closed and shall consist of the period from 12:01 a.m. through 12:00 midnight at such location.

Burdensome Effect. “Burdensome Effect” shall have the meaning set forth in Section 4.7(g).

Certificate of Merger. “Certificate of Merger” shall have the meaning set forth in Section 1.2.

Change in Control Plans. “Change in Control Plans” shall mean: (a) the Company’s Change in Control Employee Severance Plan for U.S. Based Employees; (b) the Company’s Change in Control Employee Severance Plan for Non-U.S. Based Employees; and (c) the Company’s Equity Award Policy Acceleration of Vesting in the Event of a Change of Control for Employees Based Outside the U.S.

Closing. “Closing” shall have the meaning set forth in Section 1.2.

Closing Date. “Closing Date” shall have the meaning set forth in Section 1.2.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Commonly Controlled Entity. “Commonly Controlled Entity” shall mean any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the entity, trade or business that is a member of the same “controlled group” as the Company, pursuant to Section 4001(a)(14).

Company. “Company” shall have the meaning set forth in the Preamble.

Company 401(k) Plan. “Company 401(k) Plan” shall have the meaning set forth in Section 4.11(f).

Company Acquisition Proposal. “Company Acquisition Proposal” shall mean any offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of Parent or any of its Subsidiaries) contemplating or otherwise relating to any Company Acquisition Transaction.

Company Acquisition Transaction. “Company Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Merger) involving:

(a)    any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving the Company;

(b)    any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of the Company; or (ii) in which the Company or any of its Subsidiaries issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of the Company (after giving effect to such transaction);

(c)    any sale, exchange, transfer, acquisition or disposition of 25% or more of the consolidated assets (including equity securities of Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or of any business or businesses (or the assets of any business or businesses, including equity securities of any Subsidiaries of the Company) that constitute or account for 25% or more of the consolidated net revenues or net income of the Company and its Subsidiaries, taken as a whole;

(d)    any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 25% or more of the outstanding voting power of the Company; or

(e)    any combination of the foregoing types of transaction if the sum of the percentage of the voting power of the Company or of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, involved is 25% or more.

Company Board. “Company Board” shall mean the board of directors of the Company.

Company Board Recommendation. “Company Board Recommendation” shall have the meaning set forth in Section 2.17.

Company Book-Entry Shares. “Company Book-Entry Shares” shall have the meaning set forth in Section 1.8(b).

Company Capitalization Date. “Company Capitalization Date” shall have the meaning set forth in Section 2.3(a).

Company Change in Recommendation. “Company Change in Recommendation” shall have the meaning set forth in Section 4.5(b).

Company Common Stock. “Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

Company Disclosure Schedule. “Company Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Section 2.

2

Company Equity Agreements. “Company Equity Agreements” shall mean the Company Equity Plan (together with all grant agreements evidencing the Company Options, Company RSUs, Company RSAs and Company MSUs) and the Company ESPP.

Company Equity Plan. “Company Equity Plan” shall mean the Company’s Amended and Restated 1996 Stock Incentive Plan, as amended and restated.

Company ESPP. “Company ESPP” shall have the meaning set forth in Section 4.11(a).

Company Intervening Event. “Company Intervening Event” shall have the meaning set forth in Section 4.5(c)(ii).

Company IP. “Company IP” shall mean all Intellectual Property owned, or purported to be owned by the Company or any Company Subsidiary.

Company IP Licenses. “Company IP Licenses” shall have the meaning set forth in Section 2.6(h).

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any state of fact, event, change, effect, circumstance, occurrence or development that is materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, excluding any event, change, effect, circumstance, occurrence or development that results from or arises out of: (a) changes after the date of this Agreement in GAAP or the authoritative interpretation thereof; (b) changes after the date of the Agreement in applicable Legal Requirements; (c) general economic, business, financial, capital market or political conditions; (d) changes generally affecting the industry in which the Company and its Subsidiaries participates; (e) the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions (or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions), or the continuation or worsening of the COVID-19 pandemic; (f) the negotiation, announcement or pendency of this Agreement, the Merger or the other transactions contemplated by this Agreement (provided that this clause “(f)” shall not apply to any representation or warranty in Section 2.19 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger); (g) the Company’s failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself, provided that in each case the underlying cause or causes may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect, to the extent otherwise permitted by this definition; (h) any decline in the Company’s stock price or any decline in the market price or trading volume of the Company Common Stock on Nasdaq, in and of itself, or the suspension of trading in or delisting of the Company Common Stock on Nasdaq, provided, that in each case the underlying cause or causes may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect, to the extent otherwise permitted by this definition; (i) any action taken or omitted to be taken at the written request of Parent or the taking of any action required by this Agreement; (j) any lawsuit commenced by a stockholder of the Company (in his, her or its capacity as a stockholder) alleging breach of fiduciary duty in connection with the execution of the Agreement or the consummation of the transactions contemplated by the Agreement, except, in the case of each of clauses “(a),” “(b),” “(c),” “(d),” and “(e)” of this proviso, to the extent that such changes have a disproportionate adverse impact on the Company and its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect.

Company MSU Award Agreement. “Company MSU Award Agreement” shall mean the applicable Company Equity Agreements pursuant to which each Company MSU has been granted.

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Company MSUs. “Company MSUs” shall mean performance-based market stock units representing the right to vest in and be issued shares of Company Common Stock by the Company.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company.

Company Owned Real Property. “Company Owned Real Property” shall have the meaning set forth in Section 2.7.

Company Permits. “Company Permits” shall have the meaning set forth in Section 2.9(b).

Company Permitted Encumbrances. “Company Permitted Encumbrances” shall mean: (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings; (c) encumbrances or imperfections of title relating to liabilities for which appropriate reserves have been established and are reflected in the Most Recent Company Balance Sheet or imposed or promulgated by applicable Legal Requirements, including zoning, entitlement, building codes, or other Legal Requirements with respect to land use; (d) Liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) Liens, encumbrances or imperfections of title which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of the subject property as used by the Company and its Subsidiaries and (g) Liens arising under any Company indentures or the Company’s existing credit facility (or any replacement or refinancing thereof in accordance with this Agreement).

Company Plan. “Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other employment, bonus, deferred compensation, equity-based, pension, severance, change in control, employee loan, fringe benefit, or other employee benefit plan, policy, agreement, program or arrangement, which the Company or any Company Subsidiary maintains for the benefit of its current or former employees, consultants or directors.

Company Product. “Company Products” shall mean any and all products and services that are or have been since January 1, 2018 marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary, other than third party products distributed or resold by Company or a Company Subsidiary.

Company Registered IP. “Company Registered IP” shall have the meaning set forth in Section 2.6(a).

Company Returns. “Company Returns” shall have the meaning set forth in Section 2.12(a)(i).

Company RSAs. “Company RSAs” shall mean restricted shares of Company Common Stock issued by the Company.

Company RSUs. “Company RSUs” shall mean restricted stock units representing the right to vest in and be issued shares of Company Common Stock by the Company.

Company SEC Documents. “Company SEC Documents” shall have the meaning set forth in Section 2.4(a).

Company Stock-Based Award. “Company Stock-Based Award” shall have the meaning set forth in Section 1.7(b).

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Company Stock Certificates. “Company Stock Certificates” shall have the meaning set forth in Section 1.8(b).

Company Stockholder Meeting. “Company Stockholder Meeting” shall have the meaning set forth in Section 4.5(a).

Company Subsidiary. “Company Subsidiary” shall mean any direct or indirect material Subsidiary of the Company.

Company Superior Proposal. “Company Superior Proposal” shall mean any bona fide, unsolicited written Company Acquisition Proposal made after the date of this Agreement that: (a) if consummated, would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons (other than Parent) directly or indirectly becoming the beneficial owner of (i) any business or businesses that constitute or account for 50% or more of the net revenues, net income or assets of the Company, or (ii) 50% or more of the outstanding total voting power of the equity securities of the Company; and (b) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, is reasonably capable of being consummated on the terms proposed and which, taking into account such factors as the Company Board considers to be appropriate or relevant, including the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Company Acquisition Proposal would be more favorable to the holders of shares of Company Common Stock than the transactions contemplated by this Agreement (after giving effect to any revisions to the terms of the Agreement committed to in writing by Parent in response to such Company Acquisition Proposal pursuant to Section 4.5).

Company Superior Proposal Notice. “Company Superior Proposal Notice” shall have the meaning set forth in Section 4.5(c)(i).

Company Tax Certificate. “Company Tax Certificate” shall have the meaning set forth in Section 4.12(b).

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain confidentiality agreement, dated as of May 27, 2020, by and between the Company and Parent.

Continuation Period. “Continuation Period” shall have the meaning set forth in Section 4.11(b).

Continuing Employee. “Continuing Employee” shall have the meaning set forth in Section 4.11(b).

D&O Policy. “D&O Policy” shall have the meaning set forth in Section 4.13(b).

Delaware Secretary of State. “Delaware Secretary of State” shall have the meaning set forth in Section 1.2.

DGCL. “DGCL” shall have the meaning set forth in the Recitals.

Divestiture Action. “Divestiture Action” shall have the meaning set forth in Section 4.7(f).

Divestiture Agreement. “Divestiture Agreement” shall have the meaning set forth in Section 4.7(f).

DTC. “DTC” shall mean The Depository Trust Company.

Effective Time. “Effective Time” shall have the meaning set forth in Section 1.2.

End Date. “End Date” shall have the meaning set forth in Section 6.1(b).

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Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

Environmental Law. “Environmental Law” shall have the meaning set forth in Section 2.15.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Agent. “Exchange Agent” shall have the meaning set forth in Section 1.10(a).

Exchange Fund. “Exchange Fund” shall have the meaning set forth in Section 1.10(a).

Exchange Ratio. “Exchange Ratio” shall mean 0.6300.

Export Approvals. “Export Approvals” shall have the meaning set forth in Section 2.9(c).

Foreign Plan. “Foreign Plan” shall have the meaning set forth in Section 2.13(f).

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Share Issuance, as such registration statement may be amended prior to the time it is declared effective by the SEC.

GAAP. “GAAP” shall mean United States generally accepted accounting principles.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement or other commitment of any kind between the Company or any Company Subsidiary, on the one hand, and any Governmental Entity or prime contractor or subcontractor to a Governmental Entity, on the other hand.

Governmental Authorization. “Governmental Authorization” shall mean any permit, license, registration, qualification or authorization granted by any Governmental Entity.

Governmental Entity. “Governmental Entity” shall mean any federal, state, local or foreign governmental authority, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

In-Bound Licenses. “In-Bound Licenses” shall have the meaning set forth in Section 2.6(h).

Indemnified Parties. “Indemnified Parties” shall have the meaning set forth in Section 4.13(a).

Intellectual Property. “Intellectual Property” shall mean any and all common law or statutory rights anywhere in the world arising under or associated with: (i) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all intellectual property rights therein provided by international treaties and conventions (“Patents”); (ii) trademarks, service marks, trade dress, trade names, logos and other designations of origin (“Marks”); (iii) domain names, uniform resource locators, and Internet Protocol addresses, social media handles and other names, identifiers and locators associated with Internet addresses, sites and services; (iv) copyrights and any other equivalent rights in works of

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authorship (including intellectual property rights in Software as a work of authorship) and any other rights of authors (“Copyrights”); (v) mask work rights (as defined in the Semiconductor Chip Protection Act, 17 U.S.C. §§ 901-914) and any other intellectual property right in semiconductor topology or mask works (“Mask Work Rights”) (vi) trade secrets and industrial secret rights, proprietary know-how, and confidential and proprietary data and business or technical information, in each case that derives independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”); and (vii) other similar or equivalent intellectual property rights anywhere in the world.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholder Meeting and to Parent’s shareholders in connection with the Parent Shareholder Meeting.

Knowledge of the Company. “knowledge of the Company” shall mean the knowledge, after reasonable inquiry, of the individuals listed in Part “Definitions” of the Company Disclosure Schedule.

Knowledge of Parent. “knowledge of Parent” shall mean the knowledge, after reasonable inquiry, of the individuals listed in Part “Definitions” of the Parent Disclosure Schedule.

Legal Proceeding. “Legal Proceeding” shall mean any legal or administrative proceeding (including before the United States Patent and Trademark Office or the Patent Trial and Appeal Board), lawsuit, arbitration, mediation, court action, or other proceeding before any court or public or private body or tribunal.

Legal Requirement. “Legal Requirement” shall mean any law, rule or regulation adopted or promulgated by any Governmental Entity.

Letter of Transmittal. “Letter of Transmittal” shall have the meaning set forth in Section 1.10(b).

Lien. “Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer in respect of such property or asset. A Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

made available. Any statement in the Agreement to the effect that any information, document or other material has been “made available” by the Company shall mean that such information, document or material was: (a) uploaded to the virtual data room maintained by the Company in connection with the transactions contemplated by the Agreement; (b) publicly filed with the SEC; or (c) otherwise delivered, provided or made available (under reasonable conditions) to Parent, Acquisition Sub or any of their respective Representatives. Any statement in the Agreement to the effect that any information, document or other material has been “made available” by Parent shall mean that such information, document or material was: (i) uploaded to the virtual data room maintained by Parent in connection with the transactions contemplated by the Agreement; (ii) publicly filed with the SEC; or (iii) otherwise delivered, provided or made available (under reasonable conditions) to the Company or any of its Representatives.

Material Contract. “Material Contract” shall have the meaning set forth in Section 2.8.

Maximum Annual Premium. “Maximum Annual Premium” shall have the meaning set forth in Section 4.13(b).

MBCA. “MBCA” shall mean the Massachusetts Business Corporation Act, as amended.

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Merger. “Merger” shall have the meaning set forth in the Recitals.

Merger Consideration. “Merger Consideration” shall have the meaning set forth in Section 1.5(b).

Most Recent Company Balance Sheet. “Most Recent Company Balance Sheet” shall mean the balance sheet of the Company as of March 28, 2020.

Most Recent Company 10-K. “Most Recent Company 10-K” shall have the meaning set forth in Section 2.1(b).

Most Recent Parent Balance Sheet. “Most Recent Parent Balance Sheet” shall mean the balance sheet of Parent as of May 2, 2020.

Nasdaq. “Nasdaq” shall have the meaning set forth in Section 2.4(e).

Non-Budgeted Capital Expenditure. “Non-Budgeted Capital Expenditure” shall have the meaning set forth in Section 4.1(a)(xiv).

Non-DTC Book-Entry Share. “Non-DTC Book-Entry Share” shall have the meaning set forth in Section 1.10(c).

OFAC. “OFAC” shall mean the U.S. Department of Treasury, Office of Foreign Assets Control.

Offering Period End Date. “Offering Period End Date” shall have the meaning set forth in Section 4.11(a).

Open Source. “Open Source ” shall mean any Software that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (an “Open Source License”), including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License, or any other license described by the Open Source Initiative as set forth on www.opensource.org.

Order. “Order” shall mean any order, decision, judgment, writ, injunction, stipulation, award, or decree, issued by any Governmental Entity.

Organizational Documents. “Organizational Documents” shall mean, with respect to any Entity: (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended; (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, as amended; and (c) if such Entity is a limited partnership, such Entity’s certificate or articles of formation and limited partnership agreement, as amended.

Out-Bound Licenses. “Out-Bound Licenses” shall have the meaning set forth in Section 2.6(h).

Outstanding Company Option. “Outstanding Company Option” shall have the meaning set forth in Section 1.7(a).

Parent. “Parent” shall have the meaning set forth in the Preamble.

Parent 401(k) Plan. “Parent 401(k) Plan” shall have the meaning set forth in Section 4.11(f).

Parent Acquisition Proposal. “Parent Acquisition Proposal” shall mean any offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Subsidiaries) contemplating or otherwise relating to any Parent Acquisition Transaction.

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Parent Acquisition Transaction. “Parent Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Merger) involving:

(a)    any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving Parent;

(b)    any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of Parent; or (ii) in which Parent issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of Parent (after giving effect to such transaction);

(c)    any sale, exchange, transfer, acquisition or disposition of 25% or more of the consolidated assets (including equity securities of Subsidiaries of the Company) of Parent and its Subsidiaries, taken as a whole, or of any business or businesses (or the assets of any business or businesses, including equity securities of any Subsidiaries of Parent) that constitute or account for 25% or more of the consolidated net revenues or net income of Parent and its Subsidiaries, taken as a whole;

(d)    any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 25% or more of the outstanding voting power of Parent; or

(e)     any combination of the foregoing types of transaction if the sum of the percentage of the voting power of Parent or of the consolidated net revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, involved is 25% or more.

Parent Board. “Parent Board” shall mean the board of directors of Parent.

Parent Board Recommendation. “Parent Board Recommendation” shall have the meaning set forth in Section 3.11(a).

Parent Capitalization Date. “Parent Capitalization Date” shall have the meaning set forth in Section 3.3(a).

Parent Change in Recommendation. “Parent Change in Recommendation” shall have the meaning set forth in Section 4.6(b).

Parent Common Stock. “Parent Common Stock” shall mean the common stock, par value $0.16 2/3 per share, of Parent.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Section 3.

Parent Employee. “Parent Employee” shall mean any officer or any other employee (full-time or part-time) of Parent or any of its Subsidiaries.

Parent Equity Agreements. “Parent Equity Agreements” shall mean the agreements pursuant to which outstanding awards are granted under the Parent Equity Plans.

Parent Equity Plans. “Parent Equity Plans” shall mean the Parent 2020 Equity Incentive Plan, the Parent 2010 Amended and Restated Equity Incentive Plan, the Parent Amended and Restated 2006 Stock Incentive Plan, and the Linear Technology Corporation Amended and Restated 2005 Equity Incentive Plan.

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Parent Intervening Event. “Parent Intervening Event” shall have the meaning set forth in Section 4.6(c)(ii).

Parent IP. “Parent IP” shall mean all Intellectual Property owned, or purported to be owned by Parent or any Parent Subsidiary.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any state of fact, event, change, effect, circumstance, occurrence or development that is materially adverse to the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, excluding any event, change, effect, circumstance, occurrence or development that results from or arises out of: (a) changes after the date of this Agreement in GAAP or the authoritative interpretation thereof; (b) changes after the date of the Agreement in applicable Legal Requirements; (c) general economic, business, financial, capital market or political conditions; (d) changes generally affecting the industry in which Parent and its Subsidiaries participates; (e) the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions (or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions), or the continuation or worsening of the COVID-19 pandemic; (f) the negotiation, announcement or pendency of this Agreement, the Merger or the other transactions contemplated by this Agreement (provided that this clause “(f)” shall not apply to any representation or warranty in Section 3.13 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger); (g) Parent’s failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself, provided that in each case the underlying cause or causes may be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect, to the extent otherwise permitted by this definition; (h) any decline in Parent’s stock price or any decline in the market price or trading volume of the Parent Common Stock on Nasdaq, in and of itself, or the suspension of trading in or delisting of the Parent Common Stock on Nasdaq, provided, that in each case the underlying cause or causes may be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect, to the extent otherwise permitted by this definition; (i) any action taken or omitted to be taken at the written request of the Company or the taking of any action required by this Agreement; (j) any lawsuit commenced by a stockholder of the Parent (in his, her or its capacity as a stockholder) alleging breach of fiduciary duty in connection with the execution of the Agreement or the consummation of the transactions contemplated by the Agreement, except, in the case of each of clauses “(a),” “(b),” “(c),” “(d),” and “(e)” of this proviso, to the extent that such changes have a disproportionate adverse impact on Parent and its Subsidiaries relative to other participants in the industries in which Parent and its Subsidiaries operate, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect.

Parent Material Contract. “Parent Material Contract” shall have the meaning set forth in Section 3.6.

Parent Options. “Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent.

Parent Permits. “Parent Permits” shall have the meaning set forth in Section 3.7(b).

Parent Permitted Encumbrances. “Parent Permitted Encumbrances” shall mean: (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings; (c) Liens, encumbrances or imperfections of title relating to liabilities for which appropriate reserves have been established and are reflected in the Most Recent Parent Balance Sheet or imposed or promulgated by applicable Legal Requirements, including zoning, entitlement, building codes, or other Legal

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Requirements with respect to land use; (d) Liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) Liens, encumbrances or imperfections of title which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of the subject property as used by Parent and its Subsidiaries; and (g) Liens arising under any Parent indentures or existing credit facility of Parent.

Parent Plan. “Parent Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other employment, bonus, deferred compensation, equity-based, pension, severance, change in control, employee loan, fringe benefit, or other employee benefit plan, policy, agreement, program or arrangement, which Parent or any Parent Subsidiary maintains for the benefit of its employees, consultants or directors.

Parent RSAs. “Parent RSAs” shall mean each award of a share of Parent Common Stock subject to vesting, repurchase or other lapse restriction.

Parent RSUs. “Parent RSUs” shall mean restricted stock units representing the right to vest in and be issued shares of Parent Common Stock by Parent.

Parent SEC Documents. “Parent SEC Documents” shall have the meaning set forth in Section 3.4(a).

Parent Share Issuance. “Parent Share Issuance” shall have the meaning set forth in Section 3.11(a).

Parent Shareholder Meeting. “Parent Shareholder Meeting” shall have the meaning set forth in Section 4.6(a).

Parent Subsidiary. “Parent Subsidiary” shall mean any direct or indirect material Subsidiary of Parent.

Parent Superior Proposal. “Parent Superior Proposal” shall mean any bona fide, unsolicited written Parent Acquisition Proposal made after the date of this Agreement that: (a) if consummated, would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons (other than the Company) directly or indirectly becoming the beneficial owner of (i) any business or businesses that constitute or account for 50% or more of the net revenues, net income or assets of Parent, or (ii) 50% or more of the outstanding total voting power of the equity securities of the Parent; and (b) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel and its financial advisor, is reasonably capable of being consummated on the terms proposed and which, taking into account such factors as the Parent Board considers to be appropriate or relevant, including the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Parent Acquisition Proposal would be more favorable to the holders of shares of Parent Common Stock than the transactions contemplated by this Agreement (after giving effect to any revisions to the terms of the Agreement committed to in writing by the Company in response to such Parent Acquisition Proposal pursuant Section 4.6).

Parent Superior Proposal Notice. “Parent Superior Proposal Notice” shall have the meaning set forth in Section 4.6(c)(i).

Parent Tax Certificate. “Parent Tax Certificate” shall have the meaning set forth in Section 4.12(b).

Person. “Person” shall mean any individual or Entity.

Personal Data. “Personal Data” shall mean any information about an identifiable natural person that alone or in combination with other information identifies, or could be used to identify, a natural person, and includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable

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health information,” “protected health information” or “personal information” under any applicable data protection Legal Requirement.

Prohibited Person. “Prohibited Person” shall mean (a) an Entity that has been determined by a competent authority to be the subject of a prohibition on such conduct of any law, regulation, rule or executive order administered by OFAC; (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (c) any individual or Entity that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) any individual or Entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or fifty percent (50%) or more of which is owned, directly or indirectly, by an such individual or Entity; or (e) any individual or entity that has been designated on any similar list or order published by a Governmental Entity in the United States.

Registered IP. “Registered IP” shall mean all U.S., international or foreign (a) issued Patents and Patent applications, (b) registered Marks and applications to register Marks, (c) registered Copyrights and applications for Copyright registration, (d) registered Mask Work Rights and applications to register Mask Work Rights, (e) domain name registrations and (f) all other Intellectual Property that is registered with, issued by or applied for by or with any Governmental Entity or other public or quasi-public legal authority (including domain name registrars).

Regulatory Termination Fee. “Regulatory Termination Fee” shall mean an amount in cash equal to $830,000,000.

Relevant Legal Restraint. “Relevant Legal Restraint” shall have the meaning set forth in Section 5.1(e).

Representatives. “Representatives” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives of such Person.

Required Company Stockholder Vote. “Required Company Stockholder Vote” shall have the meaning set forth in Section 2.18.

Required Parent Shareholder Vote. “Required Parent Shareholder Vote” shall have the meaning set forth in Section 3.12.

Revenue Cap. “Revenue Cap” shall have the meaning set forth in Section 4.7(e).

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Software. “Software” shall mean any computer software in any applicable form, including object code, source code, firmware and embedded versions thereof.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or comparable governing body; or (b) at least 50% of the outstanding voting equity interests issued by such Entity.

Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in Section 1.1.

Tax Opinion. “Tax Opinion” shall have the meaning set forth in Section 4.12(b).

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Tax Returns. “Tax Returns” shall mean any and all returns, reports, elections, claims for refund, estimated Tax filings, declarations, certificates or other documents filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules or attachments thereto, and any amendments thereof.

Taxes. “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, without limitation, any income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and license, registration and documentation fees, severance, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

Termination Fee. “Termination Fee” shall mean an amount in cash equal to $725,000,000.

Top Customer. “Top Customer” shall mean a top ten customer of the Company and the Company Subsidiaries, taken as a whole, based on revenues during the twelve months ended June 27, 2020.

Top Distributor. “Top Distributor” shall mean a top five distributor of the Company and the Company Subsidiaries, taken as a whole, based on revenues during the twelve months ended June 27, 2020.

Top Supplier. “Top Supplier” shall mean a top ten supplier of the Company and the Company Subsidiaries, taken as a whole, based on expenditures during the twelve months ended June 27, 2020.

Trade Secrets. “Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”

Trading Day. “Trading Day” shall mean a day on which shares of Parent Common Stock are traded on Nasdaq.

Treasury Regulations. “Treasury Regulations” shall mean the regulations prescribed under the Code (including any temporary regulations, amended or successor provisions with respect to such regulations).

13

Annex B

Morgan Stanley	2725 Sand Hill Road Suite 200 Menlo Park, CA 94025

Confidential

July 11, 2020

Board of Directors

Analog Devices, Inc.

One Technology Way

Norwood, MA 02062

Members of the Board:

We understand that Maxim Integrated Products, Inc. (the “Company”), Analog Devices, Inc. (the “Parent”) and Magneto Corp., a wholly owned subsidiary of the Parent (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 10, 2020 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Parent, and each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than shares that are held in the Company’s treasury or are held directly by the Parent or Acquisition Sub immediately prior to the effective time of the Merger will be converted into the right to receive, without interest, 0.6300 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of common stock, par value $0.16 2/3 per share, of the Parent (the “Parent Common Stock”), subject to adjustment in certain circumstances and, if applicable, cash in lieu of fractional shares of Parent Common Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Parent.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Parent, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Parent, respectively;

3)

Reviewed certain financial projections for the Company (the “Company Financial Projections”) and the Parent, respectively, prepared by the managements of the Company or the Parent, and an alternative version of the Company Financial Projections incorporating certain adjustments thereto made by management of the Parent;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Parent;

5)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

6)

Discussed the past and current operations and financial condition and the prospects of the Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Parent;

7)	Reviewed the pro forma impact of the Merger on the Parent’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

8)	Reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock;

9)

Compared the financial performance of the Company and the Parent and the prices and trading activity of the Company Common Stock and the Parent Common Stock with that of certain other publicly-traded companies comparable with the Company and the Parent, respectively, and their securities;

10)	Participated in certain discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

11)	Reviewed the Merger Agreement and certain related documents; and

12)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Parent, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Parent of the future financial performance of the Company and the Parent. In connection with such financial projections, at your direction, we have not taken into account for our analyses any potential contingent liabilities of either the Parent or the Company, other than those reflected in the financial statements or notes thereto of either the Parent or the Company. We express no view as to such financial projections or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with all applicable laws and regulations and in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Parent and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Exchange Ratio. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Parent in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Parent and the Company and have received fees in connection with such services. As of the date hereof, an affiliate of Morgan Stanley is a lender to the Parent under the Parent’s credit facility. Morgan Stanley may also seek to provide financial advisory and financing services to the Parent, the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent, the Company and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Parent and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Parent is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law.

This opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock will trade following consummation of the Merger or at any time, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company or the Parent should vote at the stockholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Parent.

Very truly yours, MORGAN STANLEY & CO. LLC

By:	/s/ Wally Cheng
Name: Wally Cheng Title: Managing Director

Annex C

BofA Securities, Inc.	GLOBAL CORPORATE & INVESTMENT BANKING

July 11, 2020

The Board of Directors

Analog Devices, Inc.

One Technology Way

Norwood, Massachusetts 02062

Members of the Board of Directors:

We understand that Analog Devices, Inc. (“ADI”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among ADI, Magneto Corp., a wholly owned subsidiary of ADI (“Acquisition Sub”), and Maxim Integrated Products, Inc. (“Maxim Integrated”), pursuant to which, among other things, Acquisition Sub will merge with and into Maxim Integrated (the “Transaction”) and each outstanding share of the common stock, par value $0.001 per share, of Maxim Integrated (“Maxim Integrated Common Stock”) will be converted into the right to receive 0.630 (the “Exchange Ratio”) of a share of the common stock, par value $0.16 2/3 per share, of ADI (“ADI Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to ADI of the Exchange Ratio provided for in the Transaction.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Maxim Integrated and ADI;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Maxim Integrated furnished to or discussed with us by the management of ADI;

(3)	reviewed certain financial forecasts relating to Maxim Integrated prepared by the management of Maxim Integrated (such forecasts, the “Maxim Integrated Forecasts”);

(4)

reviewed an alternative version of the Maxim Integrated Forecasts incorporating certain adjustments thereto made by the management of ADI (the “Adjusted Maxim Integrated Forecasts”) and discussed with the management of ADI its assessments as to the relative likelihood of achieving the future financial results reflected in the Maxim Integrated Forecasts and the Adjusted Maxim Integrated Forecasts;

(5)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of ADI furnished to or discussed with us by the management of ADI, including certain financial forecasts relating to ADI prepared by the management of ADI (such forecasts, the “ADI Forecasts”);

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

The Board of Directors

Analog Devices, Inc.

(6)	reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Synergies”) anticipated by the management of ADI to result from the Transaction;

(7)	discussed the past and current business, operations, financial condition and prospects of Maxim Integrated and ADI with members of senior management of ADI;

(8)

discussed with the management of ADI its assessments as to (a) Maxim Integrated’s existing and future relationships, agreements and arrangements with, and ADI’s ability to retain, key customers, clients, suppliers and employees of Maxim Integrated and (b) the products, product candidates and technology of Maxim Integrated, including the validity of, risks associated with, and the integration by ADI of, such products, product candidates and technology;

(9)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of ADI, including the potential effect on ADI’s estimated earnings per share;

(10)

reviewed the trading histories for Maxim Integrated Common Stock and ADI Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(11)	compared certain financial and stock market information of Maxim Integrated and ADI with similar information of other companies we deemed relevant;

(12)	reviewed a draft, dated July 11, 2020, of the Agreement (the “Draft Agreement”); and

(13)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of ADI that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Maxim Integrated Forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Maxim Integrated as to the future financial performance of Maxim Integrated. With respect to the Adjusted Maxim Integrated Forecasts, the ADI Forecasts and the Synergies, we have assumed, at the direction of ADI, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ADI as to the future financial performance of Maxim Integrated and ADI and the other matters covered thereby and, based on the assessments of the management of ADI as to the relative likelihood of achieving the future financial results reflected in the Maxim Integrated Forecasts and the Adjusted Maxim Integrated Forecasts, we have relied, at the direction of ADI, on the Adjusted Maxim Integrated Forecasts for purposes of our opinion. We have relied, at the direction of ADI, on the assessments of the management of ADI as to the ability of ADI pro forma for consummation of the Transaction (“Pro Forma ADI”) to achieve the Synergies and have assumed, at the direction of ADI, that the Synergies will be realized in the amounts and at the times projected. We have relied, at the direction of ADI, upon the assessments of the management of ADI as to Maxim Integrated’s existing and future relationships, agreements and arrangements with, and the ability of Pro Forma ADI to retain, key customers, clients, suppliers and employees of Maxim Integrated and have assumed, at the direction of ADI, that the Transaction will not

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

The Board of Directors

Analog Devices, Inc.

adversely impact Maxim Integrated’s relationships, agreements or arrangements with such customers, clients, suppliers and employees. We also have relied, at the direction of ADI, on the assessments of the management of ADI as to the products, product candidates and technology of Maxim Integrated, including the validity of, risks associated with, and the integration by Pro Forma ADI of, such products, product candidates and technology. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Maxim Integrated, ADI or any other entity, nor have we made any physical inspection of the properties or assets of Maxim Integrated, ADI or any other entity and we have assumed, with the consent of ADI, that there are no material undisclosed liabilities of or relating to Maxim Integrated, ADI or any other entity for which appropriate reserves, indemnification arrangements or other provisions have not been made. We have not evaluated the solvency or fair value of Maxim Integrated, ADI or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have also assumed, at the direction of ADI, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Maxim Integrated, ADI or any other entity or the contemplated benefits of the Transaction in any respect meaningful to our analyses or opinion. We also have assumed, at the direction of ADI, that the Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, at the direction of ADI, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction, or any terms or other aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Transaction or otherwise. Our opinion is limited to the fairness, from a financial point of view, to ADI of the Exchange Ratio provided for in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to ADI or any of its affiliates or in which ADI or any of its affiliates might engage or as to the underlying business decision of ADI to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of ADI Common Stock actually will be when issued or the prices at which ADI Common Stock or Maxim Integrated Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we are not expressing any view or opinion with respect to, and have relied, with the consent of ADI, upon the assessments of representatives of ADI regarding, legal, regulatory, accounting, tax and other matters relating to ADI, Maxim Integrated or any other entity and the Transaction (including the contemplated benefits of the Transaction) as to which we understand that ADI obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Transaction or any related matter.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

The Board of Directors

Analog Devices, Inc.

We have acted as financial advisor to ADI in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, ADI has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of ADI, Maxim Integrated and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ADI and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a book-running manager and/or underwriter for certain debt offerings of ADI, (ii) having acted or acting as an administrative agent, syndication agent, bookrunner and arranger for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of ADI and/or certain of its affiliates, (iii) having provided or providing certain derivatives, foreign exchange and other trading services to ADI and/or certain of its affiliates and (iv) having provided or providing certain treasury management products and services to ADI and/or certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Maxim Integrated and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a document agent for, and/or as a lender under, certain letters of credit, credit and leasing facilities and other credit arrangements of Maxim Integrated and/or certain of its affiliates, (ii) having provided or providing certain derivatives, foreign exchange and other trading services to Maxim Integrated and/or certain of its affiliates and (iii) having provided or providing certain treasury management products and services to Maxim Integrated and/or certain of its affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of ADI (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on ADI, Maxim Integrated or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

The Board of Directors

Analog Devices, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to ADI.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

Annex D

J.P.Morgan

July 12, 2020

The Board of Directors

Maxim Integrated Products, Inc.

160 Rio Robles

San Jose, CA 95134

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of Maxim Integrated Products, Inc., a Delaware corporation (the “Company”), of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Analog Devices, Inc., a Massachusetts corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and its subsidiary, Magneto Corp., a Delaware corporation (“Acquisition Sub”), Acquisition Sub will be merged with and into the Company, the separate existence of Acquisition Sub will cease, and the Company will become the surviving corporation and a wholly-owned subsidiary of the Acquiror. Pursuant to the Agreement, each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror or Acquisition Sub immediately prior to the effective time of the Transaction, will be converted into the right to receive 0.630 of a share (the “Exchange Ratio”) of the Acquiror’s common stock, par value $0.16 2/3 per share (the “Acquiror Common Stock”).

In connection with preparing our opinion, we have (i) reviewed a draft dated July 11, 2020 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and the Acquiror relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Acquiror’s term and revolving credit facilities, which closed in June 2019 and as joint bookrunner on the Acquiror’s offering of debt securities which closed in April 2020. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Acquiror, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours, J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Article 6A of the Analog Devices charter provides that Analog Devices will indemnify each person who is, or was, a director or officer of Analog Devices or who is or was a director or employee of Analog Devices and is serving or has served as a director of another organization at the request of Analog Devices or in any capacity with respect to an employee benefit plan of Analog Devices, against all liabilities and expenses, including judgments, fines, penalties, amounts paid or to be paid in settlement, and reasonable attorneys’ fees, imposed upon or incurred by any such person in connection with, or arising out of, the defense or disposition of any action, suit or other proceedings, whether civil or criminal, to which such individual may be made a defendant or with which such individual may become involved or threatened, directly or indirectly, by reason of having been an officer or director of Analog Devices or as a result of his having served with respect to any such employee benefit plan. Article 6A further provides that Analog Devices will provide no indemnification with respect to any matter as to which any director or officer is finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of Analog Devices or, if the matter relates to an employee benefit plan, the participants or beneficiaries of such employee benefit plan. The right to indemnification conferred by Article 6A includes the right to be paid by Analog Devices for liabilities and expenses incurred in connection with settlement or compromise of any such action pursuant to a consent decree or otherwise, unless a determination is made by the Analog Devices board of directors that such settlement or compromise is not in the best interests of Analog Devices or, if the matter relates to an employee benefit plan, the participants or beneficiaries of such employee benefit plan.

Article 6A of the Analog Devices charter includes the right to payment by Analog Devices of expenses, including reasonable attorney’s fees, incurred in defending a civil or criminal action, suit or proceeding in advance of its final disposition, subject to receipt of an undertaking by the individual person to repay such payment if it is ultimately determined that such person is not entitled to indemnification under the Analog Devices charter. However, no advance may be made if the Analog Devices board of directors reasonably and promptly determines, by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, by a majority of the disinterested directors of Analog Devices or if two disinterested directors are not then in office, by independent legal counsel in a written opinion), based on facts known to the Analog Devices board of directors or such independent legal counsel at such time, that such person did not act in good faith in the reasonable belief that his action was in the best interest of Analog Devices or the participants or beneficiaries of such employee benefit plan, as the case may be.

Under Article 6A of the Analog Devices charter, if an individual is entitled under any provision of Article 6 of the Analog Devices charter to indemnification by Analog Devices for some or a portion of the liabilities or expenses imposed upon or incurred by such individual in the investigation, defense, appeal or settlement of any action, suit or proceeding but not, however, for the total amount thereof, Analog Devices will nevertheless indemnify such individual for the portion of such liabilities or expenses to which such individual is entitled. Analog Devices’ obligation to provide indemnification under the Analog Devices charter will be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by Analog Devices or any other person.

Under Article 6D of the Analog Devices charter, to the fullest extent permitted by the Massachusetts Business Corporation Act, as may be amended from time to time, no director will be personally liable to Analog Devices or its stockholders for monetary damages for breach of his fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

Analog Devices has also entered into indemnification agreements with its directors and executive officers, each of which creates a direct contractual obligation of Analog Devices to indemnify the individual under certain circumstances. Each agreement generally provides that Analog Devices will indemnify the director or officer to the fullest extent permitted under Massachusetts law for claims arising in such individual’s capacity as a director or officer of Analog Devices or in connection with his or her service at the request of Analog Devices for another entity. Each agreement, among other things, establishes certain remedies for claims and contains deadlines and procedures to be followed in connection with a request for indemnification and/or advancement of expenses, including in the event of a change in control of Analog Devices.

In addition, Analog Devices has directors’ and officers’ liability insurance for the benefit of its directors and officers.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1	Agreement and Plan of Merger, by and among Analog Devices, Inc., Maxim Integrated Products, Inc. and Magneto Corp., dated as of July 12, 2020 (included as Annex A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)†

3.1	Restated Articles of Organization of Analog Devices, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Analog Devices, Inc.’s Quarterly Report on Form 10-Q for the quarter ended May 3, 2008)

3.2	Amendment to Restated Articles of Organization of Analog Devices, Inc. (incorporated by reference to Exhibit 3.1 to Analog Devices, Inc.’s Current Report on Form 8-K filed on December 8, 2008)

3.3	Amended and Restated By-Laws of Analog Devices, Inc. (incorporated by reference to Exhibit 3.1 to Analog Devices, Inc.’s Current Report on Form 8-K filed on January 28, 2010)

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, regarding the legality of the securities being registered

8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters

8.2	Opinion of Weil, Gotshal & Manges LLP regarding certain tax matters

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Analog Devices, Inc.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Maxim Integrated Products, Inc.

23.3	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)

23.5	Consent of Weil, Gotshal & Manges LLP (included in exhibit 8.2)

24.1	Power of Attorney (included on the signature page of this Registration Statement)*

99.1	Consent of Morgan Stanley & Co. LLC

99.2	Consent of BofA Securities, Inc.

99.3	Consent of J.P. Morgan Securities LLC

99.4	Consent of Tunç Doluca to be named as a director of Analog Devices, Inc. upon completion of the merger*

99.5	Form of Proxy Card for Special Meeting of Analog Devices, Inc.

99.6	Form of Proxy Card for Special Meeting of Maxim Integrated Products, Inc.

*	Previously filed.
†	Schedules have been omitted pursuant to Item 6.01(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on September 1, 2020.

Analog Devices, Inc.

By:	/s/ Vincent T. Roche
	Name:	Vincent T. Roche
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent T. Roche Vincent T. Roche	President, Chief Executive Officer and Director (Principal Executive Officer)	September 1, 2020

/s/ Prashanth Mahendra-Rajah Prashanth Mahendra-Rajah	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	September 1, 2020

/s/ Michael Sondel Michael Sondel	Chief Accounting Officer (Principal Accounting Officer)	September 1, 2020

* Ray Stata	Chairman of the Board of Directors	September 1, 2020

* James A. Champy	Director	September 1, 2020

* Anantha P. Chandrakasan	Director	September 1, 2020

* Bruce R. Evans	Director	September 1, 2020

* Edward H. Frank	Director	September 1, 2020

* Karen M. Golz	Director	September 1, 2020

* Mark M. Little	Director	September 1, 2020

Signature	Title	Date

* Kenton J. Sicchitano	Director	September 1, 2020

* Susie Wee	Director	September 1, 2020

*

Prashanth Mahendra-Rajah, by signing his name hereto, does hereby sign this Registration Statement on behalf of the directors of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the SEC.

By:	/s/ Prashanth Mahendra-Rajah
Prashanth Mahendra-Rajah,
Senior Vice President, Finance and Chief Financial Officer, as Attorney-in-Fact